Form 10-K405, Exhibit 13
period 1997-12-31
NETBANK INC
filed 1998-03-30
CIK 1035826

                                   [GRAPHIC]

                                    NET.B@NK
                                 1997 FINANCIALS

CONTENTS

     Management's Discussion and Analysis             10

     Consolidated Balance Sheets                      18

     Consolidated Statements of Operations            19

     Statements of Shareholders' Equity (Deficiency)  20

     Consolidated Statements of Cash Flows            21

     Notes to Consolidated Financial Statements       22

     Independent Auditors' Report                     31

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

    Net.B@nk, Inc. (the "Company") was incorporated February 20, 1996 for the primary purpose of forming and, ultimately, operating Atlanta Internet Bank ("AIB"). As of January 1, 1997, pending regulatory approval and the acquisition of a bank charter, the Company was operating as a development stage enterprise under an agreement with Carolina First Bank ("CFB") whereby CFB agreed to hold and service the deposit accounts generated by the Internet banking operations of the Company in exchange for 1,325,000 shares of the Company's common stock valued at $3,840,000. In addition, the Company was a party to an agreement with First Alliance/Premier Bancshares, Inc. ("First Alliance") pursuant to which the Company had agreed to purchase the charter (the "Charter") of First Alliance's subsidiary, Premier Bank, $5 million of loans, $5 million of certificates of deposit, and $2 million in unimpaired capital for $2,150,000 in cash, 41,406 shares of the Company's common stock valued at $125,000, and $75,000 in additional cash for reimbursement of direct out-of-pocket expenses.

    On July 11, 1997, the final regulatory approval from the Office of Thrift Supervision ("OTS") was received. On July 28, 1997, the Company sold 3,500,000 shares of its common stock to the public in an initial public offering (the "Offering"). On July 31, 1997, the Company received approximately $38.4 million in net proceeds from the Offering and consummated its agreements with both First Alliance and CFB. As a result AIB, a federal savings bank, became a wholly owned subsidiary of the Company.

FINANCIAL CONDITION

    The Company's assets amounted to $93.2 million at December 31, 1997, compared to $1.2 million at December 31, 1996, an increase of $92 million. This increase in total assets was due to the receipt of approximately $38.4 million in net proceeds from the Offering and approximately $47.8 million in cash related to customer deposits transferred to the Company from CFB and First Alliance upon consummation of the servicing agreement and purchase of the Charter. In addition, cash of $12.7 million was received from new deposits originated during the fourth quarter of 1997. Funds of $11.2 million and $225,000 were invested in mortgage-backed securities and Federal Home Loan Bank stock, respectively. Approximately $52.9 million of the funds was used to purchase first and second mortgage loans, auto leases and loans, and unsecured loans from CFB and another third party. Approximately $28.9 million of the funds was invested in overnight federal funds. The remaining net proceeds were used for the Charter purchase ($2.3 million), reimbursement of CFB expenses ($2.1 million), bonus payments ($450,000), and general corporate purposes.

    Total liabilities increased $57.5 million due to the transfer of approximately $47.8 million in customer deposits from CFB and First Alliance as a result of consummation of the Company's servicing agreement with CFB and purchase of the Charter. In addition, deposits increased by $12.7 million in the fourth quarter of 1997 due to new marketing programs introduced by the Company.

    Total shareholders' equity (deficiency) increased in 1997 approximately $34.5 million from a deficiency of approxi-mately ($386,000) as of December 31, 1996 to equity of $34 million as of December 31, 1997 due primarily to the receipt of approximately $38.4 million in net proceeds from the issuance of common stock, including shares issued in the Offering and shares issued for the purchase of the Charter. The increase resulting from the issuance of stock was offset by an increase in unrealized losses on securities held for sale of approximately $83,000, an increase in unamortized stock plan expense of approximately $47,000, and the net loss for the year of $5.6 million.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

    The following table sets forth, for the period subsequent to the formation of AIB, information regarding the Company's average balance sheet. Information is based on average monthly balances during the period July 31, 1997 to December 31, 1997.

                                                                              AVERAGE       INTEREST       AVERAGE
                                                                              BALANCE     EARNED/PAID    YIELD/RATE
                                                                           -------------  ------------  -------------
Interest-earnings assets:
  Federal funds sold.....................................................  $  43,800,000  $    944,743         5.34%
  Investment securities2.................................................      8,800,000       180,397         6.95
  Loans receivable.......................................................     30,200,000     1,095,237         8.70
  Other interest-earning assets..........................................        100,000         2,788         6.69
                                                                           -------------  ------------         ----
      Total interest-earning assets......................................     82,900,000     2,223,165         6.44
Noninterest-earning assets...............................................      2,000,000
                                                                           -------------  ------------         ----
      Total assets.......................................................  $  84,900,000
                                                                           -------------  ------------         ----
Interest-bearing liabilities -
  Deposits...............................................................  $  48,700,000     1,259,743         5.17
Noninterest-bearing liabilities..........................................      1,000,000
                                                                           -------------  ------------         ----
      Total liabilities..................................................     49,700,000     1,259,743
Equity...................................................................     35,200,000
                                                                           -------------  ------------         ----
      Total liabilities and equity.......................................  $  84,900,000     1,259,743
                                                                           -------------  ------------         ----
                                                                           -------------  ------------         ----
Net interest-earnings....................................................                 $    963,422
                                                                           -------------  ------------         ----
Net yield on interest-earning assets1....................................                                      1.27%
                                                                           -------------  ------------         ----

(1) Net interest income divided by average interest-earning assets.

(2) Based on amortized cost; changes in fair value are not considered.

RESULTS OF OPERATIONS

GENERAL

    As the Company did not acquire a bank charter until July 31, 1997 and, therefore, had no earning assets, the net loss for the year ended December 31, 1997 was $5.6 million, an increase of $1.8 million when compared to the period from February 20, 1996 to December 31, 1996. The statement of operations for the period from February 20, 1996 to December 31, 1996 reflects the initial phase of the Company's operations, including the acquisition, testing and implementation of the Internet banking platform, marketing expenses, and the accrual of CFB's expense reimbursements. Under the operations agreement with CFB, customer deposits and the related assets resulting from the Company's marketing efforts, which began in August 1996, were included in CFB's financial operations.

INTEREST INCOME

    Interest income for the year ended December 31, 1997 was $2.2 million. No significant amount of interest income was recorded for the period from February 20, 1996 to December 31, 1996 as the Company had no investments or loans at that time. On July 31, 1997, the Company received the net proceeds from the Offering and customer deposits held by CFB and invested those funds in federal funds, mortgage-backed securities, and loans purchased from CFB and an independent third party.

INTEREST EXPENSE

    As the Company did not begin soliciting deposit accounts until October 1996, no interest expense was recorded for the period from February 20, 1996 to December 31, 1996. On July 31, 1997, based on the terms of the servicing agreement with CFB and the Charter purchase agreement, CFB and First Alliance transferred approximately $47.8 million in customer deposits and related assets to the Company. The Company recorded approximately $1.3 million of interest expense during the year ended December 31, 1997. This amount includes $163,479 of net interest expense which represents the difference between interest expense paid to customers and interest income paid to the Company by CFB at contractual rates as defined in the servicing agreement prior to July 31, 1997.

NET INTEREST INCOME

    Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income was $963,000 for the year ended December 31, 1997. As the Company did not receive its Charter until July 31, 1997, the Company was not allowed to hold investments, loans, or customer deposits during the period from February 20, 1996 to December 31, 1996 and therefore, no significant amount of net interest income was recorded for the period from February 20, 1996 to December 31, 1996.

PROVISION FOR LOAN LOSSES

    The Company purchased its first loans during the period from July 31, 1997 to December 31, 1997. During such period, the Company recorded a provision for loan losses of $472,000. The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors.

OTHER OPERATING INCOME

    For the period from July 31, 1997 to December 31, 1997, the Company recorded approximately $63,000 in loan and deposit service charges and fees. Only miscellaneous management fees of $60,000 received from CFB were recorded during the period from February 20, 1996 to December 31, 1996.

OTHER OPERATING EXPENSES

    Other operating expenses increased $2.2 million from $3.9 million in 1996 to $6.1 million for the year 1997. The primary components of the increase during the year ended December 31, 1997 were an increase of $1.6 million in salaries and benefits which reflects the payment of approximately $450,000 in bonuses to officers; the amortization of approximately $343,000 in stock plan expense; an increase of $305,000, $391,000, and $236,000 in outside services, data processing, and marketing, respectively, reflecting the growth of the Company's deposit base and related support functions; and an increase of approximately $260,000 in other operating expenses consisting primarily of legal and accounting fees. The above increases were offset by a $960,000 decrease in the amortization of service contract with affiliate as the service contract was fully amortized during the second quarter of 1997. The expenses for the period from February 20, 1996 to December 31, 1996 reflect only the initial phase of the Company's operations, including the acquisition, testing, and implementation of the Internet banking platform, marketing expenses, and the accrual of CFB's expense reimbursements.

STOCK OPTIONS

    The Company has a 1996 Stock Incentive Plan (the "Plan") which provides that key employees, officers, directors, and consultants of the Company may be granted nonqualified and incentive stock options to purchase shares of common stock of the Company, derivative securities related to the value of the common stock, or cash awards. The Plan limits the total number of shares which may be awarded to 397,500, which have been reserved for the Plan. Generally, the options expire ten years from the date of the grant. During the year ended December 31, 1996, 16,562 nonqualified stock options were granted at an exercise price of $1.21 per share on November 25, 1996. Awards to officers and employees under the Plan during the year ended December 31, 1997 were as follows: 124,219 nonqualified stock options at an exercise price of $1.21 per share on January 5, 1997; 39,750 nonqualified stock options at an exercise price of $3.62 per share on February 25, 1997, 173,906 incentive stock options at an exercise price of $10.00 per share on February 25, 1997, and 15,000 incentive stock options at an exercise price of $11.00 per share on July 30, 1997. In connection with the issuance of the options on January 5 and February 25, 1997, $390,484 of compensation expense will be recognized over the vesting period. The majority of the nonqualified options vested immediately on July 28, 1997 upon completion of the Offering, and $319,704 of unamortized compensation expense was recognized. The other options vest one-third on the first anniversary of the date of issuance, one-third on the second anniversary of the date of issuance, and one-third on the third anniversary of the date of issuance.

MARKET RISK

ASSET AND LIABILITY MANAGEMENT

    The Company's principal business is the making or purchasing of loans, funded by customer deposits and, to the extent necessary, other borrowed funds. Consequently, a significant portion of the Company's assets and liabilities are monetary in nature and fluctuations in interest rates will affect the Company's future net interest income and cash flows. This interest rate risk is the Company's primary market risk exposure. The Company does not enter into derivative financial instruments such as futures, forwards, swaps, and options. Also, the Company has no market risk-sensitive instruments held for trading purposes. The Company's exposure to market risk is reviewed on a regular basis by its management.

    The Company measures interest rate sensitivity as the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect.

    The table below shows the interest rate sensitivity of the Company's assets and liabilities as of December 31, 1997:

                                                     OVER THREE       OVER ONE       OVER FIVE
                                     LESS THAN     MONTHS THROUGH   YEAR THROUGH     YEARS AND
                                    THREE MONTHS      ONE YEAR       FIVE YEARS     INSENSITIVE        TOTAL
                                   --------------  ---------------  -------------  --------------  -------------
Interest-Earning Assets:
    Cash.........................  $      250,535                                                  $     250,535
    Federal funds sold...........      28,853,057                                                     28,853,057
    Investment securities........                   $   9,926,283                  $    8,127,863     18,054,146
    Stock of Federal Home Loan
      Bank of Atlanta............         225,000                                                        225,000
    Loans receivable.............       4,541,944      19,963,233   $  20,428,230                     44,933,407
                                   --------------  ---------------  -------------  --------------  -------------
        Total interest-earning
          assets.................      33,870,536      29,889,516      20,428,230       8,127,863     92,316,145
    Noninterest-earning assets...                                                         903,664        903,664
                                   --------------  ---------------  -------------  --------------  -------------
        Total assets.............  $   33,870,536   $  29,889,516   $  20,428,230  $    9,031,527  $  93,219,809
                                   --------------  ---------------  -------------  --------------  -------------
Interest-Bearing Liabilities:
    Certificates of deposit......  $    6,195,485   $  11,896,535   $   2,233,439                  $  20,325,459
Other:
    Interest deposits............      38,401,304                                                     38,401,304
    Other interest-free
      liabilities and equity.....         375,649                                  $   34,117,397     34,493,046
                                   --------------  ---------------  -------------  --------------  -------------
Total liabilities and equity.....  $   44,972,438   $  11,896,535   $   2,233,439  $   34,117,397  $  93,219,809
                                   --------------  ---------------  -------------  --------------  -------------
Net Interest Rate
    Sensitivity Gap..............  $  (11,101,902)  $  17,992,981   $  18,194,791  $  (25,085,870)
Cumulative Gap...................  $  (11,101,902)  $   6,891,079   $  25,085,870
Net Interest Rate
    Sensitivity Gap as a Percent
      of Interest-Earning
      Assets.....................           (32.8%)           60.2%          89.1%         (308.6%)
Cumulative Gap as a Percent of
  Cumulative Interest-Earning
  Assets.........................           (32.8%)           10.8%          29.8%

LENDING ACTIVITIES

GENERAL

    At December 31, 1997, the Company's loans receivable portfolio totaled $44.9 million or 48.2% of total assets. The majority of the Company's loans were purchased from CFB and other originating institutions. The Company has concentrated its purchasing activities on one- and three-year adjustable rate mortgage loans ("ARMS") and auto loans. Approximately $9.9 million or 22% and $14.6 million or 33% of the Company's total loan portfolio consisted of ARMS and auto loans, respectively, at December 31, 1997. The Company had also purchased equipment leases, construction loans, and consumer loans of $4.5, $5.4, and $9.3 million, respectively, as of December 31, 1997. In addition, during 1997 the Company originated approximately $1.2 million in both secured and unsecured personal consumer loans.

LOAN PORTFOLIO COMPOSITION

    The following table sets forth the composition of the Company's loan portfolio by type of loan as of December 31, 1997:

                                                                                               AMOUNT          %
                                                                                            -------------  ---------
One- and three-year ARMS..................................................................  $   9,879,537       22.0
Construction loans........................................................................      5,399,624       12.0
Equipment leases..........................................................................      4,478,053       10.0
Consumer loans:
  Home improvement........................................................................      4,073,964        9.0
  Equity lines............................................................................      4,412,013        9.8
  Auto loans..............................................................................     14,623,745       32.6
  Personal loans..........................................................................      1,165,750        2.6
  Other...................................................................................        900,721        2.0
                                                                                            -------------  ---------
    Total loans receivable................................................................  $  44,933,407      100.0
                                                                                            -------------  ---------
                                                                                            -------------  ---------

CONTRACTUAL PRINCIPAL REPAYMENTS

    The following table sets forth certain information at December 31, 1997 regarding the dollar amount of loans maturing in the Company's total loan portfolio, based on the contractual terms to maturity. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                         DUE 1 YEAR       DUE 1-5        AFTER 5                       WEIGHTED
                                           OR LESS         YEARS          YEARS          TOTAL       AVERAGE YIELD
                                        -------------  -------------  -------------  -------------  ---------------
One- and three-year ARMS..............                                $   9,879,537  $   9,879,537          7.3%
Construction loans....................  $   5,399,624                                    5,399,624          9.0%
Equipment leases......................      4,478,053                                    4,478,053          9.5%
Consumer loans........................      4,440,593  $  19,389,455      1,346,145     25,176,193          7.8%
                                        -------------  -------------  -------------  -------------         -----
Total.................................  $  14,318,270  $  19,389,455  $  11,225,682  $  44,933,407          8.1%
                                        -------------  -------------  -------------  -------------         -----

    The following table sets forth the dollar amount of total loans due after one year from December 31, 1997, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

                                                                                     FLOATING OR
                                                                         FIXED        ADJUSTABLE
                                                                         RATE            RATE           TOTAL
                                                                     -------------  --------------  -------------
One- and three-year ARMs...........................................                  $  9,879,537   $   9,879,537
Construction loans.................................................                     5,399,624       5,399,624
Equipment leases...................................................  $   4,478,053                      4,478,053
Consumer loans.....................................................     20,735,600      4,440,593      25,176,193
                                                                     -------------  --------------  -------------
    Total..........................................................  $  25,213,653   $ 19,719,754   $  44,933,407
                                                                     -------------  --------------  -------------

    A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At December 31, 1997, the Company's limit on loans to one borrower was approximately $5.1 million (15% unimpaired capital and surplus). At December 31, 1997, the Company had made no loans to any one borrower, including persons or entities related to the borrower, exceeding the limitation.

ASSET QUALITY AND NONPERFORMING ASSETS

    As of December 31, 1997, the Company had no loans on nonaccrual status, no loans past due 90 days or more, and no restructured loans.

CONCENTRATIONS OF CREDIT RISK

    As of December 31, 1997, all of the Company's loans were with customers residing in the Southeastern United States.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

    Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. In addition, the OTS, as an integral part of the examination process, periodically reviews the Company's allowance for loan losses. The agency may require the Company to recognize additions to such allowance based on their judgments about the information available to them at the time of their examination.

    The following table sets forth an analysis of the Company's allowance for loan losses during the year ended December 31, 1997:

Balance at beginning of year:.....................................................  $  --
    Provision for losses on loans.................................................    471,706
    Charge-offs...................................................................    (18,262)
    Recoveries....................................................................     --
                                                                                    ---------
Balance at end of year............................................................  $ 453,444
                                                                                    ---------
Allowance for loan losses as a percent of total loans outstanding.................       1.00%
                                                                                    ---------
Ratio of net charge-offs to average loans outstanding.............................       0.08%
                                                                                    ---------

    The following table sets forth information concerning the allocation of the Company's allowance for loan losses by loan category at December 31, 1997:

                                                                                                 PERCENT OF LOANS
                                                                                                IN EACH CATEGORY TO
                                                                                      AMOUNT        TOTAL LOANS
                                                                                    ----------  -------------------
One-year and three-year ARMs......................................................  $   24,231            22.0%
Construction loans................................................................      52,400            12.0
Equipment leases..................................................................     112,887            10.0
Consumer loans:
    Home improvement loans........................................................      22,194             9.0
    Equity lines..................................................................      48,951             9.8
    Auto Loans....................................................................     179,984            32.6
    Personal and other............................................................      12,797             4.6
                                                                                    ----------           -----
                                                                                    $  453,444           100.0%
                                                                                    ----------           -----
                                                                                    ----------           -----

INVESTMENT SECURITIES

    The investment policy of the Company, as established by the Board of Directors, is designed primarily to provide and maintain liquidity and to generate a favorable return on investments without incurring undue interest rate risk, credit risk, and investment portfolio asset concentrations. The Company's investment policy is currently implemented by the investment committee within the parameters set by the Board of Directors.

    The Company is authorized to invest in obligations issued or fully guaranteed by the U.S. government, certain federal agency obligations, certain time deposits, negotiable certificates of deposit issued by commercial banks and other insured financial institutions, investment grade corporate debt securities, and other specified investments.

    Securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity. At December 31, 1997, all of the Company's investment securities were classified as available for sale. At December 31, 1997, investments in the debt and/or equity securities of any one issuer did not exceed more than 10% of the Company's stockholders' equity.

    The following table sets forth certain information relating to the Company's available for-sale securities at December 31, 1997:

                                                                                GROSS
                                                                     ----------------------------    ESTIMATED
                                                        AMORTIZED     UNREALIZED     UNREALIZED        FAIR
                                                          COST           GAINS         LOSSES          VALUE
                                                      -------------  -------------  -------------  -------------
Collateralized mortgage obligations.................  $   8,127,863  $    --                       $   8,127,863
U.S. government agencies............................     10,009,346                 $     (83,063)     9,926,283
                                                      -------------  -------------  -------------  -------------
                                                      $  18,137,209  $    --        $     (83,063) $  18,054,146
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

    The following table sets forth the amount of the Company's investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 1997. The actual maturity of the Company's investment securities may differ from contractual maturity as certain of the Company's investment securities are subject to call provisions which allow the issuer to accelerate the maturity date of the security:

                                                                                CONTRACTUALLY MATURING
                                                    -------------------------------------------------------------------------------
                                                             WEIGHTED            WEIGHTED          WEIGHTED     GREATER    WEIGHTED
                                                    UNDER    AVERAGE      1-5    AVERAGE    5-10   AVERAGE       THAN      AVERAGE
                                                    1 YEAR    YIELD      YEARS    YIELD     YEARS   YIELD      10 YEARS     YIELD
                                                    ------   --------   -------  --------   -----  --------   -----------  --------
Collateralized mortgage obligations...............                      $67,519    7.1%                       $ 8,060,344    6.9%
U.S. Government and agency obligations............                                                              9,926,283    7.1%
                                                                                    --
                                                    ------   --------   -------             -----  --------   -----------  --------
                                                    $ --                $67,519    7.1%     $--               $17,986,627    7.0%
                                                                                    --
                                                                                    --
                                                    ------   --------   -------             -----  --------   -----------  --------
                                                    ------   --------   -------             -----  --------   -----------  --------

SOURCES OF FUNDS

GENERAL

    Deposits are a significant source of the Company's funds for lending and other investment purposes. In addition to deposits, the Company may derive funds from borrowings, amortization, prepayments and maturities of outstanding loans, sales of loans, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan amortization and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Company invests excess funds in overnight deposits and other short-term interest-earning assets. The Company can use cash generated through the retail deposit market, its traditional funding source, to offset the cash utilized in investing activities. The Company's available for sale securities and short-term interest-earning assets can also be used to provide liquidity for lending and other operational requirements. As an additional source of funds, the Company may borrow from the Federal Home Loan Bank of Atlanta or through securities sold under repurchase agreements.

DEPOSITS

    The Company's deposit products include a broad selection of deposit instruments, including commercial checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts, and term certificate accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit, and the interest rate.

    The Company utilizes nontraditional marketing methods to attract new customers and savings deposits. The Company's target market includes Internet users, on-line shoppers, and special niche customers. In addition to the Company's on-line advertising relationship with Digital Cities, Inc., a subsidiary of America Online Incorporated, ("Digital Cities/AOL"), several other marketing initiatives are being employed. These initiatives include an emphasis on marketing the Company's products and services through on-line banner advertisements and alliances with selected professional organizations, colleges, alumni associations, and consumer service providers and on targeted print advertising.

    The Company has been competitive in the types of accounts and range of interest rates it has offered on its deposit products. Deposit levels have increased during fiscal 1997 primarily as a result of competitive rates offered by the Company and Internet advertising. The weighted average interest rate paid during 1997 was 5.17%. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, the Company intends to continue to promote checking and NOW accounts as well as longer term certificates of deposit to the extent possible and consistent with asset and liability management goals.

    The following table sets forth the dollar amount of deposits and weighted average interest rates in the various types of deposit programs offered by the Company at the dates indicated:

                                                                                    DECEMBER 31, 1997
                                                                      ---------------------------------------------
                                                                                                  WEIGHTED AVERAGE
                                                                         AMOUNT      PERCENTAGE     INTEREST RATE
                                                                      -------------  -----------  -----------------
Demand checking accounts............................................  $     293,054        .50%          --
Interest bearing:
  NOW accounts......................................................      1,573,283       2.70%           3.28%
  Money market......................................................     36,534,967      62.20%           5.51%
  Certificates of deposit under $100,000............................     16,662,365       28.4%           6.22%
  Certificates of deposit over $100,000.............................      3,663,094        6.2%           6.22%
                                                                      -------------  -----------         ------
Total deposits......................................................  $  58,726,763        100%
                                                                      -------------  -----------         ------
                                                                      -------------  -----------         ------

    The following table presents the average balance of each deposit type and the average rate paid on each deposit type for the period July 31, 1997 to December 31, 1997:

                                                                                                1997 AVERAGE
                                                                                         --------------------------
                                                                                            BALANCE      RATE PAID
                                                                                         -------------  -----------
Demand checking accounts...............................................................  $     146,527      N/A
NOW accounts...........................................................................        786,642       3.28%
Money market...........................................................................     18,267,484       5.51%
Certificates of deposit under $100,000.................................................      8,331,183       6.22%
Certificates of deposit over $100,000..................................................      1,831,547       6.22%

    The following table shows maturity information for the Company's certificates of deposit at December 31, 1997:

                                                                   MATURITY DATE
                                                 -------------------------------------------------
                                                   ONE YEAR         1-2          2-3      3 YEARS
                                                    OR LESS        YEARS        YEARS     OR MORE       TOTAL
                                                 -------------  ------------  ---------  ---------  -------------
2.00--4.00%....................................          1,500                                              1,500
4.01--6.00%....................................      1,582,625                                          1,582,625
6.01--8.00%....................................     16,507,896     2,135,790     58,027     39,621     18,741,334
8.01--10.00%
10.01%--or more
                                                 -------------  ------------  ---------  ---------  -------------
  Total........................................  $  18,092,021  $  2,135,790  $  58,027  $  39,621  $  20,325,459
                                                 -------------  ------------  ---------  ---------  -------------
                                                 -------------  ------------  ---------  ---------  -------------

    The following table sets forth the maturities of the Company's certificates of deposit having principal amounts of $100,000 or more at December 31, 1997:

                                                                                                         AMOUNT
                                                                                                      ------------
Certificates of deposit maturing in quarter ending:
  March 31, 1998....................................................................................  $  1,762,140
  June 30, 1998.....................................................................................       --
  September 30, 1998................................................................................       --
  December 31, 1998.................................................................................     1,500,954
  After December 31, 1998...........................................................................       400,000
                                                                                                      ------------
      Total certificates of deposit with balances of $100,000 or more...............................  $  3,663,094
                                                                                                      ------------

BORROWINGS

    The Company may also obtain advances from the FHLB of Atlanta upon the security of the common stock it owns in that bank and certain of its residential mortgage loans, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. During the year ended December 31, 1997, no such advances were made to the Company.

CAPITAL RESOURCES

    AIB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure of AIB to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, AIB must meet specific capital guidelines that involve quantitative measures of AIB's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. AIB's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require AIB to maintain minimum capital amounts and ratios set forth in the table below. AIB's regulatory agency, the OTS, requires AIB to maintain minimum ratios of tangible capital of 1.5%, core capital of 3%, and total risk-based capital of 8%. Management believes that as of December 31, 1997, as defined in the regulations, AIB meets all the capital adequacy requirements to which it is subject.

    As of December 31, 1997, the Company had not yet received a notification from the OTS as to AIB's classification under the regulatory framework for prompt corrective action. To be well capitalized AIB must maintain minimum Tier I, core, and risk-based capital ratios of at least 6%, 5%, and 10%, respectively. Management believes that AIB was "well capitalized" as of December 31, 1997.

    AIB's actual capital amounts and ratios as of December 31, 1997 are as follows (dollars in thousands):

                                                                                                        TO BE CATEGORIZED
                                                                                                             AS "WELL
                                                                                                           CAPITALIZED"
                                                                                     FOR CAPITAL           UNDER PROMPT
                                                                                       ADEQUACY         CORRECTIVE ACTION
                                                                  ACTUAL               PURPOSES             PROVISIONS
                                                           --------------------  --------------------  --------------------
                                                            AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Total capital (to risk-weighted assets)..................  $  23,652      47.8%  $   3,956       8.0%  $   4,948        10%
Core capital (to tangible assets)........................     23,735      28.3%      2,517       3.0%      4,196         5%
Tangible capital (to tangible assets)....................     23,735      28.3%      1,259       1.5%     --            N/A
Tier I capital (to risk-weighted assets).................     23,735      48.0%     --            N/A      2,969         6%

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income" and 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS 131 establishes standards for, among other things, reporting information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. SFAS 130 and 131 are effective for financial statements issued for periods beginning after December 15, 1997.

YEAR 2000

    The Company contracts with vendors for its computer application programs. Management is in the process of contacting each of its vendors to obtain a commitment that such vendors will be in compliance with year 2000. The Company expects to begin testing for compliance with year 2000 in 1998. Management does not expect to incur any significant costs as a result of the year 2000 issue.

MARKET FOR STOCK AND RELATED SHAREHOLDERS MATTERS

    The common stock of the Company is traded on the NASDAQ Stock Market ("NASDAQ") under the symbol NTBK. At March 4, 1998, the Company had 75 shareholders of record. The following table sets forth on a per-share basis the high and low sale prices of the Company's common stock on a quarterly basis subsequent to the Offering on July 28, 1997. No cash dividends were paid by the Company.


1997                                                                                               HIGH        LOW
-----------------------------------------------------------------------------------------------  ---------  ---------
Third quarter..................................................................................     13 1/4      8 5/8
Fourth quarter.................................................................................     12 3/8      9 1/8

                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
Assets
CASH AND CASH EQUIVALENTS:
    Cash...........................................................................  $     250,535  $     768,666
    Federal funds sold.............................................................     28,853,057
                                                                                     -------------  -------------
        Total cash and cash equivalents............................................     29,103,592        768,666
SECURITIES AVAILABLE FOR SALE--At fair value (amortized cost of $18,137,209).......     18,054,146
STOCK OF FEDERAL HOME LOAN BANK OF ATLANTA--At cost................................        225,000
LOANS RECEIVABLE--Net of allowance for doubtful accounts of $453,444...............     44,479,963
ACCRUED INTEREST RECEIVABLE........................................................        372,237
FURNITURE AND EQUIPMENT--Net.......................................................        388,508        367,950
BANK CHARTER.......................................................................        344,167
OTHER ASSETS.......................................................................        252,196        109,833
                                                                                     -------------  -------------
                                                                                     $  93,219,809  $   1,246,449
                                                                                     -------------  -------------
                                                                                     -------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
LIABILITIES:
    Deposits.......................................................................  $  58,726,763
    Amounts payable to affiliate...................................................                 $     883,606
    Other payables and accrued liabilities.........................................        375,649        748,916
                                                                                     -------------  -------------
        Total liabilities..........................................................     59,102,412      1,632,522

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIENCY):
    Preferred stock, no par (10,000,000 shares authorized, none outstanding)
    Common stock, $.01 par (100,000,000 shares authorized, 6,145,562 and 1,249,342
      shares issued and outstanding)...............................................         61,456         12,493
    Additional paid-in capital.....................................................     43,631,314      1,069,088
    Common stock subscribed (1,354,814 shares at December 31, 1996)................                     3,844,185
    Stock subscriptions receivable (29,814 shares at December 31, 1996)............                        (4,185)
    Unamortized affiliate service contract expense.................................                    (1,440,000)
    Unamortized stock plan expense.................................................        (75,689)       (28,472)
    Accumulated deficit............................................................     (9,416,621)    (3,839,182)
    Unrealized loss on securities available for sale...............................        (83,063)
                                                                                     -------------  -------------
        Total shareholders' equity (deficiency)....................................     34,117,397       (386,073)
                                                                                     -------------  -------------
                                                                                     $  93,219,809  $   1,246,449
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                  PERIOD FROM
                                                                                               FEBRUARY 20, 1996
                                                                                                   (DATE OF
                                                                               YEAR ENDED       INCORPORATION)
                                                                              DECEMBER 31,      TO DECEMBER 31,
                                                                                  1997               1996
                                                                              -------------  ---------------------
INTEREST INCOME:
    Loans...................................................................  $   1,095,238
    Short-term investments..................................................        944,743      $       7,709
    Investment securities...................................................        183,184
                                                                              -------------        -----------
        Total interest income...............................................      2,223,165              7,709
INTEREST EXPENSE--Deposits..................................................      1,259,743
                                                                              -------------        -----------
NET INTEREST INCOME.........................................................        963,422              7,709
PROVISION FOR LOAN LOSSES...................................................        471,706
                                                                              -------------        -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........................        491,716              7,709
NON-INTEREST INCOME:
    Service charges and fees................................................         62,607
Management fees.............................................................                            60,000
                                                                              -------------        -----------
        Total operating income..............................................        554,323             67,709

NON-INTEREST EXPENSE:
    Salaries and benefits...................................................      2,396,347            836,427
    Amortization of service contract with affiliate.........................      1,440,000          2,400,000
    Data processing.........................................................        539,013            148,159
    Marketing...............................................................        524,494            288,584
    Outside services........................................................        310,285              4,951
    Depreciation and amortization...........................................        217,440             18,934
    Office expenses.........................................................        177,054             56,765
    Occupancy...............................................................        107,304             19,330
    Travel and entertainment................................................         64,759             38,794
    Other (Note 10).........................................................        355,066             94,947
                                                                              -------------        -----------
        Total...............................................................      6,131,762          3,906,891
                                                                              -------------        -----------
NET LOSS....................................................................  $  (5,577,439)     $  (3,839,182)
                                                                              -------------        -----------
BASIC AND DILUTED NET LOSS PER COMMON SHARE.................................  $       (1.66)     $       (4.33)
                                                                              -------------        -----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................................      3,354,000            886,000
                                                                              -------------        -----------

                See notes to consolidated financial statements.

                STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                COMMON     ADDITIONAL     COMMON         STOCK
                                                     COMMON      STOCK       PAID-IN       STOCK     SUBSCRIPTIONS
                                                     SHARES    ($.01PAR)     CAPITAL    SUBSCRIBED    RECEIVABLE
                                                    ---------  ---------   -----------  -----------  -------------
BALANCE -
  February 19, 1996...............................              $ --       $   --       $   --          $--
  Proceeds from issuance of common stock:
    Incorporation, February 20, 1996..............    759,094      7,591        (7,362)
    March 31, 1997................................     49,688        497          (482)
    April 1, 1996.................................    142,438      1,424        18,571
    September 17, 1996............................    298,122      2,981       997,129
    Contribution of services from affiliate.......                              31,232
  Issuance of 1,354,814 shares of common stock
    subscriptions.................................                                        3,844,185      (4,185)
  Issuance of 16,562 compensatory stock options...                              30,000
  Amortization of stock plan expense..............
  Net loss, including amortization of service
    contract......................................
                                                    ---------  ---------   -----------  -----------  -------------

                                                   UNAMORTIZED                             UNREALIZED
                                                    AFFILIATE                                LOSS ON
                                                     SERVICE    UNAMORTIZED                SECURITIES
                                                    CONTRACT    STOCK PLAN   ACCUMULATED  AVAILABLE FOR
                                                     EXPENSE      EXPENSE      DEFICIT        SALE           TOTAL
                                                   -----------  -----------  -----------  -------------   ------------
BALANCE -
  February 19, 1996............................... $   --       $   --       $   --         $ --          $    --
  Proceeds from issuance of common stock:
    Incorporation, February 20, 1996..............                                                                 229
    March 31, 1997................................                                                                  15
    April 1, 1996.................................                                                              19,995
    September 17, 1996............................                                                           1,000,110
    Contribution of services from affiliate.......                                                              31,232
  Issuance of 1,354,814 shares of common stock
    subscriptions.................................  (3,840,000)
  Issuance of 16,562 compensatory stock options...                  (30,000)
  Amortization of stock plan expense..............                    1,528                                      1,528
  Net loss, including amortization of service
    contract......................................   2,400,000                (3,839,182)                   (1,439,182)
                                                   -----------  -----------  -----------  -------------   ------------

BALANCE -
  December 31, 1996...............................  1,249,342     12,493     1,069,088    3,844,185      (4,185)
  Proceeds from issuance of common stock:
    March 31, 1997................................     19,876        199         2,591       (2,790)      2,790
    April 2, 1997.................................      9,938        100         1,295       (1,395)      1,395
    July 28, 1997.................................  3,500,000     35,000    38,216,520
    July 31, 1997.................................  1,366,406     13,664     3,951,336   (3,840,000)
  Issuance of 163,970 compensatory stock options..                             390,484
  Amortization of service contract................
  Amortization of stock plan expense..............
  Unrealized loss on securities available for
    sale..........................................
  Net loss for the year ended
    December 31, 1997.............................
                                                    ---------  ---------   -----------  -----------  -------------
BALANCE -
  December 31, 1997...............................  6,145,562   $ 61,456   $43,631,314  $   --          $--
                                                    ---------  ---------   -----------  -----------  -------------
                                                    ---------  ---------   -----------  -----------  -------------

BALANCE -
  December 31, 1996...............................  (1,440,000)     (28,472)  (3,839,182)                     (386,073)
  Proceeds from issuance of common stock:
    March 31, 1997................................                                                               2,790
    April 2, 1997.................................                                                               1,395
    July 28, 1997.................................                                                          38,251,520
    July 31, 1997.................................                                                             125,000
  Issuance of 163,970 compensatory stock options..                 (390,484)                                   --
  Amortization of service contract................   1,440,000                                               1,440,000
  Amortization of stock plan expense..............                  343,267                                    343,267
  Unrealized loss on securities available for
    sale..........................................                                          $(83,063)          (83,063)
  Net loss for the year ended
    December 31, 1997.............................                            (5,577,439)                   (5,577,439)
                                                   -----------  -----------  -----------  -------------   ------------
BALANCE -
  December 31, 1997............................... $   --       $   (75,689) $(9,416,621)   $(83,063)     $ 34,117,397
                                                   -----------  -----------  -----------  -------------   ------------
                                                   -----------  -----------  -----------  -------------   ------------


                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                   Period from
                                                                                                 February 20, 1996
                                                                              Year Ended      (Date of Incorporation)
                                                                             December 31,         to December 31,
                                                                                 1997                  1996
                                                                            --------------        --------------
OPERATING ACTIVITIES:
  Net loss................................................................  $   (5,577,439)       $  (3,839,182)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation..........................................................         211,607               17,406
    Amortization of service contract......................................       1,440,000            2,400,000
    Amortization of stock plan expense....................................         343,267                1,528
    Amortization of premiums on investment securities.....................          49,331
    Amortization of premiums on purchased loans...........................         116,509
    Amortization of Bank Charter..........................................           5,833
    Amortization of start-up costs........................................           2,280
    Provision for loan losses.............................................         471,706
  Contribution of services from affiliate.................................                               31,232
  Changes in assets and liabilities which provide (use) cash:
    Accrued interest receivable...........................................        (372,237)
    Other assets..........................................................        (142,363)            (311,799)
    Payables and accrued liabilities......................................        (373,267)             748,916
                                                                            --------------        --------------
      Net cash used in operating activities...............................      (3,824,773)            (951,899)

INVESTING ACTIVITIES:
  Purchases of securities available for sale..............................     (19,347,623)
  Purchase of Federal Home Loan Bank stock................................        (225,000)
  Principal repayments on mortgage backed securities......................       1,161,085
  Purchase of loans.......................................................     (52,909,291)
  Principal payments on loans.............................................       7,838,834
  Purchase of Premier Bank charter........................................        (350,000)
  Capital expenditures....................................................        (249,906)            (183,390)
  Proceeds from return of equipment.......................................          17,738
                                                                            --------------        --------------
      Net cash used in investing activities...............................     (64,064,163)            (183,390)

FINANCING ACTIVITIES:
  Assumption of Premier deposits..........................................       5,000,000
  Transfer of deposits from affiliate.....................................      42,977,650
  Increase in deposits....................................................      10,749,113
  Advances from (repayments to) affiliate.................................        (883,606)             883,606
  Net proceeds from the sale of common stock..............................      38,380,705            1,020,349
                                                                            --------------        --------------
      Net cash provided by financing activities...........................      96,223,862            1,903,955
                                                                            --------------        --------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................................      28,334,926              768,666

CASH AND CASH EQUIVALENTS
  Beginning of Period.....................................................         768,666
                                                                            --------------        --------------
  End of Period...........................................................  $   29,103,592        $     768,666
                                                                            --------------        --------------
                                                                            --------------        --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION--Cash paid during the
  year for interest.......................................................  $    1,184,549        $    --
                                                                            --------------        --------------
                                                                            --------------        --------------


                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 As of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the period February 20, 1996 (Date of Incorporation) to December 31, 1996

1. ORGANIZATION AND BASIS OF PRESENTATION

    Net.B@nk, Inc. (the "Company") was incorporated February 20, 1996 for the primary purpose of forming and, ultimately, operating Atlanta Internet Bank ("AIB"). As of January 1, 1997, pending regulatory approval and the acquisition of a bank charter, the Company was operating as a development stage enterprise under an agreement with Carolina First Bank ("CFB") whereby CFB agreed to hold and service the deposit accounts generated by the Internet banking operations of the Company in exchange for 1,325,000 shares of the Company's common stock valued at $3,840,000. In addition, as of January 1, 1997 the Company was a party to an agreement with First Alliance/Premier Bancshares, Inc. ("First Alliance") pursuant to which the Company had agreed to purchase the charter of First Alliance's subsidiary, Premier Bank, $5 million of loans, $5 million of certificates of deposit, and $2 million in unimpaired capital for $2,150,000 in cash, 41,406 shares of the Company's common stock valued at $125,000, and $75,000 in additional cash for reimbursement of direct out-of-pocket expenses.

    On July 11, 1997, the regulatory approval from the Office of Thrift Supervision ("OTS") was received. On July 28, 1997, the Company sold 3,500,000 shares of its common stock to the public in an Initial Public Offering (the "Offering"). On July 31, 1997, the Company received approximately $38.4 million in net proceeds from the Offering and consummated its agreements with both First Alliance and CFB. As a result AIB, a federal savings bank, became a wholly owned subsidiary of the Company.

2. ACCOUNTING POLICIES

    The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant policies:

CONSOLIDATION

    The consolidated financial statements of the Company include the financial statements of AIB, the Company's wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTEREST RATE RISK

    The Company's assets and liabilities are generally monetary in nature, and interest rate changes have an impact on the Company's performance. The Company decreases the effect of interest rate changes on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits, and other borrowings. However, a significant change in interest rates could have a material effect on the Company's results of operations.

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits due from banks, and federal funds sold to banks.

INVESTMENT SECURITIES AVAILABLE FOR SALE

    Investment securities classified as available for sale are carried at fair value. The related unrealized gain or loss is included as a separate component of shareholders' equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold using the specific identification method.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of each asset. The Company evaluates the estimated useful lives of assets on a periodic basis to determine whether events or circumstances warrant revised estimated useful lives or whether any impairment exists. Management believes no material impairment existed at December 31, 1997.

BANK CHARTER

    The value of the charter is being amortized on a straight-line basis over 25 years. The carrying value of the charter is periodically reviewed to assess recoverability based on expected undiscounted cash flows and operating income for AIB. Impairment would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization period of the bank charter to determine whether events or circumstances warrant revised estimates of the useful life. Management believes that no material impairment of the bank charter existed at December 31, 1997.

INTEREST INCOME ON LOANS

    Interest on loans is generally recorded over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due or when, in management's opinion, collectibility of such interest is doubtful.

PREMIUM ON LOANS PURCHASED

    Premiums on loans purchased from third parties are capitalized and amortized over the life of the loan as an adjustment to yield. Such premiums are classified with the loan balance to which they relate for financial reporting purposes.

INCOME TAXES

    Provisions for income taxes are based upon amounts reported in the statements of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred taxes for temporary differences between financial statements and tax bases of assets and liabilities using enacted tax rates for the year in which the temporary differences are expected to reverse.

NET LOSS PER SHARE

    In February 1997, Statement of Financial Accounting Standards ("SFAS") 128, "Earnings Per Share" was issued. SFAS 128 establishes standards for computing and presenting earnings per share information for entities with publicly held common stock. In accordance with SFAS 128, net loss per share is computed based on the weighted average number of common shares outstanding during the period. All previously reported per share amounts have been restated to conform to SFAS 128. Common stock equivalent shares related to 366,456 outstanding stock options have not been included in the computation of net loss per share as the effect of such shares would be antidilutive.

RECLASSIFICATIONS

    Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income" and 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS 131 establishes standards for, among other things, reporting information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. SFAS 130 and 131 are effective for financial statements issued for periods beginning after December 15, 1997.

3. ACQUISITION

    Effective July 31, 1997, the Company acquired all of the outstanding stock of Premier Bank, FSB for $2,150,000 in cash, 41,406 shares of the Company's common stock valued at $125,000 and $75,000 in cash for reimbursement of direct out-of-pocket expenses. The acquisition was accounted for as a purchase and the bank charter was recorded at $350,000 as an intangible asset. This amount is being amortized over 25 years. Revenues, net loss and net loss per share for the Company for the year ended December 31, 1997 and for the period from February 20, 1996 to December 31, 1996 would not have been materially affected assuming the transaction had occurred on January 1, 1997 and February 20, 1996, respectively.

4. INVESTMENT SECURITIES AVAILABLE FOR SALE

    The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities available for sale as of December 31, 1997 are as follows:

                                                                                     GROSS
                                                                            ------------------------
                                                               AMORTIZED    UNREALIZED   UNREALIZED     ESTIMATED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
Collateralized mortgage obligations........................  $   8,127,863   $  --        $  --       $   8,127,863
U.S. government agencies...................................     10,009,346                  (83,063)      9,926,283
                                                             -------------  -----------  -----------  -------------
                                                             $  18,137,209   $  --        $ (83,063)  $  18,054,146
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    The amortized cost and estimated fair value of these securities at December 31, 1997, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which are included above in U.S. government agencies, are included in the year of their final maturity.

                                                                                       AMORTIZED      ESTIMATED
                                                                                         COST        FAIR VALUE
                                                                                     -------------  -------------
Due in one year or less............................................................  $    --        $    --
Due after one year through five years..............................................         67,519         67,519
Due after five years through ten years.............................................       --             --
Due after ten years................................................................     18,069,690     17,986,627
                                                                                     -------------  -------------
                                                                                     $  18,137,209  $  18,054,146
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    There were no sales or calls of securities during the periods presented.

5. LOANS

    Effective August 1, 1997, the Company purchased $26.5 million in first and second mortgage, auto, and unsecured loans from CFB. The purchase price included a premium of $607,832. All of these loans will be serviced by CFB for a fee ranging from .375% to 1.25% of the face amount of the loans. The loans bear interest at rates ranging from 6.0% to 12%. Additional purchases of $204,000 and $10.1 million under the same terms were made from CFB on October 10, 1997 and December 31, 1997, respectively. The December purchase included a premium of $201,000. Effective August 1, 1997, the Company also purchased $6.1 million in 11.5% automobile leases from a third party who will continue to service the leases for a 2% fee.

    In December 1997, the Company also entered into participation loan agreements with two construction loan brokers. At December 31, 1997 the Company had a total of $5.4 million in construction loans outstanding under these participation agreements, which yield 9% after a .5% servicing fee. Total unused construction loan commitments at December 31, 1997 were $7.9 million.

    The Company also began originating its own secured and unsecured loans during 1997 with interest rates ranging from 8.5% to 9%. Total direct loans made by the Company were $1.2 million as of December 31, 1997.

    As of December 31, 1997, loans are summarized as follows:

One- and three-year ARMs.......................................................  $9,879,537
Construction loans.............................................................   5,399,624
Equipment leases...............................................................   4,478,053

Consumer loans:
  Home improvement.............................................................   4,073,964
  Equity lines.................................................................   4,412,013
  Auto loans...................................................................  14,623,745
  Personal.....................................................................   1,165,750
  Other........................................................................     900,721
                                                                                 ----------
                                                                                 $44,933,407
                                                                                 ----------

    The Company provides lines of credit and overdraft protection to its banking customers on a nationwide basis. At December 31, 1997, outstanding lines of credit totaled $29,000 and unused commitments totaled $353,000. At December 31, 1997, all of the Company's loans were with customers residing in the Southeastern United States.

    An analysis of the allowance for loan losses for the year ended December 31, 1997 follows:

Balance--Beginning of year.....................................................  $   --
  Provision for loan losses....................................................     471,706
  Loans charged off............................................................     (18,262)
  Recoveries...................................................................      --
                                                                                 ----------
Balance--End of year...........................................................  $  453,444
                                                                                 ----------
                                                                                 ----------

    The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan by loan basis. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had no impaired loans or nonaccrual loans as of December 31, 1997. The amount of impaired loans written off during 1997 was $18,262.

    The Company had no restructured loans as of December 31, 1997.

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and lines of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1997, the Company had outstanding loan commitments of $8,332,568.

    The amount of collateral obtained by the Company, if deemed necessary, for these commitments, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if the borrower failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the commitment.

6. DEPOSITS

    The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Company:

                                                                                             DECEMBER 31, 1997
                                                                                         --------------------------
                                                                                            AMOUNT      PERCENTAGE
                                                                                         -------------  -----------
Demand checking accounts...............................................................  $     293,054        0.50%
Interest bearing:
  NOW accounts.........................................................................      1,573,283        2.70
  Money market.........................................................................     36,534,967       62.20
  Certificates of deposit under $100,000...............................................     16,662,365        28.4
  Certificates of deposit over $100,000................................................      3,663,094         6.2
                                                                                         -------------  -----------
      Total deposits...................................................................  $  58,726,763      100.00%
                                                                                         -------------  -----------

    At December 31, 1997, the scheduled maturities of certificates of deposit were as follows:

Within three months............................................................  $6,195,485
Over three months through six months...........................................     849,156
Over six months through one year...............................................  11,047,380
Over one year..................................................................   2,233,438
                                                                                 ----------
  Total........................................................................  $20,325,459
                                                                                 ----------

7. FURNITURE AND EQUIPMENT

   Furniture and equipment are summarized as follows:

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
Furniture and fixtures....................................................................  $   56,145  $   40,741
Equipment.................................................................................     618,789     402,028
                                                                                            ----------  ----------
  Total...................................................................................     674,934     442,769
Less accumulated depreciation.............................................................     286,426      74,819
                                                                                            ----------  ----------
  Furniture and equipment, net............................................................  $  388,508  $  367,950
                                                                                            ----------  ----------

8. LEASES

    The Company leases its facilities and certain other equipment under operating lease agreements. Future minimum payments as of December 31, 1997 under these leases follow:

1998..............................................................................  $ 114,649
1999..............................................................................    128,028
2000..............................................................................    130,872
2001..............................................................................    133,788
2002 and beyond...................................................................    431,944

    Rent expense for the year ended December 31, 1997 and for the period from February 20, 1996 to December 31, 1996 was $91,868 and $17,850, respectively.

9. INCOME TAXES

    The Company provides deferred income taxes based on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. As of December 31, 1997 and 1996, the Company had state and federal net operating loss carryforwards of approximately $7,795,534 and $837,591, respectively, which will expire in 2012 and 2011, respectively, if not utilized.

    As of December 31, 1997 and 1996, the Company had deferred tax assets and deferred tax liabilities as follows:

                                                                                            1997          1996
                                                                                        ------------  ------------
Net operating loss carryforwards......................................................  $  2,962,303  $    318,285
Service contract expense..............................................................                     912,000
Allowance for loan losses.............................................................       165,369
Start-up costs........................................................................       170,761       216,297
Other, net............................................................................       (38,402)       12,308
                                                                                        ------------  ------------
                                                                                           3,260,031     1,458,890
                                                                                        ------------  ------------
Less valuation allowance..............................................................     3,260,031     1,458,890
                                                                                        ------------  ------------
                                                                                        $    --       $    --
                                                                                        ------------  ------------

10. OTHER EXPENSE

    Items comprising other expense for the year ended December 31, 1997 and the period from February 20, 1996 (date of incorporation) to December 31, 1996 follow:

                                                                                            1997          1996
                                                                                        ------------  ------------
Accounting and legal expenses.........................................................  $    238,650  $     84,183
Consultants...........................................................................        52,739
Other.................................................................................        63,677        10,764
                                                                                        ------------  ------------
                                                                                        $    355,066  $     94,947
                                                                                        ------------  ------------

11. EMPLOYEE BENEFIT PLAN

    Effective December 31, 1997, the Company adopted a 401(k) plan (the "Plan") which covers substantially all of its employees. The Company, at its discretion, matches 25% of employee contributions to the Plan, up to a maximum Company contribution of 1% of an employee's compensation. No contribution was made during 1997.

12. SHAREHOLDERS' EQUITY

    On March 17, 1997, the Company declared a 33.125 for 1 stock split of its common stock effected in the form of a stock dividend payable on the effective date of the initial public offering. All references to share and per share amounts reflect the split. Also, additional paid-in capital has been charged and common stock has been credited retroactively with $12,116 to reflect the stock split.

13. STOCK OPTIONS

    The Company has a 1996 Stock Incentive Plan (the "Plan") which provides that key employees, officers, directors, and consultants of the Company may be granted nonqualified and incentive stock options to purchase shares of common stock of the Company, derivative securities related to the value of the common stock, or cash awards. The Plan limits the total number of shares which may be awarded to 397,500, which have been reserved for the Plan. Generally, the options expire ten years from the date of the grant. During the year ended December 31, 1996, 16,562 nonqualified stock options were granted at an exercise price of $1.21 per share on November 25, 1996. Awards to officers and employees under the Plan during the year ended December 31, 1997 were as follows: 124,219 nonqualified stock options at an exercise price of $1.21 per share on January 5, 1997; 39,750 nonqualified stock options at an exercise price of $3.62 per share on February 25, 1997, 173,906 incentive stock options at an exercise price of $10.00 per share on February 25, 1997, and 15,000 incentive stock options at an exercise price of $11.00 per share on July 30, 1997. In connection with the issuance of the options on January 5 and February 25, 1997, $390,484 of compensation expense will be recognized over the vesting period. The majority of the nonqualified options vested immediately on July 28, 1997 upon completion of the Offering, and $319,704 of unamortized compensation expense was recognized. The incentive stock options vest one-third on the first anniversary of the date of issuance, one-third on the second anniversary of the date of issuance, and one-third on the third anniversary of the date of issuance.

    As of December 31, 1997, the Company had 366,456 options to purchase common stock outstanding at a weighted average exercise price of $5.98, and 140,781 of the options were exercisable.

    The following table summarizes information about stock options outstanding at December 31, 1997:

                     NUMBER             WEIGHTED AVERAGE
 EXERCISE          OUTSTANDING              REMAINING
   PRICE           AT 12/31/97          CONTRACTUAL LIFE
-----------        -----------        ---------------------
 $    1.21            140,781*                    9.0
      3.62             36,769                     9.2
     10.00            173,906                     9.2
     11.00             15,000                     9.6

*   Exercisable as of December 31, 1997

    The Company accounts for its stock-based compensation plan under Accounting Principles Board Opinion No. 25. The Company has adopted SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") for disclosure purposes. For SFAS 123 purposes, the fair value of each option grant, excluding 15,000 options granted on July 30, 1997, was $.97 estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected life (years)...............................................................       5
Risk-free interest rate.............................................................       6.2%
Dividend rate.......................................................................       0.0%
Expected volatility.................................................................       0.0%
Forfeiture rate.....................................................................       0.0%

    The fair value of the 15,000 options granted on July 30, 1997 was $7.54 estimated as of the date of the grant using the Black-Scholes pricing model with the following weighted average assumptions:

Expected life (years)...............................................................       5
Risk-free interest rate.............................................................       5.95%
Dividend rate.......................................................................       0.0%
Expected volatility.................................................................      75.0%
Forfeiture rate.....................................................................       1.0%

    Had compensation cost for the Company's stock options granted been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed in SFAS 123 utilizing the assumptions described above, the Company's net loss and net loss per share for the year ended December 31, 1997 and the period from February 20 to December 31, 1996 would have changed to the pro forma amounts indicated below:

                                                                                          1997           1996
                                                                                      -------------  -------------
Net loss:
  As reported.......................................................................  $  (5,577,439) $  (3,839,182)
                                                                                      -------------  -------------
  Pro forma.........................................................................  $  (5,504,245) $  (4,012,534)
                                                                                      -------------  -------------
Net loss per share:
  As reported.......................................................................  $       (1.66) $       (4.33)
                                                                                      -------------  -------------
  Pro forma.........................................................................  $       (1.64) $       (4.53)
                                                                                      -------------  -------------

14. CAPITAL ADEQUACY

    AIB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure of AIB to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, AIB must meet specific capital guidelines that involve quantitative measures of AIB's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. AIB's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, under regulatory guidelines, AIB may not pay a dividend to the Company if doing so would cause AIB to be less than adequately capitalized, as defined below.

    Quantitative measures established by regulation to ensure capital adequacy require AIB to maintain minimum capital amounts and ratios are set forth in the table below. AIB's regulatory agency, the OTS, requires AIB to maintain minimum ratios of tangible capital of 1.5%, core capital of 3%, and total risk-based capital of 8%. Management believes that as of December 31, 1997, as defined in the regulations, AIB meets all the capital adequacy requirements to which it is subject.

    As of December 31, 1997, the Company had not yet received a notification from the OTS as to AIB's classification under the regulatory framework for prompt corrective action. To be well capitalized AIB must maintain minimum Tier I, core, and risk-based capital ratios of at least 6%, 5%, and 10%, respectively. Management believes that AIB was "well capitalized" as of December 31, 1997.

    AIB's actual capital amounts and ratios as of December 31, 1997 are as follows (dollars in thousands):

                                                                                                         TO BE CATEGORIZED
                                                                                                              AS "WELL
                                                                                                            CAPITALIZED"
                                                                                      FOR CAPITAL           UNDER PROMPT
                                                                                   ADEQUACY PURPOSES     CORRECTIVE ACTION
                                                                   ACTUAL                                       PLAN
                                                            --------------------  --------------------  --------------------
                                                             AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Total capital (to risk-weighted assets)...................  $  23,652      47.8%  $   3,956       8.0%  $   4,948        10%
Core capital (to tangible assets).........................     23,735      28.3%      2,517       3.0%      4,196         5%
Tangible capital (to tangible assets).....................     23,735      28.3%      1,259       1.5%     --            N/A
Tier I capital (to risk-weighted assets)..................     23,735      48.0%     --            N/A      2,969         6%

15. COMMITMENTS

    In 1997 and 1996, the Company was a party to an agreement with AT&T Corporation ("AT&T"), which provides the Company with technical, marketing, and customer services. In November 1997, this agreement was converted to BISYS Corporation ("BISYS") who provides AIB with core bank processing services. The Company also receives professional programming services from Edify Corporation, item processing services from NOVA Financial Corporation, and electronic bill payment processing services from CheckFree Corporation. Under the terms of the agreements with AT&T, BISYS, NOVA, and CheckFree, the Company pays ongoing monthly payments for customer support and processing services. Related software implementation fees paid of $428,000 have been prepaid and capitalized as other assets and are being amortized over the lesser of 36 months or the term of the respective agreements.

    AT&T's WorldNet Service division continues to provide the Company with advertising and marketing services under AT&T's "Charter Membership" program.

16. RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH CFB

    Certain of the Company's cash accounts and time deposits were on deposit with CFB until July 31, 1997. The Company received $0 and $7,709 in interest income related to these accounts during the year ended December 31, 1997 and the period from February 20, 1996 to December 31, 1996, respectively. For the period from February 20, 1996 to December 31, 1996, the Company received $60,000 in management fees from CFB. The Company expensed $1,217,459 and $883,606 for the year ended December 31, 1997 and the period from February 20, 1996 to December 31, 1996, respectively, for fees paid to CFB for various advisory, consulting, custodial services, and net interest expense. In addition, the Company recorded $31,232 in consulting expense and contributed capital for consulting services contributed by CFB during the period from February 20, 1996 to December 31, 1996.

OTHER TRANSACTIONS

    The Company paid $104,958 and $67,032 for the year ended December 31, 1997 and the period from February 20, 1996 to December 31, 1996, respectively, in consulting fees to a director. In addition, the Company has expensed $246,265 and $278,418 for amounts due to a company owned by the Chairman of the Board of the Company for accounting and management services provided to the Company during the year ended December 31, 1997 and the period from February 20, 1996 to December 31, 1996, respectively.

17. CASH RESTRICTIONS

    The Federal Reserve System requires that a certain level of average cash be maintained. At December 31, 1997 the required balance was $25,000.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value.

Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                                                1997
                                                                                   -------------------------------
                                                                                   CARRYING AMOUNT    FAIR VALUE
                                                                                   ----------------  -------------
Assets:
  Cash and due from banks........................................................   $      250,535   $     250,535
  Federal funds sold.............................................................       28,853,057      28,853,057
  Investment securities..........................................................       18,054,146      18,054,146
  Loans..........................................................................       44,933,407      46,109,296

Liabilities:
  Non-interest bearing deposits..................................................          293,054         293,054
  Interest bearing deposits--certificates of deposit.............................       20,325,459      20,478,013
  Interest bearing deposits--other...............................................       38,108,250      38,108,250


    The carrying amounts of cash and due from banks and federal funds sold are a reasonable estimate of their fair value due to the short-term nature of these financial instruments. The fair value of investment securities is based on quoted market prices and dealer quotes. The fair value of loans and time deposits is estimated by discounting the future cash flows using AIB's current interest rates for such financial instruments. No adjustment was made to the entry-value interest rates for changes in credit of performing loans for which there are no known credit concerns. Management segregates loans into appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates along with the general reserves applicable to the performing loan portfolio for which there are no known credit concerns result in a fair valuation of such loans on an entry-value basis.

    As required by SFAS 107, demand deposits are shown at their face value. No additional value has been ascribed to core deposits, which generally bear a low rate of or no interest and do not fluctuate in response to changes in interest rates.

    The fair value estimates presented herein are based on pertinent information available to management at December 31, 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

19. SUBSEQUENT EVENTS

    Effective February 5, 1998, the Company purchased $14.9 million in home equity loans from a third party. The purchase price included a premium of $672,244. All of these loans will be serviced by the third party for a fee of
 .5%. The loans bear interest at current rates ranging from 7.25% to 13.25% with a weighted average of 10.5%

20. CONDENSED FINANCIAL STATEMENTS OF THE COMPANY (PARENT ONLY)

    As of December 31, 1996, AIB was not a subsidiary of the Company. Therefore, the Company's financial statements as of December 31, 1996 include only parent company amounts.

    The condensed financial statements of the Company (parent only) as of December 31, 1997 follow:

CONDENSED BALANCE SHEET

Assets:
  Cash and cash equivalents....................................................  $10,122,666
  Investment in subsidiary.....................................................   23,734,818
  Other assets.................................................................      269,357
                                                                                 -----------
                                                                                 $34,126,841
                                                                                 -----------
                                                                                 -----------
Liabilities--Other.............................................................  $     9,444

Shareholders' equity:
  Common stock.................................................................       61,456
  Additional paid-in capital...................................................   43,631,314
  Unamortized stock plan expense...............................................      (75,689)
  Accumulated deficit..........................................................   (9,416,621)
  Net unrealized gain (loss) on investment securities available for sale.......      (83,063)
                                                                                 -----------
      Total shareholders' equity...............................................   34,117,397
                                                                                 -----------
                                                                                 $34,126,841
                                                                                 -----------
                                                                                 -----------


CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997


Net interest income............................................................  $    87,984
Expenses.......................................................................   (4,150,859)
                                                                                 -----------
Loss before loss of Bank.......................................................   (4,062,875)
Loss of Bank...................................................................   (1,514,564)
                                                                                 -----------
  Net loss.....................................................................  $(5,577,439)
                                                                                 -----------
                                                                                 -----------

CONDENSED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1997

Operating activities:
  Net loss.....................................................................  $(5,577,439)
  Adjustments to reconcile net loss to net cash used by operating activities:
      Amortization.............................................................    1,783,266
      Loss of subsidiary.......................................................    1,514,564
      Changes in assets and liabilities:
          Decrease in other assets.............................................      125,363
          Decrease in other liabilities........................................   (1,623,078)
                                                                                 -----------
              Net cash used by operating activities............................   (3,777,324)
Investing activities--investment in subsidiary.................................  (25,249,381)
Financing activities--net proceeds from sale of stock..........................   38,380,705
                                                                                 -----------
Increase in cash and due from banks............................................    9,354,000
Cash and due from banks:
  Beginning of year............................................................      768,666
                                                                                 -----------
  End of Year..................................................................  $10,122,666
                                                                                 -----------
                                                                                 -----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
      Interest.................................................................  $   163,479
                                                                                 -----------
                                                                                 -----------

QUARTERLY FINANCIAL DATA (UNAUDITED)

    Quarterly financial data for the year ended December 31, 1997 and for the period February 20, 1996 to December 31, 1996 is summarized as follows (in thousands, except per share amounts):

                                                                           FIRST     SECOND      THIRD     FOURTH
1997                                                                      QUARTER    QUARTER    QUARTER    QUARTER
-----------------------------------------------------------------------  ---------  ---------  ---------  ---------
Interest income........................................................  $       6  $  --      $     902  $   1,315
Interest expense.......................................................        103         37        465        655
                                                                         ---------  ---------  ---------  ---------
  Net interest income (loss)...........................................        (97)       (37)       437        660
                                                                         ---------  ---------  ---------  ---------
Provision for loan losses..............................................                              392         80
                                                                         ---------  ---------  ---------  ---------
  Net interest income (loss) after provision for loan losses...........        (97)       (37)        45        580
Noninterest income.....................................................                               30         33
Noninterest expense....................................................      1,703      1,383      1,593      1,452
                                                                         ---------  ---------  ---------  ---------
Net loss...............................................................  $  (1,800) $  (1,420) $  (1,518) $    (839)
                                                                         ---------  ---------  ---------  ---------
Basic and diluted net loss per common share outstanding................  $   (1.44) $   (1.11) $   (0.32) $   (0.14)
                                                                         ---------  ---------  ---------  ---------
1996
Interest income........................................................  $      25  $     (36) $  (1,217) $       8
Interest expense
                                                                         ---------  ---------  ---------  ---------
  Net interest income..................................................                                           8
                                                                         ---------  ---------  ---------  ---------
Provision for loan losses
                                                                         ---------  ---------  ---------  ---------
  Net interest income after provision for loan losses..................                                           8
Noninterest income.....................................................         40         20
Noninterest expense....................................................         15         56      1,217      2,619
                                                                         ---------  ---------  ---------  ---------
  Net income (loss)....................................................  $      25  $     (36) $  (1,217) $  (2,611)
                                                                         ---------  ---------  ---------  ---------
Basic and diluted net income (loss) per common share outstanding.......  $    0.03  $   (0.04) $   (1.22) $   (2.09)
                                                                         ---------  ---------  ---------  ---------

    Basic and diluted net income (loss) per common share has been calculated based on the weighted average number of shares outstanding during the quarter in accordance with Statement of Financial Accounting Standards 128, "Earnings Per Share." Common stock equivalent shares have not been included in the calculation related to those quarters with a net loss since they were antidilutive. There were no common stock equivalents outstanding for the period from February 20, 1996 to March 31, 1996. All previously reported per share amounts have been restated to conform to SFAS 128. The total for the quarters differs from the net loss per share as shown on the statement of operations because of the issuance of shares previously recorded as stock subscriptions receivable during the year of 1997 and the period of 1996.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Net.B@nk, Inc.

    We have audited the consolidated balance sheets of Net.B@nk, Inc. and its subsidiary (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity (deficiency), and cash flows for the year ended December 31, 1997 and the period from February 20 (date of incorporation) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by manage-ment, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from February 20 (date of incorporation) to December 31, 1996 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

February 5, 1998
Atlanta, Georgia

SELECTED FINANCIAL DATA

                                                                                         1997           1996
                                                                                     -------------  -------------
INCOME STATEMENT DATA:
Interest income....................................................................  $   2,223,165  $       7,709
Interest expense...................................................................      1,259,743
                                                                                     -------------  -------------
  Net interest income..............................................................        963,422          7,709
Provision for loan losses..........................................................        471,706
                                                                                     -------------  -------------
  Net interest income after provision for loan losses..............................        491,716          7,709
Noninterest income.................................................................         62,607         60,000
Noninterest expense................................................................      6,131,762      3,906,891
                                                                                     -------------  -------------
  Net loss.........................................................................     (5,577,439)    (3,839,182)
                                                                                     -------------  -------------
  Net loss per share--basic and diluted............................................  $       (1.66) $       (4.33)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average shares outstanding................................................      3,354,000        886,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

BALANCE SHEET DATA:
  Total assets.....................................................................  $  93,219,809  $   1,246,449
  Shareholders' equity (deficiency)................................................     34,117,397       (386,073)
  Book value per share at year-end.................................................     5.55                (0.31)

PERCENTAGE OF NET LOSS TO:
  Average total assets.............................................................         (11.81%       (616.02)%
  Average shareholders' equity (deficiency)........................................         (33.07)     (1,988.84)
  Percentage of average shareholders' equity (deficiency) to average total
    assets.........................................................................          35.71%        (30.90)%

CORPORATE HEADQUARTERS

         Net.B@nk, Inc.
         950 North Point Parkway
         Suite 350
         Alpharetta, Georgia 30005
         (770) 343-6006

CORPORATE & NEW ACCOUNT INFORMATION
For more information about Net.B@nk, Inc. or to open an account with Atlanta Internet Bank, visit our web site on the Internet at http:// www.atlantabank.com.

STOCK LISTING AND SYMBOLS
The Company's common stock is traded on the Nasdaq SmallCap Market under the symbol "NTBK".

TRANSFER AGENT AND REGISTRAR
For information relating to stock certificates, changes of address, or transfer of ownership, contact:

         SunTrust Bank, Atlanta
         58 Edgewood Avenue
         Suite 225
         Atlanta, Georgia 30303
         (404) 588-7815 or (800) 568-3476

LEGAL COUNSEL

         Powell, Goldstein, Frazer & Murphy LLP
         16th Floor
         191 Peachtree Street, NE
         Atlanta, Georgia 30303

INDEPENDENT ACCOUNTANTS

         Deloitte & Touche LLP
         100 Peachtree Street
         Suite 1700
         Atlanta, Georgia 30303

ANNUAL MEETING

The Annual Meeting of Net.B@nk Shareholders will be held at the Atlanta/Windward Hilton Garden Inn, 4025 Windward Plaza, Alpharetta, Georgia on Thursday, April 23, 1998, at 10:00 a.m.

FINANCIAL INFORMATION AND CORPORATE REPORTS

Analysts and investors seeking information about Net.B@nk, Inc. may contact the CFO. Annual reports, quarterly shareholder reports, quarterly Form 10Qs, and copies of Net.B@nk's Annual Report on Form 10K, as filed with the Securities Exchange Commission, are available upon written request without charge. Please direct your requests to:

         Robert E. Bowers
         Chief Financial Officer
         Net.B@nk, Inc.
         950 North Point Parkway
         Suite 350
         Alpharetta, Georgia 30005
         Telephone: (770) 343-6006
         Facsimile: (770) 343-6464

MEDIA AND PUBLIC RELATIONS

         Ched Hoover
         Director of Marketing
         Telephone: (770) 343-6006
         Facsimile: (770) 343-6464

ANALYSTS FOLLOWING NET.B@NK, INC.

         Morgan Keegan & Company, Inc.
         John B. Moore, Jr.
         Christopher T. Kelley
         Memphis, Tennessee
         (901) 579-4901

         Interstate/Johnson Lane
         John J. Mason
         Marguerite E. Sons
         Atlanta, Georgia
         (404) 240-5024

Quicken is a registered product of Intuit, Inc. MS Money and Explorer are registered products of Microsoft Corp. Navigator is a registered product of Netscape Communications Corp. Visa is a registered product of Visa