Form 10-K, Exhibit 13
period 1998-12-31
NETBANK INC
filed 1999-03-31
CIK 1035826

SELECTED FINANCIAL DATA



                                                                                   1998               1997             1996
                                                                              ------------      ------------       ------------
INCOME STATEMENT DATA - for the year ended December 31,:
Interest income                                                               $ 18,088,044      $  2,223,165       $      7,709
Interest expense                                                                11,424,432         1,259,743
                                                                              ------------      ------------       ------------
        Net interest income                                                      6,663,612           963,422              7,709
Provision for loan losses                                                           20,132           471,706
                                                                              ------------      ------------       ------------
        Net interest income after provision for loan losses                      6,643,480           491,716              7,709
Noninterest income                                                                 683,092            62,607             60,000
Noninterest expense                                                              5,187,390         6,131,762          3,906,891
                                                                              ------------      ------------       ------------
        Net income (loss) before income tax benefit                              2,139,182        (5,577,439)        (3,839,182)
Income tax benefit                                                               2,324,830
                                                                              ------------      ------------       ------------
        Net income (loss)                                                     $  4,464,012      $ (5,577,439)      $ (3,839,182)
                                                                              ------------      ------------       ------------
                                                                              ------------      ------------       ------------
        Net income (loss) per common share - basic                            $       0.73      $      (1.66)      $      (4.33)
        Net income (loss) per common and potential common share - diluted     $       0.70      $      (1.66)      $      (4.33)
Weighted average common shares outstanding - basic                               6,149,000         3,354,000            886,000
Weighted average common and potential common shares outstanding - diluted        6,384,000         3,354,000            886,000

BALANCE SHEET DATA - as of December 31,:
        Total assets                                                          $388,436,736      $ 93,219,809       $  1,246,449
        Total deposits                                                         283,589,151        58,726,763
        Shareholders' equity (deficit)                                          38,754,888        34,117,397           (386,073)
        Book value per share                                                          6.29              5.55              (0.31)

PERCENTAGE OF NET INCOME (LOSS) TO:
        Average total assets                                                          1.85%           (11.81%)          (616.02%)
        Average shareholders' equity (deficit)                                       12.25%           (33.07%)         (1988.84%)
        Percentage of average shareholders' equity (deficit)
         to average total assets                                                     15.13%            35.71%            (30.97%)


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL - The Company is a holding company that wholly owns Net.B@nk, formerly Atlanta Internet Bank, a federal savings bank. The Company was incorporated as a Georgia corporation on February 20, 1996, for the purpose of forming and, ultimately, operating Net.B@nk as a wholly owned federal savings bank subsidiary. During the period from February 20, 1996 to July 31, 1997, pending regulatory approval and the acquisition of a bank charter, the Company was operating as a development stage enterprise under an agreement with Carolina First Bank ("CFB"), a wholly owned subsidiary of Carolina First Corporation, whereby CFB agreed to hold and service the deposit accounts generated by the Company in exchange for 1,325,000 shares of the Common Stock valued at $3.8 million. In addition, during the period from February 20, 1996 to July 31, 1997, the Company was a party to an agreement with First Alliance/Premier Bancshares, Inc. ("First Alliance") pursuant to which the Company agreed to purchase the charter of First Alliance's subsidiary, Premier Bank, $5.0 million in loans, $5.0 million in certificates of deposit, and $2.0 million in unimpaired capital in exchange for $2.2 million in cash, 41,406 shares of the Common Stock valued at $125,000, and $75,000 in additional cash for reimbursement of direct out-of-pocket expenses. On July 11, 1997, the Company received final regulatory approval from the OTS to purchase a bank charter (the "Charter") from First Alliance. On July 31, 1997, the Company received approximately $38.4 million in net proceeds from the sale of 3,500,000 shares of its common stock in its initial public offering (the "IPO") and consummated its agreements with both First Alliance and CFB. As a result, Net.B@nk became a wholly owned subsidiary of the Company. As of December 31, 1998, the Company had 17,408 accounts and approximately $283.6 million in deposits.

FINANCIAL CONDITION - The Company's assets were $388.4 million at December 31, 1998 compared to $93.2 million at December 31, 1997. The increase of $295.2 million from December 31, 1997 to December 31, 1998 was primarily due to growth in the Company's loan portfolio resulting from its purchase of approximately $257.5 million in home equity loans and first and second mortgage loans during the year ended December 31, 1998. In addition, the Company recorded a $2.3 million deferred tax asset related primarily to previous net operating loss carryforwards which it expects to realize for tax purposes. Because the Company achieved profitability in 1998, management now believes that it is more likely than not that its deferred tax assets will be realized. Loan sale proceeds receivable of $23.2 million related to loan origination agreements with third parties has also been recorded. Total liabilities increased $290.6 million from $59.1 million at December 31, 1997 to $349.7 million at December 31, 1998, primarily due to the rapid growth of the Company's deposit portfolio as a result of marketing programs introduced by the Company in the fourth quarter of 1997. Total shareholders' equity increased $4.6 million from December 31, 1997 to December 31, 1998. The increase resulted from net income of $4.5 million and $82,000 in other comprehensive income. On February 10, 1999, the Company received net proceeds of approximately $105.0 million from the sale of 2,430,000 shares of its common stock in a public offering.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID - The following table sets forth, for the periods subsequent to the formation of Net.B@nk, information regarding the Company's average balance sheet. The average yields and rates represent the annualized rates. Information is based on average monthly balances during the year ended December 31, 1998 and the five months ended December 31, 1997.


                                                                         Year Ended December 31, 1998
                                                               ---------------------------------------------
                                                                  Average          Interest        Average
                                                                  Balance         Earned/Paid     Yield/Rate
                                                               -------------     -------------    ----------
Interest-Earnings Assets:
           Short-term investments                              $ 11,000,000      $    633,893        5.76%
           Investment securities(1)                              48,300,000         2,905,404        6.01%
           Loans receivable(2)                                  182,500,000        14,548,747        7.97%
                                                               -------------     -------------    ----------
                  Total interest-earning assets                 241,800,000        18,088,044        7.48%
Noninterest-earning assets                                        2,500,000
                                                               -------------     -------------    ----------
                  Total assets                                 $244,300,000
                                                               -------------     -------------    ----------
                                                               -------------     -------------    ----------
Interest-Bearing Liabilities - Deposits                        $177,600,000      $ 10,249,533        5.77%
Other interest-bearing liabilities - short-term borrowings       25,000,000         1,174,899        4.71%
                                                               -------------     -------------    ----------
                  Total interest-bearing liabilities            202,600,000        11,424,432        5.64%
Noninterest-bearing liabilities                                   5,700,000
                                                               -------------     -------------    ----------
                  Total liabilities                             208,300,000
Equity                                                           36,000,000
                                                               -------------     -------------    ----------
                  Total liabilities and equity                 $244,300,000
                                                               -------------     -------------    ----------
Net interest-earnings                                                            $  6,663,612
                                                               -------------     -------------    ----------
                                                               -------------     -------------    ----------
Net yield on interest-earning assets(3)                                                              2.76%
                                                               -------------     -------------    ----------
                                                               -------------     -------------    ----------



                                                               Five Months Ended December 31, 1997
                                                          --------------------------------------------
                                                             Average         Interest        Average
                                                             Balance        Earned/Paid     Yield/Rate
                                                          -----------      ------------     ----------
Interest-Earnings Assets:
        Short-term investments                            $43,800,000      $   944,743        5.34%
                Investment securities(1)                    8,900,000          183,184        7.06%
                Loans receivable(2)                        30,200,000        1,095,238        8.70%
                                                          -----------      ------------     ----------
                        Total interest-earning assets      82,900,000        2,223,165        6.44%
Noninterest-earning assets                                  2,000,000
                                                          -----------      ------------     ----------
                        Total assets                      $84,900,000
                                                          -----------      ------------     ----------
                                                          -----------      ------------     ----------
Interest-Bearing Liabilities - Deposits                   $48,700,000      $ 1,259,743        5.17%
Noninterest-bearing liabilities                             1,000,000
                                                          -----------      ------------     ----------
                        Total liabilities                  49,700,000
Equity                                                     35,200,000
                                                          -----------      ------------     ----------
                        Total liabilities and equity      $84,900,000
                                                          -----------      ------------     ----------
Net interest-earnings                                                      $   963,422
                                                          -----------      ------------     ----------
                                                          -----------      ------------     ----------
Net yield on interest-earning assets(3)                                                       2.79%
                                                          -----------      ------------     ----------
                                                          -----------      ------------     ----------


(1)  Based on amortized cost; changes in fair value are not considered.
(2)  No separate treatment has been made for non-accrual loans.
(3)  Net interest income divided by average interest-earning assets.

The following table sets forth a summary of the changes in interest income and interest expense resulting from changes in volume and rates for the periods indicated:


                                                      Year Ended December 31, 1998
                                                     as Compared to the Year Ended
                                                           December 31, 1997
                                            --------------------------------------------------
                                                Net             Increase         Increase
                                              Increase         (Decrease)        (Decrease)
                                             (Decrease)        Due to Rate1    Due to Volume(1)
                                            ------------     --------------    ---------------
Interest-Bearing Assets:
        Short-term investments             $   (310,850)     $    (58,427)     $   (252,423)
        Investment securities                 2,722,220           (50,100)        2,772,320
        Loans, gross                         13,453,509          (266,230)       13,719,739
                                            ------------     --------------    ---------------
                Total interest income        15,864,879          (374,757)       16,239,636
Interest-bearing liabilities:
        NOW accounts                             91,787             2,478            89,309
        Money market                            757,639          (104,125)          861,764
        Certificates of deposit               8,140,364           (73,172)        8,213,536
        Other borrowed funds                  1,174,899         1,174,899
                                            ------------     --------------    ---------------
                Total interest expense       10,164,689          (174,819)       10,339,508
                                            ------------     --------------    ---------------
                Net interest income        $  5,700,190      $   (199,938)     $  5,900,128
                                            ------------     --------------    ---------------
                                            ------------     --------------    ---------------


(1) The changes in interest income and/or expense not due solely to rate or volume have been allocated to the rate component.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997
GENERAL - Net income for the year ended December 31, 1998 amounted to $4.5 million, an increase of $10.1 million when compared to the $5.6 million loss for the year ended December 31, 1997. The statement of operations for the year ended December 31, 1997 reflects the Company's operations before and immediately following the acquisition of the Charter. Because it did not acquire the Charter until July 31, 1997, the Company had no earning assets prior to that date. A substantial portion of the income for the year ended December 31, 1998 resulted from the recognition of $2.3 million in tax benefits. The benefits resulted from the reversal of a valuation allowance of $3.3 million previously associated with the Company's deferred tax assets offset by income tax expense for the year ended December 31, 1998. As the Company achieved profitability during 1998, management now believes it is more likely than not that such deferred tax assets will be realized.

INTEREST INCOME - Interest income related to the Company's loan and investment portfolio for the year ended December 31, 1998 was $18.1 million as compared with $2.2 million for the year ended December 31, 1997. The increase in interest income for the year ended December 31, 1998 as compared to the year ended December 31, 1997 is a result of the growth of the operations of the Bank.

INTEREST EXPENSE - For the year ended December 31, 1998, $10.2 million in interest expense was recorded as a result of the Company's increase in customer deposits. Interest expense of $1.3 million was recorded during the year ended December 31, 1997, as the Company transferred its deposits to Net.B@nk from CFB and began paying interest on those deposits. In addition, during the year ended December 31, 1998, the Company recorded approximately $1.2 million in interest expense associated with other borrowed funds under its line of credit agreements.

NET INTEREST INCOME - Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. With the growth in the Company's operations, net interest income increased to $6.7 million for the year ended December 31, 1998, as compared to $963,000 for the year ended December 31, 1997.

PROVISION FOR LOAN LOSSES - In connection with the purchase of various loan portfolios, the Company assesses the inherent loss in the portfolios and records the necessary allowance by adjusting the premium or discount associated with each portfolio. During 1998, the Company recorded $3,586,000 as an addition to premium related to allowance for loan losses for purchased loans. In addition to this allowance, the Company then records an additional allowance relative to all loans except for those with a specific reserve already established. The Company recorded a $20,000 provision for loan losses for the year ended December 31, 1998, as compared with $472,000 recorded during the year ended December 31, 1997. The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors.

NONINTEREST INCOME - For the year ended December 31, 1998, the Company recorded approximately $683,000 in loan and deposit service charges and fees as compared with $63,000 recorded during the year ended December 31, 1997. The significant increase in service charges from the year ended December 31, 1998 to the year ended December 31, 1997 was driven by the significant increase in both the loan and deposit portfolios.

NONINTEREST EXPENSES - Noninterest expenses decreased approximately $944,000 for the year ended December 31, 1998 as compared with the year ended December 31, 1997. The primary component of the decrease during the year ended December 31, 1998 was a $1.4 million decrease in the amortization of the service contract with CFB as the service contract was fully amortized during the second quarter of 1997. In addition, salaries and benefits decreased $1.0 million as certain services were outsourced by the Company and $450,000 of bonuses were paid to the employees of the Company upon completion of the IPO in July 1997. These decreases were partially offset by increases in marketing, customer services, data processing, occupancy and other expenses as the Company moved to its new offices and began soliciting and serving new deposit customers.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD FROM FEBRUARY 20, 1996 TO DECEMBER 31, 1996
GENERAL - The Company did not have any earning assets until July 31, 1997, when it acquired the Charter. The net loss for the year ended December 31, 1997 was $5.6 million, an increase of $1.7 million when compared to the period from February 20, 1996 to December 31, 1996. The statement of operations for the period from February 20, 1996 to December 31, 1996 reflects the initial phase of the Company's operations, including the acquisition, testing and implementation of the Internet banking platform, marketing expenses, and the accrual of CFB's expense reimbursements. Under the servicing agreement with CFB, customer deposits and the related assets resulting from the Company's marketing efforts, which began in August 1996, were included in CFB's financial operations.

INTEREST INCOME - Interest income for the year ended December 31, 1997 was $2.2 million. The Company did not record a significant amount of interest income for the period from February 20, 1996 to December 31, 1996 because the Company had no investments or loans at that time. On July 31, 1997, the Company received the net proceeds from the IPO and customer deposits held by CFB and invested those funds in federal funds, mortgage-backed securities and loans purchased from CFB and an independent third party.

INTEREST EXPENSE - Because the Company did not begin soliciting deposit accounts until October 1996, it did not record any interest expense for the period from February 20, 1996 to December 31, 1996. On July 31, 1997, based on the terms of the servicing agreement with CFB and the Charter purchase agreement, CFB and First Alliance transferred approximately $47.8 million in customer deposits and related assets to the Company. The Company recorded approximately $1.3 million of interest expense during the year ended December 31, 1997. This amount includes $163,479 of net interest expense, which represents the difference between interest expense paid to customers and interest income paid to the Company by CFB at contractual rates (as set forth in the servicing agreement) prior to July 31, 1997.

NET INTEREST INCOME - Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income was $963,000 for the year ended December 31, 1997. Because the Company did not receive the Charter until July 31, 1997, the Company was not allowed to hold investments, loans, or customer deposits during the period from February 20, 1996 to December 31, 1996, and therefore, no significant amount of net interest income was recorded for the period from February 20, 1996 to December 31, 1996.

PROVISION FOR LOAN LOSSES - The Company purchased its first loans during the period from July 31, 1997 to December 31, 1997. During such period, the Company recorded a provision for loan losses of $472,000. The allowance for loan losses is maintained at a level estimated to be adequate to provide for potential losses in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors.

NONINTEREST INCOME - For the period from July 31, 1997 to December 31, 1997, the Company recorded approximately $63,000 in loan and deposit service charges and fees. Only miscellaneous management fees received of $60,000 were recorded during the period from February 20, 1996 to December 31, 1996.

NONINTEREST EXPENSES - Noninterest expenses increased $2.2 million from $3.9 million during the period from February 20, 1996 to December 31, 1998 to $6.1 million for the year ended December 31, 1998. The primary components of the increase during the year ended December 31, 1997 were an increase of $1.6 million in salaries and benefits, which reflects the payment of approximately $450,000 in bonuses to employees; the amortization of approximately $343,000 in stock plan expense; increases of $305,000, $391,000, and $236,000 in customer service, data processing and marketing, respectively, reflecting the growth of the Company's deposit base and related support functions; and an increase of approximately $260,000 in other operating expenses consisting primarily of legal and accounting fees. The above increases were offset by a $960,000 decrease in the amortization of the service contract with CFB as the service contract was fully amortized during the second quarter of 1997. The expenses for the period from February 20, 1996 to December 31, 1996 reflect only the initial phase of the Company's operations, including the acquisition, testing, and implementation of the Internet banking platform, marketing expenses, and the accrual of CFB's expense reimbursements.

STOCK OPTIONS
The Company has a 1996 Stock Incentive Plan (the "Plan"), which authorizes the grant to key employees, officers, directors, and consultants of the Company of nonqualified and incentive stock options to purchase shares of Common Stock, derivative securities related to the value of the Common Stock or cash awards. The Plan currently limits the number of shares which may be awarded to 600,000 and these shares are reserved for the Plan. The Board of Directors plans to submit to the Company's shareholders an amendment to the Plan increasing the number of shares of Common Stock issuable under the Plan to 1,250,000. Generally, the options expire ten years from the date of the grant. A summary of the status of the options granted under the Plan as of December 31, 1998, 1997, and 1996 and the activity during such periods follows:


                                                     Weighted              Weighted                Weighted
                                                     Average                Average                 Average
                                    December 31,    Exercise  December 31,  Exercise  December 31, Exercise
                                       1998           Price      1997        Price       1996        Price
                                    ------------   ---------- ------------ ---------  ------------ ---------
Outstanding at beginning of year      366,456      $    5.98    16,562      $   1.21        --     $     --
Granted                               191,000          19.49   352,875          5.82    16,562     $   1.21
Exercised                             (11,196)          3.62        --            --        --           --
Terminated                            (13,876)          6.58    (2,981)         3.62        --           --
                                    ------------   ---------- ------------ ---------  ------------ ---------
Outstanding at end of period          532,384      $   10.89   366,456      $   5.98    16,562     $   1.21
                                    ------------   ---------- ------------ ---------  ------------ ---------
                                    ------------   ---------- ------------ ---------  ------------ ---------


In connection with the issuance of some of the options issued during the year ended December 31, 1997, $390,484 of compensation expense will be recognized over the vesting period. Certain of those options vested immediately on July 28, 1997, upon completion of the IPO, and $319,704 of unamortized compensation expense was recognized. The other options vest one-third on the first anniversary of the date of issuance, one-third on the second anniversary of the date of issuance, and one-third on the third anniversary of the date of issuance. Of the vested options, 236,141 cannot be exercised and sold until July 28, 2000, in accordance with an agreement signed with the OTS. As such, of the 532,384 options outstanding as of December 31, 1998, 279,021 were exercisable.

MARKET RISK
ASSET AND LIABILITY MANAGEMENT - The Company's principal business is the originating and purchasing of loans, funded by customer deposits and, to the extent necessary, other borrowed funds. Consequently, a significant portion of the Company's assets and liabilities are monetary in nature and fluctuations in interest rates, specifically the prime rate, will affect the Company's future net interest income and cash flows. This interest rate risk is the Company's primary market risk exposure. The Company does not enter into derivative financial instruments such as futures, forwards, swaps, and options. Also, the Company has no market risk-sensitive instruments held for trading purposes. The Company's exposure to market risk is reviewed on a regular basis by its management.

The following table sets forth the interest rate risk of the Company's assets and liabilities as of December 31, 1998:


                                                                             Term to Maturity
                                    -----------------------------------------------------------------------------------------------
                                                                                                                        Over Five
                                                                        Year                                            Years and
                                          One            Two            Three          Four             Five           Insensitive
                                    -------------   -------------   ------------    -----------    ----------------  --------------
Interest-Earning
        Assets:
        Cash and cash
                equivalents         $    446,940
        Federal funds
                sold                  12,013,243
        Investment
                securities               882,178                                                                      $  58,582,884
        Stock of Federal
                Home Loan Bank
                of Atlanta                                                                                                2,000,000
        Loan sale
                proceeds
                receivable            23,202,679
        Loans receivable              42,561,397     $ 2,225,802    $ 1,483,868     $  741,934                          233,414,601
                                    -------------   -------------   ------------    -----------    ----------------  --------------
                Total interest-
                  earning
                  assets              79,106,437       2,225,802      1,483,868        741,934                          293,997,485
Noninterest earning
        assets                                                                                                           10,881,210
                Total assets       $  79,106,437     $ 2,225,802    $ 1,483,868     $  741,934                         $304,878,695
                                    -------------   -------------   ------------    -----------    ----------------  --------------
                                    -------------   -------------   ------------    -----------    ----------------  --------------
Interest-Bearing Liabilities:
        Interest-bearing
                deposits           $ 267,925,399     $ 1,128,734    $ 5,189,478     $   60,000
        Interest-free deposits                                                                                        $   9,285,540
        Other borrowed funds                                                                                             60,000,000
        Other interest-free
                liabilities and
                equity                                                                                                   44,847,585
                                    -------------   -------------   ------------    -----------    ----------------  --------------
                Total liabilities
                   and equity      $ 267,925,399     $ 1,128,734    $ 5,189,478     $   60,000                         $114,133,125
                                    -------------   -------------   ------------    -----------    ----------------  --------------
                                    -------------   -------------   ------------    -----------    ----------------  --------------
Net interest rate
        sensitivity gap            $(188,818,962)    $ 1,097,068   $ (3,705,610)    $   681,934                        $190,745,570
Cumulative gap                      (188,818,962)   (187,721,894)  (191,427,504)   (190,745,570)    $(190,745,570)
Net interest rate
        sensitivity gap
        as a percent
        of interest-
        earning assets                   (238.69)%         49.29%       (249.73)%         91.91%                              64.88%
Cumulative gap as
        a percent of
        cumulative
        interest-earning
        assets                           (238.69)%       (230.81)%      (231.15)%       (228.28)%         (228.28)%            0.00%



                                                                    Weighted
                                                                     Average
                                                                     Interest
                                           Total       Fair Value      Rate
                                     ------------   ------------    ---------
Interest-Earning
        Assets:
        Cash and cash
                equivalents             $ 446,940      $ 446,940
        Federal funds
                sold                   12,013,243     12,013,243      5.00%
        Investment
                securities             59,465,062     59,465,062      6.71%
        Stock of Federal
                Home Loan Bank
                of Atlanta              2,000,000      2,000,000
        Loan sale
                proceeds
                receivable             23,202,679     23,202,679      6.70%
        Loans receivable              280,427,602    278,607,376      7.54%
                                     ------------   ------------    ------
                Total interest-
                  earning
                  assets              377,555,526    375,735,300
Noninterest earning
        assets                         10,881,210     10,881,210
                                     ------------   ------------    ------
                Total assets         $388,436,736   $386,616,510
                                     ------------   ------------    ------
                                     ------------   ------------    ------
Interest-Bearing Liabilities:
        Interest-bearing
                deposits             $274,303,611   $274,709,385      5.54%
        Interest-free deposits          9,285,540      9,285,540
        Other borrowed funds           60,000,000     59,924,400      5.01%
        Other interest-free
                liabilities and
                equity                 44,847,585     44,847,585
                                     ------------   ------------    ------
                Total liabilities
                   and equity        $388,436,736   $388,766,910
                                     ------------   ------------    ------
                                     ------------   ------------    ------
Net interest rate
        sensitivity gap
Cumulative gap
Net interest rate
        sensitivity gap
        as a percent
        of interest-
        earning assets
Cumulative gap as
        a percent of
        cumulative
        interest-earning
        assets


The Company measures interest rate sensitivity as the difference between amounts of interest-earning assets and interest-bearing liabilities that mature within a given period of time. The difference, or the interest rate sensitivity "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. The above table does not consider interest rate adjustments on the Company's adjustable rate loans. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. In a rising interest rate environment, an institution with a positive gap would be in a better position than an institution with a negative gap to invest in higher yielding assets or have its assets yields adjusted upward, which would result in the yield on its assets increasing at a faster pace than the cost of its interest-bearing liabilities. During a period of falling interest rates, however, an institution with a positive gap would tend to have its assets maturing at a faster rate than one with a negative gap, which would tend to reduce or restrain the growth of its net interest income.

LENDING ACTIVITIES
GENERAL - At December 31, 1998 and 1997, the Company's loans receivable portfolio totaled $280.4 million and $44.9 million, or 72.2% and 48.2% of total assets, respectively. The majority of the Company's loans were purchased from other originating institutions. The Company has concentrated its purchasing activities on one- and three-year adjustable rate mortgage loans, home equity lines of credit, fixed residential mortgages and auto loans. The Company also participates in construction loans with other institutions.

LOAN PORTFOLIO COMPOSITION - The following table sets forth the composition of the Company's loan portfolio by type of loan as of December 31, 1998 and 1997:


                                             1998                      1997
                                     Amount           %        Amount          %
                                  -----------------------  -----------------------
Residential mortgages             $144,361,069       51.4  $ 13,953,501       31.0
Construction                        27,996,691       10.0     5,399,624       12.0
Commercial                           8,556,264        3.1     4,478,053       10.0
Home equity lines                   89,053,532       31.8     4,412,013        9.8
Auto                                 7,803,648        2.8    14,623,745       32.6
Personal and other                   2,656,399        0.9     2,066,471        4.6
                                  ------------      -----  ------------      -----
        Total loans               $280,427,603      100.0  $ 44,933,407      100.0
                                  ------------      -----  ------------      -----
                                  ------------      -----  ------------      -----

CONTRACTUAL PRINCIPAL REPAYMENTS - The following table sets forth certain information at December 31, 1998, regarding the dollar amount of loans maturing in the Company's total loan portfolio, based on the contractual terms to maturity. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                         Due 1 Year       Due 1-5        After 5                       Weighted
                          or Less          Years         Years           Total       Average Yield
                        ------------   ------------   ------------   ------------    -------------
Residential mortgages                                 $144,361,069   $144,361,069       7.25%
Construction            $ 27,996,691                                   27,996,691       7.75%
Commercial                 8,556,264                                    8,556,264       8.33%
Home equity lines                                       89,053,532     89,053,532       7.75%
Auto and other loans       6,008,442   $  4,451,605                    10,460,047       8.50%
                        ------------   ------------   ------------   ------------       ----
    Total               $ 42,561,397   $  4,451,605   $233,414,601   $280,427,603       7.54%
                        ------------   ------------   ------------   ------------       ----
                        ------------   ------------   ------------   ------------       ----

The following table sets forth the dollar amount of total loans due after one year from December 31, 1998, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

                                        Floating or
                         Fixed Rate   Adjustable Rate     Total
Residential mortgages   $ 58,193,633   $ 86,167,436   $144,361,069
Home equity lines                        89,053,532     89,053,532
Other loans                4,451,605                     4,451,605
                        ------------   ------------   ------------
    Total               $ 62,645,238   $175,220,968   $237,866,206
                        ------------   ------------   ------------
                        ------------   ------------   ------------

A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower and its related entities if the loans are fully secured by readily marketable securities. At December 31, 1998, the Company's limit on loans to one borrower was approximately $5.8 million (15% unimpaired capital and surplus). At December 31, 1998, the Company had not made any loans to any one borrower, including persons or entities related to the borrower, exceeding the limitation.

ASSET QUALITY AND NONPERFORMING ASSETS - During the years ended December 31, 1998 and 1997, the Company did not have any significant loans on nonaccrual status, significant loans past due 90 days or more, or restructured loans.

CONCENTRATIONS OF CREDIT RISK - At December 31, 1998, a majority of the Company's loans were with customers residing in the Western and Southeastern United States. At December 31, 1997, all of the Company's loans were with customers residing in the Southeastern United States.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level management considers adequate to provide for probable losses in the loan portfolio. As the majority of the Company's portfolio is purchased, an estimate of the loss inherent in the purchased portfolio is made and an allowance for loan losses is recorded by adjusting the premium associated with the purchased loans. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans which management deems uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be necessary in the future should economic or other conditions change substantially. In addition, the OTS, as an integral part of the examination process, periodically reviews the Company's allowance for loan losses. The agency may require the Company to recognize additions to such allowance based on their judgments about the information available to them at the time of their examination.

The following table sets forth an analysis of the Company's allowance for loan losses during the years ended December 31, 1998 and 1997:

                                                                                      December 31,
                                                                                 1998             1997
Balance - Beginning of year                                                  $   453,444
                                                                             -----------       -----------
        Allowance recorded in connection with the purchase of loan pools       3,585,926
                                                                             -----------       -----------
        Provision for loan losses                                                 20,132           471,706
                                                                             -----------       -----------
        Loans charged off:
                Residential mortgages                                           (326,852)
                Equipment leases                                                 (31,492)           (8,477)
                Auto                                                            (171,006)
                Home equity lines                                                (44,230)
                Other                                                            (13,558)           (9,785)
                                                                             -----------       -----------
                Total loans charged off                                         (587,138)          (18,262)
                                                                             -----------       -----------
Balance - End of year                                                        $ 3,472,364       $   453,444
                                                                             -----------       -----------
                                                                             -----------       -----------
Allowance for loan losses as a percent of total loans outstanding                   1.24%             1.01%
                                                                             -----------       -----------
                                                                             -----------       -----------

The following table sets forth information concerning the allocation of the Company's allowance for loan losses by loan category at December 31, 1998 and 1997:

                               December 31, 1998         December 31, 1997
                           -------------------------  ------------------------
                                        Percent of                Percent of
                                       Loans in Each             Loans in Each
                                        Category to                Category to
                             Amount        Total        Amount        Total
Residential mortgages     $1,844,473       51.4%     $   46,425       31.0%
Construction                  38,000       10.0%         52,400       12.0%
Commercial                    81,395        3.1%        112,887       10.0%
Home equity lines          1,484,221       31.8%         48,951        9.8%
Auto                           8,978        2.8%        179,984       32.6%
Other                         15,297        0.9%         12,797        4.6%
                          ----------      -----      ----------      -----
                          $3,472,364      100.0%     $  453,444      100.0%
                          ----------      -----      ----------      -----
                          ----------      -----      ----------      -----

INVESTMENT SECURITIES - The investment policy of the Company, as established by the Board of Directors, is designed primarily to provide and maintain liquidity and to generate a favorable return on investments without incurring undue interest rate risk, credit risk, and investment portfolio asset concentrations. The Company's investment policy is currently implemented by the investment committee within the parameters set by the Board of Directors.

     The Company is authorized to invest in obligations issued or fully guaranteed by the United States government, certain federal agency obligations, certain time deposits, negotiable certificates of deposit issued by commercial banks and other insured financial institutions, investment grade corporate debt securities, and other specified investments.

     Securities classified as available for sale are reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported in other comprehensive income. At December 31, 1998 and 1997, all of the Company's investment securities were classified as available for sale. At December 31, 1998 and 1997, investments in the debt and/or equity securities of any one issuer did not exceed more than 10% of the Company's shareholders' equity.

     The following table sets forth certain information relating to the Company's available-for-sale securities at December 31, 1998 and 1997:

                                                          December 31, 1998
                                         ----------------------------------------------------------
                                                                Gross
                                                       -------------------------        Estimated
                                         Amortized     Unrealized      Unrealized          Fair
                                           Cost           Gains           Losses           Value
Collateralized mortgage obligations     $58,330,285     $      --       $     2,045     $58,328,240
U.S. government agencies                    882,442            --               264         882,178
Habitat bonds and other                     254,644            --              --           254,644
                                        -----------     ----------      -----------     -----------
                                        $59,467,371     $      --       $     2,309     $59,465,062
                                        -----------     ----------      -----------     -----------
                                        -----------     ----------      -----------     -----------

                                                          December 31, 1997
                                         ----------------------------------------------------------
                                                                Gross
                                                       -------------------------        Estimated
                                         Amortized     Unrealized      Unrealized          Fair
                                           Cost           Gains           Losses           Value
Collateralized mortgage obligations      $ 8,127,863     $      --       $      --       $ 8,127,863
U.S. government agencies obligations      10,009,346            --            83,063       9,926,283
                                         -----------     ----------      -----------     -----------
                                         $18,137,209     $      --       $    83,063     $18,054,146
                                         -----------     ----------      -----------     -----------
                                         -----------     ----------      -----------     -----------

The following table sets forth the amount of the Company's investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 1998. The actual maturity of the Company's investment securities may differ from contractual maturity as certain of the Company's investment securities are subject to call provisions which allow the issuer to accelerate the maturity date of the security:

                                                         Contractually Maturing
                                           ------------------------------------------------
                                                         Weighted     Greater      Weighted
                                              5-1O        Average       Than        Average
                                              Years        Yield      1O Years       Yield
Collateralized mortgage obligations        $5,986,729      6.96%     $52,341,511     6.82%
U.S. Government and agency obligations                                   882,178     7.54%
Habitat bonds and other                        --                        254,644     3.50%
                                           ----------      ----      -----------     ----
                                           $5,986,729      6.96%     $53,478,333     6.71%
                                           ----------      ----      -----------     ----
                                           ----------      ----      -----------     ----

SOURCES OF FUNDS
GENERAL - The Company's primary sources of funds are deposits, borrowings, prepayments and maturities of outstanding loans, sales of loans, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled loan payments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company invests excess funds in overnight deposits and other short-term interest-earning assets. The Company can use cash generated through the retail deposit market, its traditional funding source, to offset the cash utilized in investing activities. The Company's available-for-sale securities and short-term interest-earning assets can also be used to provide liquidity for lending and other operational requirements. As an additional source of funds, the Company has line of credit agreements totaling $82 million. See Note 8 of the Notes to the Company's consolidated financial statements.

DEPOSITS - The Company's deposit products include a broad selection of deposit instruments, including commercial checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts and term certificate accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

     The Company utilizes nontraditional marketing methods to attract new customers and savings deposits. The Company's target market includes Internet users, on-line shoppers and special niche customers. The Company markets its products and services by placing banner advertisements on portals and Websites that it believes will attract the Bank's target customers. The Bank also derives a marketing benefit from media coverage. Additionally, the Company continually seeks to form product and marketing alliances with other financial services providers to broaden its product and service offerings and appeal to a broader customer base.

     The Company has been competitive in the types of accounts and range of interest rates it has offered on its deposit products. Deposit levels have increased during the years ended December 31, 1998 and 1997, primarily as a result of competitive rates offered by the Company and Internet advertising. The weighted average interest rate paid during the years ended December 31, 1998 and 1997, was 5.77% and 5.17%, respectively. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, the Company intends to continue to promote checking and NOW accounts as well as longer term certificates of deposit to the extent possible and consistent with asset and liability management goals.

     The following table sets forth the dollar amount of deposits and weighted average interest rates in the various types of deposit programs offered by the Company at December 31, 1998 and 1997, respectively:

                                                                      1998                                  1997
                                                    -----------------------------------------------------------------------------
                                                                               Weighted                                  Weighted
                                                                               Average                                   Average
                                                                               Interest                                  Interest
                                                       Amount      Percentage   Rate          Amount      Percentage      Rate
Demand checking accounts                            $  9,285,540      3.3%       N/A       $   293,054       0.5%          N/A
Interest bearing:
        NOW accounts                                   6,090,704      2.1%       3.49%       1,573,283       2.7%         3.28%
        Money market                                  65,325,880     23.0%       5.13%      36,534,967      62.2%         5.51%
        Certificates of deposit under $100,000       197,162,916     69.5%       5.74%      16,662,365      28.4%         6.22%
        Certificates of deposit over $100,000          5,724,111      2.1%       5.74%       3,663,094       6.2%         6.22%
                                                    ------------    -----       -----      -----------     -----         -----
           Total deposits                           $283,589,151    100.0%                 $58,726,763     100.0%
                                                    ------------    -----       -----      -----------     -----         -----
                                                    ------------    -----       -----      -----------     -----         -----

The following table presents the average balance of each deposit type and the average rate paid on each deposit type for the years ended December 31, 1998 and 1997, respectively:

                                           Year Ended December 31,   Year Ended December 31,
                                                     1998                     1997
                                          ------------------------   -----------------------
                                            Average       Average      Average     Average
                                            Balance      Rate Paid     Balance     Rate Paid
Demand checking accounts                 $  2,730,769       N/A       $ 300,000       N/A
NOW accounts                                5,423,077       1.96%     1,728,571       3.28%
Money market                               46,015,385       5.48%    33,328,571       5.51%
Certificates of deposit under $100,000    122,354,337       6.04%    11,433,435       6.22%
Certificates of deposit over $100,000       3,814,894       6.04%     2,209,423       6.22%


The following table shows maturity information for the Company's certificates of deposit at December 31, 1998:

                                              Maturity Date
                         ------------------------------------------------------
                           One Year      1 to 2           2 to 3        3 to 4
                           or Less        Years            Years         Years        Total
4.01 - 6.00%            $169,227,411    $1,128,734      $5,189,478      $60,000    $175,605,623
6.01 - 8.00%              27,281,404                                                 27,281,404
                        ------------    ----------      ----------      -------    ------------
   Total                $196,508,815    $1,128,734      $5,189,478      $60,000    $202,887,027
                        ------------    ----------      ----------      -------    ------------
                        ------------    ----------      ----------      -------    ------------

The following table sets forth the maturities of the Company's certificates of deposit having principal amounts of $100,000 or more at December 31, 1998:

Within three months                                                     $3,011,146
Over three months through six months                                       421,451
Over six months through one year                                         1,782,206
Over one year                                                              509,308
                                                                        ----------
   Total certificates of deposit with balances of $100,000 or more      $5,724,111
                                                                        ----------
                                                                        ----------

CAPITAL RESOURCES - Net.B@nk is subject to various regulatory capital requirements administered by the federal banking agencies. Failure of Net.B@nk to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Net.B@nk must meet specific capital guidelines that involve quantitative measures of Net.B@nk's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Net.B@nk's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, under regulatory guidelines, Net.B@nk may not pay a dividend to the Company if doing so would cause Net.B@nk to be less than adequately capitalized, as defined below.

     Quantitative measures established by regulation to ensure capital adequacy require Net.B@nk to maintain minimum amounts and ratios set forth in the table below. Net.B@nk's regulatory agency, the OTS, requires Net.B@nk to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 3.0%, and total risk-based capital to risk-weighted assets of 8.0%. Net.B@nk is also subject to prompt corrective action requirements set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes that as of December 31, 1998 Net.B@nk met all the capital adequacy requirements to which it was subject.

     As of December 31, 1998, the most recent notification from the OTS categorized Net.B@nk as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized Net.B@nk must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. No conditions or events have occurred since that notification that management believes would change the institution's category.

     On February 10, 1999, the Company received net proceeds of approximately $105.0 million from the sale of 2,430,000 shares of its common stock in a public offering.

     Net.B@nk's actual capital amounts and ratios as of December 31, 1998 and 1997, are as follows (dollars in thousands):


                                                                                       To Be Categorized
                                                                                      as "Well Capitalized"
                                                                        For Capital        Under Prompt
                                                                         Adequacy           Corrective
                                                      Actual             Purposes           Action Plan
                                                ----------------------------------------------------------
                                                Amount       Ratio    Amount     Ratio    Amount     Ratio
December 31, 1998
Total capital (to risk-weighted assets)         $38,297      15.36%   $19,947     8.0%    $24,934    10.0%
Core capital (to tangible assets)               $35,996       9.31%   $11,595     3.0%    $19,325     5.0%
Tangible capital (to tangible assets)           $35,996       9.31%   $ 5,798     1.5%        N/A     N/A
Tier I capital (to risk-weighted assets)        $35,996      14.44%       N/A     N/A     $14,960     6.0%

December 31, 1997
Total capital (to risk-weighted assets)         $23,652       47.8%   $ 3,956     8.0%    $ 4,948    10.0%
Core capital (to tangible assets)               $23,735       28.3%   $ 2,517     3.0%    $ 4,196     5.0%
Tangible capital (to tangible assets)           $23,735       28.3%   $ 1,259     1.5%        N/A     N/A
Tier I capital (to risk-weighted assets)        $23,735       48.0%       N/A     N/A     $ 2,969     6.0%

     Under current OTS regulations, the Company may make capital distributions in any calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (i.e., the percentage by which the Company's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirement to its assets) at the beginning of the calendar year. No regulatory approval of the capital distribution is required, but prior notice must be given to the OTS.

     During the year ended December 31, 1998, the Company and Net.B@nk entered into line of credit agreements with The Bankers Bank. The Company is a party to one such agreement and the Bank is a party to two such agreements. Under the terms of the Company's agreement, the Company may borrow 50% of the tangible equity of Net.B@nk, up to $17.0 million, using the stock of the Bank as collateral. Any amounts borrowed under this line bears interest at a fixed rate of 8.00% per annum. During the year ended December 31, 1998, the Company borrowed and repaid $12 million under the line. Under the terms of the agreements, the Bank may borrow $5.0 million under an unsecured general purpose line and 99.0% of the value of its investment securities under another line. Both of the lines bear interest at 25 basis points above the Federal Funds rate or 5.00% at December 31, 1998. Under these agreements at December 31, 1998, the Company had an outstanding borrowing of $20 million with no stated maturity secured by investment securities.

     Effective October 16, 1998, the Company borrowed $20 million from the Federal Home Loan Bank ("FHLB") at a fixed rate of 4.43%. The borrowings are callable at the two-year anniversary date. If not called at the two-year date, the borrowings extend for an additional three years at 4.43%. This borrowing is secured by the Company's investment securities. In addition, on December 2, 1998, the Company borrowed $20 million from the FHLB at 25 basis points over the Federal Funds rate (5.0% at December 31, 1998) with a maturity date of December 2, 1999. The Company pledged first mortgage loans as collateral for this borrowing.

NEW ACCOUNTING PRONOUNCEMENTS
As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards 130, REPORTING COMPREHENSIVE INCOME ("SFAS 130"), and restated prior periods to conform to the presentation required by SFAS 130. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses, net of tax, on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. The adoption of SFAS 130 had no impact on the Company's net income or shareholders' equity.

     As of April 1, 1998, the Company adopted Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"). SOP 98-1 allows for the capitalization of costs related to the development and implementation of software obtained for internal use including materials, payroll, and interest costs once the criteria of the SOP have been met. As of December 31, 1998, $592,402 of these related costs had been capitalized.

     As of December 31, 1998, the Company adopted SFAS 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 131 establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. The adoption of SFAS 131 had no effect on the Company's financial statements for the year ended December 31, 1998 because the Company only has one reportable segment.

     In June 1998, Statement of Financial Accounting Standards 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") was issued. SFAS 133 establishes standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of SFAS 133 is not expected to have a significant effect on the Company's financial statements.

YEAR 2OOO
The Company is working to resolve the potential impact of the Year 2000 on the ability of the computerized information systems it uses to accurately process information that may be date sensitive. Any of the programs the Company or its service providers use that recognize a date using "00" as the year 1900 rather than the Year 2000 could result in errors or system failures that could ultimately cause Net.B@nk or its service providers to become unable to process customer transactions. This would require the Bank to cease operations pending resolution of the problem. Such an eventuality would materially adversely affect the Company's business, financial condition, and results of operations. Accordingly, management is devoting significant attention to identifying Year 2000 issues and testing its in-house and external systems for Year 2000 compliance. To date, the Company has incurred Year 2000 remediation costs of approximately $21,000 and has budgeted approximately $35,000 for total remediation costs. The Company has been utilizing working capital to fund its Year 2000 compliance program and anticipates that it will continue to do so.

     The Company began testing its in-house information technology ("IT") systems during the second quarter of 1998 and completed such testing during the third quarter of 1998. Management has not identified, and does not anticipate, any significant risks or issues relating to non-IT systems.

     The Company is also assessing the Year 2000 compliance of its outside vendors and service providers. Because the Company primarily contracts with outside vendors for its computer application programs, management believes the Company's principal risk relating to Year 2000 issues lies in the potential inability of those vendors to process date sensitive information involving the Year 2000. The Company began testing the systems provided by these vendors for Year 2000 compliance in the third quarter of 1998, with an OTS-mandated completion date of June 30, 1999. In addition, management is contacting each of the Company's vendors to obtain a commitment that they are or will timely be Year 2000 compliant. If such assurances are not forthcoming, or if management believes for any reason that any of its vendors will not be Year 2000 compliant when required, management plans to contract with other vendors that would be able to provide similar services at similar costs. Although the Company cannot offer any assurances, management believes that such vendors are and will be available. Alternatively, the Company could bring the outsourced services in-house by licensing the applicable software and converting it to run on the Company's platforms or form a correspondent relationship with an unaffiliated Year 2000 compliant bank that could service Net.B@nk's customers and accounts until the Company could provide such services on a Year 2000 compliant basis. Management believes that the Company could implement any of the forgoing contingency plans without a material interruption in its business and without a material adverse effect on the Company's financial condition, results of operations or cash flows.

QUARTERLY FINANCIAL DATA (UNAUDITED)
Quarterly financial data for the years ended December 31, 1998 and 1997 and the period from February 20, 1996 to December 31, 1996 is summarized as follows (in thousands, except per share amounts):

                                                                        First       Second       Third        Fourth
                                                                       Quarter      Quarter      Quarter      Quarter
1998
Interest income                                                        $ 2,207      $ 4,253      $ 5,284      $ 6,343
Interest expense                                                         1,304        2,714        3,220        4,186
                                                                       -------      -------      -------      -------
        Net interest income                                                903        1,539        2,064        2,157
                                                                       -------      -------      -------      -------
Provision for loan losses                                                    4            6            6            4
                                                                       -------      -------      -------      -------
        Net interest income after provision for loan losses                899        1,533        2,058        2,153
Noninterest income                                                         123          104          190          266
Noninterest expense                                                      1,173        1,397        1,290        1,327
                                                                       -------      -------      -------      -------
        Net income (loss)  before income taxes                            (151)         240          958        1,092
Income tax benefit (expense)                                                          3,029         (345)        (359)
                                                                       -------      -------      -------      -------
        Net income (loss)                                              $  (151)     $ 3,269 $        613      $   733
                                                                       -------      -------      -------      -------
                                                                       -------      -------      -------      -------
Basic net income (loss) per common and common
        equivalent share outstanding                                   $ (0.02)     $  0.53      $  0.10      $  0.12
                                                                       -------      -------      -------      -------
Diluted net income (loss) per common and common
        equivalent share outstanding                                   $ (0.02)     $  0.51      $  0.10      $  0.11
                                                                       -------      -------      -------      -------
1997
Interest income                                                        $     6      $(1,518)     $   902      $ 1,315
Interest expense                                                           103           37          465          655
                                                                       -------      -------      -------      -------
        Net interest income (loss)                                         (97)         (37)         437          660
                                                                       -------      -------      -------      -------
Provision for loan losses                                                                            392           80
                                                                       -------      -------      -------      -------
        Net interest income (loss) after provision for loan losses         (97)         (37)          45          580
Noninterest income                                                                                    30           33
Noninterest expense                                                      1,703        1,383        1,593        1,452
                                                                       -------      -------      -------      -------
        Net loss                                                       $(1,800)     $(1,420)     $(1,518)     $  (839)
                                                                       -------      -------      -------      -------
                                                                       -------      -------      -------      -------
Basic and diluted net loss per common share outstanding $                (1.44)     $ (1.11)     $ (0.32)     $ (0.14)
                                                                       -------      -------      -------      -------
1996
Interest income                                                        $            $            $            $     8
Interest expense
                                                                       -------      -------      -------      -------
        Net interest income                                                                                         8
                                                                       -------      -------      -------      -------
Provision for loan losses
                                                                       -------      -------      -------      -------
        Net interest income after provision for loan losses                                                         8
Noninterest income                                                          40           20
Noninterest expense                                                         15           56        1,217        2,619
                                                                       -------      -------      -------      -------
        Net income (loss)                                              $    25      $   (36)     $(1,217)     $(2,611)
                                                                       -------      -------      -------      -------
                                                                       -------      -------      -------      -------
Basic and diluted net income (loss) per common share outstanding       $  0.03      $ (0.04)     $ (1.22)     $ (2.09)
                                                                       -------      -------      -------      -------
                                                                       -------      -------      -------      -------

     Basic and diluted net income (loss) per common and common equivalent share has been calculated based on the weighted average number of shares outstanding during the quarter in accordance with SFAS 128. Potential common shares have not been included in the calculation related to those quarters with a net loss because they were antidilutive. There were no potential common shares outstanding for the period from February 20, 1996 to March 31, 1996. All previously reported per share amounts have been restated to conform to SFAS 128. The total for the quarters differs from the net loss per share as shown on the statement of operations because of the issuance of shares previously recorded as stock subscriptions receivable during the years of 1997 and 1996.

CONSOLIDATED BALANCE SHEETS

                                                                                                   December 31,
                                                                                     ----------------------------------------
                                                                                          1998                       1997
                                                                                     -------------              -------------
ASSETS
CASH AND CASH EQUIVALENTS:
        Cash                                                                         $     446,940              $     250,535
        Federal funds sold                                                              12,013,243                 28,853,057
                                                                                     -------------              -------------
                Total cash and cash equivalents                                         12,460,183                 29,103,592
SECURITIES AVAILABLE FOR SALE - At fair value (amortized cost of
        $59,467,371 and $18,137,209, respectively)                                      59,465,062                 18,054,146
STOCK OF FEDERAL HOME LOAN BANK OF ATLANTA - At cost                                     2,000,000                    225,000
LOANS RECEIVABLE - Net of allowance for loan losses of
        $3,472,364 and $453,444, respectively                                          276,955,239                 44,479,963
ACCRUED INTEREST RECEIVABLE                                                              2,582,627                    372,237
FURNITURE AND EQUIPMENT - Net                                                            1,321,918                    388,508
BANK CHARTER                                                                               330,167                    344,167
DEFERRED INCOME TAXES                                                                    2,297,125
LOAN SALE PROCEEDS RECEIVABLE                                                           23,202,679
OTHER ASSETS                                                                             7,821,736                    252,196
                                                                                     -------------              -------------
                                                                                     $ 388,436,736              $  93,219,809
                                                                                     -------------              -------------
                                                                                     -------------              -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
        Deposits                                                                     $ 283,589,151              $  58,726,763
        Other borrowed funds                                                            60,000,000
        Accounts payable and accrued liabilities                                         6,092,697                    375,649
                                                                                     -------------              -------------
                                                                                       349,681,848                 59,102,412

COMMITMENTS AND CONTINGENCIES (NOTE 18)
SHAREHOLDERS' EQUITY:
        Preferred stock, no par (10,000,000 shares authorized, none outstanding)
        Common stock, $.01 par (100,000,000 shares authorized, 6,156,758 and
                6,145,562 shares issued and outstanding, respectively)                      61,568                     61,456
        Additional paid-in capital                                                      43,671,732                 43,631,314
        Unamortized stock plan expense                                                     (24,279)                   (75,689)
        Accumulated deficit                                                             (4,952,609)                (9,416,621)
        Accumulated other comprehensive loss, net of tax                                    (1,524)                   (83,063)
                                                                                     -------------              -------------
                Total shareholders' equity                                              38,754,888                 34,117,397
                                                                                     -------------              -------------
                                                                                     $ 388,436,736              $  93,219,809
                                                                                     -------------              -------------
                                                                                     -------------              -------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

                                                                                                                      Period from
                                                                                                                   February 20, 1996
                                                                                            Year Ended                  (Date of
                                                                                            December 31,             Incorporation)
                                                                                  -----------------------------      to December 31,
                                                                                      1998               1997             1996
                                                                                  ------------      ------------      ------------
INTEREST INCOME:
        Loans                                                                     $ 14,548,747      $  1,095,238
        Investment securities                                                        2,905,404           183,184
        Short-term investments                                                         633,893           944,743      $      7,709
                                                                                  ------------      ------------      ------------
                Total interest income                                               18,088,044         2,223,165             7,709
INTEREST EXPENSE:
        Deposits                                                                    10,249,533         1,259,743
        Other borrowed funds                                                         1,174,899
                                                                                  ------------      ------------      ------------
                Total interest expense                                              11,424,432         1,259,743
                                                                                  ------------      ------------      ------------
NET INTEREST INCOME                                                                  6,663,612           963,422             7,709
PROVISION FOR LOAN LOSSES                                                               20,132           471,706
                                                                                  ------------      ------------      ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                  6,643,480           491,716             7,709
                                                                                  ------------      ------------      ------------
NONINTEREST INCOME:
        Service charges and fees                                                       683,092            62,607
        Management fees                                                                                                     60,000
                                                                                  ------------      ------------      ------------
                Total noninterest income                                               683,092            62,607            60,000
                                                                                  ------------      ------------      ------------
NONINTEREST EXPENSES:
        Salaries and benefits                                                        1,429,675         2,396,347           836,427
        Amortization of service contract with affiliate                                                1,440,000         2,400,000
        Customer services                                                            1,377,635           310,285             4,951
        Marketing                                                                      694,631           524,494           288,584
        Data processing                                                                316,590           539,013           148,159
        Depreciation and amortization                                                  272,354           217,440            18,934
        Office expenses                                                                175,019           177,054            56,765
        Occupancy                                                                      147,169           107,304            19,330
        Travel and entertainment                                                        88,341            64,759            38,794
        Other                                                                          685,976           355,066            94,947
                                                                                  ------------      ------------      ------------
                Total noninterest expenses                                           5,187,390         6,131,762         3,906,891
                                                                                  ------------      ------------      ------------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT 2,139,182                                   (5,577,439)       (3,839,182)
INCOME TAX BENEFIT                                                                   2,324,830
                                                                                  ------------      ------------      ------------
NET INCOME (LOSS)                                                                    4,464,012        (5,577,439)       (3,839,182)
OTHER COMPREHENSIVE INCOME (LOSS):
        Unrealized holding gains (losses) on securities arising during years ended December 31, 1998 and 1997, net of taxes of $45,454 and
                ($42,790), respectively                                                 88,235           (83,063)
Less reclassification adjustment for gains included in
        net income, net of taxes of $ 3,450                                             (6,696)
                                                                                  ------------      ------------      ------------
                Total other comprehensive income (loss)                                 81,539           (83,063)
                                                                                  ------------      ------------      ------------
COMPREHENSIVE INCOME (LOSS)                                                       $  4,545,551      $ (5,660,502)     $ (3,839,182)
                                                                                  ------------      ------------      ------------
                                                                                  ------------      ------------      ------------
NET INCOME (LOSS) PER COMMON SHARE AND
        POTENTIAL COMMON SHARE:
                Basic                                                             $       0.73      $      (1.66)     $      (4.33)
                Diluted                                                                   0.70             (1.66)            (4.33)
WEIGHTED AVERAGE COMMON AND POTENTIAL
        COMMON SHARES OUTSTANDING:
                Basic                                                                6,149,000         3,354,000           886,000
                Diluted                                                              6,384,000         3,354,000           886,000

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                                      Unamortized
                                                                                                                       Affiliate
                                                                                                                        Service
                                                         Common        Additional      Common           Stock           Contract
                                              Common      Stock         Paid-in        Stock         Subscriptions      Expense,
                                              Shares    ($.01 Par)      Capital      Subscribed      Receivable        Net of Tax
                                           ---------   -----------     -----------  ------------    ------------       ----------
BALANCE -
        February 19, 1996
        Proceeds from issuance
                of common stock:
                Incorporation,
                February 20, 1996            759,094     $ 7,591        $ (7,362)
                March 31, 1996                49,688         497            (482)
                April 1, 1996                142,438       1,424          18,571
                September 17, 1996           298,122       2,981         997,129
        Contribution of
                services from
                affiliate                                                 31,232
        Issuance of 1,354,814
                shares of common
                stock subscriptions                                                  $3,844,185      $(4,185)        $(3,840,000)
        Issuance of 16,562
                compensatory
                stock options                                             30,000
        Amortization of stock
                plan expense
        Net loss, including
                amortization of service
                contract for the period
                from February 20, 1996
                (date of incorporation)
                to December 31, 1996                                                                                   2,400,000
                                           ---------   ---------     -----------  --------------  ------------        ----------   -
BALANCE -
        December 31, 1996                  1,249,342      12,493       1,069,088      3,844,185       (4,185)         (1,440,000)
        Proceeds from issuance
                of common stock:
                March 31, 1997                19,876         199           2,591         (2,790)       2,790
                April 2, 1997                  9,938         100           1,295         (1,395)       1,395
                July 28, 1997              3,500,000      35,000      38,216,520
                July 31, 1997              1,366,406      13,664       3,951,336     (3,840,000)
        Issuance of 163,970
                compensatory stock
                options                                                  390,484
        Amortization of service
                contract                                                                                               1,440,000
        Amortization of stock
                plan expense
        Other comprehensive
                loss
        Net loss for the year
                ended December 31,
                1997
                                           ---------   ---------     -----------  --------------  ------------        ----------   -
BALANCE -
        December 31, 1997                  6,145,562      61,456      43,631,314            --         --                    --
        Exercised stock options               11,196         112          40,418
        Other comprehensive
                income, net of tax
        Amortization of stock
                plan expense
        Net income for the year
                ended December 31,
                1998
                                           ---------   ---------     -----------  --------------  ------------        ----------   -
BALANCE -
        December 31, 1998                  6,156,758     $61,568     $43,671,732  $         --    $    --             $     --
                                           ---------   ---------     -----------  --------------  ------------        ----------   -
                                           ---------   ---------     -----------  --------------  ------------        ----------   -

                                                                   Accumulated
                                                                      Other
                                         Unamortized               Comprehensive
                                            Stock                     Income
                                            Plan     Accumulated     (Loss),
                                           Expense     Deficit      Net of Tax        Total
                                          ---------   -----------   ----------    ------------
BALANCE -
        February 19, 1996
        Proceeds from issuance
                of common stock:
                Incorporation,
                February 20, 1996                                                        $ 229
                March 31, 1996                                                              15
                April 1, 1996                                                           19,995
                September 17, 1996                                                   1,000,110
        Contribution of
                services from
                affiliate                                                               31,232
        Issuance of 1,354,814
                shares of common
                stock subscriptions
        Issuance of 16,562
                compensatory
                stock options             $ (30,000)
        Amortization of stock
                plan expense                  1,528                                      1,528
        Net loss, including
                amortization of service
                contract for the period
                from February 20, 1996
                (date of incorporation)
                to December 31, 1996                    $(3,839,182)                 (1,439,182)
                                          ---------      -----------     --------    -----------
BALANCE -
        December 31, 1996                   (28,472)     (3,839,182)                   (386,073)
        Proceeds from issuance
                of common stock:
                March 31, 1997                                                            2,790
                April 2, 1997                                                             1,395
                July 28, 1997                                                        38,251,520
                July 31, 1997                                                           125,000
        Issuance of 163,970
                compensatory stock
                options                    (390,484)                                       --
        Amortization of service
                contract                                                              1,440,000
        Amortization of stock
                plan expense                343,267                                     343,267
        Other comprehensive
                loss                                                    $(83,063)       (83,063)
        Net loss for the year
                ended December 31,
                1997                                     (5,577,439)                 (5,577,439)
                                          ---------      -----------     --------    -----------
BALANCE -
        December 31, 1997                   (75,689)     (9,416,621)     (83,063)    34,117,397
        Exercised stock options                                                          40,530
        Other comprehensive
                income, net of tax                                        81,539         81,539
        Amortization of stock
                plan expense                 51,410                                      51,410
        Net income for the year
                ended December 31,
                1998                                      4,464,012                   4,464,012
                                          ---------    -----------     --------    ------------
BALANCE -
        December 31, 1998                 $ (24,279)    $(4,952,609)    $ (1,524)   $38,754,888
                                          ---------      -----------     --------    -----------
                                          ---------      -----------     --------    -----------


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                    Period from
                                                                                                                 February 2O, 1996
                                                                                            Year Ended               (Date of
                                                                                            December 31,          Incorporation)
                                                                                       ---------------------      to December 31,
                                                                                       1998             1997            1996
                                                                                  -------------   -------------    -------------
OPERATING ACTIVITIES:
        Net income (loss)                                                         $   4,464,012   $  (5,577,439)   $  (3,839,182)
        Adjustments to reconcile net income (loss) to net cash
                used in operating activities:
                Depreciation                                                            251,147         211,607           17,406
                Amortization of service contract                                                      1,440,000        2,400,000
                Amortization of stock plan expense                                       51,410         343,267            1,528
                Amortization of premiums on investment securities                       237,040          49,331
                Amortization of premiums on purchased loans                           2,541,016         116,509
                Amortization of trademark                                                 6,417
                Amortization of Bank Charter                                             14,790           5,833
                Amortization of start-up costs                                                            2,280
                Provision for loan losses                                                20,132         471,706
                Contribution of services from affiliate                                                                  31,232
                Changes in assets and liabilities which provide
                (use) cash:
                        Increase in accrued interest receivable                      (2,210,390)       (372,237)
                        Increase in other assets                                     (7,569,540)       (142,363)        (311,799)
                        Increase in loan proceeds receivable                        (23,202,679)
                        Increase (decrease) in payables and accrued liabilities       5,717,048        (373,267)         748,916
                        Increase in deferred tax benefit                             (2,297,125)
                                                                                  -------------   -------------    -------------
                           Net cash used in operating activities                    (21,976,722)     (3,824,773)        (951,899)

INVESTING ACTIVITIES:
        Purchases of securities available for sale                                  (52,502,591)    (19,347,623)
        Purchase of Federal Home Loan Bank stock                                     (1,775,000)       (225,000)
        Principal repayments on investment securities                                11,104,635       1,161,085
        Purchase of Habitat bonds                                                      (250,000)
        Origination and purchase of loans                                          (352,665,802)    (52,909,291)
        Principal payments on loans                                                 117,703,710       7,838,834
        Purchase of Premier Bank charter                                                               (350,000)
        Capital expenditures                                                           (592,065)       (249,906)        (183,390)
        Capitalized software costs                                                     (592,492)
        Proceeds from return of equipment                                                                17,738
                                                                                  -------------   -------------    -------------
                           Net cash used in investing activities                   (279,569,605)    (64,064,163)        (183,390)

FINANCING ACTIVITIES:
        Assumption of Premier deposits                                                                5,000,000
        Transfer of deposits from affiliate                                                          42,977,650
        Other borrowed funds, net of repayments                                      60,000,000
        Increase in deposits                                                        224,862,388      10,749,113
        Advances from (repayments to) affiliate                                                        (883,606)         883,606
        Net proceeds from the sale of stock                                              40,530      38,380,705        1,020,349
                                                                                  -------------   -------------    -------------
                           Net cash provided by financing activities                284,902,918      96,223,862        1,903,955
                                                                                  -------------   -------------    -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                (16,643,409)     28,334,926          768,666
CASH AND CASH EQUIVALENTS:
        Beginning of Period                                                          29,103,592         768,666
        End of Period                                                             $  12,460,183   $  29,103,592    $     768,666
                                                                                  -------------   -------------    -------------
                                                                                  -------------   -------------    -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION -
         Cash paid during the period for interest                                 $   5,694,481   $   1,184,549
                                                                                  -------------   -------------    -------------
                                                                                  -------------   -------------    -------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997 and for the period from February 20, 1996 (Date of Incorporation) to December 31, 1996

1. ORGANIZATION AND BASIS OF PRESENTATION

Net.B@nk, Inc. (the "Company") is a bank holding company that wholly owns the outstanding stock of Net.B@nk, formerly Atlanta Internet Bank, a federal savings bank. The Company was incorporated as a Georgia corporation on February 20, 1996, for the primary purpose of forming and, ultimately, operating Net.B@nk. During the period from February 20, 1996 to July 31,1997, pending regulatory approval and the acquisition of a bank charter, the Company was operating as a development stage enterprise under an agreement with Carolina First Bank ("CFB"), a wholly owned subsidiary of Carolina First Corporation, whereby CFB agreed to hold and service the deposit accounts generated by the Internet banking operations of the Company in exchange for 1,325,000 shares of the Company's common stock valued at $3,840,000. In addition, during the period from February 20, 1996 to July 31, 1997, the Company was a party to an agreement with First Alliance/Premier Bancshares, Inc. ("First Alliance") pursuant to which the Company had agreed to purchase the charter of First Alliance's subsidiary, Premier Bank, $5 million of loans, $5 million of certificates of deposit and $2 million in unimpaired capital for $2,150,000 in cash, 41,406 shares of the Company's common stock valued at $125,000, and $75,000 in additional cash for reimbursement of direct out-of-pocket expenses.

     On July 11, 1997, the final regulatory approval from the Office of Thrift Supervision ("OTS") was received. On July 31, 1997, the Company received approximately $38.4 million in net proceeds from the sale of 3,500,000 shares of its common stock in an initial public offering and consummated its agreements with both First Alliance and CFB. As a result, Net.B@nk, a federal savings bank, became a wholly owned subsidiary of the Company.

2. ACCOUNTING POLICIES
The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant policies:

CONSOLIDATION - The consolidated financial statements of the Company include the financial statements of Net.B@nk, the Company's wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTEREST RATE RISK - The Company's assets and liabilities are generally monetary in nature, and interest rate changes have an impact on the Company's performance. The Company decreases the effect of interest rate changes on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits, and other borrowings. However, a significant change in interest rates, specifically the prime rate, could have a material effect on the Company's results of operations.

CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits due from banks, and federal funds sold to banks.

INVESTMENT SECURITIES AVAILABLE-FOR-SALE - Investment securities classified as available-for-sale are carried at fair value. Unrealized holding gains or losses, net of tax, on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold using the specific identification method. Any decreases in investment value other than temporary declines would be recognized in operations. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. As the majority of the Company's portfolio is purchased, an estimate of the loss inherent in the purchased portfolio is made and an allowance for loan losses is recorded by adjusting the premium associated with the purchased loans. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

FURNITURE AND EQUIPMENT - Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of each asset. The Company evaluates the estimated useful lives of assets on a periodic basis to determine whether events or circumstances warrant revised estimated useful lives or whether any impairment exists. Management believes no impairment existed at December 31, 1998.

BANK CHARTER - The value of the charter is being amortized on a straight-line basis over 25 years. The carrying value of the charter is periodically reviewed to assess recoverability based on expected undiscounted cash flows and operating income of Net.B@nk. Impairment would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization period of the bank charter to determine whether events or circumstances warrant revised estimates of the useful life. Management believes that no impairment of the bank charter existed at December 31, 1998.

INTEREST INCOME ON LOANS - Interest on loans is generally recorded over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due or when, in management's opinion, collectibility of such interest is doubtful.

PREMIUM ON LOANS PURCHASED - Premiums on loans purchased from third parties are capitalized and amortized over the average life of the loan as an adjustment to yield. Such premiums are classified with the loan balance to which they relate for financial reporting purposes.

INCOME TAXES - Provisions for income taxes are based upon amounts reported in the statements of income and include deferred taxes for net operating loss carryforwards and temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the temporary differences are expected to reverse. The Company records a valuation allowance when management believes it is more likely than not that deferred tax assets will not be realized.

NET INCOME (LOSS) PER SHARE - In February 1997, Statement of Financial Accounting Standards 128, Earnings Per Share ("SFAS 128") was issued. SFAS 128 establishes standards for computing and presenting earnings per share information for entities with publicly held common stock. In accordance with SFAS 128, basic net income per share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income per share is computed based on the weighted average number of common and potential dilutive common shares outstanding during the period. All previously reported per share amounts have been restated to conform to SFAS 128.

RECLASSIFICATIONS - Certain reclassifications have been made to the 1996 and 1997 financial statements to conform to the 1998 presentation.

NEW ACCOUNTING PRONOUNCEMENTS - As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards 130, REPORTING COMPREHENSIVE INCOME ("SFAS 130"), and restated prior periods to conform to the presentation required by SFAS 130. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses, net of tax, on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. The adoption of SFAS 130 had no impact on the Company's net income or shareholders' equity.

     As of April 1, 1998, the Company adopted Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"). SOP 98-1 allows for the capitalization of costs related to the development and implementation of software obtained for internal use including materials, payroll, and interest costs once the criteria of the SOP have been met.

     As of December 31, 1998, $592,402 of these related costs had been capitalized. As of December 31, 1998, the Company adopted SFAS 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 131 establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. The adoption of SFAS 131 had no effect on the Company's financial statements for the year ended December 31, 1998 because the Company only has one reportable segment-banking.

     In June 1998, Statement of Financial Accounting Standards 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133"), was issued. SFAS 133 establishes standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of SFAS 133 is not expected to have a significant effect on the Company's financial statements.

3. ACQUISITION
Effective July 31, 1997, the Company acquired all of the outstanding stock of Premier Bank, FSB for $2,150,000 in cash, 41,406 shares of the Company's common stock valued at $125,000 and $75,000 in additional cash for reimbursement of direct out-of-pocket expenses. The acquisition was accounted for as a purchase and the bank charter was recorded at $350,000. This amount is being amortized over 25 years. Revenues, net loss, and basic and diluted net loss per common share and potential dilutive common share for the Company for the year ended December 31, 1997, and for the period from February 20, 1996 to December 31, 1996 would not have been materially affected assuming the transaction had occurred on January 1, 1997 and February 20, 1996, respectively.

4. INVESTMENT SECURITIES AVAILABLE-FOR-SALE
The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities available for sale are as follows:

                                                                  Gross
                                                         ------------------------
                                         Amortized       Unrealized    Unrealized     Estimated
                                            Cost            Gains        Losses       Fair Value
At December 31, 1998
Collateralized mortgage obligations     $58,330,285                      $2,045      $58,328,240
United States government agencies           882,442                         264          882,178
Habitat bonds and other                     254,644        $   --                        254,644
                                       ------------        --------      -------     -----------
                                        $59,467,371        $   --        $2,309      $59,465,062
                                       ------------        --------      -------     -----------
                                       ------------        --------      -------     -----------
At December 31, 1997
Collateralized mortgage obligations    $  8,127,863        $   --                    $ 8,127,863
United States government agencies        10,009,346                      $83,063       9,926,283
                                       ------------        --------      -------     -----------
                                       $ 18,137,209        $   --        $83,063     $18,054,146
                                       ------------        --------      -------     -----------
                                       ------------        --------      -------     -----------

The amortized cost and estimated fair value of these securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Amortized       Estimated
                                                     Cost        Fair Value
At December 31, 1998
Due after five years through ten years           $ 5,983,682     $ 5,986,729
Due after ten years                               53,483,689      53,478,333
                                                 -----------     -----------
                                                 $59,467,371     $59,465,062
                                                 -----------     -----------
                                                 -----------     -----------

There were no significant sales, or calls of securities, for the years ended December 31, 1998 and 1997, or for the period from February 20, 1996 (date of incorporation) to December 31, 1996.

5. LOANS
The Company's primary loan strategy is to originate or purchase high credit quality packages of loans from other financial institutions. The servicing on all loan purchases is retained by the selling institutions. As of December 31, 1998, fees paid for servicing range from .25% to 3.75%. A summary of loans purchased during the year ended December 31, 1998 and 1997 follows:

        Types of Loans                             Principal        Premium         Range of Stated
          Purchased                                  Amount          Amount          Interest Rates
1998    First and second mortgages                $134,789,041     $ 5,002,363       6.12 - 16.99%
        Home equity lines                          122,746,433       7,247,263       7.25 - 13.00%
                                                  ------------     -----------      -------------
                                                  $257,535,474     $12,249,626
                                                  ------------     -----------      -------------
                                                  ------------     -----------      -------------
1997    First and second mortgages, auto and
          unsecured loans                         $ 36,804,000     $   808,832        6.0 - 12%
        Automobile leases                            6,100,000                            11.5%
                                                  ------------     -----------      -------------
                                                  $ 42,904,000     $  808,832
                                                  ------------     -----------      -------------
                                                  ------------     -----------      -------------

There were no loans purchased during the year ended December 31, 1996.

Loans are summarized as follows:

                                             December 31,
                                         1998             1997
Residential mortgages               $144,361,069      $13,953,501
Construction                          27,996,691        5,399,624
Commercial                             8,556,264        4,478,053
Home equity lines                     89,053,532        4,412,013
Auto                                   7,803,648       14,623,745
Personal and other                     2,656,399        2,066,471
                                    ------------      -----------
                                     280,427,603       44,933,407
Less allowance for loan losses         3,472,364          453,444
                                    ------------      -----------
    Total                           $276,955,239      $44,479,963
                                    ------------      -----------
                                    ------------      -----------

     The Company provides lines of credit and overdraft protection to its banking customers on a nationwide basis. At December 31, 1998 and 1997, outstanding lines of credit totaled $200,000 and $29,000, respectively, and unused commitments totaled $937,000 and $353,000, respectively. The Company's home equity lines are secured by residential property. At December 31, 1998, a majority of the Company's loans were with customers residing in the Western and Southeastern United States. At December 31, 1997, all of the Company's loans were with customers residing in the Southeastern United States.

     The Company had unearned income of $29,776 and $351,202, at December 31, 1998 and 1997, respectively.

6. ALLOWANCE FOR LOAN LOSS
An analysis of the allowance for loan losses for the years ended December 31, 1998 and 1997 follows:

                                                                       1998           1997
Balance - Beginning of year                                         $  453,444
Allowance recorded in connection with the purchase of loan pools     3,585,926
Provision for loan losses                                               20,132      $471,706
Loans charged off                                                     (587,138)      (18,262)
                                                                    ----------      --------
Balance - End of year                                               $3,472,364      $453,444
                                                                    ----------      --------
                                                                    ----------      --------

     The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan by loan basis. Amounts of impaired loans that are not probable of collection are charged off immediately. During the years ended December 31, 1998 and 1997, the Company had no significant amount of impaired loans or nonaccrual loans. The amount of impaired loans written off during the years ended December 31, 1998 and 1997 was $587,138 and $18,262, respectively. The Company had no restructured loans as of December 31, 1998 and 1997, respectively.

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and lines of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1998 and 1997, the Company had outstanding loan commitments of $47,617,700 and $8,332,568, respectively.

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

7. LOAN ORIGINATION AGREEMENTS
During the year ended December 31, 1998, the Company entered into separate agreements with three unrelated third parties whereby the Company acts as a loan originator on behalf of the third parties. Under the terms of the agreements, the third parties are required to purchase all loans, including the related servicing of these loans, originated by the Company, unless the Company elects to retain the loans. As a result of the agreements, loans originated for the third parties for which the purchase price has not yet been received are accounted for as receivables.

8.   DEPOSITS AND OTHER BORROWINGS

The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Company:


                                                         1998                         1997
                                              --------------------------------------------------------
                                                  Amount      Percentage      Amount        Percentage

Demand checking accounts                      $  9,285,540         3.3%     $    293,054         0.5%
Interest bearing:
   NOW accounts                                  6,090,704         2.1%        1,573,283         2.7%
   Money markets                                65,325,880        23.0%       36,534,967        62.2%
   Certificates of deposit under $100,000      197,162,916        69.5%       16,662,365        28.4%
   Certificates of deposit over $100,000         5,724,111         2.1%        3,663,094         6.2%
                                              ------------       -----      ------------       -----
      Total deposits                          $283,589,151       100.0%     $ 58,726,763       100.0%
                                              ------------       -----      ------------       -----
                                              ------------       -----      ------------       -----



     At December 31, 1998, the scheduled maturities of certificates of deposit were as follows:


Within three months                                $ 76,566,728
Over three months through six months                 48,393,173
Over six months through one year                     71,548,914
Over one year                                         6,378,212
                                                   ------------
Total                                              $202,887,027
                                                   ------------
                                                   ------------


     During the year ended December 31, 1998, the Company and Net.B@nk entered into line of credit agreements with The Bankers Bank. The Company is a party to one such agreement and Net.B@nk is a party to two such agreements. Under the terms of the Company's agreement, the Company may borrow 50% of the tangible equity of Net.B@nk, up to $17 million, using the stock of Net.B@nk as collateral. Any amounts borrowed under this line bears interest at a fixed rate of 8.00% per annum. During the year ended December 31, 1998, the Company borrowed and repaid $12 million under the line. Under the terms of Net.B@nk's agreements, Net.B@nk may borrow $5 million under an unsecured general purpose line and 99% of the value of its investment securities under another line. Both of the lines bear interest at 25 basis points above the Federal Funds rate (5.00% at December 31, 1998). Under these agreements at December 31, 1998, the Company has an outstanding borrowing of $20 million with no stated maturity secured by investment securities.

     Effective October 16, 1998, the Company borrowed $20 million from the Federal Home Loan Bank ("FHLB") at a fixed rate of 4.43%. The borrowings are callable at the two-year anniversary date. If not called at the two-year date, the borrowings extend for an additional three years at 4.43%. This borrowing is secured by the Company's investment securities. In addition, on December 2, 1998, the Company borrowed $20 million from the FHLB at 25 basis points over the Federal Funds rate (5.00% at December 31, 1998) with a maturity date of December 2, 1999. The Company pledged first mortgage loans as collateral for this borrowing.

9.   FURNITURE AND EQUIPMENT

Furniture and equipment as of December 31, 1998 and 1997, are summarized as follows:


                                          December 31,
                                      1998            1997
                                    ----------     ----------
Furniture and fixtures              $  234,440     $   56,145
Equipment                              284,388        190,483
Software                             1,340,663        428,306
                                    ----------     ----------
   Total                             1,859,491        674,934
Less accumulated depreciation          537,573        286,426
                                    ----------     ----------
   Furniture and equipment, net     $1,321,918     $  388,508
                                    ----------     ----------
                                    ----------     ----------


10. LEASES

The Company leases its facilities and certain other equipment under operating lease agreements. Future minimum payments as of December 31, 1998 under these leases follow:


1999                          $128,028
2000                          130,872
2001                          133,788
2002                          136,788
2003 and beyond               295,156


     Rent expense for the years ended December 31, 1998 and 1997, and for the period from February 20, 1996 (date of incorporation) to December 31, 1996, was $110,011, $91,868, and $17,850, respectively.

11. INCOME TAXES

The Company provides deferred income taxes for net operating loss carryforwards and for temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. As of December 31, 1998, the Company had state and federal net operating loss carryforwards of $6,182,993 which will expire in 2012 and 2011, if not utilized.

     The Company did not incur any income taxes during 1996 and 1997. For the year ended December 31, 1998, the Company's income tax benefit results from the reversal of the valuation allowance as of December 31, 1997, relating to net operating loss carryforwards offset by taxable income for the period. As the Company achieved profitability in 1998, management now believes that it is more likely than not that such assets will be realized, and thus, reversed the valuation allowance in accordance with SFAS 109, ACCOUNTING OF INCOME TAXES.

     As of December 31, 1998 and 1997, the Company had deferred tax assets and deferred tax liabilities as follows:


                                                          December 31,
                                                      1998            1997
                                                  -----------      -----------
Net operating loss carryforwards                  $ 2,102,218      $ 2,962,303
Allowance for loan losses                            (244,089)         165,369
Start-up costs                                        112,043          170,761
Loan premium amortization                             357,348
Other, net                                            (30,395)         (38,402)
                                                  -----------      -----------
                                                    2,297,125        3,260,031
Less valuation allowance                                 --          3,260,031
                                                  -----------      -----------
Net deferred tax asset                            $ 2,297,125      $     --
                                                  -----------      -----------
                                                  -----------      -----------



The Company's income tax benefit consists of current and deferred income tax benefit as follows:


                                                             Year Ended
                                                            December 31,
                                                                1998
                                                            -----------
Current                                                     $   (58,490)
Deferred                                                     (2,266,340)
                                                            -----------
   Income tax benefit                                       $(2,324,830)
                                                            -----------
                                                            -----------



The benefit for income taxes is reconciled to the tax computed by applying the federal statutory rate of 34% to income before income taxes as follows:


                                                   Year Ended
                                                  December 31,
                                                      1998
                                                   -----------
Income tax at statutory rate                       $   727,322
Reversal of valuation allowance                     (3,260,031)
Other                                                  207,879
                                                   -----------
   Income tax benefit                              $(2,324,830)
                                                   -----------
                                                   -----------


12.  OTHER EXPENSE
     items comprising other expense:


                                                                              February 2O,
                                                 Year Ended     Year Ended      1996 to
                                                December 31,   December 31,   December 31,
                                                    1998           1997          1996
                                                ------------   ------------   ------------
Accounting, legal and professional services       $423,290       $238,650       $ 84,183
Consultants                                           --           52,739
Annual report                                       93,395
Investor relations                                  40,011          6,946
Other                                              129,280         56,731         10,764
                                                  --------       --------       --------
                                                  $685,976       $355,066       $ 94,947
                                                  --------       --------       --------
                                                  --------       --------       --------


13.  EMPLOYEE BENEFIT PLAN

Effective December 31, 1997, the Company adopted a 401(k) plan (the "Plan") which covers substantially all of its employees. The Company, at its discretion, matches 25% of employee contributions to the Plan, up to a maximum Company contribution of 1% of an employee's compensation. The Company expensed $10,100 during 1998 related to the plan.

14.  SHAREHOLDERS' EQUITY

On March 17, 1997, the Company declared a 33.125 for one stock split of its common stock effected in the form of a stock dividend payable on the effective date of the initial public offering. All references to share and per share amounts reflect the split. Also, additional paid-in capital has been charged and common stock has been credited retroactively with $12,116 to reflect the stock split.

     On February 10, 1999, the Company received net proceeds of approximately $105,000,000 from the sale of 2,430,000 shares of its common stock in a public offering.

     Under current OTS regulations, the Company may make capital distributions in any calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (i.e., the percentage by which the Company's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirement to its assets) at the beginning of the calendar year. No regulatory approval of the capital distribution is required, but prior notice must be given to the OTS.

15.  STOCK OPTIONS

The Company has a 1996 Stock Incentive Plan (the "Plan"), which provides that key employees, officers, directors, and consultants of the Company may be granted nonqualified and incentive stock options to purchase shares of common stock of the Company, derivative securities related to the value of the common stock, or cash awards. The Plan limits the number of shares which may be awarded to 600,000 and these shares are reserved for the Plan. Generally, the options expire ten years from the date of the grant.

A summary of the status of the Plan and activity follows:


                                                      Weighted-                  Weighted-                 Weighted-
                                                      Average                     Average                   Average
                                      December 31,    Exercise   December 31,    Exercise   December 31,   Exercise
                                         1998          Price         1997          Price        1996        Price
                                        -------      ---------      -------      --------      ------      --------
Outstanding at beginning of period      366,456      $    5.98       16,562      $   1.21
Granted                                 191,000          19.49      352,875          5.82      16,562      $   1.21
Exercised                               (11,196)          3.62                       --
Terminated                              (13,876)          6.58       (2,981)         3.62
                                        -------      ---------      -------      --------      ------      --------
Outstanding at end of period            532,384      $   10.89      366,456      $   5.98      16,562      $   1.21
                                        -------      ---------      -------      --------      ------      --------
                                        -------      ---------      -------      --------      ------      --------


     In connection with the issuance of some of the options during the year ended December 31, 1997, $390,484 of compensation expense will be recognized over the vesting period. Certain of those options vested immediately on July 28, 1997, upon completion of the Initial Public Offering, and $319,704 of unamortized compensation expense was recognized. The other options vest one-third on the first anniversary of the date of issuance, one-third on the second anniversary of the date of issuance, and one-third on the third anniversary of the date of issuance. Of the vested options, 236,141 cannot be exercised and sold until July 28, 2000 in accordance with an agreement signed with the OTS. As such, of the 532,384 options outstanding as of December 31, 1998, 279,021 are exercisable.

     The following table summarizes information about stock options outstanding at December 31, 1998:


                     Number          Weighted-
                   Outstanding        Average       Weighted-     Exercisable
                       at            Remaining       Average          at
     Exercise      December 31,     Contractual     Exercise      December 31,
      Prices           1998            Life          Prices          1998
       -----         -------            ---           -----         ------
     $  1.21         140,781            8.0         $  1.21        140,781
        3.62          16,197            8.2            3.62          7,290
       10.00         173,906            8.2           10.00         86,950
       11.00          15,000            8.6           11.00          5,000
       11.25          20,000            9.0           11.25          --
       16.75           3,000            9.1           16.75          --
       15.75          62,500            9.7           15.75          9,000
       23.81         101,000           10.0           23.81         30,000



     The Company accounts for its stock-based compensation plan under Accounting Principles Board 25. The Company has adopted SFAS 123 ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"), for disclosure purposes. For SFAS 123 purposes, the fair value of each option granted under the Company's stock option plan during the years ended December 31, 1998 and 1997, and during the period from February 20, 1996 to December 31, 1996, was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:


                                                             Options Granted
                                           Options Granted    February 2O,
                            Year Ended      as of July 3O,       1996 to
                            December 31,        1997             July 29,
                               1998          (IPO Date)           1997

Fair value                  $   12.06       $    7.54          $   0.97
Expected life (years)            5               5                 5
Risk-free interest rate          4.96%           5.95%             6.2%
Dividend rate                    0.0%            0.0%              0.0%
Expected volatility             70.0%           75.0%              0.0%
Forfeiture rate                  1.0%            1.0%              0.0%



     Had compensation cost for the Company's stock options granted been determined based on the fair value at the grant dates for awards under the plan consistent with a method prescribed in SFAS 123 utilizing the assumptions described above, the Company's net income (loss) and net income (loss) per common share and potential dilutive common share for the years ended December 31, 1998 and 1997, and the period from February 20, 1996 to December 31, 1996, would have changed to the pro forma amounts indicated below:


                                                                       Period from
                                                                    February 20, 1996
                                  Year Ended        Year Ended             to
                                  December 31,      December 31,       December 31,
                                      1998              1997               1996
Net income (loss):
   As reported                   $   4,464,012     $  (5,577,439)     $  (3,839,182)
                                 -------------     -------------      -------------
   Pro forma                     $   3,959,813     $  (5,504,245)     $  (4,012,534)
                                 -------------     -------------      -------------
Net income (loss) per share:

   As reported:
      Basic                      $        0.73     $       (1.66)     $       (4.33)
                                 -------------     -------------      -------------
      Diluted                    $        0.70     $       (1.66)     $       (4.33)
                                 -------------     -------------      -------------
  Pro forma:
      Basic                      $        0.64     $       (1.64)     $       (4.53)
                                 -------------     -------------      -------------
      Diluted                    $        0.62     $       (1.64)     $       (4.53)
                                 -------------     -------------      -------------


16.  EARNINGS PER SHARE

Basic and diluted net income (loss) per common and potential common share has been calculated based on the weighted average number of shares outstanding in accordance with SFAS 128. In accordance with SFAS 128, the following schedule reconciles the numerators and denominators of the basic and diluted net income per common and potential common share. The only periods presented relate to those with net income as potential common shares would be anti-dilutive to periods with net loss.


                                                 For the Year Ended
                                                  December 31, 1998
                                        ---------------------------------------
                                          Income         Shares       Per-Share
                                        (Numerator)   (Denominator)    Amount
                                        ----------     -----------    ---------
Net income                              $4,464,012
Basic EPS                                4,464,012      6,148,884     $   0.73
                                                                      --------
Effect of Dilutive Securities -
  Options to purchase common shares                       234,822
                                        ----------     ----------     --------
Diluted EPS                             $4,464,012     $6,383,706     $   0.70
                                        ----------     ----------     --------
                                        ----------     ----------     --------


17.  CAPITAL AQEQUACY

Net.B@nk is subject to various regulatory capital requirements administered by the federal banking agencies. Failure of Net.B@nk to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Net.B@nk must meet specific capital guidelines that involve quantitative measures of Net.B@nk's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Net.B@nk's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, under regulatory guidelines, Net.B@nk may not pay a dividend to the Company if doing so would cause Net.B@nk to be less than adequately capitalized, as defined below.

     Quantitative measures established by regulation to ensure capital adequacy require Net.B@nk to maintain minimum amounts and ratios set forth in the table below. Net.B@nk's regulatory agency, the OTS, requires Net.B@nk to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 3.0%, and total risk-based capital to risk-weighted assets of 8.0%. Net.B@nk is also subject to prompt corrective action requirements set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that Net.B@nk meets all the capital adequacy requirements to which it is subject.

     As of December 31, 1998, the most recent notification from the OTS categorized Net.B@nk as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized Net.B@nk must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would have changed the institution's category.

     Net.B@nk's actual capital amounts and ratios as of December 31, 1998 and 1997, are as follows (dollars in thousands):


                                                                                    To Be Categorized
                                                                                   As Well Capitalized
                                                                                      Under Prompt
                                                                  For Capital          Corrective
                                                 Actual        Adequacy Purposes       Action Plan
                                            ----------------------------------------------------------
                                            Amount    Ratio     Amount    Ratio      Amount     Ratio
December 31, 1998
Total capital (to risk-weighted assets)     $38,297   15.36%    $19,947   8.0%       $24,934    10.0%
Core capital (to tangible assets)            35,996     9.31%    11,595   3.0%        19,325     5.0%
Tangible capital (to tangible assets)        35,996     9.31%     5,798   1.5%         N/A       N/A
Tier I capital (to risk-weighted assets)     35,996    14.44%      N/A    N/A         14,960     6.0%

December 31, 1997
Total capital (to risk-weighted assets)     $23,652    47.8%    $ 3,956   8.0%       $ 4,948    10.0%
Core capital (to tangible assets)            23,735    28.3%      2,517   3.0%         4,196     5.0%
Tangible capital (to tangible assets)        23,735    28.3%      1,259   1.5%          N/A      N/A
Tier I capital (to risk-weighted assets)     23,735    48.0%       N/A    N/A          2,969     6.0%



18.  COMMITMENTS AND CONTINGENCIES

As of December 31, 1998, the Company was a party to an agreement with BISYS Corporation ("BISYS"), which provides Net.B@nk with core bank processing services. The Company also receives operational support for the Bank's Internet banking and bill paying operations from NCR Corporation, professional programming services from Edify Corporation, item processing services from Intercept (formerly NOVA Financial Corporation), and electronic bill payment processing services from CheckFree Corporation. Under the terms of the agreements, the Company pays ongoing monthly payments for customer support and processing services.

19. RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH CFB - Certain of the Company's cash accounts and time deposits were on deposit with CFB until July 31, 1997. The Company received $0 and $7,709 in interest income related to these accounts during the year ended December 31, 1997 and for the period from February 20, 1996 to December 31, 1996, respectively. For the period from February 20, 1996 to December 31, 1996, the Company received $60,000 in management fees from CFB. The Company expensed $0, $1,217,459, and $883,606 for the years ended December 31, 1998 and 1997, and for the period from February 20, 1996 (date of incorporation) to December 31, 1996, respectively, for fees paid to CFB for various advisory, consulting, custodial services, and net interest expense. The Company recorded $31,232 in consulting expense and contributed capital for consulting services contributed by CFB during the period from February 20, 1996 to December 31, 1996. In addition, during the year ended December 31, 1997, the Company purchased $36.8 million in loans from CFB. The purchase price included a premium of $808,832. CFB continues to service these loans for a fee ranging from .375% to 2% of the loan balance. During the year ended December 31, 1998, the Company was included in a loan participation with CFB in the amount of $246,600. This loan is serviced by CFB.

OTHER TRANSACTIONS - The Company paid $60,000, $104,958, and $67,032 for the years ended December 31, 1998 and 1997, and the period from February 20, 1996 (date of incorporation) to December 31, 1996, respectively, in consulting fees to a director. In addition, the Company expensed $246,265 and $278,418 for amounts paid to a company owned by the Chairman of the Board of the Company for accounting and management services provided to the Company during the year ended December 31, 1997, and for the period from February 20, 1996 to December 31, 1996, respectively.

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                               December 31, 1998
                                                          -----------------------------
                                                            Carrying           Fair
                                                             Amount            Value
Assets:
   Cash                                                   $    446,940     $    446,940
   Federal funds sold                                       12,013,243       12,013,243
   Securities available for sale                            59,465,062       59,465,062
   Loans                                                   280,427,603      278,607,376
   Loan sale proceeds receivable                            23,202,679       23,202,679
Liabilities:
   Noninterest bearing deposits                              9,285,540        9,285,540
   Interest bearing deposits - certificates of deposit     202,887,027      203,292,801
   Interest bearing deposits - other                        71,416,584       71,416,584
   Other borrowed funds                                     60,000,000       59,924,400


                                                               December 31, 1997
                                                          -----------------------------
                                                            Carrying           Fair
                                                             Amount            Value
Assets:
   Cash                                                    $   250,535     $   250,535
   Federal funds sold                                       28,853,057      28,853,057
   Securities available for sale                            18,054,146      18,054,146
   Loans                                                    44,933,407      46,109,296
Liabilities:
   Noninterest bearing deposits                                293,054         293,054
   Interest bearing deposits - certificates of deposit      20,325,459      20,478,013
   Interest bearing deposits - other                        38,108,250      38,108,250



     The carrying amounts of cash and due from banks and federal funds sold are a reasonable estimate of their fair value due to the short-term nature of these financial instruments. The fair value of investment securities and loans is based on quoted market prices and dealer quotes. The fair value of time deposits and other borrowed funds is estimated by discounting the future cash flows using Net.B@nk's current interest rates for such financial instruments.

     As required by SFAS 107, demand deposits are shown at their face value. No additional value has been ascribed to core deposits, which generally bear a low rate of or no interest and do not fluctuate in response to changes in interest rates.

     The fair value estimates presented herein are based on pertinent information available to management at December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

21. CONDENSED FINANCIAL STATEMENTS OF THE COMPANY (PARENT ONLY)

     As of December 31, 1996, Net.B@nk was not a subsidiary of the Company. Therefore, the Company's financial statements as of December 31, 1996, include only parent company amounts. The condensed balance sheets of the Company (parent only) as of December 31, 1998 and 1997 follow:

Condensed Balance Sheets


                                                                 December 31
                                                            1998             1997
Assets:
   Cash                                                 $     44,398      $ 10,122,666
   Investment in subsidiary                               38,426,644        23,734,818
   Other assets                                              283,846           269,357
                                                        ------------      ------------
      Total assets                                      $ 38,754,888      $ 34,126,841
                                                        ------------      ------------
                                                        ------------      ------------
Liabilities                                             $       --        $      9,444
Shareholders' equity:
   Common stock                                               61,568            61,456
   Additional paid-in capital                             43,671,732        43,631,314
   Unamortized stock plan expense                            (24,279)          (75,689)
   Accumulated deficit                                    (4,952,609)       (9,416,621)
   Accumulated other comprehensive loss, net of tax           (1,524)          (83,063)
                                                        ------------      ------------
      Total shareholders' equity                          38,754,888        34,117,397
                                                        ------------      ------------
                                                        $ 38,754,888      $ 34,126,841
                                                        ------------      ------------
                                                        ------------      ------------



     The condensed statements of operations and comprehensive income and cash flows for years ended December 31, 1998 and 1997 follow:

Condensed Statements of Operations and Comprehensive Income (Loss)


                                               Year Ended      Year Ended
                                               December 31,    December 31,
                                                   1998             1997
Net interest income                            $   162,006      $    87,984
Expenses                                           (58,281)      (4,150,859)
                                               -----------      -----------
Income (loss) before income (loss) of Bank         103,725       (4,062,875)
Income (loss) of Bank                            4,360,287       (1,514,564)
                                               -----------      -----------
Net income (loss)                                4,464,012       (5,577,439)
Other comprehensive income (loss) of Bank           81,539          (83,063)
                                               -----------      -----------
Comprehensive income (loss)                    $ 4,545,551      $(5,660,502)
                                               -----------      -----------
                                               -----------      -----------



CONDENSED STATEMENTS OF CASH FLOWS

                                                           Year Ended         Year Ended
                                                           December 31,      December 31,
                                                               1998              1997
                                                           ------------      ------------
Operating activities:
   Net income (loss)                                       $  4,464,012      $ (5,577,439)
   Adjustments to reconcile net income (loss)
     to net cash used by operating activities:
      Amortization                                               51,410         1,783,266
      (Income) loss of subsidiary                            (4,360,287)        1,514,564
      Changes in assets and liabilities:
         (Increase) decrease in other assets                    (14,489)          125,363
         Decrease in other liabilities                           (9,444)       (1,623,078)
            Net cash used by operating activities               131,202        (3,777,324)
                                                           ------------      ------------
Investing activities - investment in subsidiary             (10,250,000)      (25,249,381)
Financing activities - net proceeds from sale of stock           40,530        38,380,705
(Decrease) increase in cash and cash equivalents            (10,078,268)        9,354,000
                                                           ------------      ------------
Cash:
   Beginning of year                                         10,122,666           768,666
   End of year                                             $     44,398      $ 10,122,666
                                                           ------------      ------------
Supplemental disclosure of cash flow information:
Cash paid during the year for:
      Interest                                             $     23,111      $    163,479
                                                           ------------      ------------


Independent auditors' report
Board of Directors and Shareholders
Net.B@nk, Inc.

     We have audited the consolidated balance sheets of Net.B@nk, Inc. and its subsidiary (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1997, and the period from February 20, 1996 (date of incorporation) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, and the period from February 20, 1996 (date of incorporation) to December 31, 1996 in conformity with generally accepted accounting principles.


DELLOITTE & TOUCHE LLP

Atlanta, Georgia
February 16, 1999

Net.B@nk, Inc.

Board of Directors and Executive Officers

     T. STEPHEN JOHNSON, Chairman, began his 25-year career in banking at Trust Company Bank of Georgia (now SunTrust) and currently serves as President of T. Stephen Johnson & Associates, Inc., a bank consulting firm.

     D.R. GRIMES, Vice Chairman, Chief Executive Officer, formerly served as Chief Technology Officer with Servantis Systems, Inc. (SSI), which was acquired by CheckFree Corporation. His 25-year career in banking and banking technology was initiated at Trust Company Bank of Georgia.

     ROBERT E. BOWERS, Director, Chief Financial Officer, is a CPA, and previously served as CFO for CheckFree Corporation. He served as a Director and CFO of SSI before it was acquired by CheckFree.

     WARD H. CLEGG, Director, also serves as a director of Resource BancShares Corporation. Additionally, he has worked with the Company on a consulting basis.

     J. STEPHEN HEARD, Director, is Area Vice President of Hartford Computer Group, Inc., having retired from IBM after a 30-year career in marketing, sales and systems engineering.

     MARY E. JOHNSON, Corporate Secretary (Non-Director), has served as Controller of T. Stephen Johnson & Associates, Inc. since 1986 and is a director of Chattahoochee National Bank.

     ROBIN C. KELTON, Director, is Chairman of Kelton International Ltd., an investment banking firm based in London and New York specializing in the banking and insurance industries.

     THOMAS H. MULLER, JR., Director, is Chief Financial Officer of SpectRx, Inc, a medical device company, and is President of Muller & Associates, a firm providing financial management services to entrepreneurial enterprises.

     DONALD S. SHAPLEIGH, JR., Director, President, Chief Operating Officer, has worked over 23 years in senior-level retail and corporate banking positions for Bank South, N.A. and SouthTrust Bank.

     W. JAMES STOKES, Director, serves as Managing Director of the Southeast Bank Fund. Formerly a bank regulator, he also serves as Senior Vice President and Head of Analysis of T. Stephen Johnson & Associates, Inc.

     MACK I. WHITTLE, JR., Director, has served as President and Chief Executive Officer of Carolina First Corporation since 1986. He is also a director of Carolina First Corporation and Carolina First Bank.

     THOMAS L. CABLE has served as Chief Technology Officer of the Company and the Bank since May 1997.

     CATHERINE STOREY has served as Operations Manager of the Company and the Bank since July 1998.

     JEFFREY B. WATSON has served as Senior Lending Officer of the Bank since 1997.

PRICE RANGE OF COMMON STOCK

     Since February 5, 1999, the Common Stock has been traded on the Nasdaq National Market under the symbol "NTBK." From July 28, 1997 to February 5, 1999, the stock was traded on the Nasdaq SmallCap Market under the same symbol. The table at right sets forth for the periods indicated the high and low bid prices per share of Common Stock as reported on the Nasdaq SmallCap Market and Nasdaq National Market.


                                                          High           Low
1997
        Third quarter (commencing July 28, 1997)         $13.25        $  8.63
        Fourth quarter                                   $12.38        $  9.13

1998
        First quarter                                     $25.25        $11.25
        Second quarter                                    $31.63        $22.00
        Third quarter                                     $36.38        $15.75
        Fourth quarter                                    $35.44        $10.75

1999
        First quarter (through March 1, 1999)             $68.25        $26.00


     On March 9, 1999, there were approximately 6,800 beneficial owners and 90 holders of record of Common Stock.


DIVIDENDS

     We have not declared or paid any cash or other dividends on the Common Stock. For the foreseeable future, we intend to retain earnings to grow our business and strengthen our capital base. In addition, the Office of Thrift Supervision regulates the dividends that the Bank can pay to the Company.

Net.B@nk(TM)
Corporate Headquarters
Net.B@nk, Inc.
P.O. Box 2368
Alpharetta, Georgia  30023-2368
(770) 343-6006

CORPORATE & NEW ACCOUNT INFORMATION

For more information about Net.B@nk, Inc. or to open an account with Net.B@nk, visit our web site at http://www.netbank.com.

STOCK LISTING AND SYMBOLS

The Company's common stock is traded on the Nasdaq National Market Systems under the symbol "NTBK".

TRANSFER AGENT AND REGISTRAR

For information relating to stock certificates, changes of address, or transfer of ownership, contact: SunTrust Bank, Atlanta 58 Edgewood Avenue Suite 225 Atlanta, Georgia 30303 (404) 588-7815 or (800) 568-3476

LEGAL COUNSEL

Powell, Goldstein, Frazer & Murphy LLP
16th Floor
191 Peachtree Street, NE
Atlanta, Georgia  30303

INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP
15th Floor
191 Peachtree Street
Atlanta, Georgia  30303

ANNUAL MEETING

The Annual Meeting of Net.B@nk Shareholders will be held at the Country Club of the South, Gallery Room, 4100 Old Alabama Road, Alpharetta, Georgia on Thursday, April 22, 1999, at 10:00 a.m.

FINANCIAL INFORMATION AND CORPORATE REPORTS

Analysts and investors seeking information about Net.B@nk Inc. may contact the CFO. Annual reports, quarterly shareholder reports, quarterly Form 10Qs, and copies of Net.B@nk's Annual Report on Form 10K, as filed with the Securities Exchange Commission, are available on our web site and upon written request without charge. Please direct your requests to:

               Robert E. Bowers
               Chief Financial Officer
               Net.B@nk, Inc.
               950 North Point Parkway
               Suite 350
               Alpharetta, Georgia  30005
               Telephone: (770) 343-6006
               Facsimile: (770) 343-9344

               Media and Public Relations
               Eve McDowell
               Director of Marketing
               Telephone: (770) 343-6006
               Facsimile: (770) 343-9344

               Analysts Following Net.B@nk, Inc.
               Bear, Stearns & Co. Inc.
               Scott Ehrens
               Sean Ryan
               New York, New York
               (212) 272-2000

               Morgan Keegan & Company, Inc.
               Christopher T. Kelley
               Memphis, Tennessee
               (901) 579-4559

               Raymond James
               Richard Bove
               St. Petersburg, Florida
               (727) 573-3800