Form 10-K405, Exhibit 13
period 1999-12-31
NETBANK INC
filed 2000-03-30
CIK 1035826

SELECTED CONSOLIDATED FINANCIAL DATA (in 000's, except per share amounts)



                                                                                                                      Period from
                                                                                                                      February 20,
                                                                                                                     1996 (Date of
                                                                                                                   Incorporation) to
                                                                                                                      December 31,
                                                                       1999              1998              1997             1996

Income Statement Data:
Interest income                                                  $    54,773       $    18,088      $     2,223       $         8
Interest expense                                                      31,401            11,425            1,260              --
                                                                      ------            ------            -----
         Net interest income                                          23,372             6,663              963                 8
Provision for loan losses                                                107                20              471               --
                                                                         ---                --              ---
         Net interest income after provision for loan losses          23,265             6,643              492                 8
Non-interest income                                                    1,659               683               63                60
Non-interest expense                                                  20,560             5,187            6,132             3,907
                                                                      ------             -----            -----             -----
         Income (loss) before income taxes                             4,364             2,139           (5,577)           (3,839)
Income tax benefit (expense)                                          (1,316)            2,325               --                --
                                                                      ------             -----            ------            ------
         Net income (loss)                                       $     3,048       $     4,464      $    (5,577)      $    (3,839)
                                                                 -----------       -----------      -----------       -----------
         Net income (loss) per common share - basic              $      0.11       $      0.24      $      0.55)      $     (1.44)
         Net income (loss) per common and potential
                  common share - diluted                         $      0.11       $      0.23      $     (0.55)      $     (1.44)
Weighted average shares outstanding - basic                           27,052            18,447           10,062             2,658
Weighted average shares outstanding - diluted                         28,045            19,152           10,062             2,658

Balance Sheet Data -D At Period End:

         Total assets                                            $ 1,257,885       $   388,437      $    93,220       $     1,246
         Total deposits                                          $   653,901       $   283,589      $    58,727       $      --
         Total debt                                              $   355,935       $    60,000      $      --         $      --
         Shareholders' equity (deficit)                          $   238,421       $    38,755      $    34,117       $      (386)
         Book value per share                                    $      8.11       $      2.10      $      1.85       $     (0.10)

Percentage of Net Income (Loss) to:

         Average total assets (ROA)                                     0.37%             1.85%          (11.81)%             N/M
         Average shareholders' equity (deficit) (ROE)                   2.20%            12.25%          (33.07)%             N/M
         Percentage of average shareholders' equity
                  (deficit) to average total assets                    16.84%            15.13%           35.71%           (30.97)%
Number of accounts at period end                                          66                17                5              --

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

GENERAL - NetBank, Inc. is a holding company that wholly owns NetBank-Registered Tradmark- a federal savings bank. NetBank, Inc. was incorporated as a Georgia corporation on February 20, 1996. As of December 31, 1999, NetBank had 66,000 accounts and $653.9 million in deposits. On May 14, 1999, we effected a three-for-one split of our common stock in the form of a stock dividend paid to shareholders of record as of the close of business on April 23, 1999. All references to share and per share amounts reflect the split.

FINANCIAL CONDITION - Our assets were $1.3 billion at December 31, 1999 compared to $388.4 million at December 31, 1998. The increase of $869.4 million from December 31, 1998 to December 31, 1999 was primarily the result of the investment of funds received from an increase in customer deposits of $370.3 million, $199.0 million of net proceeds we received from offerings of common stock in February and June 1999, $111.3 million in net proceeds from the offering of $115.0 million in convertible subordinated notes in June 1999, and a $184.0 million increase in other borrowings. The proceeds from both the February and June 1999 offerings of common stock and debt and the increase in customer deposits and other borrowings are being invested in federal funds sold, investment securities, which increased $367.5 million, and loans, which increased $502.5 million. The resulting interest income on these investments is being used to fund increased infrastructure and operating costs resulting from growth and a widespread marketing campaign to increase public awareness of the NetBank name and our products and services.

Total liabilities increased $669.8 million to $1.0 billion at December 31, 1999 from $349.7 million at December 31, 1998 primarily due to the rapid growth of our deposit portfolio of $370.3 million as a result of our widespread marketing campaign introduced during the first quarter of 1999, the issuance of $115.0 million in convertible subordinated debentures during June 1999, and a $184.0 million increase in other borrowed funds during the year ended December 31, 1999. During the year ended December 31, 1999, NetBank obtained eight new advances from the Federal Home Loan Bank ("FHLB") totaling $264.0 million and paid off two advances from the FHLB totaling $60.0 million. NetBank entered into and repaid reverse repurchase agreements totaling $94.2 million during the year. NetBank borrowed an additional $36.0 million under a line of credit agreement and repaid the entire $56.0 million due under that line during the year ended December 31, 1999.

Total shareholders' equity increased $199.7 million from December 31, 1998 to December 31, 1999 primarily due to the receipt of approximately $199.0 million from the sale of 7.3 million and 3.5 million shares of our common stock in a public offering in February and June 1999, respectively.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID - The following table sets forth, for the periods subsequent to our formation, information regarding our average balance sheet (in 000's). The average yields and rates represent annualized rates. Information is based on average monthly balances during the years ended December 31, 1999 and 1998 and the five months ended December 31, 1997 (period after obtaining bank charter).


                                                         YEAR ENDED DECEMBER 31, 1999
                                                         ----------------------------
                                                      AVERAGE       INTEREST          AVERAGE
                                                      BALANCE     EARNED/PAID       YIELD/RATE
Interest-earning assets:
         Short-term investments                       $ 42,906     $  2,274             5.3%
         Investment securities(1)                      191,841       13,237             6.9%
         Loans receivable(2)                           503,359       39,262             7.8%
                                                      --------      -------             ---
              Total interest-earning
               assets                                  738,106       54,773             7.4%
Non-interest-earning assets                             21,695
                                                      --------
                Total assets                          $759,801
                                                      --------
                                                      --------
Interest-bearing liabilities:
  Deposits:
          NOW accounts                                $ 19,200     $    576             3.0%
          Money market                                 146,591        7,501             5.1%
          Certificates of deposit                      253,513       14,508             5.7%
          Other borrowed funds                          89,383        5,363             6.0%
          Convertible subordinated
          debt                                          71,938        3,453             4.8%
                                                      --------     --------             ---
          Total interest-bearing
                             liabilities               580,625       31,401             5.4%
Non-interest-bearing liabilities                        14,385
                                                      --------
          Total liabilities                            595,010
Shareholders' equity                                   164,791
                                                      --------
          Total liabilities and
          shareholders' equity                        $759,801
                                                      --------
                                                      --------

Net interest earnings                                             $  23,372
                                                                  ---------
                                                                  ---------
Net yield on interest-earning
         assets(3)                                                                      3.2%
                                                                                        ===


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


                                                              YEAR ENDED
                                                          DECEMBER 31, 1998
                                                          -----------------
                                                AVERAGE        INTEREST    AVERAGE
                                                BALANCE      EARNED/PAID  YIELD/RATE
Interest-earning assets:
         Short-term investments                $ 11,000      $    634       5.8%
         Investment securities(1)                48,300         2,905       6.0%
         Loans receivable(2)                    182,500        14,549       8.0%
                                                -------        ------       ---
         Total interest-earning
                      assets                    241,800        18,088       7.5%
Non-interest-earning assets                       2,500
                                                  -----
                    Total assets               $244,300
                                               ========
Interest-bearing liabilities:
         Deposits:
                  NOW accounts                 $  3,533      $    106       3.0%
                  Money market                   47,809         2,522       5.3%
                  Certificates of deposit       123,803         7,622       6.2%
                  Other borrowed funds           25,000         1,175       4.7%
                                                 ------         -----       ---
                  Total interest-bearing
                  liabilities                   200,145        11,425       5.7%
Non-interest-bearing liabilities                  8,155
                                                  -----
                    Total liabilities           208,300
Equity                                           36,000
                                                 ------
                    Total liabilities and
                      shareholders' equity     $244,300
                                               ========
Net interest earnings                                        $  6,663
                                                             ========
Net yield on interest-earning
         assets(3)                                                          2.8%
                                                                             ===


                                                       FIVE MONTHS ENDED
                                                       DECEMBER 31, 1997
                                                       -----------------
                                               AVERAGE       INTEREST    AVERAGE
                                               BALANCE     EARNED/PAID  YIELD/RATE
Interest-earning assets:
         Short-term investments                $43,800      $   945       5.3%
         Investment securities(1)                8,900          183       7.1%
         Loans receivable(2)                    30,200        1,095       8.7%
                                                ------        -----       ---
                    Total interest-earning
                      assets                    82,900        2,223       6.4%
Non-interest-earning assets                      2,000
                                                 -----
                    Total assets               $84,900
                                               =======
Interest-bearing liabilities -D
         deposits                              $48,700      $ 1,260       5.2%
Non-interest-bearing liabilities                 1,000
                                                 -----
                    Total liabilities           49,700
Shareholders' equity                            35,200
                    Total liabilities and
                      shareholders' equity     $84,900
                                               =======
Net interest earnings                                       $   963
                                                             =======
Net yield on interest-earning
         assets(3)                                                        2.8%
                                                                           ===


(1) Based on amortized cost; changes in fair value are not considered.
(2) No separate treatment has been made for non-accrual loans.
(3) Net interest income divided by average interest-earning assets.

The following table sets forth a summary of the changes in interest income and interest expense resulting from changes in volume and rates for the periods indicated (in 000's):


                                               YEAR ENDED DECEMBER 31, 1999
                                                 COMPARED TO THE YEAR ENDED
                                                       DECEMBER 31, 1998
                                                       -----------------
                                               NET          INCREASE          INCREASE
                                             INCREASE      (DECREASE)        (DECREASE)
                                            (DECREASE)     DUE TO RATE(1)  DUE TO VOLUME(1)
Interest-bearing assets:
         Short-term investments                $ 1,640       $  (215)       $ 1,855
         Investment securities                  10,332         1,727          8,605
         Loans, gross                           24,713        (1,007)        25,720
                                                ------        ------         ------
                  Total interest income         36,685           505         36,180
Interest-bearing liabilities:
         NOW accounts                              470           113            357
         Money market                            4,979          (268)         5,247
         Certificates of deposit                 6,886          (956)         7,842
         Other borrowed funds                    4,188         1,162          3,026
         Convertible subordinated debt           3,453          --            3,453
                                                 -----                        -----
                  Total interest expense        19,976            51         19,925
                                                ------            --         ------
                  Net interest income          $16,709       $   454        $16,255
                                               =======       =======        =======


                                                     YEAR ENDED DECEMBER 31, 1998
                                                    COMPARED TO THE FIVE MONTHS ENDED
                                                            DECEMBER 31, 1997
                                                            -----------------
                                                 NET              INCREASE        INCREASE
                                               INCREASE          (DECREASE)      (DECREASE)
                                              (DECREASE)        DUE TO RATE(1) DUE TO VOLUME(1)
Interest-bearing assets:
         Short-term investments                $   (311)       $    (59)       $   (252)
         Investment securities                    2,722             (50)          2,772
         Loans, gross                            13,454            (266)         13,720
                                                 ------            ----          ------
                  Total interest income          15,865            (375)         16,240
Interest-bearing liabilities:
         NOW accounts                                92               3              89
         Money market                               758            (104)            862
         Certificates of deposit                  8,140             (74)          8,214
         Other borrowed funds                     1,175            --             1,175
                                                  -----                           -----
                  Total interest expense         10,165            (175)         10,340
                                                 ------            ----          ------
         Net interest income                   $  5,700        $   (200)       $  5,900
                                               ========        ========        ========

(1) The changes in interest income and/or expense not due solely to rate or volume have been allocated to the volume component.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999
COMPARED TO THE YEAR ENDED DECEMBER 31, 1998
GENERAL - Net income for the year ended December 31, 1999 was $3.0 million, a decrease of $1.4 million compared to $4.5 million in net income for the year ended December 31, 1998. The decrease in net income was the result of the recognition of a one-time federal income tax benefit of $3.3 million recorded in 1998 related to operating losses incurred in 1996 and 1997 that were recognized once we achieved profitability during the year ended 1998. Income before income taxes increased $2.2 million for the year ended December 31, 1999 to $4.4 million as compared to $2.1 million for the year ended December 31, 1998. This increase was due to the $496.3 million increase in average interest earning assets coupled with less than incremental growth in non-interest expense.

INTEREST INCOME - Interest income related to our loan and investment portfolio for the year ended December 31, 1999 was $54.8 million compared to $18.1 million for the year ended December 31, 1998. The increase in interest income was the result of the growth of our loan portfolio from $277.2 million at December 31, 1998 to $779.7 million at December 31, 1999, a 181.2% increase, and the growth in our investment portfolio from $61.5 million at December 31, 1998 to $429.0 million at December 31, 1999, a 598.0% increase. The significant increase in the loan portfolio was primarily due to the purchase of $665.2 million in loans during the year ended December 31, 1999. Loan yields averaged 8.0% for the year ended December 31, 1998 as compared to 7.8% for the year ended December 31, 1999. This decrease in loan yields is primarily the result of a change in the composition of our loan portfolio from 31.0% to 61.0% in first and second residential mortgages, which carry a lower yield. The investment portfolio grew as proceeds from the increase in customer deposits, FHLB advances, and NetBank's two common stock offerings and one debt offering during the year ended December 31, 1999 were invested. The yield on the investment portfolio was 6.0% for the year ended December 31, 1998 as compared with 6.9% for the year ended December 31, 1999. The increase in investment yield was primarily due to an increase in interest rates during the year.

INTEREST EXPENSE - For the year ended December 31, 1999, $22.6 million in interest expense on deposits was recorded compared to $10.3 million for the year ended December 31, 1998 as a result of an approximately 130.6% increase in customer deposits from $283.6 million at December 31, 1998 to $653.9 million at December 31, 1999. In addition, due to declining interest rates in late 1998 and early 1999, interest paid on average deposits decreased from 5.7% for the year ended December 31, 1998 to 5.3% for the year ended December 31, 1999. Also, during the year ended December 31, 1999, we recorded approximately $8.8 million in interest expense associated with our advances from the FHLB, con-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

vertible subordinated notes issued during June 1999, and short-term borrowings.

NET INTEREST INCOME - Net interest income is determined by our interest rate spread, which is the difference between the yield earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income was $23.4 million for the year ended December 31, 1999 compared to $6.7 million for the year ended December 31, 1998. The increase in net interest income resulted from the increase in interest income earned from increased loans and investment securities, offset by the increase in interest expense associated with the growth in our deposit base from December 31, 1998 to December 31, 1999.

PROVISION FOR LOAN LOSSES - In connection with the purchase of loan portfolios, we assess the inherent loss in the portfolios and record the necessary allowance by adjusting the premium associated with each portfolio. During the year ended December 31, 1999, we recorded $5.8 million as an addition to premiums related to allowance for loan losses for loans purchased during the year. We also recorded a provision for loan losses of $0.1 million related to originated loans. This compares to a provision of $20,000 recorded during the year ended December 31, 1998. We periodically review the performance of our loan portfolio by reviewing chargeoffs, delinquency statistics and industry statistics on a pool by pool basis for our purchased portfolio and a loan by loan basis for our originated loans. If a decline in credit quality for a specific pool or a loan is noted, we record an additional allowance through a charge to the provision for loan losses. The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. We determine the adequacy of the allowance based upon reviews of individual and pools of loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors.

NON-INTEREST INCOME - For the year ended December 31, 1999, we recorded approximately $1.7 million in non-interest income compared to $0.7 million recorded during the year ended December 31, 1998. Of the $1.7 million in non-interest income recorded, $1.2 million relates to loan and deposit service charges and fees. The increase in service charges was a result of increased deposit fee income as a result of the significant increase in customer deposits and increased first mortgage origination fee income. The remaining $0.5 million of non-interest income for the year ended December 31, 1999 represents gains on securities sold, arising out of a re-alignment of our investment securities portfolio during 1999.

NON-INTEREST EXPENSES - Non-interest expenses include all operating expenses including salaries and benefits, marketing, general and administrative expenses (excluding interest expense, provision for loan losses and income taxes). Non-interest expense increased approximately 296.3%, or $15.4 million, for the year ended December 31, 1999 as compared with the year ended December 31, 1998. This increase was primarily the result of increases in marketing ($6.7 million), customer services ($3.4 million), and salaries and benefits ($2.1 million). Marketing increased as NetBank launched an expanded marketing initiative including nationwide radio and print advertising campaigns designed to build public awareness of NetBank and establish "NetBank" as the brand of choice among Internet users. Customer services increased as NetBank expanded its deposit base, increasing incremental expenses such as outsourced call center support services, postage, telephone and loan servicing fees, and continued to provide free checking services. Salaries and benefits increased as we continued to add employees to support the rapid growth of NetBank's activities and customer base.

YEAR ENDED DECEMBER 31, 1998
COMPARED TO YEAR ENDED DECEMBER 31, 1997
GENERAL - Net income for the year ended December 31, 1998 amounted to $4.5 million, an increase of $10.1 million compared to the $5.6 million loss for the year ended December 31, 1997. The statement of operations for the year ended December 31, 1997 reflects our operations before and immediately following the acquisition of our bank charter. Because we did not acquire the charter until July 31, 1997, we had no earning assets prior to that date. A substantial portion of the income for the year ended December 31, 1998 resulted from the recognition of $2.3 million in tax benefits. The benefits resulted from the reversal of a valuation allowance of $3.3 million previously associated with our deferred tax assets offset by income tax expense for the year ended December 31, 1998. Because we achieved profitability during 1998, we now believe it is more likely than not that the deferred tax assets will be realized.

INTEREST INCOME - Interest income related to our loan and investment portfolio for the year ended December 31, 1998 was $18.1 million compared to $2.2 million for the year ended December 31, 1997. The increase is a result of the growth of our loan portfolio from $44.9 million at December 31, 1997 to $280.4 million at December 31, 1998 offset by a decrease in average yield from 8.7% for the year ended December 31, 1997 to 8.0% for the year ended December 31, 1998. In addition, the investment security portfolio grew from $18.1 million at December 31, 1997 to $59.5 million at December 31, 1998 as we invested cash received from customer deposits. The yield on the investment portfolio was 7.1% for the year ended December 31, 1997 compared to 6.0% for the year ended December 31, 1998.

INTEREST EXPENSE - For the year ended December 31, 1998, we recorded $10.2 million in interest expense on deposits as a result of our increase in customer deposits from $58.7 million at December 31, 1997 to $283.6 million at December 31, 1998. In addition, the average interest rate paid on deposits increased from 5.2% for the year ended December 31, 1997 to 5.8% for the year ended December 31, 1998. We recorded interest expense on deposits of $1.3 million during the year ended December 31, 1997 as we transferred our deposits to our banking subsidiary from Carolina First Bank and began paying interest on those deposits. In addition, during the year ended December 31, 1998, we recorded approximately $1.2 million of interest expense associated with other borrowed funds under our line of credit agreements and FHLB advances.

NET INTEREST INCOME - Net interest income is determined by our interest rate spread, which is the difference between the yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. With the growth in our operations, net interest income increased to $6.7 million for the year ended December 31, 1998, compared to $963,000 for the year ended December 31, 1997.

PROVISION FOR LOAN LOSSES - During 1998, we recorded $3.6 million as an addition to premium related to allowance for loan losses for purchased loans. In addition, we recorded a $20,000 provision for loan losses for the year ended December 31, 1998, compared to $0.5 million recorded during the year ended December 31, 1997 for declines in credit quality on a specific pool of automobile loans and additional allowance related to originated loans.

NON-INTEREST INCOME - For the year ended December 31, 1998, we recorded approximately $0.7 million in loan and deposit service charges and fees compared to $63,000 recorded during the year ended December 31, 1997. The significant increase in service charges was driven by the significant increase in both the loan and deposit portfolios.

NON-INTEREST EXPENSES - Non-interest expenses decreased approximately $0.9 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. The primary component of the decrease during the year ended December 31, 1998 was a $1.4 million decrease in the amortization of the service contract with Carolina First Bank as the service contract was fully amortized during the second quarter of 1997. In addition, salaries and benefits decreased $1.0 million as we outsourced certain services and paid $0.5 million of bonuses to our employees upon completion of our Initial Public Offering in July 1997. These decreases were partially offset by increases in marketing, customer service, data processing, occupancy and other expenses as we moved to our new offices and began soliciting and serving new deposit customers.

STOCK OPTIONS

NetBank has a 1996 Stock Incentive Plan (the "Plan"), which provides that employees, officers, directors and consultants of NetBank may be granted nonqualified and incentive stock options to purchase shares of common stock of NetBank, derivative securities related to the value of the common stock, or cash awards. The Plan limits the number of shares that could be awarded to 3,750,000 that are reserved for the Plan. Generally, the options expire ten years from the date of the grant.

A summary of the status of the Plan and activity during the year follows (in 000's, except per share amounts):


                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
                                                1999                        1998                      1997
                                                       WEIGHTED                  WEIGHTED                   WEIGHTED
                                                        AVERAGE                   AVERAGE                   AVERAGE
                                        NUMBER         EXERCISE    NUMBER        EXERCISE     NUMBER       EXERCISE
                                      OF SHARES         PRICE    OF SHARES         PRICE    OF SHARES       PRICE
Outstanding at beginning of year        1,597        $    3.84     1,099        $   1.99        50        $   0.40
         Granted                          892        $   37.02       573        $   6.50     1,058        $   1.94
         Exercised                       (224)       $    3.14       (33)       $   1.21
         Terminated                      (118)       $   12.30       (42)       $   2.19        (9)       $   1.21
Outstanding at end of year              2,147        $   17.24     1,597        $   3.84     1,099        $   1.99

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Grant prices approximated the fair value of the stock at the grant date.

     In connection with the issuance of some of the options during the year ended December 31, 1997, $390,000 of compensation expense was recognized over the option vesting period. The vesting of certain of those options accelerated on July 28, 1997 upon completion of the Initial Public Offering, and $320,000 of unamortized compensation expense was recognized. The other options had completely vested as of February 25, 1999, and all remaining compensation expense related to those options has been recognized. Of the 1,267,000 options exercisable as of December 31, 1999, 708,000 are subject to an agreement with the OTS whereby the related shares of common stock cannot be sold until July 28, 2000.

INTEREST RATE SENSITIVITY

We measure interest rate sensitivity as the difference between amounts of interest-earning assets and interest-bearing liabilities that mature, reprice, or repay within a given period of time. The difference, or the interest rate sensitivity "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and a gap is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. In a rising interest rate environment, an institution with a positive gap would be in a better position than an institution with a negative gap to invest in higher yielding assets or to have its asset yields adjusted upward. This would result in the yield on its assets increasing at a faster pace than the cost of its interest-bearing liabilities. During a period of falling interest rates, however, an institution with a positive gap would tend to have its assets adjusted downward at a faster rate than one with a negative gap. This would tend to reduce or restrain the growth of its net interest income.

The following table sets forth the interest rate sensitivity of our assets and liabilities as of December 31, 1999 (in 000's):


                                                                   OVER THREE      OVER ONE
                                                    LESS THAN        MONTHS          YEAR            OVER FIVE
                                                      THREE         THROUGH         THROUGH          YEARS AND
                                                      MONTHS        ONE YEAR       FIVE YEARS       INSENSITIVE         TOTAL
                                                      ------        --------       ----------       -----------         -----
                                                                       TERM TO REPRICING, REPAYMENT, OR MATURITY
Interest-Earning Assets:
  Cash and cash equivalents                      $    5,265      $     --         $     --        $     --        $    5,265
  Federal funds sold                                  8,378            --               --              --             8,378
  Investment securities                              64,529          29,267          211,644         111,374         416,814
  Stock of Federal Home Loan Bank of Atlanta         12,200            --               --              --            12,200
  Loans receivable                                  194,420         196,693          321,685          66,940         779,738
  Loan sale proceeds receivable                       6,165            --               --              --             6,165
                                                      -----                                                            -----
  Total interest-earning assets:                    290,957         225,960          533,329         178,314       1,228,560
                                                    -------         -------          -------         -------       ---------
Non-interest-earning assets                            --              --               --            29,325          29,325
                                                    -------         -------         --------         --------         ------
Total assets                                     $  290,957      $  225,960       $  533,329      $  207,639      $1,257,885
                                                 ----------      ----------       ----------      ----------      ----------
Interest-Bearing Liabilities:
  Interest-bearing deposits                      $  186,110      $  392,442       $   32,829      $   38,781      $  650,162
  Other borrowed funds                               50,000            --            139,000          55,000         244,000
  Convertible subordinated debt                        --              --            111,935            --           111,935
                                                    -------        ---------       ----------       ---------        -------
  Total interest-bearing liabilities:               236,110         392,442          283,764          93,781       1,006,097
                                                    -------         -------          -------          ------       ---------
Interest-free deposits                                 --              --               --             3,739           3,739
Other interest-free liabilities and equity             --              --               --           248,049         248,049
                                                     -------        --------        --------        ---------         -------
Total liabilities and equity                     $  236,110      $  392,442       $  283,764      $  345,569      $1,257,885
                                                 ==========      ==========       ==========      ==========      ==========
Net interest rate sensitivity gap                $   54,847      $ (166,482)      $  249,565      $   84,533      $  222,463
Cumulative gap                                   $   54,847      $ (111,635)      $  137,930      $  222,463            --
Net interest rate sensitivity gap as a
          percent of interest-earning assets           18.9%          (73.7)%           46.8%           47.4%           18.1%
Cumulative gap as a percent of cumulative
          interest-earning assets                      18.9%          (21.6)%           13.1%           18.1%            --N

MARKET RISK

Our principal business is the originating and purchasing of loans funded by customer deposits and, to the extent necessary, other borrowed funds. Consequently, a significant portion of our assets and liabilities are monetary in nature and fluctuations in interest rates, specifically the prime rate, will affect our future net interest income and cash flows. This interest rate risk is our primary market risk exposure. We do not enter into derivative financial instruments such as futures, forwards, swaps or options. Also, we have no market risk-sensitive instruments held for trading purchases. Our exposure to market risk is reviewed on a regular basis by our management.

NetBank measures interest rate risk based on Net Portfolio Value ("NPV") analysis. NPV equals the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities. An NPV ratio is determined by dividing NPV by the present value of assets. The Board of Directors manages NetBank's interest rate risk by establishing limits for the minimum acceptable NPV ratio over a series of hypothetical interest rate scenarios or "rate shocks." As of December 31, 1999, NetBank's estimated NPV ratios were well within these Board approved limits. The following table sets forth the estimated percentage change in NetBank's NPV ratio as of December 31, 1999 assuming rate shocks of +300 to -300 basis points:


            LIMITS AND CURRENT NPV RATIOS
            -----------------------------
                    BOARD LIMITS      ESTIMATED
   RATE SHOCK         (MINIMUM    DECEMBER 31, 1999
(IN BASIS POINTS)    NPV RATIOS)      NPV RATIOS
       +300             9.0%             13.4
       +200            10.0%             14.9
       +100            11.0%             16.3
       Flat            12.0%             17.3
       -100            12.0%             18.0
       -200            12.0%             18.1
       -300            12.0%             18.1

A second statistic, called the "Sensitivity Measure," is determined by calculating the change in the NPV ratio from the flat rate shock and the +200 rate shock. NetBank's Sensitivity Measure was 240 basis points as of December 31, 1999. The OTS classifies an institution with a combination of: 1) an NPV ratio of greater than 10%, and 2) a Sensitivity Measure less than 400 basis points, as having a "minimal level of interest rate risk." Thus, as of December 31, 1999, management believes that NetBank qualified as having a minimal level of interest rate risk.

Computation of prospective effects of hypothetical rate changes are based on many assumptions, including relative levels of market interest rates, loan prepayments and deposit decay. They should not be relied upon as indicative of actual results. Further, the computations do not contemplate certain actions management could undertake in response to changes in interest rates.

LENDING ACTIVITIES

GENERAL - At December 31, 1999, 1998 and 1997, our loans receivable portfolio totaled $787.3 million, $280.7 million and $44.9 million, or 62.6%, 72.2% and 48.2% of total assets, respectively. The majority of our loans were purchased from other originating institutions. We have concentrated our purchasing activities on one- and three-year adjustable rate mortgage loans, home equity lines of credit, fixed first and second residential mortgages, and leases. We also participate in construction loans with other institutions.

LOAN PORTFOLIO COMPOSITION - The following table sets forth the composition of our loan portfolio by type of loan as of December 31, 1999, 1998 and 1997 (in 000's):


                                                     DECEMBER 31, 1999       DECEMBER 31, 1998          DECEMBER 31, 1997
                                                     -----------------       -----------------          -----------------
                                                   AMOUNT             %      AMOUNT           %        AMOUNT           %
Residential mortgages                              $480,470         61.0%   $144,361         51.4%   $ 13,954         31.0%
Home equity lines                                   177,670         22.6      89,054         31.7       4,412          9.8
Leases                                               62,295          7.9       1,231          0.4       5,122         11.4
Multi-family housing commercial participations       48,783          6.2       8,556          3.1       4,478         10.0
Construction                                         10,723          1.4      27,997         10.0         278          0.6
Consumer                                              4,183          0.5       1,710          0.6       2,066          4.6
Auto                                                  3,211          0.4       7,804          2.8      14,624         32.6
                                                      -----          ---       -----          ---      ------         ----
                                                   $787,335        100.0%   $280,713        100.0%   $ 44,934        100.0%
                                                   ========        =====    ========        =====    ========        =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CONTRACTUAL PRINCIPAL REPAYMENTS - The following table sets forth certain information at December 31, 1999 regarding the dollar amount of loans maturing in our total loan portfolio, based on the contractual terms to maturity. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less (in 000's):


                                                  DUE 1 YEAR    DUE 1-5     DUE AFTER                     WEIGHTED
                                                   OR LESS       YEARS       5 YEARS       TOTAL       AVERAGE YIELD
                                                   -------       -----       -------       -----       -------------
Residential mortgages                              $   --       $   --       $480,470     $480,470        7.4%
Home equity loans                                      --           --        177,670      177,670        7.7%
Leases                                                 --         62,295         --         62,295       10.5%
Multi-family housing commercial participations         --           --         48,783       48,783        7.7%
Construction                                         10,723         --           --         10,723        8.5%
Consumer                                              4,183         --           --          4,183        9.5%
Auto                                                    642        2,569         --          3,211        9.0%
                                                        ---        -----                     -----        ---
         Total                                     $ 15,548     $ 64,864     $706,923     $787,335        7.8%
                                                   ========     ========     ========     ========        ===

The following table sets forth the dollar amount of total loans due after one year from December 31, 1999, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates (in 000's):


                                             FLOATING OR
                               FIXED RATE   ADJUSTABLE RATE       TOTAL
Residential mortgages             $ 45,875       $434,595       $480,470
Home equity loans                     --          177,670        177,670
Leases                              62,295           --           62,295
Multi-family housing
  commercial participations         32,814         15,969         48,783
Auto                                 2,569           --            2,569
                                  --------       --------       --------
         Total                    $143,553       $628,234       $771,787
                                  --------       --------       --------
                                  --------       --------       --------

A savings institution generally may not make loans to one borrower and related entities in an amount that exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower and its related entities if the loans are fully secured by readily marketable securities. At December 31, 1999, our limit on loans to one borrower was approximately $35.7 million (15% unimpaired capital and surplus). At December 31, 1999, we had not made any loans to any one borrower, including persons or entities related to the borrower, exceeding the limitation.

ASSET QUALITY AND NON-PERFORMING ASSETS - During the years ended December 31, 1999, 1998 and 1997, NetBank did not have any significant loans on non-accrual status, significant loans past due 90 days or more, or restructured loans.

CONCENTRATIONS OF CREDIT RISK - At December 31, 1999 and 1998, the majority of NetBank's loans were with customers residing in the Western and Southeastern United States. At December 31, 1997, all of our loans were with customers residing in the Southeastern United States.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level management considers adequate to provide for probable losses in the loan portfolio. As the majority of our portfolio is purchased, we make an estimate of the loss inherent in the purchased portfolio based on industry statistics and record an allowance for loan losses by adjust-ing the premium associated with the purchased loans. We periodically review the adequacy of the allowance based upon reviews of individual loans and loan pools, recent loss experience, current economic conditions, the risk characteristics of the various pools of loans or individual loans, industry statistics and other pertinent factors. If we note a decline in credit quality for a specific loan pool or a loan, we record an additional allowance through a charge to the provision for loan losses. Loans that we deem uncollectible are charged to the allowance. We also add provisions for loan losses and recoveries on loans previously charged off to the allowance.

     Although we use the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be necessary in the future should economic or other conditions change substantially. In addition, the Office of Thrift Supervision, as an integral part of the examination process, periodically reviews our allowance for loan losses. The agency may require us to recognize additions to the allowance based on their judgments about the information available to them at the time of their examination.

The following table sets forth an analysis of our allowance for loan losses during the years ended December 31, 1999, 1998 and 1997 (in 000's):


                                                                       DECEMBER 31,
                                                                       ------------
                                                          1999             1998           1997
Balance-Beginning of year                               $ 3,472         $   453         $  --
                                                        -------         -------         -------
         Allowances recorded in connection
                  with the purchase of loan pools         5,808           3,586            --
                                                        -------         -------         -------
         Provision for loan losses                          107              20             471
                                                        -------         -------         -------
         Loans charged off:
                  Residential mortgages                  (1,376)           (327)           --
                  Equipment leases                           (3)            (31)             (8)
                  Auto                                     (102)           (171)           --
                  Home equity lines                        (307)            (44)           --
                  Other                                      (2)            (14)            (10)
                                                        -------         -------         -------
                  Total loans charged off                (1,790)           (587)            (18)
                                                        -------         -------         -------
Balance-End of year                                     $ 7,597         $ 3,472         $   453
                                                        =======         =======         =======
Allowances for loan losses as a
         percent of total loans outstanding                 1.0%            1.2%            1.0%
                                                            ===             ===             ===


The following table sets forth information concerning the allocation of our allowance for loan losses by loan category at December 31, 1999, 1998 and 1997 (in 000's):



                                   DECEMBER 31, 1999           DECEMBER 31, 1998    DECEMBER 31, 1997
                                   -----------------           -----------------    -----------------
                                              PERCENT OF              PERCENT OF             PERCENT OF
                                             LOANS IN EACH           LOANS IN EACH          LOANS IN EACH
                                              CATEGORY TO             CATEGORY TO            CATEGORY TO
                                    AMOUNT    TOTAL LOANS  AMOUNT     TOTAL LOANS  AMOUNT   TOTAL LOANS
Residential mortgages               $3,449         61.0%   $1,882         51.4%   $   46         31.0%
Home equity lines                    2,982         22.6     1,484         31.7        49          9.8
Leases                                 814          7.9        81          0.4       113         11.4
Multi-family housing commercial
   participations                      343          6.2      --            3.1      --           10.0
Construction                          --            1.4      --           10.0        52          0.6
Consumer                                 6          0.5        16          0.6        13          4.6
Auto                                     3          0.4         9          2.8       180         32.6
                                         -          ---         -          ---       ---         ----
                                    $7,597        100.0%   $3,472        100.0%   $  453        100.0%
                                    ======        =====    ======        =====    ======        =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

INVESTING ACTIVITIES

Investment securities - Our investment policy, as established by the Board of Directors, is designed primarily to provide and maintain liquidity and to generate a favorable return on investments without incurring undue interest rate risk, credit risk and investment portfolio asset concentrations. Our investment policy is currently implemented by the investment committee within the parameters set by the Board of Directors.

     We are authorized to invest in obligations issued or fully guaranteed by the United States government, certain federal agency obligations, certain time deposits, negotiable certificates of deposit issued by commercial banks and other insured financial institutions, investment grade corporate debt securities and other specified investments.

     Securities classified as available for sale are reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported in other comprehensive income. At December 31, 1999, 1998 and 1997, all of our investment securities were classified as available for sale. At December 31, 1999, 1998 and 1997, investments in the debt and/or equity securities of any one issuer did not exceed more than 10% of our shareholders' equity.

The following tables set forth certain information relating to our available-for-sale securities at December 31, 1999, 1998 and 1997 (in 000's):


                                                                DECEMBER 31, 1999
                                                                -----------------
                                                                       GROSS             ESTIMATED
                                                          ---------------------------
                                                  AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                    COST        GAINS        LOSSES        VALUE
Mortgage backed securities                        $249,436     $   --       $  3,399     $246,037
United States government agencies obligations      162,356           29        1,485      160,900
Corporate bonds                                      9,639         --              1        9,638
Habitat bonds and other                                239         --           --            239
                                                       ---                                    ---
                                                  $421,670     $     29     $  4,885     $416,814
                                                  ========     ========     ========     ========



                                             DECEMBER 31, 1998
                                             -----------------
                                                  GROSS             ESTIMATED
                                             ---------------
                              AMORTIZED  UNREALIZED    UNREALIZED     FAIR
                                COST        GAINS        LOSSES      VALUE
Mortgage backed securities     $59,213     $  --       $     2     $59,211
Habitat bonds and other            254                                 254
                                   ---                                 ---
                               $59,467     $  --       $     2     $59,465
                               =======       ===        =======     =======



                                                             DECEMBER 31, 1997
                                                             -----------------
                                                                    GROSS           ESTIMATED
                                                                    -----
                                                 AMORTIZED  UNREALIZED  UNREALIZED     FAIR
                                                    COST      GAINS       LOSSES       VALUE
Mortgage backed securities                        $ 8,128     $  --       $  --       $ 8,128
United States government agencies obligations      10,009        --            83       9,926
                                                  -------     -----       -------     -------
                                                  $18,137     $  --       $    83     $18,054
                                                  =======     =====       =======     =======


The following table sets forth the amount of our investment securities (in 000's) that mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 1999. The actual maturity of our investment securities may differ from contractual maturity as certain of our investment securities are subject to call provisions, which allow the issuer to accelerate the maturity date of the security:



                                                                            CONTRACTUALLY MATURING
                                                                            ----------------------
                                                                                          WEIGHTED       GREATER      WEIGHTED
                                                  LESS THAN 5   WEIGHTED        5-10       AVERAGE        THAN        AVERAGE
                                                     YEARS    AVERAGE YIELD     YEARS       YIELD       10 YEARS       YIELD
Mortgage backed securities                        $  2,339         6.6%      $  2,008        8.9%       $241,696        7.1%
United States government agencies obligations       94,092         6.5%        44,748        7.1%         22,060        6.0%
Corporate bonds                                       --            --             --         --           9,638        7.1%
Habitat bonds and other                               --            --            233        3.5%            --           --
                                                                                  ---        ---
                                                  $ 96,431          6.5%     $ 46,989        7.2%       $273,394        7.0%
                                                  ========          ===      ========        ===        ========        ===

SOURCES OF FUNDS

GENERAL - NetBank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financial activities. NetBank's primary sources of funds are deposits, borrowings, prepayments and maturities of outstanding loans, sales of loans, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan payments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. NetBank invests excess funds in overnight deposits and other short-term interest-earning assets. NetBank can use cash generated through the retail deposit market, its traditional funding source, to offset the cash utilized in investing activities. NetBank's available for sale securities and short-term interest-earning assets can also be used to provide liquidity for lending and other operational requirements. As an additional source of funds, NetBank had availability under existing line of credit agreements totaling $92.9 million at December 31, 1999.

DEPOSITS - Our deposit products include a broad selection of deposit instruments, including commercial checking accounts, negotiable order of withdrawal accounts, money market accounts and term certificate accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

     We utilize traditional print and radio media and less traditional on-line campaigns to attract new customers and savings deposits. Our target market includes Internet users, online shoppers and special niche customers. We market our products and services by placing banner advertisements on portals and web sites that we believe will attract our target customers. We also derive a marketing benefit from media coverage. Additionally, we continually seek to form product and marketing alliances with other financial services providers to broaden our product and service offerings and appeal to a broader customer base.

     We are competitive in the types of accounts and range of interest rates we offer on our deposit products. Our deposit levels have increased during the years ended December 31, 1999, 1998 and 1997, primarily as a result of competitive rates we offer and Internet advertising. The weighted average interest rate paid during the years ended December 31, 1999, 1998 and 1997 was 5.6%, 5.8% and 5.2%, respectively. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, we intend to continue to promote checking and negotiable order of withdrawal accounts as well as longer term certificates of deposit to the extent possible and consistent with asset and liability management goals.

     The following table sets forth the dollar amount of deposits and weighted average interest rates in the various types of deposit programs offered by us at December 31, 1999, 1998 and 1997 (in 000's):


                                            DECEMBER 31, 1999                       DECEMBER 31, 1998
                                        ------------------------------------------------------------------------
                                                                  WEIGHTED                           WEIGHTED
                                                                  AVERAGE                            AVERAGE
                                                                  INTEREST                           INTEREST
                                        AMOUNT     PERCENTAGE     RATE        AMOUNT      PERCENT     RATE
Demand checking accounts                $  3,739   0.6%           N/A         $  9,285      3.3%      N/A
Interest-bearing:
         NOW accounts                     38,590   5.9            3.1%           6,091      2.1       3.5%
         Money market                    219,898   33.6           5.3%          65,326     23.0       5.1%
         Certificate of deposit
                  under $100,000         351,074   53.7           6.1%         197,163     69.5       5.7%
         Certificate of deposit
                  over $100,000           40,600   6.2            6.1%           5,724      2.1       5.7%
----------------------------------------------------------------------------------------------------------------
                  Total                 $653,901   100.0%                    $283,589      100.0%
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------




                                                 DECEMBER 31, 1997
                                       ----------------------------------------
                                                                     WEIGHTED
                                                                      AVERAGE
                                                                     INTEREST
                                          AMOUNT       PERCENTAGE     RATE
Demand checking accounts                  $    293      0.5%           N/A
Interest-bearing:
         NOW accounts                        1,573      2.7            3.3%
         Money market                       36,535     62.2            5.5%
         Certificate of deposit
                  under $100,000            16,662     28.4            6.2%
         Certificate of deposit
                  over $100,000              3,663      6.2            6.2%
-------------------------------------------------------------------------------
                  Total                   $ 58,726    100.0%
===============================================================================



The following table shows maturity information for our certificates of deposit at December 31, 1999 (in 000's):


                                 MATURITY DATE
                 --------------------------------------------
                 ONE YEAR     1 TO 2     2 TO 3       3 TO 4
                  OR LESS     YEARS      YEARS        YEARS     TOTAL
5.00-5.99%      $186,302      $11,591    $   760      $ --      $198,653
6.00-6.54%       174,522          309     18,061       129       193,021
--------------------------------------------------------------------------------
  Total         $360,824      $11,900    $18,821      $129      $391,674
================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth the maturities of our certificates of deposit having principal amounts of $100,000 or more at December 31, 1999 (in 000's):

Within three months                       $10,682
Over three months through six months        6,654
Over six months through one year           14,474
Over one year                               8,790
--------------------------------------------------
   Total certificates of deposit with balance of
      $100,000 or more     $40,600
==================================================

CAPITAL RESOURCES - NetBank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure of NetBank to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on NetBank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, NetBank must meet specific capital guidelines that involve quantitative measures of NetBank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. NetBank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. In addition, under regulatory guidelines, NetBank may not pay a dividend to NetBank, Inc. if doing so would cause NetBank to be less than adequately capitalized, as defined below.

     Quantitative measures established by regulation to ensure capital adequacy require NetBank to maintain minimum amounts and ratios set forth in the table below. NetBank's regulatory agency, the OTS, requires NetBank to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 3.0% and total capital to risk-weighted assets of 8.0%. Management believes, as of December 31, 1999, that NetBank meets all the capital adequacy requirements to which it is subject.

     As of December 31, 1999, the most recent notification from the OTS categorized NetBank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, NetBank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would have changed the institution's category.

NetBank's actual capital amounts and ratios as of December 31, 1999 and 1998, are as follows (in 000's):

                                                                                               TO BE CATEGORIZED
                                                                                              AS WELL CAPITALIZED
                                                                              FOR CAPITAL         UNDER PROMPT
                                                                               ADEQUACY           CORRECTIVE
                                                            ACTUAL             PURPOSES           ACTION PLAN
                                                     --------------------------------------------------------------
                                                      AMOUNT       RATIO    AMOUNT   RATIO    AMOUNT       RATIO
DECEMBER 31, 1999
Total capital (to risk-weighted assets)              $228,832      31.3%    $58,438   8.0%    $73,048      10.0%
Core capital (to tangible assets)                    $221,235      17.6%    $37,743   3.0%    $62,904       5.0%
Tangible capital (to tangible assets)                $221,297      17.6%    $18,871   1.5%         N/A       N/A
Tier I capital (to risk-weighted assets)             $221,235      30.3%        N/A    N/A    $43,829       6.0%

DECEMBER 31, 1998
Total capital (to risk-weighted assets)              $  38,297     15.4%    $19,947   8.0%     $24,934     10.0%
Core capital (to tangible assets)                    $  35,996     9.3%     $11,595   3.0%     $19,325      5.0%
Tangible capital (to tangible assets)                $  35,996     9.3%     $ 5,798   1.5%         N/A       N/A
Tier I capital (to risk-weighted assets)             $  35,996     14.4%        N/A     N/A    $14,960      6.0%

Under current Office of Thrift Supervision regulations, NetBank may pay dividends and make other capital distributions after giving notice to the Office of Thrift Supervision. During the year ended December 31, 1999, NetBank issued $115,000,000 in convertible subordinated notes (the "Notes") in a public offering. Net proceeds after deducting estimated expenses and underwriting discounts and commissions were $111,300,000. The Notes mature on June 1, 2004 unless previously redeemed and bear interest at 4.75% payable semi-annually on June 1 and December 1 of each year beginning December 1, 1999. Holders of the Notes may convert any Notes or portions of the Notes into shares of NetBank's common stock at a conversion price of $35.67 per share, subject to adjustment. This is equivalent to 28.0348 shares of common stock per $1,000 principal amount of the Notes.

     Subsequent to December 31, 1999, NetBank exchanged 595,000 shares of its common stock and $15,349,000 in cash for $31 million of the Notes and recorded an extraordinary gain on early extinguishment of debt of approximately $4,521,000, net of tax.

     As of December 31, 1998, NetBank had three $20,000,000 advances outstanding at interest rates ranging from 4.4-5.0%, two from the Federal Home Loan Bank ("FHLB") and one under a line of credit agreement. During the year ended December 31, 1999, NetBank obtained eight new advances from the FHLB totaling $264,000,000 and paid off two advances from the FHLB totaling $60,000,000. NetBank borrowed an additional $36,000,000 under the line of credit agreement and repaid the entire $56,000,000 due under that line during the year ended December 31, 1999. NetBank entered into and repaid reverse repurchase agreements totaling $94,150,000 during the year. See Note 7 to our consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires NetBank to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities N Deferral of the Effective Date of FASB Statement No. 133," which changed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. NetBank has not finished evaluating the impact of the adoption of SFAS No. 133 and is therefore unable to disclose the effect, if any, that adoption of SFAS No. 133 will have on our financial statements.

SUBSEQUENT EVENT

Effective January 20, 2000, NetBank's Board of Directors adopted a Shareholder Rights Plan pursuant to which all shareholders of record on February 4, 2000, will receive one right to purchase a fractional (1/1000th) share of a new series of preferred stock for each share of NetBank's common stock owned on that date. These rights will only trade with NetBank's common stock if certain events occur. In the event of a merger of NetBank into another entity or an acquisition of 20% of NetBank's common stock by any person or entity, these rights, unless previously redeemed by NetBank, will convert into a right to acquire at a discount price, either the stock of the acquiring entity or additional shares of NetBank's common stock. These rights will be exercisable at $150.00 for each 1/1000th of a share of preferred stock and will expire on February 4, 2010. The rights are redeemable at $.01 per right at the option of NetBank.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data for the years ended December 31, 1999 and 1998 is summarized as follows (in 000's, except per share amounts):


                                                                                      FIRST      SECOND       THIRD        FOURTH
                                                                                     QUARTER    QUARTER      QUARTER      QUARTER
1999
Interest income                                                                     $  7,558    $ 10,421     $16,323   $  20,471
Interest expense                                                                       4,560       5,730       8,865      12,246
----------------------------------------------------------------------------------------------------------------------------------
         Net interest income                                                           2,998       4,691       7,458       8,225
----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                                 50          55           2           -
----------------------------------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses                           2,948       4,636       7,456       8,225
Non-interest income                                                                      246         232         311         870
Non-interest expense                                                                   2,147       3,704       6,064       8,645
----------------------------------------------------------------------------------------------------------------------------------
         Income before income taxes                                                    1,047       1,164       1,703         450
Income tax benefit (expense)                                                            (355)       (396)       (579)         14
----------------------------------------------------------------------------------------------------------------------------------
         Net income                                                                 $    692    $    768       1,124   $     464
====================================================================================================================================
Basic net income per common and common
         equivalent share outstanding                                               $   0.03    $   0.03     $  0.04   $    0.02
====================================================================================================================================
Diluted net income per common and common
         equivalent share outstanding                                               $   0.03    $   0.03     $  0.04   $    0.02
====================================================================================================================================

 1998
Interest income                                                                     $  2,207    $  4,253     $ 5,284   $   6,343
Interest expense                                                                       1,304       2,714       3,220       4,186
----------------------------------------------------------------------------------------------------------------------------------

         Net interest income                                                             903       1,539       2,064       2,157
----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                                  4           6           6           4
----------------------------------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses                             899       1,533       2,058       2,153
Non-interest income                                                                      123         104         190         266
Non-interest expense                                                                   1,173       1,397       1,290       1,327
----------------------------------------------------------------------------------------------------------------------------------
         Income (loss) before income taxes                                              (151)        240         958       1,092
Income tax benefit (expense)                                                            --         3,029        (345)       (359)
----------------------------------------------------------------------------------------------------------------------------------
         Net income (loss)                                                           $  (151)   $ 3,269      $  613    $    733
====================================================================================================================================
Basic net income (loss) per common and common
         equivalent share outstanding                                               $  (0.01)   $   0.18     $  0.03   $    0.04
====================================================================================================================================
Diluted net income (loss) per common and common
         equivalent share outstanding                                               $ (0.01)    $  0.17      $    0.03 $    0.04
====================================================================================================================================

CONSOLIDATED BALANCE SHEETS (in 000's, except share and per share amounts)


   December 31,                                                                          1999           1998
Assets
Cash and cash equivalents:
         Cash and due from banks                                                    $     5,265    $       405
         Federal funds sold                                                               8,378         12,055
----------------------------------------------------------------------------------------------------------------
                  Total cash and cash equivalents                                        13,643         12,460
Investment securities available for sale - At fair value (amortized cost of
         $421,670 and $59,467, respectively)                                            416,814         59,465
Stock of Federal Home Loan Bank of Atlanta - At cost                                     12,200          2,000
Loans receivable - Net of allowance for loan losses of
         $7,597 and $3,472, respectively                                                779,738        277,241
Accrued interest receivable                                                               7,349          2,333
Furniture and equipment - Net                                                             5,502          1,322
Deferred income taxes                                                                     2,881          2,297
Loan sale proceeds receivable                                                             6,165         23,203
Other assets                                                                             13,593          8,116
----------------------------------------------------------------------------------------------------------------
                  Total assets                                                      $ 1,257,885    $   388,437
================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:

         Deposits                                                                   $   653,901    $   283,589
         Other borrowed funds                                                           244,000         60,000
         Convertible subordinated debt                                                  111,935           --
         Accrued interest payable                                                         8,517          5,882
         Accounts payable and accrued liabilities                                         1,111            211
----------------------------------------------------------------------------------------------------------------
                                                                                      1,019,464        349,682

Commitments and Contingencies                                                              --             --
Shareholders' Equity:

         Preferred stock, no par (10,000,000 shares authorized, none outstanding)          --             --
         Common stock, $.01 par (100,000,000 shares authorized, 29,413,121 and
                  18,470,274 shares issued and outstanding, respectively)                   294            185
         Additional paid-in capital                                                     243,236         43,549
         Unamortized stock plan expense                                                    --              (24)
         Deficit                                                                         (1,905)        (4,953)
         Accumulated other comprehensive loss, net of tax                                (3,204)            (2)
----------------------------------------------------------------------------------------------------------------
                  Total shareholders' equity                                            238,421         38,755
----------------------------------------------------------------------------------------------------------------
                     Total liabilities and shareholders' equity                     $ 1,257,885    $   388,437
================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS (in 000's except per share amounts)

Management's discussion and analysis of financial condition and results of operations



  YEAR ENDED DECEMBER 31,                                            1999       1998         1997
Interest Income:
         Loans                                                     $ 39,262   $ 14,549   $  1,095
         Investment securities                                       13,237      2,905        183
         Short-term investments                                       2,274        634        945
-----------------------------------------------------------------------------------------------------
                  Total interest income                              54,773     18,088      2,223
-----------------------------------------------------------------------------------------------------
Interest Expense:
         Deposits                                                    22,585     10,250      1,260
         Other borrowed funds                                         8,816      1,175         --
-----------------------------------------------------------------------------------------------------
                  Total interest expense                             31,401     11,425      1,260
-----------------------------------------------------------------------------------------------------
Net interest income                                                  23,372      6,663        963
Provision for loan losses                                               107         20        471
-----------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  23,265      6,643        492
-----------------------------------------------------------------------------------------------------
Non-interest income                                                   1,659        683         63
-----------------------------------------------------------------------------------------------------
Non-interest Expense:

         Salaries and benefits                                        3,524      1,430      2,396
         Amortization of service contract with affiliate                 --         --      1,440
         Marketing                                                    7,358        695        525
         Customer services                                            4,796      1,378        310
         Data processing                                              1,395        316        539
         Depreciation and amortization                                1,085        272        218
         Office expenses                                                431        175        177
         Occupancy                                                      281        147        107
         Travel and entertainment                                       288         88         65
         Other                                                        1,402        686        355
-----------------------------------------------------------------------------------------------------
                  Total non-interest expense                         20,560      5,187      6,132
-----------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                     4,364      2,139     (5,577)
Income tax benefit (expense)                                         (1,316)     2,325          --
-----------------------------------------------------------------------------------------------------
Net income (loss)                                                  $  3,048   $  4,464    $(5,577)
-----------------------------------------------------------------------------------------------------
Net income (loss) per common share and potential common share:
                  Basic                                            $   0.11   $   0.24    $ (0.55)
                  Diluted                                          $   0.11   $   0.23    $ (0.55)

Weighted average common and potential common shares outstanding:
                  Basic                                              27,052     18,447     10,062
                  Diluted                                            28,045     19,152     10,062

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (in 000's)






                                                                                  Common        Additional    Common
                                                                       Common     Stock          Paid-in       Stock
                                                                       Shares    ($.01 Par)      Capital      Subscrbed
Balance -  December 31, 1996                                            3,748    $      38     $   1,043      $ 3,844
         Comprehensive loss:
                  Net loss for the year ended
                           December 31, 1997                             --             --            --           --
                  Change in net unrealized loss on
                           securities available for sale, net
                           of reclassification adjustment
                           and tax effects                               --             --            --           --
         Comprehensive loss                                            (5,660)
         Proceeds from issuance of stock                               14,689          147        42,075       (3,844)
         Issuance of compensatory stock options                          --             --           390           --
         Amortization of service contract                                --             --            --           --
         Amortization of stock plan expense                              --             --            --           --

BALANCE - December 31, 1997                                            18,437          185        43,508           --
         Comprehensive income:
                  Net income for the year ended
                  December 31, 1998                                      --             --            --           --
                  Change in net unrealized loss of
                           securities available for sale,
net of reclassification
adjustment and tax effects                                               --             --            --           --
         Comprehensive income                                           4,545
         Exercised stock options                                           33           --            41           --
         Amortization of stock plan expense                              --             --            --           --
BALANCE - December 31, 1998                                            18,470          185        43,549           --
         Comprehensive loss:
                  --et income for the year ended

                           December 31, 1999                             --             --            --           --
                  Change in net unrealized loss on
                           securities available for sale, net

of reclassification adjustment

and tax effects                                                          --             --            --           --
Comprehensive loss
                  Proceeds from issuance of stock                      10,740          108       199,348           --
                  Exercised stock options                                 203            1           339           --
                  Amortization of stock plan expense                     --             --            --           --
BALANCE - December 31, 1999                                            29,413    $     294     $ 243,236      $    --



                                                                                      UNAMORTIZED
                                                                                       AFFILIATE
                                                                                       SERVICE       UNAMORTIZED
                                                                       STOCK          CONTRACT         STOCK
                                                                   SUBSCRIPTIONS       EXPENSE,         PLAN
                                                                      RECEIVABLE      NET OF TAX      EXPENSE      DEFICIT
Balance -  December 31, 1996                                                $(4)      $(1,440)        $   (28)    $  (3,840)
         Comprehensive loss:
                  Net loss for the year ended
                           December 31, 1997                             --                  --            --        (5,577)
                  Change in net unrealized loss on
                           securities available for sale, net
of reclassification adjustment
and tax effects                                                          --                  --            --           --

         Comprehensive loss
         Proceeds from issuance of stock                                  4                  --            --            --
         Issuance of compensatory stock options                          --                  --          (390)           --
         Amortization of service contract                                --               1,440            --            --
         Amortization of stock plan expense                              --                  --           343            --
------------------------------------------------------------------------------------------------------------------------------------

BALANCE - December 31, 1997                                              --                  --           (75)        (9,417)
         Comprehensive income:
                  Net income for the year ended
                  December 31, 1998                                      --                  --            --          4,464
                  Change in net unrealized loss of
                           securities available for sale,
                           net of reclassification
                           adjustment and tax effects                    --                  --            --            --
         Comprehensive income
         Exercised stock options                                         --                  --            --            --
         Amortization of stock plan expense                              --                  --            51            --
------------------------------------------------------------------------------------------------------------------------------------
BALANCE - December 31, 1998                                              --                  --           (24)        (4,953)
         Comprehensive loss:
                  --et income for the year ended

                           December 31, 1999                             --                  --            --          3,048
                  Change in net unrealized loss on
                           securities available for sale, net
                           of reclassification adjustment
                           and tax effects                               --                  --            --             --
Comprehensive loss
                  Proceeds from issuance of stock                        --                  --            --             --
                  Exercised stock options                                --                  --            --             --
                  Amortization of stock plan expense                     --                  --            24             --
------------------------------------------------------------------------------------------------------------------------------------
BALANCE - December 31, 1999                                             $--                $           $   --         $(1,905)
====================================================================================================================================



                                                                 ACCUMULATED
                                                                  OTHER
                                                                 COMPREHENSIVE
                                                                   INCOME
                                                                   (LOSS),
                                                                 NET OF TAX        TOTAL
Balance -  December 31, 1996                                     $      --       $    (387)
         Comprehensive loss:
                  Net loss for the year ended
                           December 31, 1997                        (5,577)
                  Change in net unrealized loss on
                           securities available for sale, net
                           of reclassification adjustment
                           and tax effects                             (83)           (83)
                                                                                  -----------
         Comprehensive loss                                                        (5,660)
         Proceeds from issuance of stock                                --         38,382
         Issuance of compensatory stock options                         --           --
         Amortization of service contract                               --          1,440
         Amortization of stock plan expense                             --            343
-------------------------------------------------------------------------------------------
BALANCE - December 31, 1997                                            (83)        34,118
         Comprehensive income:
                  Net income for the year ended
                  December 31, 1998                                     --          4,464
                  Change in net unrealized loss of
                           securities available for sale,
                           net of reclassification
                           adjustment and tax effects                   81             81
                                                                                  -----------
         Comprehensive income                                                       4,545
         Exercised stock options                                        --             41
         Amortization of stock plan expense                             --             51
-------------------------------------------------------------------------------------------
BALANCE - December 31, 1998                                             (2)        38,755
         Comprehensive loss:
                  --et income for the year ended

                           December 31, 1999                            --          3,048
                  Change in net unrealized loss on
                           securities available for sale, net
                           of reclassification adjustment
                           and tax effects                          (3,202)        (3,202)
                                                                                  -----------
Comprehensive loss                                                                   (154)
                  Proceeds from issuance of stock                       --        199,456
                  Exercised stock options                               --            340
                  Amortization of stock plan expense                    --             24
-------------------------------------------------------------------------------------------
BALANCE - December 31, 1999                                        $(3,204)      $238,421
===========================================================================================


















See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in 000's)

Management's discussion and analysis of financial condition and results of operations



  YEAR ENDED DECEMBER 31,                                                                      1999                1998
Operating Activities:
         Net income (loss)                                                                $   3,048           $   4,464
         Adjustments to reconcile net income (loss) to net cash provided by
                  (used in) operating activities:
                  Net amortization (accretion) of premiums (discounts)
                           on investment securities                                            (511)                237
                  Amortization of premiums on purchased loans                                 8,134               2,510
                  Provision for loan losses                                                     107                  20
                  Depreciation and amortization                                               1,047                 323
                  Amortization of debt discount                                                 385                --
                  Amortization of service contract                                             --
                  Changes in assets and liabilities which provide (use) cash:
                           Increase in accrued interest receivable                           (5,016)             (2,210)
                           (Increase) decrease in deferred tax asset                          1,068              (2,266)
                           Loans originated for sale                                       (382,305)           (142,189)
                           Proceeds from sale of loans                                      399,343             118,986
                           Increase in other assets                                          (5,477)             (7,569)
                           Increase in accrued interest payable                               2,635               5,807
                           Increase (decrease) in payables and accrued liabilities              900                 (90)
------------------------------------------------------------------------------------------------------------------------------
                                    Net cash provided by (used in) operating activities      23,358             (21,977)
Investing Activities:
         Purchases of securities available for sale                                        (473,706)            (59,333)
         Principal repayments on investment securities                                       19,080              11,105
         Sales and maturities of available for sale securities                               92,934               6,580
         Purchase of Federal Home Loan Bank stock                                           (10,200)               (225)
         Origination and purchase of loans                                                 (676,387)           (352,666)
         Principal repayments on loans                                                      165,649             117,704
         Capital expenditures                                                                (2,499)               (592)
         Capitalized software costs                                                          (2,704)               (592)
------------------------------------------------------------------------------------------------------------------------------
                                    Net cash used in investing activities                  (887,833)           (279,569)
Financing Activities:
         Increase in deposits                                                               370,312             224,862
         Proceeds from other borrowed funds                                                 356,000              72,000
         Repayments of other borrowed funds                                                (172,000)            (12,000)
         Net proceeds from issuance of convertible subordinated notes                       111,550                --
         Net proceeds from the sale of stock                                                199,456                --
         Net proceeds from exercise of stock options                                            340                  41
------------------------------------------------------------------------------------------------------------------------------
                                    Net cash provided by financing activities               865,658             284,903
------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                          1,183             (16,643)
Cash and Cash Equivalents:
         Beginning of Year                                                                   12,460              29,103
------------------------------------------------------------------------------------------------------------------------------
         End of Year                                                                      $  13,643           $  12,460
==============================================================================================================================
Supplemental Disclosures of Cash Flow Information:
         Cash paid during the year for interest                                           $  28,766           $   5,694
         Cash paid during the year for income taxes                                       $     103           $      30
==============================================================================================================================




  YEAR ENDED DECEMBER 31,                                                                        1997
Operating Activities:
         Net income (loss)                                                                  $  (5,577)
         Adjustments to reconcile net income (loss) to net cash provided by
                  (used in) operating activities:
                  Net amortization (accretion) of premiums (discounts)
                           on investment securities                                                49
                  Amortization of premiums on purchased loans                                     117
                  Provision for loan losses                                                       471
                  Depreciation and amortization                                                   562
                  Amortization of debt discount                                                  --
                  Amortization of service contract
                  Changes in assets and liabilities which provide (use) cash:                   1,440
                           Increase in accrued interest receivable                               (372)
                           (Increase) decrease in deferred tax asset                             --
                           Loans originated for sale                                             --
                           Proceeds from sale of loans                                           --
                           Increase in other assets                                              (492)
                           Increase in accrued interest payable                                    75
                           Increase (decrease) in payables and accrued liabilities             (1,333)
---------------------------------------------------------------------------------------------------------
                                    Net cash provided by (used in) operating activities        (5,060)
Investing Activities:
         Purchases of securities available for sale                                           (19,348)
         Principal repayments on investment securities                                          1,161
         Sales and maturities of available for sale securities                                   --
         Purchase of Federal Home Loan Bank stock
         Origination and purchase of loans                                                    (52,909)
         Principal repayments on loans                                                          7,839
         Capital expenditures                                                                    (232)
         Capitalized software costs                                                              --
---------------------------------------------------------------------------------------------------------
                                    Net cash used in investing activities                     (63,714)
Financing Activities:
         Increase in deposits                                                                  58,727
         Proceeds from other borrowed funds                                                      --
         Repayments of other borrowed funds                                                      --
         Net proceeds from issuance of convertible subordinated notes                            --
         Net proceeds from the sale of stock                                                   38,381
         Net proceeds from exercise of stock options                                             --
---------------------------------------------------------------------------------------------------------
                                    Net cash provided by financing activities                  97,108
---------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                           28,334
Cash and Cash Equivalents:
         Beginning of Year                                                                        769
---------------------------------------------------------------------------------------------------------
         End of Year                                                                        $  29,103
=========================================================================================================
Supplemental Disclosures of Cash Flow Information:
         Cash paid during the year for interest                                             $   1,185
         Cash paid during the year for income taxes                                         $    --
=========================================================================================================



See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

NetBank, Inc. ("NetBank") is a bank holding company that wholly owns the outstanding stock of NetBank, a federal savings bank.

2. ACCOUNTING POLICIES

The accounting and reporting policies of NetBank conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant policies:

CONSOLIDATION - The consolidated financial statements of NetBank, Inc. include the financial statements of NetBank, NetBank, Inc.'s wholly owned bank subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

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

INTEREST RATE RISK - NetBank's assets and liabilities are generally monetary in nature and interest rate changes have an impact on NetBank's performance. NetBank decreases the effect of interest rate changes on its performance by striving to match maturities and interest sensitivity among loans, investment securities, deposits and other borrowings. However, a significant change in interest rates, specifically the prime rate, could have a material effect on NetBank's results of operations.

CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits due from banks, and federal funds sold to banks.

INVESTMENT SECURITIES AVAILABLE FOR SALE - Investment securities classified as available-for-sale are carried at fair value. Unrealized holding gains or losses, net of tax, on available-for-sale securities are reported as a net amount in other comprehensive income in the statement of shareholders' equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold using the specific identification method. Any decreases in investment value other than temporary declines would be recognized in operations. Premiums and discounts are recognized in interest income using the straight-line method over the average life of the security.

DEFERRED FEES AND COSTS - Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loans.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. As the majority of NetBank's portfolio is purchased, an estimate of the loss inherent in the purchased portfolio is made and an allowance for loan losses is recorded by adjusting the premium associated with the purchased loans. Management determines the adequacy of the allowance based upon reviews of individual and pools of loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

FURNITURE AND EQUIPMENT - Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of each asset. NetBank evaluates the estimated useful lives of assets on a periodic basis to determine whether events or circumstances warrant revised estimated useful lives or whether any impairment exists. Management believes no impairment existed at December 31, 1999.

CAPITALIZED SOFTWARE - Certain costs incurred to develop internal use computer software are capitalized. Such costs include external direct costs of materials and services consumed in developing internal use software and payroll and payroll-related costs for employees who devote time to the internal use software project. Once the capitalization criteria have been met, such costs are classified as furniture and fixtures and are amortized on a straight-line basis over three years once the software has been put into use.

INTEREST INCOME ON LOANS - Interest on loans is generally recorded over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90, 120 or 180 days past due, depending on loan type, or when, in management's opinion, collectibility of such interest is doubtful. In addition, for first mortgages, any previously accrued interest is reversed when the loan becomes 90 days past due. Second mortgages and open-ended credit loans, including any accrued but unpaid interest, are written off at either 120 or 180 days depending on loan type.

PREMIUM ON LOANS PURCHASED - Premiums on loans purchased from third parties are capitalized and amortized over the average life of the loan as an adjustment to yield. Such premiums are classified with the loan balance to which they relate for financial reporting purposes.

LOAN SALES PROCEEDS RECEIVABLE - NetBank is a party to agreements with unrelated third parties whereby NetBank acts as a loan originator on behalf of the third parties. Under the terms of the agreements, the third parties are required to purchase all loans, including the related servicing of these loans, originated by NetBank, unless NetBank elects to retain the loans. As a result of the agreements, loans originated for the third parties for which the purchase price has not yet been received are accounted for as receivables.

ADVERTISING - NetBank expenses the cost of advertising over the period that the campaign runs.

INCOME TAXES - Provisions for income taxes are based upon amounts reported in the statements of income and include deferred taxes for net operating loss carryforwards and temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the temporary differences are expected to reverse. NetBank records a valuation allowance when management believes it is more likely than not that deferred tax assets will not be realized. Net Income (Loss) Per Common Share and Potential Common Share - NetBank computes basic net income per common and potential common share based on the weighted average number of common shares outstanding during the year. Diluted net income per common and potential common share is computed based on the weighted average number of common and potential dilutive common shares outstanding during the year.

NEW ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activites. The statement requires NetBank to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities --Deferral of the Effective Date of FASB Statement No. 133, " which changed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. NetBank has not finished evaluating the impact of the adoption of SFAS No. 133 and is therefore unable to disclose the effect, if any, that adoption of SFAS No. 133 will have on its financial statements.

RECLASSIFICATIONS - Certain reclassifications have been made to the 1997 and 1998 financial statements to conform to the 1999 presentation.

3. Investment Securities Available for Sale

The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities available for sale are as follows (in 000's):

                                                                 GROSS
                                                      --------------------------
                                         AMORTIZED    UNREALIZED      UNREALIZED ESTIMATED
                                             COST       GAINS           LOSSES   FAIR VALUE
AT DECEMBER 31, 1999
Collateralized mortgage obligations       $249,436   $   --            $   3,399   $246,037
Unites States government agencies          162,356       29                1,485    160,900
Corporate bonds                              9,639       --                    1      9,638
Habitat bonds and other                        239       --                   --        239
----------------------------------------------------------------------------------------------------
                                          $421,670   $   29            $   4,885   $416,814
====================================================================================================
AT DECEMBER 31, 1998

Collateralized mortgage obligations       $ 59,213   $   --            $       2   $ 59,211
Habitat bonds and other                        254       --                   --        254
----------------------------------------------------------------------------------------------------
                                          $ 59,467   $   --            $       2 $   59,465
====================================================================================================

The amortized cost and estimated fair value of these securities at December 31, 1999, by contractual maturity, are shown below (in 000's). Actual maturities may differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      AMORTIZED        ESTIMATED
                                                                       COST            FAIR VALUE
At December 31, 1999
Due in more than one year but less than five years                 $    97,374          $96,431
Due in more than five years but less than ten years                     47,280           46,989
Due after ten years                                                    277,016          273,394
----------------------------------------------------------------------------------------------------
                                                                      $421,670         $416,814
====================================================================================================

Gains on sales or calls of securities included in non-interest income were $525,000, $10,000, and $0, for the years ended December 31, 1999, 1998, and
1997, respectively.

4. LOANS

NetBank's primary loan strategy is to originate or purchase high credit quality packages of loans from other financial institutions. The servicing on all loan purchases is retained by the selling institutions. As of December 31, 1999, fees paid for servicing range from .25% to 1.25%. A summary of loans purchased during the years ended December 31, 1999 and 1998 follows (in 000's):

         TYPES OF LOANS                                   PRINCIPAL    PREMIUM     RANGE OF STATED
          PURCHASED                                         AMOUNT     AMOUNT      INTEREST RATES

1999      First and second mortgages                      $ 375,333   $ 2,983       5.9-10.0%
          Home equity lines                                 136,909     6,949       9.0-10.8%
          Leases                                             94,449                 8.0-12.0%
          Multi-family housing commercial participations     48,539                 6.6-9.3%
----------------------------------------------------------------------------------------------------
                                                          $ 655,230   $ 9,932
====================================================================================================

1998      First and second mortgages                      $ 134,789   $ 5,002       6.1-17.0%
          Home equity lines                                 122,746     7,247       7.3-13.0%
----------------------------------------------------------------------------------------------------
                                                          $ 257,535   $12,249
====================================================================================================

Loans are summarized as follows (in 000's):

                                                                    DECEMBER 31,
                                                 --------------------------------------------------
                                                          1999                     1998
                                                                 % OF                       % OF
                                                   AMOUNT     PORTFOLIO     AMOUNT        PORTFOLIO
Residential mortgages                            $480,470        61.0     $144,361          51.4%
Home equity lines                                 177,670        22.6       89,054          31.7
Leases                                             62,295         7.9        1,231           0.4
Multi-family housing commercial participations     48,783         6.2        8,556           3.0
Construction                                       10,723         1.4       27,997          10.0
Consumer                                            4,183         0.5        1,710           0.6
Auto                                                3,211         0.4        7,804           2.8
----------------------------------------------------------------------------------------------------
     Total gross loans                            787,335       100.0%     280,713         100.0%
----------------------------------------------------------------------------------------------------
Less allowance for loan losses                      7,597                    3,472
----------------------------------------------------------------------------------------------------
     Total net loans                             $779,738                 $277,241
====================================================================================================

     NetBank provides lines of credit and overdraft protection to its banking customers on a nationwide basis. At December 31, 1999 and 1998, outstanding lines of credit totaled $178,375,000 and $110,070,000 respectively, and unused committements totaled $120,196,000 and $47,618,000, respectively. NetBank's home equity and construction lines are secured by residential property. At December 31, 1999 and 1998, the majority of NetBank's loans were with customers residing in the Western and Southern United States.

5. ALLOWANCE FOR LOAN LOSS

An analysis of the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 follows (in 000's):


                                              1999             1998              1997
                                              ----             ----              ----
Balance-Beginning of year                   $ 3,472           $   453           $  --
Allowance recorded in connection
   with the purchase of loan pools            5,808             3,586              --
Provision for loan losses                       107                20             471
Loans charged off                            (1,790)             (587)            (18)
                                             ------              ----             ---
Balance-End of year                         $ 7,597           $ 3,472           $ 453
                                            =======           =======           =====

     NetBank considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. NetBank measures impairment of a loan on a loan by loan basis. Amounts of impaired loans that are not probable of collection are charged off immediately. During the years ended December 31, 1999 and 1998, NetBank had no significant amount of impaired loans or nonaccrual loans. The amount of impaired loans written off during the years ended December 31, 1999, 1998 and 1997 was $1,790,000, $587,000 and $18,000, respectively. NetBank had no restructured loans as of either December 31, 1999 or 1998.

     NetBank is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and lines of credit. NetBank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. NetBank uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1999 and 1998, NetBank had outstanding loan commitments of $120,196,000 and $47,618,000, respectively.


     The amount of collateral obtained by NetBank, if deemed necessary, for these commitments upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss NetBank would incur if the borrower failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the commitment.

6. DEPOSITS

The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by NetBank (in 000's):


                                                                 1999                               1998
                                                      ---------------------------------------------------------------
                                                        AMOUNT           PERCENTAGE       AMOUNT           PERCENTAGE
Demand checking accounts                               $  3,739              0.6%        $  9,285              3.3%
Interest-bearing:
         NOW accounts                                    38,590              5.9%           6,091              2.1%
         Money markets                                  219,898             33.6%          65,326             23.0%
         Certificates of deposit under $100,000         351,074             53.7%         197,163             69.5%
         Certificates of deposit over $100,000           40,600              6.2%           5,724              2.1%
                                      --------           ------              ---            -----              ---
             Total deposits                            $653,901            100.0%        $283,589            100.0%
                                                       ========            =====         ========            =====

At December 31, 1999, the scheduled maturities of certificates of deposit were as follows (in 000's):


Within three months                           $ 77,543
Over three months through six months           103,101
Over six months through one year               180,180
Over one year                                   30,850
                                                ------
    Total                                     $391,674
                                              ========

7. OTHER BORROWINGS

     During the year ended December 31, 1999, NetBank issued $115,000,000 in convertible subordinated notes (the "Notes") in a public offering. Net proceeds after deducting estimated expenses and underwriting discounts and commissions were $111,300,000. The Notes mature on June 1, 2004, unless previously redeemed and bear interest at 4.75% payable semi-annually on June 1 and December 1 of each year beginning December 1, 1999. Holders of the Notes may convert any Notes or portions of the Notes into shares of NetBank's common stock at a conversion price of $35.67 per share, subject to adjustment. This is equivalent to 28.0348 shares of common stock per $1,000 principal amount of the Notes.

     NetBank may redeem the Notes, in whole or in part, before June 4, 2002, at a redemption price equal to $1,000 per $1,000 principal amount of the Notes, plus accrued interest, if any, to the redemption date, if the closing price of NetBank's common stock has exceeded 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of the mailing of the notice of redemption. NetBank will make an additional payment in cash with respect to the Notes called for redemption of $187.00 per $1,000 principal amount of the Notes, less the amount of interest actually paid on the Notes before the call for redemption. NetBank may redeem the Notes, in whole or in part, at any time on or after June 4, 2002, at the declining redemption prices listed in the indenture plus accrued interest.

     In the event of a change of control, under certain circumstances holders of the Notes may require NetBank to repurchase their Notes in whole or in part at a repurchase price of 100% of the principal amount plus accrued interest. The Notes are unsecured and are subordinated to all of NetBank's existing and future "senior indebtedness," as defined in the indenture governing the Notes.

     As of December 31, 1998, NetBank had three $20,000,000 advances outstanding at interest rates ranging from 4.43-5.00%, two from the Federal Home Loan Bank ("FHLB") and one under a line of credit agreement. During the year ended December 31, 1999, NetBank obtained eight new advances from the FHLB totaling $264,000,000 and paid off two advances from the FHLB totaling $60,000,000. NetBank borrowed an additional $36,000,000 under the line of credit agreement and repaid the entire $56,000,000 due under that line during the year ended December 31, 1999. NetBank entered into and repaid reverse repurchase agreements totaling $94,150,000 during the year. Borrowings as of December 31, 1999 are summarized as follows (in 000's):


DESCRIPTION                     MATURITY DATE                                            STATED INTEREST RATE       PRINCIPAL AMOUNT

Convertible Subordinated        Notes June 1, 2004; Redeemable until June 4, 2002        4.75%                      $115,000
FHLB Advance                    October 16, 2003; Subject to early conversion or
                                termination option October 16, 2000                      4.43%                        20,000
FHLB Advance                    February 18, 2009; Subject to early conversion or
                                termination option February 18, 2001                     4.64%                        25,000
FHLB Advance                    August 24, 2004; Subject to early conversion or
                                termination option August 24, 2001                       6.03%                        50,000
FHLB Advance                    August 12, 2004; Subject to early conversion or
                                termination option August 12, 2001                       6.02%                        25,000
FHLB Advance                    September 15, 2000                                       5.48%; Reprices quarterly
                                                                                         based on three-month LIBOR
                                                                                         minus 3 basis points         25,000
FHLB Advance                    October 29, 2001                                         6.47%                        44,000
FHLB Advance                    November 4, 2004; Subject to early conversion or
                                termination option November 4, 2001                      5.92%                        30,000
FHLB Advance                    March 28, 2000                                           6.17%                        25,000
----------------------------------------------------------------------------------------------------------------------------
                                                                                            Total                    359,000
                                                                                            Less Unamortized Discount  3,065
----------------------------------------------------------------------------------------------------------------------------
                                                                                            Total Debt              $355,935
============================================================================================================================



     Subsequent to December 31, 1999, NetBank exchanged 595,000 shares of its common stock and $15,349,000 in cash for $31,000,000 of its 4.75% Convertible Subordinated Notes due June 2004 and recorded an extraordinary gain on early extinguishment of debt of approximately $4,521,000, net of tax.

     All of these borrowings are secured by NetBank's investment securities or mortgage loans except for the convertible subordinated notes, which are unsecured. If converted, the interest rate on applicable FHLB advances becomes equivalent to three month floating LIBOR.

8. FURNITURE AND EQUIPMENT

Furniture and equipment as of December 31, 1999 and 1998, are summarized as follows (in 000's):


                                                    DECEMBER 31,
                                               ----------------------
                                                1999            1998
Furniture and fixtures                         $1,231          $  234
Equipment                                       1,349             284
Software                                        4,286           1,341
---------------------------------------------------------------------
         Total                                  6,866           1,859
Less accumulated depreciation                   1,364             537
---------------------------------------------------------------------
         Furniture and equipment, net          $5,502          $1,322
=====================================================================

9. LEASES

NetBank leases its facilities and certain other equipment under operating lease agreements. Future minimum noncancelable payments as of December 31, 1999 under these leases follow (in 000's):


         2000                $768
         2001                 793
         2002                 810
         2003                 827
         2004 and beyond    1,116


Rent expense for the years ended December 31, 1999, 1998 and 1997, was $243,000, $110,000 and $92,000, respectively.

10. INCOME TAXES

NetBank provides deferred income taxes for net operating loss carryforwards and for temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. As of December 31, 1999, NetBank had federal and state net operating loss carryforwards of $5,810,000 and $3,988,000, respectively, which will expire in 2012, if not utilized. As of December 31, 1999 and 1998, NetBank had deferred tax assets and deferred tax liabilities as follows (in 000's):


                                                    DECEMBER 31,
                                              -------------------------
                                                1999              1998
Net operating loss carryforwards              $ 1,705           $ 2,102
Unrealized loss on available for
         sale securities                        1,652              --
Allowance for loan losses                       2,754              (244)
Loan premium amortization                      (2,313)              357
Amortization of capitalized software             (947)               (7)
Exercise of stock options                         148              --
General business and AMT credits                  130              --
Start-up costs                                     84               132
Depreciation                                      (56)             --
Other, net                                         73               (43)
------------------------------------------------------------------------
         Total deferred tax asset               3,230             2,297
------------------------------------------------------------------------
Less valuation allowance                         (349)             --
------------------------------------------------------------------------
Net deferred tax asset                        $ 2,881           $ 2,297
========================================================================


     At December 31, 1999, the potential deferred tax benefit associated with NetBank's state net operating loss carryforwards was $349,000. NetBank has provided a full valuation allowance against these deferred state benefits because of the uncertainty of future realization.

     NetBank's income tax (expense) benefit consists of current and deferred income tax (expense) benefit as follows (in 000's):


                                          YEAR ENDED DECEMBER 31,
                                      --------------------------
                                         1999              1998
Current                               $  (248)          $    59
Deferred                               (1,068)            2,266
---------------------------------------------------------------
Income tax (expense) benefit          $(1,316)          $ 2,325
===============================================================


     NetBank did not incur any income tax expense or benefit during the year ended December 31, 1997.

Income tax (expense) benefit is reconciled to the tax computed by applying the federal statutory rate of 34% to income before income taxes as follows (in 000's):


                                                     YEAR ENDED DECEMBER 31,
                                               ------------------------------------------
                                                         1999                      1998
                                                AMOUNT         PERCENTAGE
Income tax at statutory rate                   $(1,484)           (34.0)%        $  (727)
Change in valuation allowance                     --             --                3,260
Other                                              168              3.8             (208)
-----------------------------------------------------------------------------------------
Income tax (expense) benefit                   $(1,316)           (30.2)%        $ 2,325
=========================================================================================

     A percentage reconciliation is not presented for the year ended December 31, 1998 as the information is not meaningful. The 1998 income tax benefit results from the reversal of the valuation allowance relating to federal net operating loss carryforwards offset by taxable income for the year.

11. OTHER EXPENSE

Items comprising other expense (in 000's):


                                              YEAR ENDED DECEMBER 31,
                                       --------------------------------------
                                         1999            1998            1997
Accounting and legal services          $  866          $  423          $  239
Directors and officers
   insurance                              136              53              22
Annual meeting and report                 127              93            --
Directors fees                            118              37               6
Investor relations                         49              40               7
Miscellaneous fees and taxes               44               5            --
OTS fees                                   40              24            --
Other                                      22              11              28
Consultants                              --              --                53
-----------------------------------------------------------------------------
                                       $1,402          $  686          $  355
=============================================================================

12. EMPLOYEE BENEFIT PLAN

NetBank has a 401(k) plan (the "Plan"), which covers substantially all of its employees. NetBank, at its discretion, matches 25% of employee contributions to the Plan, up to a maximum Company contribution of 1% of an employee's compensation. NetBank expensed $9,000, $10,000 and $0 during the years ended December 31, 1999, 1998 and 1997, respectively, related to the plan.

13. SHAREHOLDERS' EQUITY

On May 14, 1999, NetBank effected a three-for-one split of its common stock in the form of a stock dividend to shareholders of record as of the close of business on April 23, 1999. All references to share and per share amounts reflect the split. In addition common stock and paid in capital have been retroactively adjusted to reflect the split.

     On February 10, 1999, NetBank received net proceeds of approximately $105,000,000 from the sale of 7,290,000 shares of its common stock in a public offering and on June 9, 1999, NetBank received net proceeds of approximately $94,000,000 from the sale of 3,450,000 shares of its common stock in a public offering.

     On March 17, 1997, the Company declared a 33.125 for one stock split of its common stock effected in the form of a stock dividend payable on the effective date of the initial public offering of the Company's common stock. All references to share and per share amounts reflect the split.

     Under current OTS regulations, NetBank may pay dividends and make other capital distributions after giving notice to the Office of Thrift Supervision.

14. STOCK OPTIONS

NetBank has a 1996 Stock Incentive Plan (the "Plan"), which provides that employees, officers, directors, and consultants of NetBank may be granted nonqualified and incentive stock options to purchase shares of common stock of NetBank, derivative securities related to the value of the common stock, or cash awards. The Plan limits the number of shares that could be awarded to 3,750,000 which are reserved for the Plan. Generally, the options expire ten years from the date of the grant.

A summary of the status of the Plan and activity during the year follows (shares in 000's):


                                                                     YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------------------------
                                                 1999                         1998                         1997
                                                        WEIGHTED                     WEIGHTED                     WEIGHTED
                                          NUMBER         AVERAGE        NUMBER       AVERAGE         NUMBER        AVERAGE
                                          OF             EXERCISE         OF         EXERCISE          OF         EXERCISE
                                          SHARES          PRICE         SHARES         PRICE         SHARES         PRICE
Outstanding at beginning of year           1,597        $    3.84        1,099        $   1.99           50       $   0.40
         Granted                             892        $   37.02          573        $   6.50        1,058       $   1.94
         Exercised                          (224)       $    3.14          (33)       $   1.21           --             --
         Terminated                         (118)       $   12.30          (42)       $   2.19           (9)      $   1.21
--------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                 2,147        $   17.24        1,597        $   3.84        1,099       $   1.99
==========================================================================================================================

The following table summarizes information about stock options outstanding at December 31, 1999 (shares in 000's):


                                   OPTIONS        WEIGHTED AVERAGE       WEIGHTED AVERAGE         OPTIONS          WEIGHTED AVERAGE
                                   OUTSTANDING AT    REMAINING          EXERCISE PRICE OF      EXERCISABLE AT      EXERCISE PRICE OF
         EXERCISE                  DECEMBER 31,      CONTRACTUAL             OPTIONS            DECEMBER 31,           OPTIONS
         PRICE                     1999                  LIFE              OUTSTANDING             1999               EXERCISABLE
         $ 0.00- 5.33                986                  7.3                $ 2.68                 872                 $  2.40
         $ 5.34-10.67                297                  8.9                $ 7.87                 185                 $  7.92
         $10.68-16.00                 51                  9.1                $12.45                  -                   -
         $16.01-21.33                 -                   -                  -                       -                   -
         $21.34-26.67                 47                  9.4                $23.12                  -                   -
         $26.68-32.00                 -                   -                  -                       -                   -
         $32.01-37.33                 589                 9.5                $35.44                  133                 $35.44
         $37.34-42.66                 -                   -                  -                       -                   -
         $42.67-48.00                 -                   -                  -                       -                   -
         $48.01-53.33                 177                 9.3                $53.33                  77                  $53.33
------------------------------------------------------------------------------------------------------------------------------------
                                    2,147                                                         1,267
====================================================================================================================================


     In connection with the issuance of some of the options during the year ended December 31, 1997, $390,000 of compensation expense was recognized over the option vesting period. The vesting of certain of those options accelerated on July 28, 1997 upon completion of the Initial Public Offering, and $320,000 of unamortized compensation expense was recognized. The other options had completely vested as of February 25, 1999, and all remaining compensation expense related to those options has been recognized.

     NetBank accounts for its stock-based compensation plan under Accounting Principles Board 25. NetBank has adopted SFAS 123 Accounting for Stock-Based Compensation ("SFAS 123") for disclosure purposes. For SFAS 123 purposes, the fair value of each option granted under NetBank's stock option plan during the years ended December 31, 1999 1998 and 1997 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:


                                  OPTIONS GRANTED   OPTIONS GRANTED
                                  DURING THE        DURING THE       OPTIONS GRANTED
                                  YEAR ENDED        YEAR ENDED       JULY 30, 1997        OPTIONS GRANTED
                                  DECEMBER 31,      DECEMBER 31,     (IPO DATE) TO        FEBRUARY 20, 1996
                                  1999                  1998        DECEMBER 31, 1997     TO JULY 29, 1997
Fair value                       $    31.81        $    4.02        $    2.51                 $   0.32
Expected life (years)                  5                5                5                        5
Risk-free interest rate                6.12%            4.96%            5.95%                    6.2%
Dividend rate                          0.0%             0.0%             0.0%                     0.0%
Expected volatility                  124.3%            70.0%            75.0%                     0.0%
Forfeiture rate                       25.0%             1.0%             1.0%                     0.0%


     Had compensation cost for NetBank's stock options granted been determined based on the fair value at the grant dates for awards under the plan consistent with a method prescribed in SFAS 123 utilizing the assumptions described above, NetBank's net income (loss) and net income (loss) per common share and potential dilutive common share for the years ended December 31, 1999, 1998 and 1997, would have changed to the pro forma amounts indicated below (in 000's):


                                       YEAR ENDED        YEAR ENDED       YEAR ENDED
                                       DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                       1999                  1998             1997
Net income (loss):
   As reported                        $   3,048        $   4,464       $     (5,577)
====================================================================================
   Pro forma                          $  (5,920)       $   3,960       $     (5,504)
====================================================================================
Net income (loss) per share:
   As reported:
      Basic                           $    0.11        $    0.24       $      (0.55)
====================================================================================
      Diluted                         $    0.11        $    0.23       $      (0.55)
====================================================================================
   Pro forma:
      Basic                           $   (0.22)       $    0.21       $      (0.55)
====================================================================================
      Diluted                         $   (0.21)       $    0.21       $      (0.55)
====================================================================================


15. EARNINGS PER SHARE

Basic and diluted net income (loss) per common and potential common share have been calculated based on the weighted average number of shares outstanding. The following schedule reconciles the numerators and denominators of the basic and diluted net income per common and potential common share. The only years presented relate to those with net income as potential securities would be anti-dilutive to years with a net loss. The effect of convertible debt securities issued during the year ended December 31, 1999 has not been included as the assumed conversion of such securities would be anti-dilutive to earnings per share for the year ended December 31, 1999.


                                             FOR THE YEAR ENDED
                                             DECEMBER 31, 1999
                                  ----------------------------------------
                                    (IN 000'S, EXCEPT PER SHARE AMOUNTS)
                                     INCOME         SHARES       PER-SHARE
                                  (NUMERATOR)   (DENOMINATOR)     AMOUNT
Basic EPS                            $3,048         27,052         $0.11
Effect of Dilutive Securities-
   Options to purchase
    common shares                                      993
--------------------------------------------------------------------------
Diluted EPS                          $3,048         28,045         $0.11
==========================================================================



                                             FOR THE YEAR ENDED
                                             DECEMBER 31, 1998
                                  ----------------------------------------
                                     INCOME         SHARES       PER-SHARE
                                  (NUMERATOR)   (DENOMINATOR)     AMOUNT
Basic EPS                            $4,464         18,447        $0.24
Effect of Dilutive Securities-
   Options to purchase
      common shares                                    704
--------------------------------------------------------------------------
Diluted EPS                          $4,464         19,151        $0.23
==========================================================================

16. CAPITAL ADEQUACY

NetBank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure of NetBank to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on NetBank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, NetBank must meet specific capital guidelines that involve quantitative measures of NetBank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. NetBank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, under regulatory guidelines, NetBank may not pay a dividend to NetBank, Inc. if doing so would cause NetBank to be less than adequately capitalized, as defined below.

     Quantitative measures established by regulation to ensure capital adequacy require NetBank to maintain minimum amounts and ratios set forth in the table below. NetBank's regulatory agency, the OTS, requires NetBank to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 3.0%, and total capital to risk-weighted assets of 8.0%. Management believes, as of December 31, 1999, that NetBank meets all the capital adequacy requirements to which it is subject.

     As of December 31, 1999, the most recent notification from the OTS categorized NetBank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized NetBank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would have changed the institution's category.

NetBank's actual capital amounts and ratios as of December 31, 1999 and 1998, are as follows (in 000's):


                                                                                                           TO BE CATEGORIZED
                                                                                                          AS WELL CAPITALIZED
                                                                                                               UNDER PROMPT
                                                                                  FOR CAPITAL                   CORRECTIVE
                                                          ACTUAL                ADEQUACY PURPOSES               ACTION PLAN
                                                   AMOUNT        RATIO          AMOUNT       RATIO          AMOUNT         RATIO
DECMEBER 31, 1999
Total capital (to risk-weighted assets)           $228,832        31.3%        $ 58,438        8.0%        $ 73,048        10.0%
Core capital (to tangible assets)                 $221,235        17.6%        $ 37,743        3.0%        $ 62,904         5.0%
Tangible capital (to tangible assets)             $221,297        17.6%        $ 18,871        1.5%             N/A         N/A
Tier I capital (to risk-weighted assets)          $221,235        30.3%             N/A        N/A         $ 43,829         6.0%

DECEMBER 31, 1998
Total capital (to risk-weighted assets)           $ 38,297        15.4%        $ 19,947        8.0%        $ 24,934        10.0%
Core capital (to tangible assets)                 $ 35,996         9.3%        $ 11,595        3.0%        $ 19,325         5.0%
Tangible capital (to tangible assets)             $ 35,996         9.3%        $  5,798        1.5%             N/A         N/A
Tier I capital (to risk-weighted assets)          $ 35,996        14.4%             N/A        N/A         $ 14,960         6.0%

17. COMMITMENTS AND CONTINGENCIES

Effective June 1, 1999, NetBank entered into an agreement extending to May 31, 2004 with an unrelated third party to act as a loan originator and servicer on behalf of NetBank. Under the terms of the agreement, loans originated through NetBank's website that meet NetBank's pre-established credit criteria will be retained by NetBank with the third party receiving a portion of the origination fee charged to the customer. Loans that do not meet NetBank's pre-established credit criteria may be retained by the third party, who in turn will pay NetBank a flat fee per loan originated. The third party will also perform servicing on NetBank's portfolio for a monthly fee. In addition, NetBank paid the third party a $300,000 set-up fee for reimbursement of out-of-pocket expenses incurred by the third party in conjunction with certain setup services, as defined in the agreement.

18. RELATED PARTY TRANSACTIONS

NetBank paid $60,000 and $105,000 for the years ended December 31, 1998 and 1997, respectively, in consulting fees to a director. In addition, NetBank expensed $246,000 for amounts paid to a company owned by the Chairman of the Board of NetBank for accounting and management services provided to NetBank during the year ended December 31, 1997.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by NetBank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts NetBank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts (in 000's).


                                                     DECEMBER 31, 1999
                                                 --------------------------
                                                  CARRYING           FAIR
                                                   AMOUNT            VALUE
Assets:
         Cash and due from banks                  $  5,265          $  5,265
         Federal funds sold                          8,378             8,378
         Securities available for sale             416,814           416,814
         Loans                                     779,738           755,661
         Loan sale proceeds receivable               6,165             6,165
Liabilities:
         Non-interest-bearing deposits               3,739             3,739
         Interest-bearing deposits-
            certificates of deposit                391,674           392,180
         Interest-bearing deposits-other           258,488           258,488
         Convertible subordinated debt             111,935           103,441
         Other borrowed funds                      244,000           240,896



                                                     DECEMBER 31, 1998
                                                 --------------------------
                                                  CARRYING           FAIR
                                                   AMOUNT            VALUE
Assets:
         Cash                                     $    405          $    405
         Federal funds sold                         12,055            12,055
         Securities available for sale              59,465            59,465
         Loans                                     280,713           278,607
         Loan sale proceeds receivable              23,203            23,203
Liabilities:
         Non-interest-bearing deposits               9,286             9,286
         Interest-bearing deposits-
            certificates of deposit                202,887           203,293
         Interest-bearing deposits-other            71,417            71,417
         Other borrowed funds                       60,000            59,924

     The carrying amounts of cash and due from banks and federal funds sold are a reasonable estimate of their fair value due to the short-term nature of these financial instruments. The fair value of investment securities and loans is based on quoted market prices and dealer quotes. The fair value of time deposits and other borrowed funds is estimated by discounting the future cash flows using NetBank's current interest rates for such financial instruments.

     As required by SFAS 107, demand deposits are shown at their face value. No additional value has been ascribed to core deposits, which generally bear a low rate of or no interest and do not fluctuate in response to changes in interest rates.

     The fair value estimates presented herein are based on pertinent information available to management at December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

20. CONDENSED FINANCIAL STATEMENTS OF NETBANK, INC. (PARENT ONLY)

The condensed balance sheets of NetBank, Inc. (parent only) as of December 31, 1999 and 1998 follow (in 000's):

CONDENSED BALANCE SHEET


                                                               DECEMBER 31,
                                                      --------------------------
                                                          1999              1998
Assets:
         Cash and due from banks                      $     92          $      3
         Fed funds sold                                  2,022                41
--------------------------------------------------------------------------------
             Total cash and cash equivalents             2,114                44
         Investment in subsidiary                      218,122            38,343
         Due from subsidiary                           129,688                32
         Intangible assets                                 566               336
         Other assets                                      324              --
--------------------------------------------------------------------------------
             Total assets                             $350,814          $ 38,755
================================================================================

Liabilities:
         Convertible subordinated debt                $111,935          $   --
         Accrued interest payable                          458              --
--------------------------------------------------------------------------------
             Total liabilities                        $112,393          $   --
Shareholders' equity:
         Common stock                                      294                62
         Other shareholders' equity                    238,127            38,693
--------------------------------------------------------------------------------
             Total shareholders' equity                238,421            38,755
--------------------------------------------------------------------------------
                                                      $350,814          $ 38,755
================================================================================

     The condensed statements of operations and comprehensive income and cash flows for years ended December 31, 1999, 1998 and 1997 follow (in 000's):

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)


                                                                                           1999           1998           1997

Net interest income                                                                   $     804      $     162       $      88
Expenses                                                                                    (77)           (58)         (4,151)
-------------------------------------------------------------------------------------------------------------------------------
Income (loss) before equity in undistributed net income (loss) of subsidiary                727            104          (4,063)
Equity in undistributed net income (loss) of subsidiary                                   2,321          4,360          (1,514)
-------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                     $   3,048      $   4,464       $  (5,577)
Other comprehensive income (loss) of subsidiary                                          (3,202)            81             (83)
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                                           $    (154)     $   4,545       $  (5,660)
===============================================================================================================================


CONDENSED STATEMENT OF CASH FLOWS


                                                                                           1999           1998            1997

Operating activities:
         Net income (loss)                                                            $   3,048      $   4,464       $  (5,577)
         Adjustments to reconcile net income (loss) to net
            cash used by operating activities:
                  Equity in undistributed net income (loss) of subsidiary                (2,321)        (4,360)          1,514
                  Amortization                                                               75             51           1,783
                  Accretion of debt discount                                                635
                  Changes in assets and liabilities:
                           (Increase) in due from subsidiary                           (129,656)
                           (Increase) in intangible assets                                 (281)
                           (Increase) decrease in other assets                             (324)           (14)            125
                           Increase in accrued interest payable                             458
                           Decrease in other liabilities                                                   (10)         (1,623)
-------------------------------------------------------------------------------------------------------------------------------
                               Net cash used by operating activities                   (128,366)           131          (3,778)
Investing activities-investment in subsidiary                                          (180,660)       (10,250)        (25,249)
Financing activities:
         Net proceeds from sale of stock                                                199,796             40          38,381
         Net proceeds from issuance of convertible subordinated debt                    111,300
         Net cash provided by financing activities                                      311,096             40          38,381
-------------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                                          2,070        (10,079)          9,354
Cash:
         Beginning of year                                                                   44         10,123             769
-------------------------------------------------------------------------------------------------------------------------------
         End of year                                                                  $   2,114      $      44       $  10,123
Supplemental disclosure of cash flow
                information: Cash paid during the year for:

                  Interest                                                            $   2,610      $      23       $     163
                  Income taxes                                                        $     103      $      30
==============================================================================================================================

21. SUBSEQUENT EVENT

Effective January 20, 2000, NetBank's Board of Directors adopted a Shareholder Rights Plan pursuant to which all shareholders of record on February 4, 2000, will receive one right to purchase a fractional (1/1000th) share of a new series of preferred stock for each share of NetBank's common stock owned on that date. These rights will only trade with NetBank's common stock if certain events occur. In the event of a merger of NetBank into another entity or an acquisition of 20% of NetBank's common stock by any person or entity, these rights, unless previously redeemed by NetBank, will convert into a right to acquire at a discount price, either the stock of the acquiring entity or additional shares of NetBank's common stock. These rights will be exercisable at $150.00 for each 1/1000th of a share of preferred stock and will expire on February 4, 2010. The rights are redeemable at $.01 per right at the option of NetBank.



INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
NetBank, Inc.

     We have audited the consolidated balance sheets of NetBank, Inc. and its subsidiary ("NetBank") as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of NetBank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NetBank as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Atlanta, Georgia
March 20, 2000