Form 10-K405, Exhibit 13
period 2000-12-31
NETBANK INC
filed 2001-03-28
CIK 1035826

QuickLinks -- Click here to rapidly navigate through this document

PRICE RANGE OF COMMON STOCK

    The Common Stock of NetBank is traded on the Nasdaq National Market under the symbol "NTBK." The table at right sets forth for the periods indicated the high and low bid prices per share of Common Stock as reported on the Nasdaq National Market.

	High	Low
2000
First quarter	$22.00	$12.06
Second quarter	$14.44	$8.56
Third quarter	$13.38	$9.75
Fourth quarter	$11.94	$6.00
1999
First quarter	$25.00	$8.67
Second quarter	$83.00	$22.75
Third quarter	$40.25	$16.50
Fourth quarter	$34.38	$17.00

    On March 12, 2001, there were approximately 22,000 beneficial owners and 232 holders of record of Common Stock.

DIVIDENDS

    We have not declared or paid any cash or other dividends on the Common Stock. For the foreseeable future, we intend to retain earnings to grow our business and strengthen our capital base. In addition, the Office of Thrift Supervision regulates the dividends that the Bank can pay to the Company.

SELECTED CONSOLIDATED FINANCIAL DATA

(in 000's, except per share and account data)

					Period from February 20, 1996 (Date of Incorporation) to December 31, 1996
	Year Ended December 31,
	2000	1999	1998	1997
Income statement data:
Interest income	$116,320	$54,773	$18,088	$2,223	$8
Interest expense	78,564	31,401	11,425	1,260	—

Net interest income	37,756	23,372	6,663	963	8
Provision for loan losses	393	107	20	471	—

Net interest income after provision for loan losses	37,363	23,265	6,643	492	8
Non-interest income	3,411	1,659	683	63	60
Non-interest expense	43,181	20,560	5,187	6,132	3,907

Income (loss) before income taxes and extraordinary gain	(2,407)	4,364	2,139	(5,577)	(3,839)
Income tax benefit (expense)	1,289	(1,316)	2,325	—	—

Income (loss) before extraordinary gain	(1,118)	3,048	4,464	(5,577)	(3,839)
Extraordinary gain on early extinguishment of debt, net of tax of $5,750	9,711	—	—	—	—

Net income (loss)	$8,593	$3,048	$4,464	$(5,577)	$(3,839)

Income (loss) before extraordinary gain per common share—basic	$(0.04)	$0.11	$0.24	$(0.55)	$(1.44)
Income (loss) before extraordinary gain per common and potential common share—diluted	$(0.04)	$0.11	$0.23	$(0.55)	$(1.44)
Net income (loss) per common share—basic	$0.29	$0.11	$0.24	$(0.55)	$(1.44)
Net income (loss) per common and potential common share—diluted	$0.28	$0.11	$0.23	$(0.55)	$(1.44)
Weighted average shares outstanding—basic	29,667	27,052	18,447	10,062	2,658
Weighted average shares outstanding—diluted	30,340	28,045	19,151	10,062	2,658
Balance sheet data—At period end:
Total assets	$1,842,690	$1,257,885	$388,437	$93,220	$1,246
Total deposits	$980,752	$653,901	$283,589	$58,727	—
Total debt	$590,926	$355,935	$60,000	—	—
Shareholders' equity (deficit)	$250,607	$238,421	$38,755	$34,117	$(386)
Book value per shares outstanding at end of year	$8.62	$8.11	$2.10	$1.85	$(0.10)
Percentage of net income (loss) to:
Average total assets (ROA)	0.55%	0.37%	1.85%	(11.81)%	N/M
Average shareholders' equity (deficit) (ROE)	3.51%	2.20%	12.25%	(33.07)%	N/M
Percentage of average shareholders' equity (deficit) to average total assets	15.77%	16.84%	15.13%	35.71%	(30.97)%
Number of accounts at period end	162,000	66,000	17,000	5,000	—

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    General—NetBank, Inc. is a bank holding company that wholly owns the outstanding stock of NetBank, a federal savings bank and NetBank Partners, LLC, a partnership involved in strategic partnering opportunities. As NetBank Partners, LLC, was incorporated in September 2000 and has incurred only organizational and startup expenses to date, the following discussion pertains to NetBank, Inc. and NetBank (jointly "NetBank") only. NetBank, Inc. was incorporated as a Georgia corporation on February 20, 1996. As of December 31, 2000, NetBank had 162,000 accounts and $980.8 million in deposits.

    On May 14, 1999, we effected a three-for-one split of our common stock in the form of a stock dividend paid to shareholders of record as of the close of business on April 23, 1999. All references to share and per share amounts reflect the split.

    Financial Condition—During the first quarter of 2000, we identified an opportunity to repurchase, at a substantial discount, a portion of our $115 million in convertible subordinated notes outstanding. We realized that the gains from this repurchase of the convertible notes would allow us to accelerate our marketing and infrastructure programs to attract a greater number of customers during this growth phase of our business model. Therefore, during the year ended December 31, 2000, we repurchased $87.7 million of our convertible subordinated notes outstanding for $62.5 million in cash and 595,000 shares of NetBank common stock and recorded an extraordinary gain on early extinguishment of debt of $9.7 million, net of tax. Because of these substantial gains, we were able to invest $13.1 million in marketing expenses to attract customers, a 77.9% increase over last year's marketing expenditures of $7.4 million. This increase in marketing expenditures allowed us to attract approximately 96,000 new accounts, which generated a $326.9 million increase in customer deposits. Due to the 145.5% increase in new accounts during the year ended December 31, 2000, we made additional investments in infrastructure and new product development to support those customers and maintain our current customer attrition rate of less than 4.0% annually.

    The $326.9 million of funds we received from customer deposits, as well as the additional $320.2 million we borrowed, primarily from the Federal Home Loan Bank of Atlanta ("FHLB"), were invested in loans receivable that increased $584.0 million. As a result, our total assets increased $584.8 million, or 46.5%, from $1.3 billion at December 31, 1999 to $1.8 billion at December 31, 2000. Our strategy for loan purchases during this period of rapid growth has been to continue to invest in conservative loan products, primarily residential mortgages. During the year, $515.3 million, or 64.3%, of our purchases were first and second residential mortgages, bringing the total percentage of our loan portfolio secured by single-family residential mortgages to 80.4% as of December 31, 2000. Our focus during the year was primarily loans because they offered more attractive interest rates than securities. The securities portfolio was maintained at the levels necessary to meet liquidity requirements as determined by the Office of Thrift Supervision.

    In addition to the opportunity to repurchase debt, we also felt that our stock was undervalued and introduced a stock repurchase program in April of 2000 that authorized the purchase of up to 1.0 million shares of our common stock from time to time on the open market at price levels management deemed attractive. As of December 31, 2000, we had purchased 927,000 shares to be held in treasury at an aggregate cost of $7.6 million. Subsequent to December 31, 2000, NetBank Inc.'s Board of Directors authorized an additional 1.0 million common shares for repurchase under the program. Additional changes in shareholders' equity resulted from $8.6 million in earnings for the year ended December 31, 2000, a $2.9 million decrease in the unrealized loss on our securities portfolio, and an $8.3 million increase in capital resulting from the 595,000 shares issued in conjunction with the repurchase of convertible subordinated notes.

    Average Balances, Net Interest Income and Yields Earned and Rates Paid—The following table sets forth information regarding our average balance sheet (in 000's). Information is based on average balances during the years ended December 31, 2000, 1999, and 1998.

	Year Ended December 31, 2000
	Average Balance(4)	Interest Earned/Paid	Average Yield/Rate
Interest-earning assets:
Short-term investments	$11,533	$692	6.0%
Investment securities(1)	432,928	30,921	7.1%
Loans receivable(2)	1,135,100	84,707	7.5%

Total interest-earning assets	1,579,561	116,320	7.4%
Non-interest-earning assets	3,900

Total assets	$1,583,461

Interest-bearing liabilities:
Deposits:
Checking accounts	$56,886	$1,635	2.9%
Money market	237,375	13,234	5.6%
Certificates of deposit	523,091	33,878	6.5%
Other borrowed funds	387,333	25,924	6.7%
Convertible subordinated debt	70,782	3,893	5.5%

Total interest-bearing liabilities	1,275,467	78,564	6.2%
Non-interest-bearing liabilities	59,970

Total liabilities	1,335,437
Shareholders' equity	248,024

Total liabilities and shareholders' equity	$1,583,461

Net interest earnings		$37,756

Net yield on interest-earning assets(3)			2.4%

	Year Ended December 31, 1999
	Average Balance(4)	Interest Earned/Paid	Average Yield/Rate
Interest-earning assets:
Short-term investments	$42,906	$2,274	5.3%
Investment securities(1)	191,841	13,237	6.9%
Loans receivable(2)	503,359	39,262	7.8%

Total interest-earning assets	738,106	54,773	7.4%
Non-interest-earning assets	21,695

Total assets	$759,801

Interest-bearing liabilities:
Deposits:
Checking accounts	$19,200	$576	3.0%
Money market	146,591	7,501	5.1%
Certificates of deposit	253,513	14,508	5.7%
Other borrowed funds	89,383	5,363	6.0%
Convertible subordinated debt	71,938	3,453	4.8%

Total interest-bearing liabilities	580,625	31,401	5.4%
Non-interest-bearing liabilities	14,385

Total liabilities	595,010
Shareholders' equity	164,791

Total liabilities and shareholders' equity	$759,801

Net interest earnings		$23,372

Net yield on interest-earning assets(3)			3.2%

	Year Ended December 31, 1998
	Average Balance(4)	Interest Earned/Paid	Average Yield/Rate
Interest-earning assets:
Short-term investments	$11,000	$634	5.8%
Investment securities(1)	48,300	2,905	6.0%
Loans receivable(2)	182,500	14,549	8.0%

Total interest-earning assets	241,800	18,088	7.5%
Non-interest-earning assets	2,500

Total assets	$244,300

Interest-bearing liabilities:
Deposits:
Checking accounts	$3,533	$106	3.0%
Money market	47,809	2,522	5.3%
Certificates of deposit	123,803	7,622	6.2%
Other borrowed funds	25,000	1,175	4.7%

Total interest-bearing liabilities	200,145	11,425	5.7%
Non-interest-bearing liabilities	8,155

Total liabilities	208,300
Shareholders' equity	36,000

Total liabilities and equity	$244,300

Net interest earnings		$6,663

Net yield on interest-earning assets(3)			2.8%

(1)
Based on amortized cost; changes in fair value are not considered.

(2)
No separate treatment has been made for non-accrual loans.

(3)
Net interest income divided by average interest-earning assets.

(4)
Based on month-to-month averages.

    The following table sets forth a summary of the changes in interest income and interest expense resulting from changes in volume and rates for the years indicated (in 000's):

	Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999
	Net Increase (Decrease)	Increase (Decrease) Due to Rate(1)	Increase (Decrease) Due to Volume(1)
Interest-bearing assets:
Short-term investments	$(1,582)	$300	$(1,882)
Investment securities	17,684	465	17,219
Loans, gross	45,445	(1,699)	47,144

Total interest income	61,547	(934)	62,481
Interest-bearing liabilities:
Checking accounts	1,059	(24)	1,083
Money market	5,733	672	5,061
Certificates of deposit	19,370	1,911	17,459
Other borrowed funds	20,561	619	19,942
Convertible subordinated debt	440	504	(64)

Total interest expense	47,163	3,682	43,481

Net interest income	$14,384	$(4,616)	$19,000

	Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998
	Net Increase	Increase (Decrease) Due to Rate(1)	Increase Due to Volume(1)
Interest-bearing assets:
Short-term investments	$1,640	$(215)	$1,855
Investment securities	10,332	1,727	8,605
Loans, gross	24,713	(1,007)	25,720

Total interest income	36,685	505	36,180
Interest-bearing liabilities:
Checking accounts	470	113	357
Money market	4,979	(268)	5,247
Certificates of deposit	6,886	(956)	7,842
Other borrowed funds	4,188	1,162	3,026
Convertible subordinated debt	3,453	—	3,453

Total interest expense	19,976	51	19,925

Net interest income	$16,709	$454	$16,255

(1)
The changes in interest income and/or expense not due solely to rate or volume have been allocated to the volume component.

RESULTS OF OPERATIONS

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

    General—During the first quarter of 2000, we identified an opportunity to repurchase, at a substantial discount, a portion of our $115 million in convertible subordinated notes outstanding. We realized that the gains from this repurchase of the convertible notes would allow us to accelerate our marketing and infrastructure programs to attract a greater number of customers during this growth phase of our business model. Therefore, during the year ended December 31, 2000, we repurchased $87.7 million of our convertible subordinated notes outstanding for $62.5 million in cash and 595,000 shares of NetBank common stock and recorded an extraordinary gain on early extinguishment of debt of $9.7 million, net of tax. This gain is the primary reason for the $5.5 million increase in net income for the year ended December 31, 2000 over the year ended December 31, 1999. Because of this substantial gain, we were able to invest $13.1 million in marketing expenses to attract customers, a 77.9% increase over last year's marketing expenditures of $7.4 million. This increase in marketing expenditures allowed us to attract approximately 96,000 new accounts, which generated a $326.9 million increase in customer deposits. Due to the 145.5% increase in new accounts during December 31, 2000, we made additional investments in infrastructure and new product development to support those customers and maintain our current customer attrition rate of less than 4.0% annually. Due to the extraordinary gains realized from the repurchase of debt, management increased marketing expenditures as well as infrastructure and product development investments, the primary reason for the decrease in operating income of $4.2 million, or 136.7% over the year ended December 31, 1999.

    Interest Income—Interest income related to our loan and investment portfolio for the year ended December 31, 2000 increased $61.5 million, to $116.3 million from $54.8 million for the year ended December 31, 1999. The increase in interest income was primarily the result of the 74.9% increase in our loan portfolio from $787.3 million at December 31, 1999 to $1.4 billion at December 31, 2000, as well as higher yields on our security portfolio, offset by slightly lower loan yields due to a larger percentage of first mortgages in our loan portfolio. First mortgages typically produce comparatively lower yields than second mortgages, home equity lines, or commercial mortgages. Loan yields were 7.5% for the year ended December 31, 2000 as compared to 7.8% for the year ended December 31, 1999. The yield on the investment portfolio was 7.1% for the year ended December 31, 2000 as compared with 6.9% for the year ended December 31, 1999.

    Interest Expense—Interest expense for the year ended December 31, 2000 increased $47.2 million, or 150.2%, to $78.6 million from $31.4 million for the year ended December 31, 1999. The primary reason for the increase was the $326.9 million, or 50.0%, increase in our deposit portfolio and a $320.2 million, or 131.2%, increase in other borrowed funds, primarily FHLB advances. The increase in interest expense was further the result of higher interest rates, with the average rate paid on deposits increasing from 5.4% for the year ended December 31, 1999 to 6.0% for the year ended December 31, 2000 and the average rate paid on other borrowed funds increasing from 6.0% for the year ended December 31, 1999 to 6.7% for the year ended December 31, 2000.

    Net Interest Income—Net interest income is determined by our interest rate spread, which is the difference between the yield earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, and is effected by the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income was $37.8 million, or 2.4% of average interest-earning assets for the year ended December 31, 2000 compared to $23.4 million, or 3.2% of interest-earning assets for the year ended December 31, 1999. The decrease in net interest income, or spread, was primarily the result of higher interest rates paid on customer deposits due to increased competition for retail deposits, as well as higher interest rates paid on other borrowed funds due to an inverted yield curve. The inverted yield curve that existed throughout most of the year ended December 31, 2000, also negatively effected the yields on investment securities and loans.

    Provision for Loan Losses—In connection with the purchase of loan portfolios, we assess the inherent loss in the portfolios and record the necessary allowance by adjusting the premium associated with each portfolio. During the year ended December 31, 2000, we recorded $7.3 million as an addition to premiums related to allowance for loan losses for loans purchased during the year. In addition, we also recorded a provision for loan losses of $0.4 million primarily related to originated loans and two portfolios of fixed second mortgages with high loan-to-value ratios. This compares to a provision of $0.1 million recorded during the year ended December 31, 1999. The increase is primarily due to the increase in volume of our originated portfolio. We periodically review the performance of our loan portfolio by reviewing chargeoffs, delinquency statistics, and industry statistics on a pool-by-pool basis for our purchased portfolio and a loan-by-loan basis for our originated loans. If a decline in credit quality for a specific pool or a loan is noted, we record an additional allowance through a charge to the provision for loan losses. The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. We determine the adequacy of the allowance based upon reviews of individual and pools of loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors.

    Non-Interest Income—For the year ended December 31, 2000, we recorded approximately $3.4 million in non-interest income compared to $1.7 million recorded during the year ended December 31, 1999. Gains on sales of securities, which are included in this category were $0.4 million during the year ended December 31, 2000, as compared with $0.5 million for the year ended December 31, 1999. The remaining portion of the increase was due to an increase in service charges resulting from the $326.9 million increase in our deposit portfolio as well as a new fee initiative introduced during the fourth quarter of 2000. The initiative included introduction of new fees that encouraged our existing customers to take advantage of our online services such as online bill payment, rather than more costly, labor- intensive services such as writing checks.

    Non-Interest Expenses—Non-interest expenses include all operating expenses including salaries and benefits, marketing, general and administrative expenses (excluding interest expense, provision for loan losses and income taxes). Non-interest expense increased $22.6 million, or 110.0% for the year ended December 31, 2000 as compared with the year ended December 31, 1999. This increase was primarily the result of planned increases in marketing and infrastructure as a result of the gains realized on the repurchase of our convertible subordinated notes. These increases primarily fell into three categories—marketing, which increased $5.7 million, customer services, which increased $8.3 million, and data processing, which increased $1.6 million. In addition, customer service was also impacted by a $1.8 million non-recurring charge during the fourth quarter of 2000 that resulted from a detailed review of all customer accounts including customer credit scoring procedures, hold policies, and overdraft policies which may be impacted by the impending economic slowdown. Consequently, we have closed certain accounts due to these tighter controls, written-off customer debit balances greater than 90 days old, and established what we believe is a required cash item loss reserve on our balance sheet. Customer service was also impacted by increasing incremental expenses such as postage, telephone and loan servicing fees commensurate with the 145.5% increase in new accounts. In addition, salaries and benefits increased $2.9 million as a result of additional headcount as we continued to add employees to support the rapid growth of NetBank's activities and customer base.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

    General—Net income for the year ended December 31, 1999 was $3.0 million, a decrease of $1.4 million compared to $4.5 million in net income for the year ended December 31, 1998. The decrease in net income was the result of the recognition of a one-time federal income tax benefit of $3.3 million recorded in 1998 related to operating losses incurred in 1996 and 1997 that were recognized once we achieved profitability during the year ended 1998. Income before income taxes increased $2.2 million for the year ended December 31, 1999 to $4.4 million as compared to $2.1 million for the year ended December 31, 1998. This increase was due to the $496.3 million increase in average interest-earning assets coupled with less than incremental growth in non-interest expense.

    Interest Income—Interest income related to our loan and investment portfolio for the year ended December 31, 1999 was $54.8 million compared to $18.1 million for the year ended December 31, 1998. The increase in interest income was the result of the growth of our loan portfolio from $277.2 million at December 31, 1998 to $779.7 million at December 31, 1999, a 181.2% increase, and the growth in our investment portfolio from $61.5 million at December 31, 1998 to $429.0 million at December 31, 1999, a 598.0% increase. The significant increase in the loan portfolio was primarily due to the purchase of $665.2 million in loans during the year ended December 31, 1999. Loan yields averaged 8.0% for the year ended December 31, 1998 as compared to 7.8% for the year ended December 31, 1999. This decrease in loan yields is primarily the result of a change in the composition of our loan portfolio from 31.0% to 61.0% in first and second residential mortgages which carry a lower yield. The investment portfolio grew as proceeds from the increase in customer deposits, FHLB advances, and NetBank's two common stock offerings and one debt offering during the year ended December 31, 1999 were invested. The yield on the investment portfolio was 6.0% for the year ended December 31, 1998 as compared with 6.9% for the year ended December 31, 1999. The increase in investment yield was primarily due to an increase in interest rates during the year.

    Interest Expense—For the year ended December 31, 1999, $22.6 million in interest expense on deposits was recorded compared to $10.3 million for the year ended December 31, 1998 as a result of an approximately 130.6% increase in customer deposits from $283.6 million at December 31, 1998 to $653.9 million at December 31, 1999. In addition, due to declining interest rates in late 1998 and early 1999, interest paid on deposits decreased from 5.7% for the year ended December 31, 1998 to 5.3% for the year ended December 31, 1999. Also, during the year ended December 31, 1999, we recorded approximately $8.8 million in interest expense associated with our advances from the FHLB, convertible subordinated notes issued during June 1999, and short-term borrowings.

    Net Interest Income—Net interest income is determined by our interest rate spread, which is the difference between the yield earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income was $23.4 million for the year ended December 31, 1999 compared to $6.7 million for the year ended December 31, 1998. The increase in net interest income resulted from the increase in interest income earned from increased loans and investment securities, offset by the increase in interest expense associated with the growth in our deposit base from December 31, 1998 to December 31, 1999.

    Provision for Loan Losses—In connection with the purchase of loan portfolios, we assess the inherent loss in the portfolios and record the necessary allowance by adjusting the premium associated with each portfolio. During the year ended December 31, 1999, we recorded $5.8 million as an addition to premiums related to allowance for loan losses for loans purchased during the year. In addition, we also recorded a provision for loan losses of $0.1 million related to originated loans. This compares to a provision of $20,000 recorded during the year ended December 31, 1998. We periodically review the performance of our loan portfolio by reviewing chargeoffs, delinquency statistics, and industry statistics on a pool-by-pool basis for our purchased portfolio and a loan-by-loan basis for our originated loans. If a decline in credit quality for a specific pool or a loan is noted, we record an additional allowance through a charge to the provision for loan losses. The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. We determine the adequacy of the allowance based upon reviews of individual and pools of loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors.

    Non-Interest Income—For the year ended December 31, 1999, we recorded approximately $1.7 million in non-interest income compared to $0.7 million recorded during the year ended December 31, 1998. Of the $1.7 million in non-interest income recorded, $1.2 million relates to loan and deposit service charges and fees. The increase in service charges was a result of increased deposit fee income as a result of the significant increase in customer deposits and increased first mortgage origination fee income. The remaining $0.5 million on non-interest income for the year ended December 31, 1999 represents gains on securities sold, arising out of a realignment of our investment securities portfolio during 1999.

    Non-Interest Expenses—Non-interest expenses include all operating expenses including salaries and benefits, marketing, general and administrative expenses (excluding interest expense, provision for loan losses and income taxes). Non-interest expense increased approximately 296.3%, or $15.4 million, for the year ended December 31, 1999 as compared with the year ended December 31, 1998. This increase was primarily the result of increases in marketing ($6.7 million), customer services ($3.4 million), and salaries and benefits ($2.1 million). Marketing increased as NetBank launched an expanded marketing initiative including nationwide radio and print advertising campaigns designed to build public awareness of NetBank and establish "NetBank" as the brand of choice among Internet users. Customer services increased as NetBank expanded its deposit base, increasing incremental expenses such as outsourced call center support services, postage, telephone and loan servicing fees, and continued to provide free checking services. Salaries and benefits increased as we continued to add employees to support the rapid growth of NetBank's activities and customer base.

INTEREST RATE SENSITIVITY

    We measure interest rate sensitivity as the difference between amounts of interest-earning assets and interest-bearing liabilities that mature, reprice, or repay within a given period of time. The difference, or the interest rate sensitivity "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and a gap is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. In a rising interest rate environment, an institution with a positive gap would be in a better position than an institution with a negative gap to invest in higher yielding assets or have its asset yields adjusted upward. This would result in the yield on its assets increasing at a faster pace than the cost of its interest-bearing liabilities. During a period of falling interest rates, however, an institution with a positive gap would tend to have its assets adjusted downward at a faster rate than one with a negative gap. This would tend to reduce or restrain the growth of its net interest income.

    The following table sets forth the interest rate sensitivity of our assets and liabilities as of December 31, 2000 (in 000's):

	Less Than Three Months	Over Three Months Through One Year	Over One Year Through Five Years	Over Five Years and Insensitive	Total
	Term to Repricing, Repayment, or Maturity
Interest-earning assets:
Cash and cash equivalents	$4,733	$—	$—	$—	$4,733
Federal funds sold	7,225	—	—	—	7,225
Investment securities	88,480	78,533	113,625	108,272	388,910
Stock of Federal Home Loan Bank of Atlanta	26,450	—	—	—	26,450
Loans receivable	388,162	345,801	521,760	108,061	1,363,784
Loan sale proceeds receivable	622				622

Total interest-earning assets	515,672	424,334	635,385	216,333	1,791,724

Non interest-earning assets	—			50,966	50,966

Total assets	$515,672	$424,334	$635,385	$267,299	$1,842,690

Interest-bearing liabilities:
Interest-bearing deposits	$265,109	$564,800	$67,492	$68,228	$965,629
Other borrowed funds	180,171	44,000	315,000	25,000	564,171
Convertible subordinated debt	—	—	26,755	—	26,755

Total interest-bearing liabilities	445,280	608,800	409,247	93,228	1,556,555

Interest-free deposits				15,123	15,123
Other interest-free liabilities and equity				271,012	271,012

Total liabilities and equity	$445,280	$608,800	$409,247	$379,363	$1,842,690

Net interest rate sensitivity gap	$70,392	$(184,466)	$226,138	$123,105	$235,169
Cumulative gap	$70,392	$(114,074)	$112,064	$235,169	—
Net interest rate sensitivity gap as a percent of interest-earning assets	13.65%	(43.47)%	35.59%	56.91%	13.13%
Cumulative gap as a percent of cumulative interest-earning assets	13.65%	(12.14)%	7.11%	13.13%	0.00%

MARKET RISK

    Our principal business is the origination and purchase of loans funded by customer deposits and, to the extent necessary, other borrowed funds. Consequently, a significant portion of our assets and liabilities are monetary in nature and fluctuations in interest rates, specifically the prime rate, will affect our future net interest income and cash flows. This interest rate risk is our primary market risk exposure. We do not enter into derivative financial instruments such as futures, forwards, swaps or options. Also, we have no market risk-sensitive instruments held for trading purchases. Our exposure to market risk is reviewed on a regular basis by our management.

    NetBank measures interest rate risk based on Net Portfolio Value ("NPV") analysis. NPV equals the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities. An NPV ratio is determined by dividing NPV by the present value of assets. The Board of Directors manages NetBank's interest rate risk by establishing limits for the minimum acceptable NPV ratio over a series of hypothetical interest rate scenarios or "rate shocks". As of December 31, 2000, NetBank's estimated NPV ratios were well within these board-approved limits. The following table sets forth the estimated percentage change in NetBank's NPV ratio as of December 31, 2000 assuming rate shocks of +300 to -300 basis points:

Limits and Current NPV Ratios
Rate Shock (in basis points)	Board Limits (Minimum NPV Ratios)	Estimated December 31, 2000 NPV Ratios
+300	6.0%	7.8%
+200	8.0%	9.1%
+100	9.0%	10.1%
Flat	10.0%	10.9%
-100	10.0%	11.4%
-200	10.0%	11.6%
-300	10.0%	11.9%

    Computation of prospective effects of hypothetical rate changes are based on many assumptions, including relative levels of market interest rates, loan prepayments and deposit decay. They should not be relied upon as indicative of actual results. Further, the computations do not contemplate certain actions management could undertake in response to changes in interest rates.

LENDING ACTIVITIES

    General—Since inception, the major component of our asset gathering strategy has always been to purchase high-quality loans from other originating institutions. During this period of rapid growth, our strategy for loan purchases has been to continue to invest in conservative loan products, primarily single-family residential mortgages. During the year, $515.3 million, or 64.3% of our purchases were first and second residential mortgages, bringing the total percentage of our loan portfolio secured by single-family residential mortgages to 80.4% as of December 31, 2000. At December 31, 2000, 1999, and 1998, our loans receivable portfolio totaled $1.4 billion, $787.3 million, and $280.7 million, or 74.7%, 62.6%, and 72.3% of total assets, respectively.

    Loan Portfolio Composition—The following table sets forth the composition of our loan portfolio by type of loan as of December 31, 2000, 1999, 1998, and 1997 (in 000's):

	December 31, 2000		December 31, 1999		December 31, 1998		December 31, 1997
	Amount	%	Amount	%	Amount	%	Amount	%
Residential mortgages	$863,340	62.7%	$480,470	61.0%	$144,361	51.4%	$13,954	31.0%
Home equity lines	243,657	17.7	177,670	22.6	89,054	31.7	4,412	9.8
Commercial mortgages	160,510	11.7	48,783	6.2	8,556	3.1	4,478	10.0
Leases	104,743	7.6	62,295	7.9	1,231	0.4	5,122	11.4
Consumer	2,404	0.1	4,183	0.5	1,710	0.6	2,066	4.6
Construction	1,533	0.1	10,723	1.4	27,997	10.0	278	0.6
Auto	1,018	0.1	3,211	0.4	7,804	2.8	14,624	32.6

	$1,377,205	100.0%	$787,335	100.0%	$280,713	100.0%	$44,934	100.0%

    Contractual Principal Repayments. The following table sets forth certain information at December 31, 2000 regarding the dollar amount of loans maturing in our total loan portfolio, based on the contractual terms to maturity. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less (in 000's):

	Due 1 Year or Less	Due 1-5 Years	Due After 5 Years	Total	Weighted Average Yield
Residential mortgages	$18,700	$90,446	$754,194	$863,340	7.4%
Home equity lines	8,676	42,646	192,335	243,657	7.6%
Commercial mortgages	3,347	66,465	90,698	160,510	7.2%
Leases	18,523	86,220	—	104,743	11.2%
Consumer	2,404	—	—	2,404	9.0%
Construction	1,533	—	—	1,533	10.2%
Auto	204	814	—	1,018	9.0%

	$53,387	$286,591	$1,037,227	$1,377,205

    The following table sets forth the dollar amount of total loans due after one year from December 31, 2000, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates (in 000's):

	Fixed Rate	Floating or Adjustable Rate	Total
Residential mortgages	$405,422	$439,218	$844,640
Home equity loans	—	234,981	234,981
Commercial mortgages	121,015	36,148	157,163
Leases	86,220	—	86,220
Auto	814	—	814

	$613,471	$710,347	$1,323,818

    A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower and its related entities if the loans are fully secured by readily marketable securities. At December 31, 2000, our limit on loans to one borrower was approximately $35.4 million (15% unimpaired capital and surplus). At December 31, 2000, we had not made any loans to any one borrower, including persons or entities related to the borrower, exceeding the limitation.

    Asset Quality and Non-Performing Assets—As of December 31, 2000, 1999, and 1998, NetBank had $1.0 million, $0.5 million, and $0.2 million respectively, of impaired, non-accrual, 90-day-past-due loans. The amount of impaired loans written off during the years ended December 31, 2000, 1999, and 1998 was $1.8 million, $1.8 million, and $0.6 million, respectively. NetBank had no restructured loans as of December 31, 2000 or 1999 or 1998.

    Concentrations of Credit Risk—At December 31, 2000, 21.5%, 10.3%, 6.3%, and 5.6% of NetBank's loans were with customers residing in California, Florida, Georgia, and New York, respectively. At December 31, 1999, 18.3%, 16.7%, 9.9%, and 5.2% of NetBank's loans were with customers residing in Florida, California, Georgia, and Illinois, respectively. At December 31, 1998, a majority of NetBank's loans were with customers residing in the Western and Southeastern United States. At December 31, 2000 and 1999, 44.1% and 31.2%, respectively, of NetBank's loans were purchased from and serviced by Countrywide Home Loans, Inc.

    Allowance for Loan Losses—The allowance for loan losses is maintained at a level management considers adequate to provide for probable losses in the loan portfolio. As the majority of our portfolio is purchased, we make an estimate of the loss inherent in the purchased portfolio based on industry statistics and record an allowance for loan losses by adjusting the premium associated with the purchased loans. We periodically review the adequacy of the allowance based upon reviews of individual loans and loan pools, recent loss experience, current economic conditions, the risk characteristics of the various pools of loans, or individual loans, industry statistics and other pertinent factors. If we note a decline in credit quality for a specific loan pool or a loan, we record an additional allowance through a charge to the provision for loan losses. Loans that we deem uncollectible are charged to the allowance. We also add provisions for loan losses, net of recoveries on loans previously charged off, to the allowance.

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

    The following table sets forth an analysis of our allowance for loan losses during the years ended December 31, 2000, 1999, 1998, and 1997 (in 000's):

	December 31,
	2000	1999	1998	1997
Balance—Beginning of year	$7,597	$3,472	$453	$—
Allowances recorded in connection with the purchase of loan pools	7,270	5,808	3,586	—
Provision for loan losses	393	107	20	471
Loans charged off:
Residential mortgages	(1,146)	(1,376)	(327)	—
Equipment leases	(3)	(3)	(31)	(8)
Auto	(82)	(102)	(171)	—
Home equity lines	(502)	(307)	(44)	—
Other	(106)	(2)	(14)	(10)

Total loans charged off	(1,839)	(1,790)	(587)	(18)

Balance—End of year	$13,421	$7,597	$3,472	$453

Allowances for loan losses as a percent of total loans outstanding	1.0%	1.0%	1.2%	1.0%

    The following table sets forth information concerning the allocation of our allowance for loan losses by loan category at December 31, 2000, 1999, 1998, and 1997 (in 000's):

	December 31, 2000		December 31, 1999		December 31, 1998		December 31, 1997
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Residential mortgages	$7,466	62.7%	$3,449	61.0%	$1,882	51.4%	$46	31.0%
Home equity lines	2,703	17.7	2,982	22.6	1,484	31.7	49	9.8
Commercial mortgages	1,754	11.7	343	6.2	—	3.1	—	10.0
Leases	1,359	7.6	814	7.9	81	0.4	113	11.4
Consumer	118	0.1	6	0.5	16	0.6	13	4.6
Construction	—	0.1	—	1.4	—	10.0	52	0.6
Auto	21	0.1	3	0.4	9	2.8	180	32.6

	$13,421	100.0%	$7,597	100.0%	$3,472	100.0%	$453	100.0%

INVESTING ACTIVITIES

    Investment Securities—Our investment policy, as established by the Board of Directors, is designed primarily to provide and maintain liquidity and to generate a favorable return on investments without incurring undue interest rate risk, credit risk and investment portfolio asset concentrations. Our investment policy is currently implemented by the asset liability committee within the parameters set by the Board of Directors.

    We are authorized to invest in obligations issued or fully guaranteed by the United States government, certain federal agency obligations, certain time deposits, negotiable certificates of deposit issued by commercial banks and other insured financial institutions, investment grade corporate debt securities and other specified investments.

    Securities classified as available for sale are reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported in other comprehensive income. At December 31, 2000, 1999, and 1998, all of our investment securities were classified as available for sale. At December 31, 2000, 1999, and 1998, investments in the debt and/or equity securities of any one issuer did not exceed more than 10% of our shareholders' equity.

    The following tables set forth certain information relating to our available-for-sale securities at December 31, 2000, 1999, and 1998 (in 000's):

		Gross
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
At December 31, 2000
Mortgage pool securities	$1,221	$12	$—	$1,233
Collateralized mortgage obligations	212,487	1,298	1,579	212,206
United States government agencies	162,370	—	284	162,086
Corporate bonds	9,652	26	6	9,672
Habitat bonds and other	3,713	—	—	3,713

	$389,443	$1,336	$1,869	$388,910

At December 31, 1999
Mortgage pool securities	$1,385	$—	$18	$1,367
Collateralized mortgage obligations	248,051	—	3,381	244,670
United States government agencies	162,356	29	1,485	160,900
Corporate bonds	9,639	—	1	9,638
Habitat bonds and other	239	—	—	239

	$421,670	$29	$4,885	$416,814

At December 31, 1998
Collateralized mortgage obligations	$59,213	$—	$2	$59,211
Habitat bonds and other	254	—	—	254

	$59,467	$—	$2	$59,465

    The following table sets forth the amount of our investment securities (in 000's), which mature during each of the periods indicated, and the weighted average yields for each range of maturities at December 31, 2000. The actual maturity of our investment securities may differ from contractual maturity as certain of our investment securities are subject to call provisions, which allow the issuer to accelerate the maturity date of the security:

	Contractually Maturing
	Less than 1 Year	Weighted Average Yield	1-5 Years	Weighted Average Yield	5-10 Years	Weighted Average Yield	Greater Than 10 Years	Weighted Average Yield
Mortgage pool securities	$—	—	$—	—	$—	—	$1,233	6.9%
Collateralized mortgage obligations	—	—	1,598	6.4%	1,835	6.6%	209,234	7.3%
United States government agencies	19,956	6.1%	19,998	6.4%	119,679	6.7%	2,452	6.4%
Corporate bonds	—	—	—	—	—	—	9,672	7.4%
Habitat bonds and other	—	—	3,253	6.5%	—	—	—	—

	$19,956	6.1%	$24,849	6.3%	$121,514	6.7%	$222,591	7.3%

SOURCES OF FUNDS

    General—NetBank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing, and financing activities. NetBank's primary sources of funds are deposits, borrowings, prepayments and maturities of outstanding loans, sales of loans, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan payments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. NetBank invests excess funds in overnight deposits and other short-term interest-earning assets. NetBank can use cash generated through the retail deposit market, its traditional funding source, to offset the cash utilized in investing activities. NetBank's available for sale securities and short-term interest-earning assets can also be used to provide liquidity for lending and other operational requirements. As an additional source of funds, NetBank had availability under existing line of credit agreements credit totaling $348 million at December 31, 2000.

    Deposits—Our deposit products include checking and money market accounts, and term certificate accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

    We utilize nontraditional marketing methods to attract new customers and savings deposits. Our target market includes Internet users, online shoppers and special niche customers. We market our products and services by placing banner advertisements on portals and Web sites that we believe will attract our target customers. During the year ended December 31, 2000, we also pursued relationships with third parties whose customers, members, or employees share our customer profile and interest in Internet usage to manage their finances. We also derive a marketing benefit from media coverage. Additionally, we continually seek to form product and marketing alliances with other financial services providers to broaden our product and service offerings and appeal to a broader customer base.

    We are competitive in the types of accounts and services and range of interest rates we offer on our deposit products. Our deposit levels have increased during the years ended December 31, 2000, 1999, and 1998, primarily as a result of competitive rates we offer and Internet advertising. The weighted average interest rate paid during the years ended December 31, 2000, 1999, and 1998 was 6.0%, 5.4%, and 5.8%, respectively. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, we intend to continue to promote checking, money market and certificates of deposit to the extent possible consistent with asset and liability management goals.

    The following table sets forth the dollar amount of deposits and weighted average interest rates in the various types of deposit programs offered by us at December 31, 2000, 1999, and 1998 (in 000's):

	December 31, 2000			December 31, 1999			December 31, 1998
	Amount	Percentage	Weighted Average Interest Rate	Amount	Percentage	Weighted Average Interest Rate	Amount	Percentage	Weighted Average Interest Rate
Non-interest bearing checking accounts	$15,123	1.5%	N/A	$3,739	0.6%	N/A	$9,285	3.3%	N/A
Interest-bearing:
Checking accounts	69,013	7.0%	3.1%	38,590	5.9	3.1%	6,091	2.1	3.5%
Money market	268,005	27.3%	6.0%	219,898	33.6	5.3%	65,326	23.0	5.1%
Certificate of deposit under $100,000	528,618	53.9%	6.8%	351,074	53.7	6.1%	197,163	69.5	5.7%
Certificate of deposit over $100,000	99,993	10.3%	6.8%	40,600	6.2	6.1%	5,724	2.1	5.7%

Total	$980,752	100.0%		$653,901	100.0%		$283,589	100.0%

    The following table shows maturity information for our certificates of deposit at December 31, 2000 (in 000's):

	Maturity Date
Average Rate Paid on Certificates	3 months or Less	3-6 Months	6-12 Months	12 or more Months	Total
6.6 - 6.7%	$131,135	$—	$—	$—	$131,135
6.7 - 7.0%	—	167,847	262,976	66,653	497,476

Total	$131,135	$167,847	$262,976	$66,653	$628,611

    The following table sets forth the maturities of our certificates of deposit having principal amounts of $100,000 or more at December 31, 2000 (in 000's):

Within three months	$26,400
Over three months through six months	21,123
Over six months through one year	42,369
Over one year	10,101

Total certificates of deposit with balance of $100,000 or more	$99,993

    Capital Resources—NetBank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure of NetBank to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on NetBank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, NetBank must meet specific capital guidelines that involve quantitative measures of NetBank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. NetBank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, under regulatory guidelines, NetBank may not pay a dividend to NetBank, Inc. if doing so would cause NetBank to be less than adequately capitalized, as defined below.

    Quantitative measures established by regulation to ensure capital adequacy require NetBank to maintain minimum amounts and ratios set forth in the table below. NetBank's regulatory agency, the OTS, requires NetBank to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 4.0%, and total capital to risk-weighted assets of 8.0%. Management believes, as of December 31, 2000, that NetBank meets all the capital adequacy requirements to which it is subject.

    As of December 31, 2000, the most recent notification from the OTS categorized NetBank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, NetBank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would have changed the institution's category.

    NetBank's actual capital amounts and ratios as of December 31, 2000 and 1999, are as follows (in 000's):

	Actual		For Capital Adequacy Purposes		To Be Categorized as Well Capitalized Under Prompt Corrective Action Plan
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2000
Total capital (to risk-weighted assets)	$235,727	18.69%	$100,913	8.0%	$126,141	10.0%
Core capital (to tangible assets)	$222,306	12.07%	$73,644	4.0%	$92,055	5.0%
Tangible capital (to tangible assets)	$222,221	12.07%	$27,617	1.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	$222,306	17.62%	N/A	N/A	$75,685	6.0%
December 31, 1999
Total capital (to risk-weighted assets)	$228,832	31.3%	$58,438	8.0%	$73,048	10.0%
Core capital (to tangible assets)	$221,235	17.6%	$37,743	4.0%	$62,904	5.0%
Tangible capital (to tangible assets)	$221,297	17.6%	$18,871	1.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	$221,235	30.3%	N/A	N/A	$43,829	6.0%

    Under current Office of Thrift Supervision regulations, NetBank may pay dividends and make other capital distributions after giving notice to the Office of Thrift Supervision.

    At December 31, 2000, NetBank's borrowings consisted of short-term reverse repurchase agreements, various advances from the Federal Home Loan Bank ("FHLB") and the remaining principal outstanding from our convertible subordinated notes (the "Notes") issued during the year ended December 31, 1999. The majority of NetBank's borrowings consist of seventeen FHLB advances. All of NetBank's borrowings are secured by NetBank's investment securities or mortgage loans except for the convertible subordinated notes, which are unsecured. For a summary of borrowings, grouped by year of maturity and a detailed description of the Notes, see Note 7 of our consolidated financial statements.

    During the year ended December 31, 2000, NetBank repurchased $87.7 million of its convertible subordinated notes outstanding for $62.5 million in cash and 595,000 shares of NetBank common stock and recorded an extraordinary gain on early extinguishment of debt of $9.7 million, net of tax.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" and in June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. We will adopt SFAS 133 and the corresponding amendments under SFAS 138 on January 1, 2001. SFAS 133, as amended by SFAS 138, is not expected to have a material impact on NetBank's consolidated results of operations, financial position or cash flows.

FORWARD LOOK

    The year ended December 31, 2000, was full of considerable accomplishments for NetBank, including a 145.5% increase in accounts; a 46.5% increase in total assets; a 50.0% increase in total deposits; the introduction of new products such as open financial exchange ("OFX") capability, multi-vendor account consolidation, instant account funding, 24x7 call center support, and wireless access. We also expanded into new fee-generating partnerships with insurance and brokerage sites to increase the breadth of services we offer to our customers. Heading into the year ending December 31, 2001, we intend to slow the rate of growth and place renewed emphasis on the profitability of operations. While profitability has always been the core of our business philosophy, it must be balanced with expenditures to achieve growth. During the early portion of our business cycle, when online banking was just gaining acceptance and account acquisition costs were very low, we felt it was important to rapidly build a customer base and become recognized as a leader in the industry. We have achieved these two goals and now plan to focus our efforts on serving our existing customer base more efficiently, providing enhancements to products where the initial investment has already been made and cross-selling products to turn less profitable customers into more profitable ones. While we still plan to grow at rates substantially higher than traditional thrifts, we want to temper that growth to focus more attention on increasing profits and consequently, shareholder value. As such, during the year ending December 31, 2001, we plan to reduce our marketing and infrastructure expenditures by taking a close look at product development and foregoing or deferring projects that do not result in an immediate financial benefit, such as increased revenue or reduced cost to NetBank. During the fourth quarter of 2000 and continuing through the first quarter of 2001, we have introduced certain fees intended to encourage our existing customers to take advantage of online, less costly services and customer self- service tools that currently exist on our Web site. In addition, we are examining our relationship with each of our major service providers and asking those vendors to work with us to identify ways to cut costs. We plan to continue our focus on pay-for-funded-account arrangements with our growing number of affinity partners, rather than relying on traditional, more costly, marketing arrangements. And lastly, we continue to analyze customer profitability data and introduce cross-selling initiatives intended to make less profitable customers into more profitable customers.

FACTORS AFFECTING EARNINGS AND STOCK PRICE

    The statements contained in the preceding discussion which are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding NetBank's expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, all statements under the immediately preceding section entitled "Forward Look". All forward-looking statements included in this document are based on information available to NetBank on the date hereof and NetBank assumes no obligation to update any such forward-looking statements. It is important to note that NetBank's actual results could differ materially from those in such forward looking statements. Among the factors that could cause actual results to differ materially are:

  •
  We may not be able to significantly impact our marketing and infrastructure expenditures by taking a close look at product development and foregoing or deferring projects that do not result in an immediate financial benefit such as increased revenue or reduced cost to NetBank.

  •
  The magnitude of new fee income may not be as substantial as projected.

  •
  The new fees introduced may not encourage our customers to take advantage of online, less costly services and customer self-service tools that currently exist on our Web site, which could, if used, reduce NetBank's costs.

  •
  We may not be successful in identifying cost-cutting opportunities with our major service providers.

  •
  Pay-for-funded-account arrangements with affinity partners may produce fewer accounts than projected, resulting in less customer deposits to invest in interest-bearing assets.

  •
  Cross-selling initiatives intended to turn less profitable customers into higher profitable ones may not be successful.

  •
  Changing economic conditions could adversely affect our net interest margin.

    In addition, you should consult the risk factors outlined in NetBank's Form S-3 filed with the Securities and Exchange Commission on June 3, 1999 for a complete discussion of risk factors inherent to our business.

CONSOLIDATED BALANCE SHEETS

(in 000's, except share data)

	December 31,
	2000	1999
ASSETS
Cash and cash equivalents:
Cash and due from banks	$4,733	$5,265
Federal funds sold	7,225	8,378

Total cash and cash equivalents	11,958	13,643
Investment securities available for sale—At fair value (amortized cost of $389,443 and $421,670, respectively)	388,910	416,814
Stock of Federal Home Loan Bank of Atlanta—At cost	26,450	12,200
Loans receivable—Net of allowance for loan losses of $13,421 and $7,597, respectively	1,363,784	779,738
Accrued interest receivable	6,952	7,349
Furniture, equipment and capitalized software—Net	8,755	5,502
Other assets	35,881	22,639

Total assets	$1,842,690	$1,257,885

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$980,752	$653,901
Other borrowed funds	564,171	244,000
Convertible subordinated debt	26,755	111,935
Accrued interest payable	17,154	8,517
Accounts payable and accrued liabilities	3,251	1,111

	1,592,083	1,019,464
Commitments and contingencies (Note 9)	—	—
Shareholders' equity:
Preferred stock, no par (10,000,000 shares authorized, none outstanding)	—	—
Common stock, $.01 par (100,000,000 shares authorized, 30,012,680 and 29,413,121 shares issued)	300	294
Additional paid-in capital	251,579	243,236
Retained earnings (deficit)	6,688	(1,905)
Accumulated other comprehensive loss, net of tax	(352)	(3,204)
Treasury stock, at cost (926,500 shares)	(7,608)	—

Total shareholders' equity	250,607	238,421

Total liabilities and shareholders' equity	$1,842,690	$1,257,885

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in 000's except per share amounts)

	Year Ended December 31,
	2000	1999	1998
Interest Income:
Loans	$84,707	$39,262	$14,549
Investment securities	30,921	13,237	2,905
Short-term investments	692	2,274	634

Total interest income	116,320	54,773	18,088

Interest expense:
Deposits	48,747	22,585	10,250
Other borrowed funds	29,817	8,816	1,175

Total interest expense	78,564	31,401	11,425

Net interest income	37,756	23,372	6,663
Provision for loan losses	393	107	20

Net interest income after provision for loan losses	37,363	23,265	6,643

Non-interest income	3,411	1,659	683

Non-interest expense:
Salaries and benefits	6,408	3,524	1,430
Marketing	13,091	7,358	695
Customer services	13,098	4,723	1,378
Data processing	3,039	1,395	316
Depreciation and amortization	2,612	1,085	272
Office expenses	940	431	175
Occupancy	702	281	147
Travel and entertainment	761	288	88
Other	2,530	1,475	686

Total non-interest expense	43,181	20,560	5,187

Income (loss) before income taxes and extraordinary gain	(2,407)	4,364	2,139
Income tax benefit (expense)	1,289	(1,316)	2,325

Income (loss) before extraordinary gain	(1,118)	3,048	4,464
Extraordinary gain on early extinguishment of debt, net of tax of $5,750	9,711	—	—

Net income	$8,593	$3,048	$4,464

Income (loss) before extraordinary gain per common share and potential common share:
Basic	$(0.04)	$0.11	$0.24
Diluted	$(0.04)	$0.11	$0.23
Extraordinary gain per common share and potential common share:
Basic	$0.33	—	—
Diluted	$0.32	—	—
Net income per common share and potential common share:
Basic	$0.29	$0.11	$0.24
Diluted	$0.28	$0.11	$0.23
Weighted average common and potential common shares outstanding:
Basic	29,667	27,052	18,447
Diluted	30,340	28,045	19,151

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in 000's)

	Common Shares	Common Stock ($.01 par)	Additional Paid-in Capital	Treasury Stock	Unamortized Stock Plan Expense	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE—December 31, 1997	18,437	$185	$43,508	$—	$(75)	$(9,417)	$(83)	$34,118
Comprehensive income:
Net income	—	—	—	—	—	4,464	—	4,464
Change in net unrealized loss on securities available for sale, net of reclassification adjustment and tax effects	—	—	—	—	—	—	81	81

Comprehensive income								4,545
Exercised stock options	33	—	41	—	—	—	—	41
Amortization of stock plan expense	—	—	—	—	51	—	—	51

BALANCE—December 31, 1998	18,470	185	43,549	—	(24)	(4,953)	(2)	38,755
Comprehensive loss:
Net income	—	—	—	—	—	3,048	—	3,048
Change in net unrealized loss on securities available for sale, net of reclassification adjustment and tax effects	—	—	—	—	—	—	(3,202)	(3,202)

Comprehensive loss								(154)
Proceeds from the issuance of common stock	10,740	108	199,348	—	—	—	—	199,456
Exercised stock options	203	1	339	—	—	—	—	340
Amortization of stock plan expense	—	—	—	—	24	—	—	24

BALANCE—December 31, 1999	29,413	294	243,236	—	—	(1,905)	(3,204)	238,421
Comprehensive income:
Net income	—	—	—	—	—	8,593	—	8,593
Change in net unrealized loss on securities available for sale, net of reclassification adjustment and tax effects	—	—	—	—	—	—	2,852	2,852

Comprehensive income								11,445
Issuance of common stock in connection with repurchase of convertible subordinated notes	595	6	8,336	—	—	—	—	8,342
Purchase of shares of common stock for treasury	—	—	—	(7,608)	—	—	—	(7,608)
Exercised stock options	5	—	7	—	—	—	—	7

BALANCE—December 31, 2000	30,013	$300	$251,579	$(7,608)	$—	$6,688	$(352)	$250,607

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in 000's)

	Year Ended December 31,
	2000	1999	1998
Operating activities:
Net income	$8,593	$3,048	$4,464
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net amortization (accretion) of premiums (discounts) on investment securities	(1,049)	(511)	237
Amortization of premiums on purchased loans	8,061	8,134	2,510
Provision for loan losses	393	107	20
Gain on sale of equipment	(15)	—	—
Depreciation and amortization	2,612	1,047	323
Extraordinary gain on extinguishment of debt	(15,461)	—	—
Amortization of debt discount	443	385	—
Changes in assets and liabilities which provide (use) cash:
(Increase) decrease in accrued interest receivable	397	(5,016)	(2,210)
(Increase) decrease in other assets	(14,801)	12,629	(33,038)
Increase in accrued interest payable	9,335	2,635	5,807
Increase (decrease) in payables and accrued liabilities	2,140	900	(90)

Net cash provided by (used in) operating activities	648	23,358	(21,977)
Investing activities:
Purchases of securities available for sale	(180,277)	(473,706)	(59,333)
Principal repayments on investment securities	82,757	19,080	11,105
Sales and maturities of available for sale securities	130,796	92,934	6,580
Purchase of Federal Home Loan Bank stock	(14,250)	(10,200)	(1,775)
Origination and purchase of loans	(829,559)	(676,387)	(352,666)
Principal repayments on loans	237,059	165,649	117,704
Capital expenditures	(1,169)	(2,499)	(592)
Capitalized software costs	(4,638)	(2,704)	(592)
Proceeds from sale of equipment	27	—	—

Net cash used in investing activities	(579,254)	(887,833)	(279,569)
Financing activities:
Increase in deposits	326,851	370,312	224,862
Proceeds from other borrowed funds	1,398,399	356,000	72,000
Repayments of other borrowed funds	(1,078,228)	(172,000)	(12,000)
Net proceeds from issuance of convertible subordinated notes	—	111,550	—
Repurchase of convertible subordinated notes	(62,500)	—	—
Net proceeds from the sale of stock	—	199,456	—
Net proceeds from exercise of stock options	7	340	41
Purchase of treasury stock	(7,608)	—	—

Net cash provided by financing activities	576,921	865,658	284,903

Net increase (decrease) in cash and cash equivalents	(1,685)	1,183	(16,643)
Cash and cash equivalents:
Beginning of year	13,643	12,460	29,103

End of year	$11,958	$13,643	$12,460

Supplemental disclosures of cash flow information:
Non-cash financing activity—Issuance of common stock to repurchase convertible subordinated notes	$8,342	$—	—
Cash paid during the year for interest	$69,927	$28,766	$5,694
Cash paid during the year for income taxes	$2,438	$103	$30

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2000 and 1999, and
for the years ended December 31, 2000, 1999, and 1998

1. ORGANIZATION AND BASIS OF PRESENTATION

    NetBank, Inc. ("NetBank") is a bank holding company that wholly owns the outstanding stock of NetBank, a federal savings bank and NetBank Partners, LLC, a partnership involved in strategic partnering opportunities.

2. ACCOUNTING POLICIES

    The accounting and reporting policies of NetBank conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. The following is a summary of the more significant policies:

    Consolidation—The consolidated financial statements of NetBank, Inc. include the financial statements of NetBank and NetBank Partners, LLC. All intercompany balances and transactions have been eliminated in consolidation.

    Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Interest Rate Risk—NetBank's assets and liabilities are generally monetary in nature and interest rate changes have an impact on NetBank's performance. NetBank decreases the effect of interest rate changes on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits, and other borrowings; however, a significant change in interest rates, specifically the prime rate, could have a material effect on NetBank's results of operations.

    Cash and Cash Equivalents—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits due from banks, and federal funds sold to banks.

    Investment Securities Available for Sale—Investment securities classified as available for sale are carried at fair value. Unrealized holding gains or losses, net of tax, on available for sale securities are reported as a net amount in other comprehensive income (loss) in the statement of shareholders' equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold using the specific identification method. Any decreases in investment value other than temporary declines would be recognized in operations. Premiums and discounts are recognized in interest income using the straight-line method over the period to maturity.

    Deferred Fees and Costs—Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loans.

    Allowance for Loan Losses—The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. As the majority of NetBank's portfolio is purchased, an estimate of the loss inherent in the purchased portfolio is made and an allowance for loan losses is recorded by adjusting the premium associated with the purchased loans. Management determines the adequacy of the allowance based upon reviews of individual and pools of loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses, net of recoveries on loans previously charged off, are added to the allowance.

    Furniture, Equipment and Capitalized Software—Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of each asset. NetBank evaluates the estimated useful lives of assets on a periodic basis to determine whether events or circumstances warrant revised estimated useful lives or whether any impairment exists. Management believes no impairment existed at December 31, 2000.

    Certain costs incurred to develop internal-use computer software are capitalized in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Such costs include external direct costs of materials and services consumed in developing internal use software and payroll and payroll-related costs for employees who devote time to the internal-use software project. Once the capitalization criteria of the SOP have been met, such costs are classified as capitalized software and are amortized on a straight-line basis over three years once the software has been put into use.

    Interest Income on Loans—Interest on loans is generally recorded over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due, or when, in management's opinion, collectibility of such interest is doubtful. In addition, any previously accrued interest is reversed when the loan becomes 90 days past due.

    Premium on Loans Purchased—Premiums on loans purchased from third parties are capitalized and amortized over the average life of the loan as an adjustment to yield. Such premiums are classified with the loan balance to which they relate for financial reporting purposes.

    Loan Sales Proceeds Receivable—NetBank is a party to agreements with unrelated third parties whereby NetBank acts as a loan originator on behalf of the third parties. Under the terms of the agreements, the third parties are required to purchase all loans, including the related servicing of these loans, originated by NetBank, unless NetBank elects to retain the loans. As a result of the agreements, loans originated for the third parties for which the purchase price has not yet been received are classified as other assets.

    Advertising—NetBank expenses the cost of advertising over the period that the campaign runs.

    Income Taxes—Provisions for income taxes are based upon amounts reported in the statements of operations and include deferred taxes for net operating loss carryforwards generated prior to the year ended December 31, 2000, and temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the temporary differences are expected to reverse. NetBank records a valuation allowance when management believes it is more likely than not that deferred tax assets will not be realized.

    Net Income per Common and Potential Common Share—NetBank computes basic net income per common and potential common share based on the weighted average number of common shares outstanding during the year. Diluted net income per common and potential common share is computed based on the weighted average number of common and potential dilutive common shares outstanding during the year.

    New Accounting Pronouncements—In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" and in June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. We will adopt SFAS 133 and the corresponding amendments under SFAS 138 on January 1, 2001. SFAS 133, as amended by SFAS 138, is not expected to have a material impact on NetBank's consolidated results of operations, financial position or cash flows.

    Reclassifications—Certain reclassifications have been made to the 1998 and 1999 financial statements to conform to the 2000 presentation.

3. INVESTMENT SECURITIES AVAILABLE FOR SALE

    The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities available for sale are as follows (in 000's):

		Gross
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
At December 31, 2000
Mortgage pool securities	$1,221	$12	$—	$1,233
Collateralized mortgage obligations	212,487	1,298	1,579	212,206
Unites States government agencies	162,370		284	162,086
Corporate bonds	9,652	26	6	9,672
Habitat bonds and other	3,713			3,713

	$389,443	$1,336	$1,869	$388,910

At December 31, 1999
Mortgage pool securities	$1,385	$—	$18	$1,367
Collateralized mortgage obligations	248,051	—	3,381	244,670
United States government agencies	162,356	29	1,485	160,900
Corporate bonds	9,639	—	1	9,638
Habitat bonds and other	239	—	—	239

	$421,670	$29	$4,885	$416,814

    The amortized cost and estimated fair value of these securities at December 31, 2000, by contractual maturity, are shown below (in 000's). Actual maturities may differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
At December 31, 2000
Due in less than one year	$23,253	$23,209
Due in more than one year but less than five years	21,622	21,596
Due in more than five years but less than ten years	121,731	121,514
Due after ten years	222,837	222,591

	$389,443	$388,910

    Gains on sales or calls of securities included in non-interest income were $366,000, $525,000, and $10,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

4. LOANS

    NetBank's primary loan strategy is to originate or purchase high credit quality packages of loans from other financial institutions. The servicing on all loan purchases is retained by the selling institutions. As of December 31, 2000, fees paid for servicing range from .25% to 1.25%. A summary of loans purchased during the years ended December 31, 2000, and 1999 follows (in 000's):

	Types of Loans Purchased	Principal Amount	Premium Amount	Range of Stated Interest Rates
2000	Residential mortgages	$515,305	$11,234	6.7 - 10.7%
	Commercial mortgages	119,324	—	8.6 - 10.3%
	Home equity lines	109,401	6,222	8.3%
	Leases	57,462	—	11.2%

		$801,492	$17,456

1999	Residential mortgages	$375,333	$2,983	5.9 - 10.0%
	Home equity lines	136,909	6,949	9.0 - 10.8%
	Leases	94,449	—	8.0 - 12.0%
	Commercial mortgages	48,539	—	6.6 - 9.3%

		$655,230	$9,932

    Loans are summarized as follows (in 000's):

	December 31,
	2000		1999
Residential mortgages	$863,340	62.7%	$480,470	61.0%
Home equity lines	243,657	17.7	177,670	22.6
Commercial mortgages	160,510	11.7	48,783	6.2
Leases	104,743	7.6	62,295	7.9
Consumer	2,404	0.1	4,183	0.5
Construction	1,533	0.1	10,723	1.4
Auto	1,018	0.1	3,211	0.4

Total	1,377,205	100.0%	787,335	100.0%

Less allowance for loan losses	13,421		7,597

Total	$1,363,784		$779,738

    NetBank provides lines of credit and overdraft protection to its banking customers on a nationwide basis. At December 31, 2000 and 1999, outstanding lines of credit totaled $232,457,000 and $178,375,000, respectively, and unused commitments totaled $133,863,000 and $120,196,000, respectively. NetBank's home equity and construction lines are secured by residential property. At December 31, 2000, 21.5%, 10.3%, 6.3%, and 5.6% of NetBank's loans were with customers residing in California, Florida, Georgia, and New York, respectively. At December 31, 1999, 18.3%, 16.7%, 9.9%, and 5.2% of NetBank's loans were with customers residing in Florida, California, Georgia, and Illinois, respectively. At December 31, 2000 and 1999, 44.1% and 31.2%, respectively, of NetBank's loans were purchased from and serviced by Countrywide Home Loans, Inc.

5. ALLOWANCE FOR LOAN LOSS

    An analysis of the allowance for loan losses for the years ended December 31, 2000, 1999, and 1998 follows (in 000's):

	2000	1999	1998
Balance—Beginning of year	$7,597	$3,472	$453
Allowance recorded in connection with the purchase of loan pools	7,270	5,808	3,586
Provision for loan losses	393	107	20
Loans charged off	(1,839)	(1,790)	(587)

Balance—End of year	$13,421	$7,597	$3,472

    NetBank considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. NetBank measures impairment of a loan on a loan-by-loan basis. Amounts of impaired loans that are not probable of collection are charged off immediately. As of December 31, 2000 and 1999, NetBank had $979,000 and $457,000, respectively, of impaired, nonaccrual loans. The amount of impaired loans written off during the years ended December 31, 2000, 1999, and 1998 was $1,839,000, $1,790,000, and $587,000, respectively. NetBank had no restructured loans as of either December 31, 2000 or 1999.

    NetBank is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and lines of credit. NetBank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. NetBank uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 2000 and 1999, NetBank had outstanding loan commitments of $133,863,000 and $120,196,000, respectively.

    The amount of collateral obtained by NetBank, if deemed necessary, for these commitments, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss NetBank would incur if the borrower failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the commitment.

6. DEPOSITS

    The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by NetBank at December 31, 2000 and 1999 (in 000's):

	December 31,
	2000		1999
	Amount	Percentage	Amount	Percentage
Demand checking accounts	$15,123	1.5%	$3,739	0.6%
Interest bearing:
Checking accounts	69,013	7.0%	38,590	5.9%
Money markets	268,005	27.3%	219,898	33.6%
Certificates of deposit under $100,000	528,618	53.9%	351,074	53.7%
Certificates of deposit over $100,000	99,993	10.3%	40,600	6.2%

Total deposits	$980,752	100.0%	$653,901	100.0%

    At December 31, 2000, the scheduled maturities of certificates of deposit were as follows (in 000's):

Within three months	$131,135
Over three months through six months	167,847
Over six months through one year	262,976
Over one year	66,653

Total	$628,611

7. OTHER BORROWINGS

    At December 31, 2000, NetBank's borrowings consisted of short-term reverse repurchase agreements, various advances from the Federal Home Loan Bank ("FHLB") and the remaining principal outstanding from our convertible subordinated notes (the "Notes") issued during the year ended December 31, 1999. The majority of NetBank's borrowings consist of FHLB advances. Other than one adjustable rate $25,000,000 advance that matures in 2001, all of the advances are fixed rate; however, eight advances totaling $255,000,000 may be converted to adjustable rate based on the three month floating LIBOR. All of NetBank's borrowings are secured by NetBank's investment securities or mortgage loans except for the convertible subordinated notes, which are unsecured.

    A summary of borrowings, grouped by year of maturity, as of December 31, 2000 and a detailed description of the Notes follows (in 000's):

Type of Borrowing	Year of Maturity	Range of Stated Interest Rates	Principal Amount
Reverse repurchase agreements	2000	6.53%	$35,171
FHLB advances	2001	6.47 - 6.74%	139,000
Adjustable rate FHLB advance	2001	6.6%	25,000
FHLB advances	2003	6.68 - 7.17%	60,000
Convertible subordinated notes	2004	4.75%	27,316
FHLB advances	2004	5.92 - 6.03%	105,000
FHLB advances	2005	6.02 - 7.41%	150,000
FHLB advances	2007	7.50%	25,000
FHLB advances	2009	4.64%	25,000

Total			591,487
Less unamortized discount			(561)

Total debt			$590,926

    The Notes were originally issued for $115,000,000 in a public offering during the year ended December 31, 1999. Net proceeds after deducting estimated expenses and underwriting discounts and commissions were $111,300,000. Holders of the Notes may convert any Notes or portions of the Notes into shares of NetBank's common stock at a conversion price of $35.67 per share, subject to adjustment. Such conversion price is equivalent to 28.0348 shares of common stock per $1,000 principal amount of the Notes.

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

    During the year ended December 31, 2000, NetBank repurchased $87,684,000 of its convertible subordinated notes outstanding for $62,500,000 in cash and 595,000 shares of NetBank common stock and recorded an extraordinary gain on early extinguishment of debt of $9,711,000, net of tax.

8. FURNITURE, EQUIPMENT, AND CAPITALIZED SOFTWARE

    Furniture, equipment, and capitalized software as of December 31, 2000 and 1999, are summarized as follows (in 000's):

	December 31,
	2000	1999
Furniture and fixtures	$1,482	$1,231
Equipment	2,256	1,349
Capitalized software	8,904	4,286

Total	12,642	6,866
Less accumulated depreciation	3,887	1,364

Furniture, equipment, and capitalized software, net	$8,755	$5,502

9. LEASES

    NetBank leases its facilities and certain other equipment under operating lease agreements. Future minimum noncancelable payments as of December 31, 2000 under these leases follow (in 000's):

2001	$793
2002	810
2003	827
2004	774
2005 and beyond	342

    Rent expense for the years ended December 31, 2000, 1999, and 1998, was $632,000, $243,000, and $110,000, respectively.

10. INCOME TAXES

    NetBank provides deferred income taxes for net operating loss carryforwards and for temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. As of December 31, 2000, NetBank had federal and state net operating loss carryforwards of $740,000 and $5,539,000, respectively, which will expire in 2012, if not utilized.

    As of December 31, 2000 and 1999, NetBank had deferred tax assets and deferred tax liabilities as follows (in 000's):

	December 31,
	2000	1999
Net operating loss carryforwards	$583	$1,705
Unrealized loss on available for sale securities	181	1,652
Allowance for loan losses	4,473	2,754
Loan premium amortization	(3,304)	(2,313)
Amortization of capitalized software	(2,085)	(947)
Exercise of stock options	1	148
General business and AMT credits	—	130
Start-up costs	36	84
Depreciation	(7)	(56)
Other, net	(496)	73

Total deferred tax asset (liability)	(618)	3,230

Less valuation allowance	—	(349)

Net deferred tax asset (liability)	$(618)	$2,881

    At December 31, 1999, the potential deferred tax benefit associated with NetBank's state net operating loss carryforwards was $349,000. NetBank provided a full valuation allowance against these deferred state benefits because of the uncertainty of future realization. During the year ended December 31, 2000, management determined that, based on the increase in NetBank's taxable income for state purposes, it is more likely than not that the deferred tax benefit will be used and reversed the valuation allowance.

    NetBank's income tax expense (benefit) consists of current and deferred income tax expense (benefit) as follows (in 000's):

	Year Ended December 31,
	2000	1999	1998
Current	$3,317	$(248)	$59
Deferred	(2,028)	(1,068)	2,266

Income tax (expense) benefit	$1,289	$(1,316)	$2,325

    Income tax (expense) benefit is reconciled to the tax computed by applying the federal statutory rate of 34% to income (loss) before income taxes and extraordinary gain as follows (in 000's):

	Year Ended December 31,
	2000		1999		1998
Income tax at statutory rate	$818	34.0%	$(1,484)	(34.0)%	$(727)
Change in valuation allowance	349	14.5	—	—	3,260
Other	122	5.1	168	3.8	(208)

Income tax (expense) benefit	$1,289	53.6%	$(1,316)	(30.2)%	$2,325

    A percentage reconciliation is not presented for the year ended December 31, 1998 as the information is not meaningful. The 1998 income tax benefit results from the reversal of the valuation allowance relating to federal net operating loss carryforwards offset by taxable income for the year.

11. OTHER EXPENSE

    Items comprising other expense (in 000's):

	Year Ended December 31,
	2000	1999	1998
Accounting and legal services	$1,273	$866	$380
Directors and officers insurance	150	136	53
Annual meeting and report	221	127	100
Directors fees and travel reimbursements	259	118	37
Investor relations	127	49	40
Other outside services	96	9	43
Charitable contributions	58	40	2
Miscellaneous fees and taxes	86	44	5
OTS fees	212	78	24
Other	48	8	2

	$2,530	$1,475	$686

12. EMPLOYEE BENEFIT PLAN

    NetBank has a 401(k) plan (the "Plan") which covers substantially all of its employees. NetBank, at its discretion, matches 25% of the first 4% of employee contributions to the Plan, up to a maximum Company contribution of 1% of an employee's compensation. NetBank expensed $18,000, $9,000, and $10,000 during the years ended December 31, 2000, 1999, and 1998, respectively, related to the plan.

13. SHAREHOLDERS' EQUITY

    During the year ended December 31, 2000, NetBank began acquiring shares of its common stock in connection with a stock repurchase program announced in April 2000. That program authorized NetBank to purchase up to 1,000,000 common shares from time to time on the open market at price levels NetBank deems attractive. NetBank purchased 926,500 shares of its common stock during the year ended December 31, 2000 at an aggregate cost of $7,608,000. Subsequent to December 31, 2000, NetBank's Board of Directors authorized an additional 1,000,000 common shares for repurchase under the program.

    NetBank has authorized 100,000 shares of Series A Junior Participating Preferred Stock, without par value ("Series A Stock"). Each share of Series A Stock will be entitled to 1,000 votes on all matters submitted to a shareholder vote. The Series A Stock is not redeemable or convertible into any other security. Each share of Series A Stock will have a minimum cumulative preferential quarterly dividend rate equal to the greater of $1.00 per share or 1,000 times the aggregate per share amount of dividends declared on common stock in the related quarter. In the event of liquidation, shares of Series A Stock will be entitled to a preferential liquidation payment equal to the greater of $1,000 per share plus any accrued and unpaid dividends or 1,000 times the payment to be made per share of common stock. No shares of Series A Stock are presently outstanding, and no shares are expected to be issued except in connection with the shareholder rights plan referred to below.

    Effective January 20, 2000, NetBank's Board of Directors adopted a Shareholder Rights Plan pursuant to which all shareholders of record on February 4, 2000, received one right to purchase a fractional (1/1000th) share of a new series of preferred stock for each share of NetBank's common stock owned on that date. These rights will only trade with NetBank's common stock if certain events occur. In the event of a merger of NetBank into another entity or an acquisition of 20% of NetBank's common stock by any person or entity, these rights, unless previously redeemed by NetBank, will convert into a right to acquire at a discount price, either the stock of the acquiring entity of additional share of NetBank's common stock. These rights will be exercisable at $150.00 for each 1/1000th of a share of preferred stock and will expire on February 4, 2010. The rights are redeemable at $.01 per right at the option of NetBank.

    On May 14, 1999, NetBank effected a three-for-one split of its common stock in the form of a stock dividend to shareholders of record as of the close of business on April 23, 1999. All references to share and per share amounts have been retroactively adjusted to reflect the split.

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

14. STOCK OPTIONS

    NetBank has a 1996 Stock Incentive Plan (the "Plan"), which provides that key employees, officers, directors, and consultants of NetBank may be granted nonqualified and incentive stock options to purchase shares of common stock of NetBank, derivative securities related to the value of the common stock, or cash awards. The Plan limits the number of shares that could be awarded to 3,750,000 which are reserved for the Plan. Generally, the options expire ten years from the date of the grant.

    A summary of the status of the Plan and activity follows (shares in 000's):

	Year Ended December 31, 2000	Weighted Average Exercise Price	Year Ended December 31, 1999	Weighted Average Exercise Price	Year Ended December 31, 1998	Weighted Average Exercise Price
Outstanding at beginning of year	2,147	$17.24	1,597	$3.84	1,099	$1.99
Granted	1,042	$14.49	892	$37.02	573	$6.50
Exercised	(5)	$1.62	(224)	$3.14	(33)	$1.21
Forfeited	(550)	$40.32
Terminated	(71)	$27.58	(118)	$12.30	(42)	$2.19

Outstanding at end of year	2,563	$10.77	2,147	$17.24	1,597	$3.84

    The following table summarizes information about stock options outstanding at December 31, 2000 (shares in 000's):

Exercise Price	Options Outstanding at December 31, 2000	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price of Options Outstanding	Options Exercisable at December 31, 2000	Weighted Average Exercise Price of Options Exercisable
$0.40 - 5.25	981	6.3	$2.34	907	$2.12
$6.75 - 10.25	454	8.6	$8.14	228	$8.02
$11.50 - 15.13	597	9.1	$14.53	119	$14.55
$16.38 - 18.88	333	9.1	$16.85	27	$16.38
$22.25 - 24.63	14	8.7	$22.58	3	$22.58
$35.44	157	8.5	$35.44	31	$35.44
$53.33	27	8.3	$53.33	27	$53.33

	2,563	7.9	$10.77	1,342	$6.36

    NetBank accounts for its stock-based compensation plan under Accounting Principles Board 25 and has adopted SFAS 123 Accounting for Stock-Based Compensation ("SFAS 123"), for disclosure purposes. For SFAS 123 purposes, the fair value of each option granted under NetBank's stock option plan during the years ended December 31, 2000, 1999, and 1998 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:

	Year Ended December 31,
	2000	1999	1998
Fair value	$7.66	$31.81	$4.02
Expected life (years)	5	5	5
Risk-free interest rate	5.06%	6.12%	4.96%
Dividend rate	0.0%	0.0%	0.0%
Expected volatility	54.9%	124.3%	70.0%
Forfeiture rate	25.0%	25.0%	1.0%

    Had compensation cost for NetBank's stock options granted been determined based on the fair value at the grant dates for awards under the plan consistent with a method prescribed in SFAS 123 utilizing the assumptions described above, NetBank's net income and net income per common share and potential dilutive common share for the years ended December 31, 2000, 1999, and 1998, would have changed to the pro forma amounts indicated below (in 000's):

	Year Ended December 31,
	2000	1999	1998
Net income (loss):
As reported	$8,593	$3,048	$4,464
Pro forma	$5,575	$(5,920)	$3,960
Net income (loss) per share:
As reported:
Basic	$0.29	$0.11	$0.24
Diluted	$0.28	$0.11	$0.23
Pro forma:
Basic	$0.19	$(0.22)	$0.21
Diluted	$0.18	$(0.21)	$0.21

15. EARNINGS PER SHARE

    Basic and diluted net income per common and potential common share have been calculated based on the weighted average number of shares outstanding. The following schedule reconciles the numerators and denominators of the basic and diluted net income per common and potential common share. The effect of convertible debt securities issued during the year ended December 31, 1999 has not been included as the assumed conversion of such securities would be anti-dilutive to earnings per share for the years ended December 31, 2000 and 1999. NetBank had options to purchase common stock outstanding of 2,563,000, 2,147,000 and 1,597,000 at December 31, 2000, 1999 and 1998, respectively.

	Year Ended December 31, 2000
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
	(in 000's, except per share amounts)
Basic EPS	$8,593	29,667	$0.29
Effect of dilutive securities—
Options to purchase common shares		673

Diluted EPS	$8,593	30,340	$0.28

	Year Ended December 31, 1999
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
	(in 000's, except per share amounts)
Basic EPS	$3,048	27,052	$0.11
Effect of dilutive securities—
Options to purchase common shares		993

Diluted EPS	$3,048	28,045	$0.11

	Year Ended December 31, 1998
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
	(in 000's, except per share amounts)
Basic EPS	$4,464	18,447	$0.24
Effect of dilutive securities—
Options to purchase common shares		704

Diluted EPS	$4,464	19,151	$0.23

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

    Quantitative measures established by regulation to ensure capital adequacy require NetBank to maintain minimum amounts and ratios set forth in the table below. NetBank's regulatory agency, the OTS, requires NetBank to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 4.0%, and total capital to risk-weighted assets of 8.0%. Management believes, as of December 31, 2000, that NetBank meets all the capital adequacy requirements to which it is subject.

    As of December 31, 2000, the most recent notification from the OTS categorized NetBank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized NetBank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would have changed the institution's category.

    NetBank's actual capital amounts and ratios as of December 31, 2000 and 1999, are as follows (in 000's):

	Actual		For Capital Adequacy Purposes		To Be Categorized as Well Capitalized Under Prompt Corrective Action Plan
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2000
Total capital (to risk-weighted assets)	$235,727	18.69%	$100,913	8.0%	$126,141	10.0%
Core capital (to tangible assets)	$222,306	12.07%	$73,644	4.0%	$92,055	5.0%
Tangible capital (to tangible assets)	$222,221	12.07%	$27,617	1.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	$222,306	17.62%	N/A	N/A	$75,685	6.0%
December 31, 1999
Total capital (to risk-weighted assets)	$228,832	31.3%	$58,438	8.0%	$73,048	10.0%
Core capital (to tangible assets)	$221,235	17.6%	$50,324	4.0%	$62,904	5.0%
Tangible capital (to tangible assets)	$221,297	17.6%	$18,871	1.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	$221,235	30.3%	N/A	N/A	$43,829	6.0%

17. RELATED-PARTY TRANSACTIONS

    During the year ended December 31, 1999, NetBank paid $1,256,000 to Kelton International, Ltd. for underwriting discounts and commissions in conjunction with NetBank's two common stock and one debt offering in 1999. One of NetBank's directors serves as Chairman and Chief Executive Officer of Kelton International, Ltd. NetBank paid $60,000 for the year ended December 31, 1998 in consulting fees to a director.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

	December 31, 2000
	Carrying Amount	Fair Value
Assets:
Cash and due from banks	$4,733	$4,733
Federal funds sold	7,225	7,225
Securities available for sale	388,910	388,910
Loans	1,363,784	1,343,953
Liabilities:
Non-interest bearing deposits	15,123	15,123
Interest bearing deposits—certificates of deposit	628,611	633,158
Interest bearing deposits—other	337,018	333,874
Convertible subordinated debt	26,755	24,079
Other borrowed funds	564,171	570,413
	December 31, 1999
	Carrying Amount	Fair Value
Assets:
Cash and due from banks	$5,265	$5,265
Federal funds sold	8,378	8,378
Securities available for sale	416,814	416,814
Loans	779,738	755,661
Liabilities:
Non-interest bearing deposits	3,739	3,739
Interest bearing deposits—certificates of deposit	391,674	392,180
Interest bearing deposits—other	258,488	258,488
Convertible subordinated debt	111,935	103,441
Other borrowed funds	244,000	240,896

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

    The fair value estimates presented herein are based on pertinent information available to management at December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

19. CONDENSED FINANCIAL STATEMENTS OF NETBANK, INC. (PARENT ONLY)

    The condensed balance sheets of NetBank, Inc. (parent only) as of December 31, 2000 and 1999 follow (in 000's):

Condensed Balance Sheet

	December 31,
	2000	1999
Assets:
Cash and due from banks	$98	$92
Fed funds sold	932	2,022

Total cash and cash equivalents	1,030	2,114
Investment in subsidiary	222,278	218,122
Due from subsidiaries	53,695	129,688
Intangible assets	349	566
Other assets	460	324

Total assets	$277,812	$350,814

Liabilities:
Convertible subordinated debt	$26,755	$111,935
Accrued interest payable	98	458

Total liabilities	26,853	112,393

Shareholders' equity:
Common stock	300	294
Additional paid-in capital	251,579	240,032
Treasury stock, at cost	(7,608)	—
Retained earnings (deficit)	6,688	(1,905)

Total shareholders' equity	250,959	238,421

	$277,812	$350,814

    The condensed statements of operations and comprehensive income and cash flows for years ended December 31, 2000, 1999, and 1998 follow (in 000's):

Condensed Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
	2000	1999	1998
Net interest income	$293	$804	$162
Expenses	(75)	(77)	(58)

Income before equity in undistributed net income (loss) of subsidiaries and extraordinary gain on early extinguishment of debt	218	727	104
Extraordinary gain on early extinguishment of debt, net of tax	9,711	—	—

Income before equity in undistributed net income (loss) of subsidiaries	9,929	727	104
Equity in undistributed net income (loss) of subsidiaries	(1,336)	2,321	4,360

Net income	8,593	3,048	4,464

Other comprehensive income (loss) of subsidiaries	2,852	(3,202)	81

Comprehensive income (loss)	$11,445	$(154)	$4,545

Condensed Statement of Cash Flows

	Year Ended December 31,
	2000	1999	1998
Operating activities:
Net income	$8,593	$3,048	$4,464
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed net (income) loss of subsidiaries	1,336	(2,321)	(4,360)
Amortization	50	75	51
Extraordinary gain on early extinguishment of debt	(15,461)
Accretion of debt discount	443	635
Changes in assets and liabilities:
Decrease (increase) in due from subsidiaries	74,862	(129,656)
Decrease (increase) in intangible assets	167	(281)
Increase in other assets	(136)	(324)	(14)
Increase in accrued interest payable	483	458
Decrease in other liabilities	—	—	(10)

Net cash provided by (used in) operating activities	70,337	(128,366)	131
Investing activities-investment in subsidiary	(1,320)	(180,660)	(10,250)
Financing activities:
Net proceeds from sale of stock	7	199,796	40
Net proceeds from issuance of convertible subordinated debt	—	111,300
Repurchase of convertible subordinated notes	(62,500)
Purchase of treasury stock	(7,608)

Net cash provided by (used in) financing activities	(70,101)	311,096	40

(Decrease) increase in cash and cash equivalents	(1,084)	2,070	(10,079)
Cash:
Beginning of year	2,114	44	10,123
End of year	$1,030	$2,114	$44

Supplemental disclosure of cash flow information:
Non-cash financing activities
Issuance of common stock to repurchase convertible subordinate notes	$8,342	$—	$—
Amount due from subsidiary forgiven in lieu of equity investment	$1,500	$—	$—
Cash paid during the year for:
Interest	$4,253	$2,610	$23
Income taxes	$2,438	$103	$30

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
NetBank, Inc.

    We have audited the consolidated balance sheets of NetBank, Inc. and its subsidiaries ("NetBank") as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2000, 1999, and 1998. These financial statements are the responsibility of NetBank management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NetBank as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000, 1999, and 1998 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
January 24, 2001

QUARTERLY FINANCIAL DATA (UNAUDITED)

    Quarterly financial data for the years ended December 31, 2000 and 1999 is summarized as follows (in 000's, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2000
Interest income	$23,714	$26,946	$30,748	$34,912
Interest expense	14,766	18,118	21,639	24,041

Net interest income	8,948	8,828	9,109	10,871

Provision for (recovery of) loan losses	182	96	(11)	126

Net interest income after provision for loan losses	8,766	8,732	9,120	10,745
Non-interest income	341	531	1,044	1,495
Non-interest expense	8,954	9,883	10,726	13,618

Income (loss) before income taxes and extraordinary gain	153	(620)	(562)	(1,378)
Income tax benefit (expense)	(52)	210	192	939

Income (loss) before extraordinary gain	101	(410)	(370)	(439)
Extraordinary gain, net of tax	4,521	2,620	1,091	1,479

Net income	$4,622	$2,210	$721	$1,040

Basic income (loss) before extraordinary gain per common and common equivalent share outstanding	$—	$(0.01)	$(0.01)	$(0.01)

Diluted income (loss) before extraordinary gain per common and common equivalent share outstanding	$—	$(0.01)	$(0.01)	$(0.01)

Basic net income per common and common equivalent share outstanding	$0.16	$0.07	$0.02	$0.04

Diluted net income per common and common equivalent share outstanding	$0.15	$0.07	$0.02	$0.03

1999
Interest income	$7,558	$10,421	$16,323	$20,471
Interest expense	4,560	5,730	8,865	12,246

Net interest income	2,998	4,691	7,458	8,225

Provision for loan losses	50	55	2	—

Net interest income after provision for loan losses	2,948	4,636	7,456	8,225
Non-interest income	246	232	311	870
Non-interest expense	2,147	3,704	6,064	8,645

Income before income taxes	1,047	1,164	1,703	450
Income tax benefit (expense)	(355)	(396)	(579)	14

Net income	$692	$768	$1,124	$464

Basic net income per common and common equivalent share outstanding	$0.03	$0.03	$0.04	$0.02

Diluted net income per common and common equivalent share outstanding	$0.03	$0.03	$0.04	$0.02

QuickLinks

PRICE RANGE OF COMMON STOCK
DIVIDENDS
SELECTED CONSOLIDATED FINANCIAL DATA (in 000's, except per share and account data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CONSOLIDATED BALANCE SHEETS (in 000's, except share data)
CONSOLIDATED STATEMENTS OF OPERATIONS (in 000's except per share amounts)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (in 000's)
CONSOLIDATED STATEMENTS OF CASH FLOWS (in 000's)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2000 and 1999, and for the years ended December 31, 2000, 1999, and 1998
INDEPENDENT AUDITORS' REPORT