Form 10-K, Exhibit 13
period 2001-12-31
NETBANK INC
filed 2002-03-18
CIK 1035826

QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 13.2

NETBANK, INC. CONSOLIDATED BALANCE SHEETS
(in 000's, except share data)

	December 31,
	2001	2000
ASSETS
Cash and cash equivalents:
Cash and due from banks, including reserve requirements of $10,337 and $0, respectively	$17,562	$4,733
Federal funds sold	4,785	7,225

Total cash and cash equivalents	22,347	11,958
Investment securities available for sale-At fair value (amortized cost of $855,967 and $389,443, respectively)	850,079	388,910
Stock of Federal Home Loan Bank of Atlanta-At cost	55,539	26,450
Mortgage loans receivable held for sale-Net of allowance for loan losses of $31 and $0, respectively	295,529	—
Loans receivable-Net of allowance for loan losses of $22,865 and $13,421, respectively	1,489,521	1,363,784
Accrued interest receivable	10,804	6,952
Furniture, equipment and capitalized software-Net	12,210	8,755
Goodwill and other intangibles-Net	26,932	531
Due from servicers	82,386	33,377
Other assets	34,186	1,973

Total	$2,879,533	$1,842,690

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$1,493,819	$980,752
Other borrowed funds	1,011,985	564,171
Convertible subordinated debt	26,923	26,755
Accrued interest payable	16,632	17,154
Loans in process	33,632	—
Accounts payable and accrued liabilities	41,088	3,251

Total liabilities	2,624,079	1,592,083
Commitments and contingencies	—	—
Shareholders' Equity:
Preferred stock, no par (10,000,000 shares authorized, none outstanding)	—	—
Common stock, $.01 par (100,000,000 shares authorized, 31,751,369 and 30,012,680 shares issued, respectively)	318	300
Additional paid-in capital	267,004	251,579
Retained earnings	13,289	6,688
Accumulated other comprehensive loss, net of tax	(3,648)	(352)
Treasury stock, at cost (2,736,870 and 926,500 shares, respectively)	(21,509)	(7,608)

Total shareholders' equity	255,454	250,607

Total liabilities and shareholders' equity	$2,879,533	$1,842,690

See notes to consolidated financial statements.

NETBANK, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(in 000's except per share amounts)

	Year Ended December 31,
	2001	2000	1999
Interest income:
Loans	$113,493	$84,707	$39,262
Investment securities	35,703	30,921	13,237
Short-term investments	2,320	692	2,274

Total interest income	151,516	116,320	54,773
Interest expense:
Deposits	60,687	48,747	22,585
Other borrowed funds	39,930	29,817	8,816

Total interest expense	100,617	78,564	31,401

Net interest income	50,899	37,756	23,372
Provision for loan losses	616	393	107

Net interest income after provision for loan losses	50,283	37,363	23,265
Non-interest income:
Fee income	12,272	3,045	1,134
Gain on sales of mortgage loans and servicing rights	11,827	—	—
Gain on sales of securities	3,531	366	525

Total non-interest income	27,630	3,411	1,659
Non-interest expense:
Salaries and benefits	17,996	6,408	3,524
Customer service	14,553	9,186	3,035
Marketing	6,178	13,091	7,358
Loan servicing	5,582	3,912	1,688
Data processing	7,473	3,039	1,395
Depreciation and amortization	6,353	2,612	1,085
Office expenses	2,501	940	431
Occupancy	2,345	702	281
Travel and entertainment	505	761	288
Other	3,952	2,530	1,475

Total non-interest expense	67,438	43,181	20,560

Income (loss) before income taxes and extraordinary gain	10,475	(2,407)	4,364
Income tax benefit (expense)	(3,874)	1,289	(1,316)

Income (loss) before extraordinary gain	6,601	(1,118)	3,048
Extraordinary gain on early extinguishment of debt, net of tax of $5,750	—	9,711	—

Net income	$6,601	$8,593	$3,048

Net income (loss) before extraordinary gain per common and potential common share outstanding:
Basic	$0.23	$(0.04)	$0.11
Diluted	$0.22	$(0.04)	$0.11
Extraordinary gain per common and potential common share outstanding:
Basic	—	$0.33	—
Diluted	—	$0.32	—
Net income per common and potential common share outstanding:
Basic	$0.23	$0.29	$0.11
Diluted	$0.22	$0.28	$0.11
Weighted average common and potential common shares outstanding:
Basic	29,210	29,667	27,052
Diluted	29,770	30,340	28,045

See notes to consolidated financial statements.

X. NETBANK, INC.
XI. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (in 000's)

	Common on Shares	Common Stock ($.01 par)	Additional Paid-in Capital	Treasury Stock	Unamortized Stock Plan Expense	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE-December 31, 1998	18,470	$185	$43,549	$—	$(24)	$(4,953)	$(2)	$38,755
Comprehensive loss:
Net income	—	—	—	—	—	3,048	—	3,048
Unrealized loss on securities available for sale, net of reclassification adjustment and tax effects	—	—	—	—	—	—	(3,202)	(3,202)

Comprehensive loss								(154)
Proceeds from the issuance of common stock	10,740	108	199,348	—	—	—	—	199,456
Exercise of stock options	203	1	339	—	—	—	—	340
Amortization of stock plan expense	—	—	—	—	24	—	—	24

BALANCE-December 31, 1999	29,413	294	243,236	—	—	(1,905)	(3,204)	238,421
Comprehensive income:
Net income	—	—	—	—	—	8,593	—	8,593
Unrealized gain on securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	2,852	2,852

Comprehensive income								11,445
Issuance of common stock in connection with repurchase of convertible subordinated notes	595	6	8,336	—	—	—	—	8,342
Purchase of shares of common stock for treasury	—	—	—	(7,608)	—	—	—	(7,608)
Exercise of stock options	5	—	7	—	—	—	—	7

Balance-December 31, 2000	30,013	300	251,579	(7,608)	—	6,688	(352)	250,607
Comprehensive income:
Net income	—	—	—	—	—	6,601	—	6,601
Unrealized loss on securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	(3,296)	(3,296)

Comprehensive income								3,305
Issuance of common stock in connection with acquisition of Market Street Mortgage Corporation	1,689	17	15,115	—	—	—	—	15,132
Purchase of shares of common stock for treasury, net of reissuances	—	—	—	(13,901)	—	—	—	(13,901)
Exercise of stock options	49	1	310	—	—	—	—	311

Balance-December 31, 2001	31,751	$318	$267,004	$(21,509)	$—	$13,289	$(3,648)	$255,454

NETBANK, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(in 000's)

	Year Ended December 31,
	2001	2000		1999
Operating activities:
Net income	$6,601		$8,593		$3,048
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sales of securities available for sale	(3,531)		(366)		(525)
Net amortization (accretion) of premiums and (discounts) on investment securities	229		(317)		539
Origination of mortgage loans held for sale	(1,265,962)		—		—
Proceeds from sale of loans held for sale	1,190,147		—		—
Provision for loan losses	616		393		107
Depreciation and amortization	23,160		10,735		9,041
Extraordinary gain on debt extinguishment	—		(15,461)		—
Changes in assets and liabilities which provide (use) cash:
(Increase) decrease in accrued interest receivable.	(2,965)		397		(5,016)
(Increase) decrease in other assets, due from servicers, and intangibles	(68,669)		(14,801)		12,629
(Decrease) increase in accrued interest payable	(522)		9,335		2,635
Increase in accounts payable and accrued liabilities	26,874		2,140		900
Increase in loans in process	33,632

Net cash provided by (used in) operating activities	(60,390)		648		23,358
Investing activities:
Purchase of securities available for sale	(961,750)		(180,277)		(473,706)
Principal repayments on investment securities	115,239		82,757		19,080
Sales and maturities of available for sale securities	383,289		130,796		92,934
Purchase of Federal Home Loan Bank stock	(29,089)		(14,250)		(10,200)
Origination and purchase of loans	(992,150)		(829,559)		(676,387)
Principal repayments on loans	612,008		237,059		165,649
Capital expenditures	(3,044)		(1,142)		(2,499)
Captitalized software costs	(3,258)		(4,638)		(2,704)
Net cash acquired in business combination	8,370		—		—
Net cash acquired in acquisition of deposits	69,573

Net cash used in investing activities	(800,812)		(579,254)		(887,833)
Financing activities:
Increase in deposits	437,367		326,851		370,312
Proceeds from other borrowed funds	957,114		1,398,399		356,000
Repayments of other borrowed funds	(509,300)		(1,078,228)		(172,000)
Net proceeds from issuance of convertible subordinated notes	—		—		111,550
Repurchase of convertible subordinated notes	—		(62,500)
Net proceeds from the issuance of common stock	311		7		199,796
Purchase of treasury stock, net of reissuances	(13,901)		(7,608)		—

Net cash provided by financing activities	871,591		576,921		865,658

Net increase (decrease) in cash and cash equivalents	10,389		(1,685)		1,183
Cash and cash equivalents:
Beginning of year	11,958		13,643		12,460

End of year	$22,347		$11,958		$13,643

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$101,139		$69,927		$28,766
Cash paid during the year for income taxes	$2,730		$2,438		$103
Non-cash investing and financing activities:
Issuance of common stock to repurchase convertible subordinated notes	$—		$8,342		$—
Fair value of assets acquired	$268,476	$		$
Liabilities assumed	(247,284)		—		—
Less stock issued in transaction	15,132		—		—

Cash paid for business	$6,060		$—		$—

See notes to consolidated financial statements.

XII. NETBANK, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2001 AND 2000
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

1.    ORGANIZATION AND BASIS OF PRESENTATION

        NetBank, Inc. is a bank holding company that wholly owns the outstanding stock of NetBank, FSB, a federal savings bank and its wholly owned subsidiary Market Street Mortgage Corporation ("Market Street"), a mortgage company, as well as NetBank Partners, LLP ("NetBank Partners"), a partnership involved in strategic partnering opportunities, and NB Partners, Inc. ("NB Partners") a corporation involved in strategic partnering opportunities (jointly "NetBank").

2.    ACCOUNTING POLICIES

        The accounting and reporting policies of NetBank conform with accounting principles generally accepted in the United States of America and general practice within the banking industry. The following is a summary of the more significant policies:

        Consolidation—The consolidated financial statements of NetBank, Inc. include the financial statements of NetBank, Inc., NetBank, FSB, Market Street, NetBank Partners, and NB Partners. All intercompany balances and transactions have been eliminated in consolidation.

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

        Interest Rate Risk—NetBank's assets and liabilities are generally monetary in nature and interest rate changes have an impact on NetBank's performance. NetBank decreases the effect of interest rate changes on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits, and other borrowings. NetBank also enters into forward delivery contracts to protect against changes in the fair value of Market Street's short-term commitments to fund mortgages and mortgage loans receivable held for sale due to fluctuations in interest rates; however, a significant change in interest rates, specifically the prime rate, could have a material effect on NetBank's results of operations.

        Cash and Cash Equivalents—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits due from banks, and federal funds sold to banks. In addition, NetBank is required to maintain a cash reserve with the Federal Reserve based on a graduated percentage of the balance in our customer transaction accounts which is also included in cash and cash equivalents.

        Investment Securities Available for Sale—Investment securities classified as available-for-sale are carried at fair value. Unrealized holding gains or losses, net of tax, on available-for-sale securities are reported as a net amount in other comprehensive income (loss) in the statement of shareholders' equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold using the specific identification method. Any decreases in investment value other than temporary declines are recognized in operations. Premiums and discounts are recognized in interest income using the straight-line method over the period to maturity.

        Deferred Fees and Costs—Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loans for loans originated for investment by NetBank. Loan origination fees and costs related to loans originated for sale are not amortized but are recognized as a component of the gain or loss upon sale of the related principal balance.

        Allowance for Loan Losses—The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. As the majority of NetBank's portfolio is purchased, an estimate of the loss inherent in the purchased portfolio is made at the time of purchase and an allowance for loan losses is recorded by adjusting the premium associated with the purchased loans. Management determines the adequacy of the allowance based upon reviews of individual and pools of loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, the seller's reserve, and other pertinent factors. Any deterioration in a loan pool occurring after the date of purchase is charged to the provision for loan loss. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses, net of recoveries on loans previously charged off are added to the allowance.

        Mortgage Loans Receivable Held for Sale—Mortgage loans receivable held for sale represent mortgage loans originated and held pending sale to permanent investors. The mortgages are carried at the lower of aggregate cost or market. Commitments to either purchase or sell loans are included in determining market value. Losses, if any, related to aggregate commitments to purchase or originate loans are recorded if the estimated market value of the loans upon their ultimate sale is below the cost of the related loans.

        Gains on Sales of Mortgage Loans and Servicing Rights—Gains or losses resulting from loan sales are generally recognized based on the difference between the net sale proceeds and the net book value of the loans sold. Deferred fees and costs are recorded as an adjustment of the book value and are included in the gain or loss on sale when the mortgage loan is sold. Gains or losses on sales of mortgage loans are affected by the sale of, or the recording of retained mortgage servicing rights related to the specific pools of loans sold.

        Hedging Activities—Market Street uses mandatory forward delivery commitments to manage interest rate risk in its production pipeline. Gains and losses on those forward commitments, which are used to manage rate-locked fixed rate mortgage commitments, are included in the cost basis used to calculate the gain (loss) on the sale of mortgages.

        Mortgage Servicing Rights—Mortgage servicing rights include certain costs incurred in the origination of mortgage servicing rights which are deferred and amortized over the expected life of the loan. The total cost of acquiring mortgage loans, either through origination activities or purchase transactions, is allocated between the mortgage servicing rights and the loans based on their relative fair values. The fair values of mortgage servicing rights are estimated by calculating the present value of the expected future cash flows associated with such rights, incorporating assumptions that market participants would use in their estimates of future servicing rights. Impairment is measured on a disaggregated basis by stratifying the mortgage servicing rights based on one or more predominant risk characteristics of the underlying loans, including interest rate and loan type. Impairment is recognized through a valuation allowance for each individual stratum. Gains or losses resulting from the sale of servicing rights are recognized when the title and substantially all risks and rewards are irrevocably passed to the buyer.

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

        Premiums on Loans Purchased—Premiums on loans purchased from third parties are capitalized and amortized over the average life of the loan as an adjustment to yield. Such premiums are classified with the loan balance to which they relate for financial reporting purposes.

        Goodwill and Other Intangibles—Goodwill and other intangibles consists primarily of $20,142,000 in goodwill related to our acquisition of Market Street during the year ended December 31, 2001 and $7,100,000 in core deposit intangibles related to our acquisition of certain deposit accounts from Compubank. During the year ended December 31, 2001, goodwill was being amortized over a 25 year life; however amortization of goodwill was discontinued January 1, 2002, upon the adoption of

SFAS 142—see "New Accounting Pronouncements." The core deposit intangible is being amortized straight-line over a 7 year life.

        Furniture, Equipment and Capitalized Software—Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of each asset. NetBank evaluates the estimated useful lives of assets on a periodic basis to determine whether events or circumstances warrant revised estimated useful lives or whether any impairment exists. Management believes no impairment existed at December 31, 2001.

        Certain costs incurred to develop internal use computer software are capitalized in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Such costs include external direct costs of materials and services consumed in developing internal use software and payroll and payroll-related costs for employees who devote time to the internal use software project. Once the capitalization criteria of the SOP have been met, such costs are classified as capitalized software and are amortized on a straight-line basis over three years once the software has been put into use.

        Advertising—NetBank expenses the cost of advertising over the period that the campaign runs.

        Income Taxes—Provisions for income taxes are based upon amounts reported in the statements of operations and include deferred taxes for net operating loss carryforwards generated prior to the year ended December 31, 2001, and temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the temporary differences are expected to reverse. NetBank records a valuation allowance when management believes it is more likely than not that deferred tax assets will not be realized.

        Net Income (Loss) Per Common and Potential Common Share—NetBank computes basic net income per common and potential common share based on the weighted average number of common shares outstanding during the year. Diluted net income per common and potential common share is computed based on the weighted average number of common and potential dilutive common shares outstanding during the year.

        New Accounting Pronouncements— In June 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS 142 changes the accounting for goodwill and other intangible assets. Upon adoption, goodwill will no longer be amortized and will be subject to an annual impairment test. NetBank is required to perform a transitional impairment test in 2002 and expects to complete the test before June 30, 2002. Following the transitional impairment test, NetBank's goodwill balances will be annually tested and if any impairment is indicated, an impairment charge will be recorded. Upon adopting SFAS 142 on January 1, 2002, NetBank's annual amortization expense will be reduced by $789,000.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, which addresses accounting for and reporting of the impairment or disposal of long-lived assets. The Company adopted the provisions of SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 is not expected to have a significant impact on the Company's results of operations, financial position, or cash flows; however, SFAS No. 144 may modify the presentation of the operating results from abandoned or disposed businesses in the Company's statement of operations in the future.

        Reclassifications—Certain reclassifications have been made to the 1999 and 2000 financial statements to conform to the 2001 presentation.

3.    ACQUISITIONS

        On March 28, 2001, NetBank purchased approximately 50,000 customer deposit accounts and related liabilities of approximately $75,700,000 from Compubank for $4,000,000 in cash, plus related expenses and assumed liabilities. In conjunction with the transaction, NetBank had recorded the purchase price as a core deposit intangible to be amortized on a straight-line basis over a period of seven years.

        On June 29, 2001, NetBank, Inc. acquired all of the outstanding stock of Market Street pursuant to an agreement (the "Agreement") dated April 15, 2001 and amended as of June 29, 2001 among NetBank, Net Interim, Inc., Republic Bank, Republic Bancorp, Inc. ("Republic") and certain shareholders of Market Street. The consideration paid including transaction costs consisted of 1,689,000 shares of NetBank common stock valued at $8.96 per share and cash of $6,100,000. The acquisition was accounted for as a purchase and $20,100,000 in goodwill, including transaction costs, was recorded. Amortization for 2001 was based on a 25 year life. Amortization of goodwill was discontinued January 1, 2002 with NetBank's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" (see Note 2). Unaudited pro-forma financial information assuming the transaction and the sale by Market Street of its mortgage servicing division as required by the purchase agreement had occurred as of January 1, 2000 and January 1, 2001 follows:

	Year Ended December 31, 2001 (Unaudited)	Year Ended December 31, 2000 (Unaudited)
Net interest income	$53,280	$38,685
Income (loss) before extraordinary gain	$9,085	$(1,647)
Net income	$9,085	$8,064
Basic income (loss) before extraordinary gain per common and common equivalent share outstanding	$.30	$(0.05)
Diluted income (loss) before extraordinary gain per common and common equivalent share outstanding	$.30	$(0.05)
Basic net income per common and common equivalent share outstanding	$.30	$0.26
Diluted net income per common and common equivalent share outstanding	$.30	$0.25

        On November 18, 2001, NetBank signed a definitive agreement to acquire Resource Bancshares Mortgage Group, Inc. ("RBMG"), a wholesale mortgage banking company and financial intermediary focused on the purchase, sales and servicing of residential, single-family first mortgage loans through a nationwide network of mortgage brokers and correspondent banks. Terms of the agreement call for common shareholders of RBMG to receive 1.1382 shares of NetBank common stock in exchange for each share of RBMG common stock. The transaction will be accounted for as a purchase. On February 28, 2002, the shareholders of both NetBank and RBMG approved the agreement and plan of merger, subject to the approval of the Office of Thrift Supervision. The agreement and plan of merger with RBMG is expected to be consummated and RBMG to become a wholly owned subsidiary of NetBank by March 31, 2002.

4.    INVESTMENT SECURITIES AVAILABLE FOR SALE

        The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities available for sale are as follows (in 000's):

	Amortized Cost	Unrealized Gains Gross	Unrealized Losses	Estimated Fair Value
At December 31, 2001
Mortgage pool securities	$596,675	$345	$5,374	$591,646
Collateralized mortgage obligations	185,768	513	1,261	185,020
United States government agencies	60,000	834	—	60,834
Corporate bonds	9,666	—	1,006	8,660
Habitat bonds and other	3,858	61	—	3,919

	$855,967	$1,753	$7,641	$850,079

At December 31, 2000
Mortgage pool securities	$1,221	$12	$—	$1,233
Collateralized mortgage obligations	212,487	1,298	1,579	212,206
United States government agencies	162,370	—	284	162,086
Corporate bonds	9,652	26	6	9,672
Habitat bonds and other	3,713	—	—	3,713

	$389,443	$1,336	$1,869	$388,910

        The amortized cost and estimated fair value of these securities at December 31, 2001, by contractual maturity, are shown below (in 000's). Actual maturities may differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
At December 31, 2001
Due in less than one year	$—	$—
Due in more than one year but less than five years	25,000	25,086
Due in more than five years but less than ten years	35,105	35,854
Due after ten years	795,862	789,139

	$855,967	$850,079

        Gains on sales or calls of securities included in non-interest income were $3,531,000, $366,000, and $525,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

5.    LOANS RECEIVABLE

        NetBank's primary loan strategy is to originate or purchase high credit quality packages of loans from other financial institutions. The servicing on all loan purchases is retained by the selling institutions. As of December 31, 2001, fees paid for servicing range from .25% to 1.25%. A summary of loans purchased during the years ended December 31, 2001, and 2000 follows (in 000's):

	Types of Loans Purchased	Principal Amount	Premium Amount	Range of Stated Interest Rates
2001	Residential mortgages	$570,092	$15,308	6.6-9.9%
	Commercial mortgages	101,550	—	7.8-8.9%
	Leases	67,767	—	7.5%

		$739,409	$15,308

	Types of Loans Purchased	Principal Amount	Premium Amount	Range of Stated Interest Rates
2000	Residential mortgages	$515,305	$11,234	6.7-10.7%
	Commercial mortgages	119,324	—	8.6-10.3%
	Home equity lines	109,401	6,222	8.3%
	Leases	57,462	—	11.2%

		$801,492	$17,456

        Loans are summarized as follows (in 000's):

	December 31,
	2001		2000
Residential mortgages	$977,768	54.1%	$863,340	62.7%
Residential mortgages held for sale	295,560	16.3	—	—
Home equity lines	140,806	7.8	243,657	17.7
Commercial mortgages	231,739	12.8	160,510	11.7
Leases	150,918	8.3	104,743	7.6
Consumer	10,747	0.7	2,404	0.1
Construction	197	—	1,533	0.1
Auto	211	—	1,018	0.1

Total	1,807,946	100.0%	1,377,205	100.0%

Less allowance for loan losses	22,896		13,421

Total	$1,785,050		$1,363,784

        NetBank provides lines of credit and overdraft protection to its banking customers on a nationwide basis. At December 31, 2001 and 2000, outstanding lines of credit totaled $179,823,000 and $232,457,000, respectively, and unused commitments totaled $147,983,000 and $133,863,000, respectively. NetBank's home equity and construction lines are secured by residential property. At December 31, 2001, 15%, 14%, 13%, and 6% of NetBank's loans were with customers residing in California, Texas, Florida, and Georgia, respectively. At December 31, 2000, 21.5%, 10.3%, 6.3%, and 5.6% of NetBank's loans were with customers residing in California, Florida, Georgia, and New York, respectively. At December 31, 2001 and 2000, 24.7% and 44.1%, respectively, of NetBank's loans were purchased from and serviced by Countrywide Home Loans, Inc. In addition, at December 31, 2001, 14.0% of NetBank's loans were purchased from and serviced by Guaranty Bank.

6.    ALLOWANCE FOR LOAN LOSS

        An analysis of the allowance for loan losses for the years ended December 31, 2001, 2000, and 1999 follows (in 000's):

	2001	2000	1999
Balance-Beginning of year	$13,421	$7,597	$3,472
Allowance recorded in connection with the purchase of loan pools	11,456	7,270	5,808
Provision for loan losses	616	393	107
Loans charged off	(2,597)	(1,839)	(1,790)

Balance-End of year	$22,896	$13,421	$7,597

        NetBank considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. NetBank measures impairment of a loan on a loan-by-loan basis. Amounts of impaired loans that are not probable of collection are charged off immediately. As of December 31, 2001 and 2000, NetBank had $3,195,000 and $979,000, respectively, of impaired, non accrual loans. The amount of impaired loans written off during the years ended December 31, 2001, 2000, and 1999 was $2,597,000, $1,839,000, and $1,790,000, respectively. NetBank had $74,000 in real estate owned resulting from loan foreclosures as of December 31, 2001. NetBank had no restructured loans as of either December 31, 2001 or 2000.

        NetBank is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and lines of credit. NetBank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. NetBank uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 2001 and 2000, NetBank had outstanding loan commitments of $147,983,000 and $133,863,000, respectively.

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

7.    DEPOSITS

        The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by NetBank (in 000's):

	2001		2000
	Amount	Percentage	Amount	Percentage
Demand checking accounts	$26,858	1.8%	$15,123	1.5%
Interest bearing:
Checking accounts	131,887	8.8%	69,013	7.0%
Money markets	492,424	33.0%	268,005	27.3%
Certificates of deposit under $100,000	724,328	48.5%	528,618	53.9%
Certificates of deposit over $100,000	118,322	7.9%	99,993	10.3%

Total deposits	$1,493,819	100.0%	$980,752	100.0%

        At December 31, 2001, the scheduled maturities of certificates of deposit were as follows (in 000's):

Within three months	$168,031
Over three months through six months	214,744
Over six months through one year	379,801
Over one year	80,074

Total	$842,650

8.    OTHER BORROWINGS

        At December 31, 2001, NetBank's borrowings consisted of various advances from the Federal Home Loan Bank ("FHLB"), a warehouse line from the FHLB related to Market Street, and the remaining principal outstanding from our convertible subordinated notes (the "Notes"). The majority of NetBank's borrowings consist of FHLB advances. Other than one adjustable rate $200,000,000 advance that matures in 2002, all of the advances are fixed rate; however, eleven advances totaling $410,000,000 may be converted at the FHLB's option to adjustable rate based on the three month floating LIBOR. The FHLB warehouse line is a $250,000,000 adjustable line of credit with a floating rate based on the federal funds rate plus 50 basis points used to fund mortgages originated by Market Street. All of NetBank's borrowings are secured by NetBank's investment securities or mortgage loans except for the convertible subordinated notes, which are unsecured.

        A summary of borrowings, grouped by year of maturity, as of December 31, 2001 and a detailed description of the Notes follows (in 000's):

Type of Borrowing	Year of Maturity	Stated Range of Interest Rates	Principal Amount
Adjustable rate FHLB Advance	2002	1.83%	$200,000
FHLB warehouse line	2002	2.08%	146,985
FHLB Advances	2003	3.61%-7.17%	160,000
Convertible Subordinated Notes	2004	4.75%	27,316
FHLB Advances	2004	4.45-6.03%	205,000
FHLB Advances	2005	6.02%-7.41%	150,000
FHLB Advances	2006	5.63%	100,000
FHLB Advances	2007	7.50%	25,000
FHLB Advances	2009	4.64%	25,000
Less discount			393

Total debt			$1,038,908

        The Notes were originally issued for $115,000,000 in a public offering during the year ended December 31, 1999. The Notes mature on June 1, 2004 unless previously redeemed and bear interest at 4.75% payable semi-annually on June 1 and December 1 of each year beginning December 1, 2000. Holders of the Notes may convert any Notes or portions of the Notes into shares of NetBank's common stock at a conversion price of $35.67 per share, subject to adjustment. This is equivalent to 28.0348 shares of common stock per $1,000 principal amount of the Notes.

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

9.    FURNITURE AND EQUIPMENT

        Furniture and equipment as of December 31, 2001 and 2000, are summarized as follows (in 000's):

	December 31,
	2001	2000
Furniture and fixtures	$4,072	$1,482
Equipment	4,624	2,256
Software	12,164	8,904

Total	20,860	12,642

Less accumulated depreciation	8,650	3,887

Furniture and equipment, net	$12,210	$8,755

10.  LEASES

        NetBank leases its facilities and certain other equipment under operating lease agreements. Future minimum non-cancelable payments as of December 31, 2001 under these leases follow (in 000's):

2002	$2,628
2003	$2,161
2004	$1,305
2005	$928
2006 and beyond	$468

        Rent expense for the years ended December 31, 2001, 2000, and 1999, was $1,955,000, $632,000, and $243,000, respectively.

11.  INCOME TAXES

        NetBank provides deferred income taxes for net operating loss carryforwards and for temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. As of December 31, 2001, NetBank anticipates utilizing the benefits related to all loss carryforwards in conjunction with the filing of the 2001 return.

        As of December 31, 2001 and 2000, NetBank had deferred tax assets and deferred tax liabilities as follows (in 000's):

	December 31,
	2001	2000
Net operating loss carryforwards	$—	$583
Unrealized loss on available for sale securities	2,235	181
Allowance for loan losses	3,737	1,169
Amortization of capitalized software	(1,934)	(2,085)
Originated mortgage servicing rights	(862)	—
Deferred loan costs	(317)	—
Prepaid expenses	(354)	(301)
Depreciation	84	(7)
Other, net	(135)	(158)

Net deferred tax asset (liability)	$2,454	$(618)

        During the year ended December 31, 2000, management determined that, based on the increase in NetBank's taxable income for state purposes, it was more likely than not that the deferred tax benefit of state operating loss carryforwards would be used. Therefore, a valuation allowance against the related deferred tax asset of $349,000 was removed.

        NetBank's income tax expense (benefit) consists of current and deferred income tax expense (benefit) as follows (in 000's):

	Year Ended December 31,
	2001	2000	1999
Current	$(4,892)	$3,317	$(248)
Deferred	1,018	(2,028)	(1,068)

Income tax (expense) benefit	$(3,874)	$1,289	$(1,316)

        Income tax (expense) benefit is reconciled to the tax computed by applying the federal statutory rate of 34% to income (loss) before income taxes and extraordinary gain as follows (in 000's):

	Year Ended December 31, 2001		Year Ended December 31, 2000		Year Ended December 31, 1999
Income tax at statutory rate	$(3,566)	(34.0%)	$818	34.0%	$(1,484)	(34.0)%
Change in valuation allowance	—	—	349	14.5	—	—
Other	(308)	(2.9)	122	5.1	168	3.8

Income tax (expense) benefit	$(3,874)	(36.9%)	$1,289	53.6%	$(1,316)	(30.2)%

12.  OTHER NON-INTEREST EXPENSE

        Items comprising other non-interest expense (in 000's):

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
Accounting and legal services	$1,428	$1,273	$866
Directors and officers insurance	137	150	136
Annual meeting and report	219	221	127
Directors fees and travel reimbursements	278	259	118
Investor relations	171	127	49
Other outside services	111	96	9
Charitable contributions	184	58	40
Employee activities	262	—	—
Appraisal and credit reports	551	—	—
Miscellaneous fees and taxes	133	86	44
OTS fees	310	212	78
Other	168	48	8

	$3,952	$2,530	$1,475

13.  EMPLOYEE BENEFIT PLAN

        NetBank has a 401(k) plan (the "Plan") which covers substantially all of its employees. NetBank, at its discretion, matches 50% of the first 4% of employee contributions to the Plan, up to a maximum Company contribution of 2% of an employee's compensation. NetBank expensed $217,000, $18,000, and $9,000 during the years ended December 31, 2001, 2000, and 1999, respectively, related to the plan.

14.  SHAREHOLDERS' EQUITY

        NetBank has a stock repurchase program authorizing the acquisition of up to 3,000,000 shares of NetBank stock from time to time on the open market at price levels NetBank deems attractive. NetBank purchased 1,818,000 and 927,000 shares of its common stock during the years ended December 31, 2001 and 2000, respectively. In addition, NetBank reissued 8,000 shares under the employee stock purchase plan during the year ended December 31, 2001, bringing the total number of shares held in treasury to 2,737,000 at an aggregate cost of $21,509,000, or $7.86 per share.

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

        On May 14, 1999, NetBank effected a three-for-one split of its common stock in the form of a stock dividend to shareholders of record as of the close of business on April 23, 2000. All references to share and per share amounts reflect the split.

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

15.  STOCK OPTIONS

        NetBank has a 1996 Stock Incentive Plan (the "Plan"), which provides that key employees, officers, directors, and consultants of NetBank may be granted nonqualified and incentive stock options to purchase shares of common stock of NetBank, derivative securities related to the value of the common stock, or cash awards. The Plan limits the number of shares that could be awarded to 3,750,000 which are reserved for the Plan. On February 28, 2002 the shareholders of NetBank voted to increase the number of shares reserved for the Plan to 7,500,000. Generally, the options expire ten years from the date of the grant.

        A summary of the status of the Plan and activity follows (shares in 000's):

	December 31, 2001	Weighted Average Exercise Price	December 31, 2000	Weighted Average Exercise Price	December 31, 1999	Weighted Average Exercise Price
Outstanding at beginning of year	2,563	$10.74	2,147	$17.24	1,597	$3.84
Granted	660	$10.06	1,042	$14.49	892	$37.02
Exercised	(54)	$6.63	(5)	$1.62	(224)	$3.14
Forfeited	(139)	$9.11	(71)	$27.58	(118)	$12.30
Cancelled	—		(550)	$40.32	—

Outstanding at end of year	3,030	$10.73	2,563	$10.77	2,147	$17.24

        The following table summarizes information about stock options outstanding at December 31, 2001 (shares in 000's):

Exercise Price	Options Outstanding at December 31, 2001	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price of Options Outstanding	Options Exercisable At December 31, 2001	Weighted Average Exercise Price of Options Exercisable
$0.40 - 5.25	968	5.3	$2.36	919	$2.22
$5.58 - 10.60	942	8.6	$9.37	327	$8.14
$10.77 - 15.13	596	8.1	$14.53	281	$14.58
$16.38 - 18.88	332	8.1	$16.85	108	$16.67
$22.25 - 24.63	10	7.7	$22.60	4	$22.60
$35.44	155	7.5	$35.44	62	$35.44
$53.33	27	7.3	$53.33	27	$53.33

	3,030	7.3	$10.73	1,728	$8.29

        NetBank accounts for its stock-based compensation plan under Accounting Principles Board 25 and has adopted SFAS 123 Accounting for Stock-Based Compensation ("SFAS 123"), for disclosure purposes. For SFAS 123 purposes, the fair value of each option granted under NetBank's stock option plan during the years ended December 31, 2001, 2000, and 1999 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
Fair value	$3.68	$7.66	$31.81
Expected life (years)	5	5	5
Risk-free interest rate	4.38%	5.06%	6.12%
Dividend rate	0.0%	0.0%	0.0%
Expected volatility	43.7%	54.9%	124.3%
Forfeiture rate	25.0%	25.0%	25.0%

        Had compensation cost for NetBank's stock options granted been determined based on the fair value at the grant dates for awards under the plan consistent with a method prescribed in SFAS 123 utilizing the assumptions described above, NetBank's net income (loss) and net income (loss) per common share and potential dilutive common share for the years ended December 31, 2001, 2000, and 1999, would have changed to the proforma amounts indicated below (in 000's):

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
Net income (loss):
As reported	$6,601	$8,593	$3,048
Pro forma	$5,890	$5,575	$(5,920)
Net income (loss) per share:
As reported:
Basic	$0.23	$0.29	$0.11
Diluted	$0.22	$0.28	$0.11
Pro forma:
Basic	$0.20	$0.19	$(0.22)
Diluted	$0.20	$0.18	$(0.21)

        On March 6, 2002, NetBank made a tender offer to certain employees to exchange any outstanding option with an exercise price greater than $14.00 per share for cash equal to the greater of the fair value of the underlying option as determined by the Black-Scholes option pricing model, or $2.00 per share. Options representing approximately 1,055,000 shares of common stock are subject to the tender offer which expires April 2, 2002.

16.  EARNINGS PER SHARE

        Basic and diluted net income (loss) per common and potential common share have been calculated based on the weighted average number of shares outstanding. The following schedule reconciles the numerators and denominators of the basic and diluted net income per common and potential common share. The effect of convertible debt securities issued during the year ended December 31, 1999 has not been included as the assumed conversion of such securities would be anti-dilutive to earnings per share for all years presented. NetBank had options to purchase common stock outstanding of 3,030,000, 2,563,000, and 2,147,000 at December 31, 2001, 2000 and 1999, respectively.

		For the Year Ended December 31, 2001
	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(In 000's, Except Per Share Amounts)
Basic EPS	$6,601	29,210	$0.23
Effect of Dilutive Securities—Options to purchase common shares		560

Diluted EPS	$6,601	29,770	$0.22

		For the Year Ended December 31, 2000
	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(In 000's, Except Per Share Amounts)
Basic EPS	$8,593	29,667	$0.29
Effect of Dilutive Securities—Options to purchase common shares		673

Diluted EPS	$8,593	30,340	$0.28

		For the Year Ended December 31, 1999
	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(In 000's, Except Per Share Amounts)
Basic EPS	$3,048	27,052	$0.11
Effect of Dilutive Securities—Options to purchase common shares		993

Diluted EPS	$3,048	28,045	$0.11

17.  CAPITAL ADEQUACY

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

        Quantitative measures established by regulation to ensure capital adequacy require NetBank to maintain minimum amounts and ratios set forth in the table below. NetBank's regulatory agency, the OTS, requires NetBank to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 4.0%, and total capital to risk-weighted assets of 8.0%. Management believes, as of December 31, 2001, that NetBank meets all the capital adequacy requirements to which it is subject.

        As of December 31, 2001, the most recent notification from the OTS categorized NetBank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized NetBank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would have changed the institution's category.

        NetBank's actual capital amounts and ratios as of December 31, 2001 and 2000, are as follows (In 000's):

	Actual		For Capital Adequacy Purposes		To Be Categorized as Well Capitalized Under Prompt Corrective Action Plan
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2001
Total capital (to risk-weighted assets)	$220,982	14.64%	$120,775	8.0%	$150,969	10.0%
Core capital (to tangible assets)	$202,061	7.10%	$113,847	4.0%	$142,309	5.0%
Tangible capital (to tangible assets)	$202,061	7.10%	$42,693	1.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	$202,061	13.38%	N/A	N/A	$90,581	6.0%
December 31, 2000
Total capital (to risk-weighted assets)	$235,727	18.69%	$100,913	8.0%	$126,141	10.0%
Core capital (to tangible assets)	$222,306	12.07%	$73,644	4.0%	$92,055	5.0%
Tangible capital (to tangible assets)	$222,221	12.07%	$27,617	1.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	$222,306	17.62%	N/A	N/A	$75,685	6.0%

        Market Street is required to maintain certain specified levels of minimum net worth to maintain their approved status with certain government agencies and other investors. At December 31, 2001, Market Street's highest minimum net worth requirement was $1,000,000.

18.  RELATED PARTY TRANSACTIONS

        During the year ended December 31, 2000, NetBank paid $1,256,000 to Kelton International, Ltd. for underwriting discounts and commissions in conjunction with NetBank's two common stock and one debt offering in 2000. One of NetBank's directors serves as Chairman and Chief Executive Officer of Kelton International, Ltd. NetBank paid $60,000 for the year ended December 31, 1999 in consulting fees to a director.

19.  DERIVATIVES

        NetBank enters into forward delivery commitments through its wholly-owned subsidiary, Market Street, to protect against changes in the fair value of Market Street's short-term commitments to fund mortgage loan applications in process ("the pipeline") and mortgage loans held for sale ("the warehouse") due to fluctuations in interest rates. These forward commitments are designated as fair value hedges under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". As such, these forward commitments are recorded at fair value on the balance sheet with an offset to loans held for sale for the effective portion of the hedge. The ineffective portion of the hedge is recorded as a gain (loss) in the statement of operations. NetBank is generally not exposed to significant losses nor does it expect to realize significant gains related to the pipeline or warehouse due to changes in interest rates, net of gains or losses on related hedge positions.

20.  COMMITMENTS AND CONTINGENCIES

        Claims on insured leases—NetBank has filed a claim for $8,800,000 in principal and interest payments on commercial leases which are currently past due. The claim is with several insurance companies who are guarantors on approximately $85.0 million of Net Bank's commercial leases. Two of the three insurance companies involved have made payments subsequent to the claims we have filed; however, the matter is still in dispute. If the outcome of the claim is unfavorable then NetBank intends to pursue litigation. Management believes after consultation with legal counsel, that NetBank has substantive basis for its claims.

        Interest Rate Lock Commitments—Market Street makes commitments to fund residential real estate loans at agreed-upon rates ("Interest Rate Lock Commitments" or "IRLCs") which are considered derivatives under FAS 133 and recorded at fair value on the balance sheet. At December 31, 2001, $65,718,000 of IRLCs were outstanding with a fair value of $143,000.

        Loan Funding Commitments—Market Street hedges its interest rate risk on loans held for sale and IRLCs by entering into mandatory forward commitments which are considered derivatives under FAS 133 and recorded at fair value on the balance sheet. At December 31, 2001, Market Street had $307,623,000 of forward commitments outstanding with a fair value of $1,704,000. Market Street designates its forward commitments as fair value hedges.

        In accordance with the provisions of FAS 133, the change in the fair value of derivatives is recognized in income, except for the effective portion of the change in fair value hedges, which is recorded as an adjustment to the basis of the hedged asset. Accordingly, the $143,000 increase in fair value of the IRLCs was recognized as an addition to gain on sale of loans. In addition, the $1,704,000 increase in fair value of the forward commitments was recorded as a $164,000 reduction of gain on sale of loans for the portion relating to hedges of IRLCs, a $141,000 reduction of gain on sale of loans for the ineffective portion of the hedges relating to loans held for sale, and a $2,010,000 reduction of the basis of loans held for sale, for the effective portion of the hedges relating to loans held for sale.

        Loan Servicing—Generally, Market Street is not exposed to credit risk on its servicing portfolio. Conforming conventional loans serviced by Market Street are securitized through programs with government agencies. Such servicing is done on a non-recourse basis, whereby foreclosures are generally the responsibility of the applicable government agency. Government loans serviced by Market Street are also securitized through government agencies and are either insured against loss by the Federal Housing Administration or partially guaranteed against loss by the Department of Veterans Affairs. In addition, jumbo mortgage loans are serviced for various investors on a non-recourse basis.

        While Market Street does not generally retain credit risk, it does have potential liability under representations and warranties made to purchasers and insurers of the sold loans. In the event of a breach of representations and warranties, Market Street may be required to repurchase a mortgage loan or indemnify the purchaser and any subsequent loss on the mortgage loan may be borne by Market Street.

21.  BUSINESS SEGMENTS

        NetBank, Inc. principal activities include retail banking and mortgage lending. The retail banking segment primarily consists of the offering of consumer banking products such as checking, money market, and certificates of deposit and the purchase of bulk loan portfolios. The mortgage lending segment, which was acquired on June 29, 2001, primarily consists of the origination of first mortgage loans and the packaging of pools of such loans and the related servicing rights for sale into the secondary market. The financial information for each business segment reflects specific identifiable transactions or allocated transactions based on an internal allocation method. The measurement of the performance of the business segments is based on the management structure of NetBank, Inc. and is not necessarily comparable with similar information from any other financial institution. The information presented is also not necessarily indicative of the segment's operations if they were independent entities.

	Year Ended December 31, 2001
	Retail Banking	Mortgage	Eliminations	Consolidated
Net interest income	$45,998	$4,901	$—	$50,899
Non-interest income	$14,282	$13,348	$—	$27,630
Non-interest expense	$53,081	$14,357	$—	$67,438
Provision for loan losses	$593	$23	$—	$616
Income before income taxes and extraordinary gain	$6,606	$3,869	$—	$10,475
Total assets	$2,672,382	$336,003	$(128,852)	$2,879,533

22.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

	December 31, 2001
	Carrying Amount	Fair Value
Assets:
Cash and due from banks	$17,562	$17,562
Federal funds sold	4,785	4,785
Investment securities available for sale	850,079	850,079
Mortgage loans receivable held for sale	295,529	300,192
Loans receivable	1,489,521	1,473,366
Derivatives	1,847	1,847
Liabilities:
Non-interest bearing deposits	26,858	26,858
Interest bearing deposits-certificates of deposit	842,650	850,160
Interest bearing deposits-other	624,311	625,694
Convertible subordinated debt	26,923	27,632
Other borrowed funds	1,011,985	1,087,509
	December 31, 2000
	Carrying Amount	Fair Value
Assets:
Cash and due from banks	$4,733	$4,733
Federal funds sold	7,225	7,225
Securities available for sale	388,910	388,910
Loans receivable	1,363,784	1,343,953
Liabilities:
Non-interest bearing deposits	15,123	15,123
Interest bearing deposits-certificates of deposit	628,611	633,158
Interest bearing deposits-other	337,018	333,874
Convertible subordinated debt	26,755	24,079
Other borrowed funds	564,171	570,413

        The carrying amounts of cash and due from banks and federal funds sold are a reasonable estimate of their fair value due to the short-term nature of these financial instruments. The fair value of investment securities and loans is based on quoted market prices and dealer quotes. The fair value of time deposits and other borrowed funds is estimated by discounting the future cash flows using NetBank's current interest rates for such financial instruments. The fair value of loan funding commitments is based on published current market prices. The fair value of interest rate lock commitments is based on the present value of the loan commitments less an estimated fall-out rate.

        Demand deposits are shown at their face value. No additional value has been ascribed to core deposits, which generally bear a low rate of or no interest and do not fluctuate in response to changes in interest rates.

        The fair value estimates presented herein are based on pertinent information available to management at December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

NETBANK, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.  CONDENSED FINANCIAL STATEMENTS OF NETBANK, INC. (PARENT ONLY)

        The condensed balance sheets of NetBank, Inc. (parent only) as of December 31, 2001 and 2000 follow (in 000's):

Condensed Balance Sheet

	December 31,
	2001	2000
Assets:
Cash and due from banks	$111	$98
Fed funds sold	1,763	932
Total cash and cash equivalents	1,874	1,030
Investment in subsidiary	224,683	221,926
Due from subsidiaries	54,625	53,695
Intangible assets	833	349
Other assets	494	460

Total assets	$282,509	$277,460

Liabilities:
Convertible subordinated debt	$26,923	$26,755
Accrued interest payable	132	98

Total liabilities	27,055	26,853
Shareholders' equity:
Common stock	318	300
Additional paid-in capital	267,004	251,579
Treasury stock, at cost	(21,509)	(7,608)
Accumulated other comprehensive loss, net of tax	(3,648)	(352)
Retained earnings	13,289	6,688

Total shareholders' equity	255,454	250,607

Total liabilities and shareholders' equiity	$282,509	$277,460

        The condensed statements of operations and comprehensive income and cash flows for years ended December 31, 2001, 2000, and 1999 follow (in 000's):

Condensed Statements of Operations and Comprehensive Income (Loss)

	2001	2000	2000
Net interest income	$758	$293	$804
Expenses	(210)	(75)	(77)

Income before equity in undistributed net income (loss) of subsidiaries and extraordinary gain on early extinguishment of debt	548	218	727
Extraordinary gain on early extinguishment of debt, net of tax	—	9,711	—

Income before equity in undistributed net income (loss) of subsidiaries	548	9,929	727
Equity in undistributed net income (loss) of subsidiaries	6,053	(1,336)	2,321

Net income	6,601	8,593	3,048
Other comprehensive income (loss) of subsidiaries	(3,296)	2,852	(3,202)

Comprehensive income (loss)	$3,305	$11,445	$(154)

Condensed Statement of Cash Flows

	2001	2000		1999
Operating activities:
Net income	$6,601		$8,593		$3,048
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed net (income) loss of subsidiaries	(6,053)		1,336		(2,321)
Amortization	163		50		75
Extraordinary gain on early extinguishment of debt	—		(15,461)		—
Accretion of debt discount	168		443		635
Changes in assets and liabilities:
Decrease (increase) in due from subsidiaries	14,202		74,862		(129,656)
Decrease (increase) in intangible assets	(647)		167		(281)
Increase in other assets	(34)		(136)		(324)
Increase in accrued interest payable	34		483		458

Net cash provided by (used in) operating activities	14,434		70,337		(128,366)
Investing activities-investment in subsidiary	—		(1,320)		(180,660)
Financing activities:
Net proceeds from issuance of stock	311		7		199,796
Net proceeds from issuance of convertible subordinated debt	—		—		111,300
Repurchase of convertible subordinated notes	—		(62,500)		—
Purchase of treasury stock	(13,901)		(7,608)		—

Net cash provided by (used in) financing activities	(13,590)		(70,101)		311,096

(Decrease) increase in cash and cash equivalents	844		(1,084)		2,070
Cash:
Beginning of year	1,030		2,114		44

End of year	$1,874		$1,030		$2,114

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$1,450		$4,253		$2,610
Income taxes	$2,730		$2,438		$103
Non-cash financing activities:
Fair value of assets acquired	$268,476	$		$
Liabilities assumed	(247,284)		—		—
Less stock issued in transaction	15,132		—		—

Cash paid for business	$6,060		—		—

Issuance of common stock to repurchase convertible subordinate notes	$—		$8,342		$—
Amount due from subsidiary forgiven in lieu of equity investment	$—		$1,500		$—

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
NetBank, Inc.

        We have audited the consolidated balance sheets of NetBank, Inc. and its subsidiaries ("NetBank") as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2001, 2000, and 1999. These financial statements are the responsibility of NetBank management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NetBank as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001, 2000, and 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
January 25, 2002 (February 28, 2002 as to Note 3 and March 6, 2002 as to Note 15)

Quarterly Financial Data (Unaudited)

        Quarterly financial data for the years ended December 31, 2001, 2000, and 1999 is summarized as follows (in 000's, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2001
Interest income	$35,901	$34,618	$38,945	$42,052
Interest expense	25,127	23,819	26,164	25,506

Net interest income	10,774	10,799	12,781	16,546
Provision for (recovery of) loan losses	43	126	83	364

Net interest income after provision for loan losses	10,731	10,673	12,698	16,182
Non-interest income	2,708	3,289	9,555	12,077
Non-interest expense	12,151	12,707	18,788	23,792

Income before income taxes and extraordinary gain	1,288	1,255	3,465	4,467
Income tax benefit (expense)	(491)	(476)	(1,316)	(1,591)

Net income	$797	$779	$2,149	$2,876

Basic and diluted net income per common and common equivalent share outstanding	$0.03	$0.03	$0.07	$0.10
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2000
Interest income	$23,714	$26,946	$30,748	$34,912
Interest expense	14,766	18,118	21,639	24,041

Net interest income	8,948	8,828	9,109	10,871
Provision for (recovery of) loan losses	182	96	(11)	126

Net interest income after provision for loan losses	8,766	8,732	9,120	10,745
Non-interest income	341	531	1,044	1,495
Non-interest expense	8,954	9,883	10,726	13,618

Income (loss) before income taxes and extraordinary gain	153	(620)	(562)	(1,378)
Income tax benefit (expense)	(52)	210	192	939

Net income (loss) before extraordinary gain	101	(410)	(370)	(439)
Extraordinary gain, net of tax	4,521	2,620	1,091	1,479

Net income	$4,622	$2,210	$721	$1,040

Basic and diluted net income (loss) before extraordinary gain per common and common equivalent share outstanding	$—	$(0.01)	$(0.01)	$(0.01)
Basic net income per common and common equivalent share outstanding	$0.16	$0.07	$0.02	$0.04
Diluted net income per common and common equivalent share outstanding	$0.15	$0.07	$0.02	$0.03

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
1999
Interest income	$7,558	$10,421	$16,323	$20,471
Interest expense	4,560	5,730	8,865	12,246

Net interest income	2,998	4,691	7,458	8,225
Provision for loan losses	50	55	2	—

Net interest income after provision for loan losses	2,948	4,636	7,456	8,225
Noninterest income	246	232	311	870
Noninterest expense	2,147	3,704	6,064	8,645

Income before income taxes	1,047	1,164	1,703	450
Income tax benefit (expense)	(355)	(396)	(579)	14

Net income	$692	$768	$1,124	$464

Basic and diluted net income per common and common equivalent share outstanding	$0.03	$0.03	$0.04	$0.02

QuickLinks

NETBANK, INC. CONSOLIDATED BALANCE SHEETS (in 000's, except share data)
NETBANK, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in 000's except per share amounts)
NETBANK, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in 000's)
NETBANK, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Quarterly Financial Data (Unaudited)