Form 10-K, Exhibit 13
period 2002-12-31
NETBANK INC
filed 2003-03-31
CIK 1035826

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13.1

MAKING IT HAPPEN

ABOUT NETBANK, INC.

        NetBank, Inc. (Nasdaq: NTBK) operates with a revolutionary business model through a diverse group of complementary financial services businesses that leverage technology for more efficient and cost-effective delivery of services. Its major subsidiaries include NetBank® (www.netbank.com), the country's first commercially successful Internet bank; RBMG, Inc., a wholesale mortgage lender that generates residential mortgages through a nationwide network of independent brokers and correspondent lenders; Market Street Mortgage Corporation, a retail residential mortgage lender that conducts business in 39 states; Meritage Mortgage Corporation, a wholesale mortgage lender that originates non-conforming residential mortgages through a nationwide network of independent brokers; and Republic Leasing Company, Inc., a wholesale originator and servicer of commercial business equipment leases. NetBank is a Member FDIC. NetBank, RBMG®, Market Street Mortgage® and Meritage® are Equal Housing Lenders.

Year Ended December 31,	2002	2001	2000	1999	1998
	(in thousands, except deposit accounts and per share amounts)
CONSOLIDATED FINANCIAL INFORMATION
Interest Income	$166,755	$151,516	$116,320	$54,773	$18,088
(Loss) Income Before Income Tax	$(26,037)	$10,475	$13,054	$4,364	$2,139
Net (Loss) Income	$(15,857)	$6,601	$8,593	$3,048	$4,464
Total Assets	$3,527,552	$2,879,533	$1,842,690	$1,257,885	$388,437
Total Deposits	$2,044,922	$1,493,819	$980,752	$653,901	$283,589
COMMON STOCK DATA
Shares Outstanding	48,651	29,014	29,086	29,413	18,470
Book Value Per Share	$8.25	$8.80	$8.62	$8.11	$2.10
Market Price Range
High	$17.86	$11.90	$22.00	$78.34	$12.13
Low	$8.37	$6.68	$6.00	$8.71	$3.58
Market Price at Year End	$9.68	$10.48	$6.56	$18.50	$9.17

*
Includes $73.8 million in transaction and balance sheet restructuring charges related to the acquisition of Resource Bancshares Mortgage Group, Inc., which closed March 31, 2002.

        DURING 2002, NETBANK SUCCEEDED ON MANY FRONTS. WE COMPLETED A MERGER AND FUNDAMENTALLY CHANGED THE WAY WE EARN INCOME. WE FOCUSED ON THE SERVICES OUR CUSTOMERS NEED AND FOUND BETTER WAYS TO DELIVER THOSE SERVICES. THROUGH DISCIPLINED EXECUTION OF OUR STRATEGIES, WE SURPASSED OUR GOALS AND BUILT SHAREHOLDER VALUE. AS A RESULT, WE STRENGTHENED NETBANK'S FINANCIAL FUTURE AND OUR ABILITY TO MAKE DREAMS HAPPEN—WHETHER IT'S FULFILLING OUR CUSTOMERS' DESIRE FOR HOME OWNERSHIP OR A MORE TIME-SAVING, COMPLETE MEANS OF MANAGING THEIR FINANCES.

LETTER TO SHAREHOLDERS	1
OPERATIONAL REVIEW	5
BOARD OF DIRECTORS	14
FINANCIALS	15

DOUGLAS K. FREEMAN CHAIRMAN AND CHIEF EXECUTIVE OFFICER	LETTER TO SHAREHOLDERS

        During 2002, NetBank, Inc. transformed from an Internet retail bank into a multi-dimensional financial services company. We are now positioned to reinvent banking for our customers as we strive to make more significant earnings growth happen for our shareholders.

        Last year began with tremendous promise as we worked to complete NetBank's acquisition of Resource Bancshares Mortgage Group. When the transaction closed in March, we immediately took steps to unlock the enhanced earnings potential of our combined operations.

        We conducted a thorough, strategic evaluation of the company's balance sheet to determine which assets best supported our long-term vision. We elected to exit assets where we had no underlying core customer relationship or ones that posed significant credit risk. Additional metrics were introduced into the balance sheet management process to further ensure the quality of our portfolio over time. These adjustments lowered the company's overall risk profile and put us on firmer footing for the journey ahead.

        During the second half of 2002, we turned our focus to executing our strategies for the three complementary facets of our innovative business model.

        These strategies include:

  •
  Building the world's best Internet bank, based on tomorrow's distribution system and technology.  Our customer-centric, low-overhead business model will allow us to grow market share as more consumers recognize the convenience and value we offer.

  •
  Growing shareholder value through the high rate of inventory turnover in our financial intermediary operations—which include our mortgage and other asset generation businesses.  Our standard for the future will be the velocity of asset sales into the secondary markets, not the size of our balance sheet.

  •
  Selling our core processing capabilities to community banks, credit unions and other institutions.  Our processing business enables smaller banks to broaden their product lines and be more competitive in their marketplace. It provides us with an additional, growing source of fee income.

EXCELLENT PERFORMANCE

        Through the tremendous efforts of my NetBank colleagues, we saw the results of our execution yield impressive financial results in 2002. Excluding non-operating charges totaling $73.8 million related to the Resource Bancshares acquisition and subsequent repositioning of the company's balance sheet, core earnings increased by 209 percent, totaling $.68 per share in 2002 compared with $.22 in 2001. Inclusive of these charges, actual earnings were $(.36) per share.

        NetBank posted solid gains in deposits and average balances. Deposits rose 37 percent, from $1.5 billion in 2001 to $2.0 billion in 2002. The average deposit balance grew by 62 percent, from $5,590 to $9,037. Balances across all deposit account types rose significantly during 2002: checking balances were up by 51 percent; money market by 52 percent; and CDs by 9 percent.

        Mortgage production totaled $11.7 billion while sales into the secondary market were $11.6 billion. These sales represent a balance sheet turn of 3.2 times. From origination to delivery into the secondary market, we averaged turnaround times of approximately 30 days on conforming mortgages and 45 days on non-conforming mortgages.

        The Resource Bancshares acquisition resulted in an improved capital position. We began to systematically leverage excess capital to benefit both our customers and shareholders. We implemented a share buy-back program believing our own stock represents one of the best long-term investment opportunities. As of December 31, 2002, we had purchased 1.3 million shares under a two million share authorization. In January 2003, the board of directors increased the outstanding authorization by another two million shares. Additionally, our strong capital position allowed us to introduce a dividend program in 2003.

        I take great pride in this performance and in giving credit to the 2,000 associates who made it happen. These entrepreneurial individuals not only worked hard, they also thrived during a time of tremendous internal change. I salute their dedication and their faith in NetBank.

DISCIPLINED EXECUTION

        During the coming year and beyond, disciplined execution of our strategies will continue to be our game plan. Because we are focused on select, well-defined consumer groups across all of our businesses, we can be more customer-centric in our approach to product design and delivery. We'll concentrate on competing better, cheaper and faster in areas where we can deliver true value to our chosen customers.

        In our retail banking operations, we will strive to deepen our relationship with our existing customers. Our goal is to grow from less than two to more than four services per customer over the next several years. As we strive to reach this goal, customer profitability will remain crucial. We plan to attract and retain those customers who are comfortable with Internet technology and prefer online service delivery.

        We're broadening our product line to include insurance, small business banking, wealth management and loan products, such as adjustable rate mortgages (ARMs). These products will be integrated over time into the next generation online banking platform that we will roll out in the first half of 2003. Seamless integration of our services should result from the deployment of this robust new platform.

        We'll continue to push electronic delivery of as many bank services as possible to reduce our operating costs and preserve our value proposition. Because we're technology-based, we can operate comfortably with a staff that's a fraction of the size of other comparably sized banks.

        Over time, we plan to increase market share for our financial intermediary operations by providing a full range of products and services that match every phase of the mortgage industry cycle. We'll offer ARMs and second mortgages, among others. We'll continue to focus on the rapidly growing minority homeowner market through innovative initiatives, such as our Home Solutions mortgage program and Spanish-language marketing efforts.

        BECAUSE WE ARE FOCUSED ON SELECT, WELL-DEFINED CONSUMER GROUPS ACROSS ALL OF OUR BUSINESSES, WE CAN BE MORE CUSTOMER-CENTRIC IN OUR APPROACH TO PRODUCT DESIGN AND DELIVERY.

BANK DEPOSITS (in millions)

        On the retail mortgage side, we intend to increase our product depth and expand our reach beyond the 39 states in which we currently operate. We'll continue to adhere to a low-cost model that includes small field offices with minimal overhead.

        Even though our transaction processing business is barely a year old, it will be accretive during 2003 and even more so going forward. To build this business, we'll increase our marketing efforts to the 5,000 members of the Independent Community Banks of America (ICBA) and to non-ICBA clients. We are readying additional products, such as insurance, for delivery to these potential clients.

        As necessary, we'll refine our tactics to generate greater returns through our complementary family of businesses. When we uncover opportunities to add to our capabilities, we'll explore whether it makes sense to buy or build these new offerings. And, we'll continue to reward the entrepreneurial spirit of our associates.

UNWAVERING SUPPORT

        In concluding my thoughts about NetBank's extraordinary year, I'd like to thank our board of directors for being management's compass and keeping us focused. This was particularly tough duty in a year that included a huge acquisition, an economic downturn, and a number of new rules and regulations.

        I especially want to express my appreciation for the efforts of T. Stephen Johnson, who recently stepped down as chairman of the board. Steve had the initial vision for NetBank more than seven years ago. His passion and persistence have always been at the core of our sucess. We have fortunate that he continues to serve as Chairman Emeritus on our board and as a member of the board's executive committee.

        Finally, I want to thank our investors for their confidence in NetBank and their willingness to be part of this incredible journey. Know that this confidence, in our vision and in the reliability of our financials, is well-placed. The responsibility for our numbers rests right here.

DOUGLAS K. FREEMAN CHAIRMAN AND CHIEF EXECUTIVE OFFICER MARCH 2003

2002 EARNINGS PER SHARE

        Note: First and second quarter results include transaction and balance sheet restructuring charges related to the acquisition of Resource Bancshares Mortgage Group, Inc. These charges totaled $13.8 million and $59.9 million respectively. Core earnings exclude these charges.

WHAT ARE THE OPPORTUNITIES FOR EARNINGS GROWTH?

        Today, NetBank's mortgage and financial intermediary operations contribute the majority of earnings. However, the Company is working hard to mitigate any volatility in its earnings posed by the cyclical nature of the mortgage industry.

        How will we accomplish this? The key to our success is having a broad product offering that meets consumers' needs at any given time, regardless of the demands of a changing marketplace. As mortgage rates rise and fall, consumers will still buy homes or tap into their home equity.

        Many mortgage products run counter-cyclical—when one is in demand, another is not. For example, in a low interest rate environment, as we had during 2002, consumers wanted fixed-rate, conforming mortgages. These products carry the lowest margins for the lender. In a rising interest rate environment, consumers will seek ARMs, seconds and non-conforming mortgages, which return higher margins. In fact, one non-conforming loan generates earnings equal to multiple conforming loans. This means that even if total mortgage volume decreases in a rising rate environment, NetBank has the potential to produce consistent earnings.

        In time, our retail banking and transaction processing businesses could grow to the point where their earnings contributions are comparable to mortgage lending. How will we build these businesses? Expanding markets offer us natural opportunities to attract new customers. And, we plan to grow market share by offering superior service and new products, such as small business banking and insurance.

ANTICIPATING CUSTOMER NEEDS

WHAT DO OUR CUSTOMERS WANT?    CONVENIENCE AND VALUE ARE THEIR PRIORITIES. THEY DON'T HAVE TIME FOR BANKING ON YESTERDAY'S SCHEDULE. THEY WANT FINANCIAL SERVICES AT THEIR FINGERTIPS, ANYTIME AND ANYPLACE. THEY ALSO WANT THE BENEFIT OF LOWER COSTS AND HIGHER RETURNS.

        Concentrating on our customers has led NetBank to design products and services that fit their lifestyles. We're reinventing retail banking—making it happen for NetBank customers first.

        We provide customers with the tools they need to manage their finances efficiently. For example, the bank posts account statements and standard transaction notices online instead of mailing paper copies. Our customer receives timelier access to account information and has the ability to download and save the material indefinitely. By eliminating unnecessary postage and printing costs, the practice also helps the bank offer customers better rates and services.

        As the online banking pioneer, we know how to serve customers better, faster and at a lower cost as we create a seamless online experience for them. To enhance management of customer relationships, we've customized and deployed a state-of-the-art software solution that captures, directs and tracks each customer contact.

        This interactive program allows us to handle calls and e-mails more efficiently and provide better service to our customers. Its unparalleled benefits include greater accuracy of customer data and faster resolution of customer issues. Plus, our customers don't have to worry about restating their request or issue since their contact history is recorded and accessible to our entire Customer Care and Operations staff. In part, this technology helps us manage a retail banking operation of more than $2 billion in deposits with approximately 150 full-time employees.

        NetBank kicked off 2003 with Project Triumph. Project Triumph is the bank's code name for its next generation online banking platform. When introduced in the first half of 2003, the new platform will once again catapult the bank ahead of competitors and set the standard for the industry. Customers will enjoy a more dynamic user interface with enhanced functionality and personalization. The platform will also allow the bank to better integrate new products and services as they are introduced.

        TO FURTHER ENHANCE OUR MANAGEMENT OF CUSTOMER RELATIONSHIPS, WE'VE CUSTOMIZED AND DEPLOYED A STATE-OF-THE-ART SOFTWARE SOLUTION THAT CAPTURES, DIRECTS AND TRACKS EACH CUSTOMER REQUEST—FROM CONTACT TO COMPLETION.

        In connection with Project Triumph, we plan to launch a small business banking program to add value in a market that is currently underserved. Since many of our customers are small business owners, we see a tremendous opportunity to serve both their personal and business needs with complementary loan and deposit products that are not limited by time and place. We will also begin selling property and casualty insurance products through our own insurance agency, which we formed in 2002.

AVERAGE ACCOUNT BALANCES

TRANSACTION ACCOUNTS VS. SAVINGS ACCOUNTS

RETAIL BANKING

WHO IS THE TYPICAL NETBANK CUSTOMER?

        NetBank customers are a distinct and rapidly growing group. They are profitable for our online bank because they are Internet savvy and prefer to receive services electronically. A typical NetBank customer is:

  •
  43 years old, college educated, married with kids

  •
  A time-starved professional who judges value on a combination of convenience and price, not price alone

  •
  A homeowner with two household incomes totaling more than $50,000 annually

  •
  Part of the emerging affluent market segment

        Our customers' banking behavior makes them highly desirable:

  •
  44 percent of checking account customers have direct deposit

  •
  48 percent of checking account customers use online bill pay

  •
  Their balances average more than $9,000—much higher than traditional bank customers'

  •
  They tend to remain customers because they can continue to bank with NetBank wherever they relocate

        Through checking and mortgage products, we have the opportunity to develop long-term primary relationships with these customers and introduce them to a variety of new NetBank products and services in the future, including auto loans, insurance and wealth management.

ACCELERATING OUR ASSETS

        NETBANK'S ACQUISITION OF RESOURCE BANCSHARES TRANSFORMED THE COMPANY INTO ONE OF THE COUNTRY'S TOP 30 MORTGAGE LENDERS IN ORIGINATIONS AND SALES VOLUMES. THIS TRANSFORMATION ENABLED NETBANK TO STRENGTHEN THE ASSET SIDE OF ITS BALANCE SHEET. BUT, UNLIKE TRADITIONAL BANKS, WE'VE TAKEN A DIFFERENT APPROACH TO OUR INVESTMENT STRATEGY.

        We've become an intermediary between consumers and institutional investors, providing consumers with competitively priced loans and investors with high-quality earning assets. Our financial intermediary strategy drives dollars to our income statement—and makes earnings growth happen for our shareholders.

        We believe bigger is not necessarily better when it comes to our balance sheet. That's why we've chosen to hold the loans we originate for only a short time. Typically, we sell the loans into forward commitments in the secondary market within 30 to 60 days. We benefit from this model by earning loan origination fees, short-term interest and gain-on-sale income. We can then put our principal investment back to work in new loan originations. Overall, our financial intermediary role enables NetBank to reduce credit and interest rate risk. The company earns a long-term yield on assets held short term.

        By increasing our loan volume, we can significantly increase NetBank's earnings potential. Our balance sheet turn equaled 3.2 times during 2002. This velocity enables us to earn as much revenue as an institution with a significantly larger balance sheet, without the corresponding need to grow our capital base.

        For core NetBank customers, we'll retain servicing on loans with the goal of building long-term, multi-product relationships. Our financial intermediary model can work for virtually any type of loan a customer wants—provided we can find an investor who is interested in buying that asset. In time, we anticipate originating non-mortgage assets for delivery into the capital markets—especially ones that complement our retail and small business banking operations, such as automobile or owner-occupied commercial mortgage loans.

        OUR BALANCE SHEET TURN EQUALED 3.2 TIMES DURING 2002. THIS VELOCITY ENABLES US TO EARN AS MUCH REVENUE AS AN INSTITUTION WITH A MUCH LARGER BALANCE SHEET, WITHOUT THE CORRESPONDING NEED TO GROW OUR CAPITAL BASE.

        In September 2002, we introduced Home Solutions™, a groundbreaking private sector mortgage program designed to ease barriers to minority home ownership. This program is offered in 27 metropolitan markets across the United States. It accounted for 4 percent—or $208 million—of our total loan production during the fourth quarter of 2002. Additionally, we expanded our retail mortgage marketing efforts to include Spanish-language campaigns.

        Not only is minority home ownership a high-growth segment, but these types of assets are also in great demand. With our expertise in squeezing the expense and paper out of the lending process, we're able to offer competitively priced products for individuals who might not otherwise be able to afford them. We're making their dreams of home ownership happen.

2002 BALANCE SHEET TURN

2002 MORTGAGE PRODUCTION (in millions)

FINANCIAL INTERMEDIARY

HOW DO WE MANAGE OUR ASSETS?

        The discipline NetBank has in managing assets is second to none. We bring a scientific and mathematical approach to our process. Everything is quantified, including all aspects of loan and customer performance, as well as pricing and risk implications. We have developed best-execution models to enable us to optimize our delivery into the secondary markets.

        Our approach to asset management is holistic—encompassing product development through secondary market execution. Our Secondary Markets team works continuously to identify and maintain ongoing relationships with a variety of investors, including ones on Wall Street and Main Street.

        Our Balance Sheet Management group monitors the entire process, using sophisticated modeling to determine:

  •
  The type of exit strategy for each product—securitization, whole loan sale or private placement?

  •
  The buyer—investor or our own portfolio?

  •
  The timeframe in which the asset will be sold

  •
  The expected cash proceeds

        In each phase of this cycle, we rely on rigorous analytics to determine the optimal conditions for selling a loan so that we can manage our risk appropriately while obtaining the highest value possible for our shareholders.

LEVERAGING OUR STRENGTHS

        NETBANK KNOWS TECHNOLOGY. WE ALSO KNOW THE MORTGAGE BUSINESS. WE BELIEVE A NATURAL COMPLEMENT TO OUR RETAIL BANKING AND FINANCIAL INTERMEDIARY STRATEGY IS THE ABILITY TO DELIVER OUR CORE COMPETENCIES TO OTHER FINANCIAL INSTITUTIONS.

        We've created an end-to-end mortgage solution that we're providing to community banks, credit unions and other lenders, enabling them to offer the same services as larger banks. In this role, we can help make growth happen for our community bank partners—as well as for NetBank.

        NetBank has a partnership with the Independent Community Bankers of America (ICBA) to provide mortgage services for its more than 5,000 member institutions. During 2002, we began offering these services through Resource Mortgage Solutions (RMS), a division of RBMG.

        Our client institutions may choose to originate mortgage loans at one or more of four participation levels, which include telephone and Web-based loan programs. We offer our partners targeted support with various phases of the lending process based upon their in-house resources and expertise. At the end of 2002, we were providing services to 385 partner institutions.

        Why do we think this type of transaction processing is a growth area? Given regulatory and other complexities, the mortgage industry will likely follow the trend of the credit card industry, where a few large-scale processors dominate the market. Through RMS, we're in the position of becoming one of those dominant processors, providing an out-of-the-box solution that our community bank partners can private label.

        WE OFFER COMMUNITY BANKS A BETTER COMBINATION OF VALUE AND SERVICE. UNLIKE OTHER PROVIDERS, WE RELATE FIRSTHAND TO THE CHALLENGES THESE INSTITUTIONS FACE IN THE MARKETPLACE AGAINST CONGLOMERATE BANKS.

        Why should community banks, credit unions and other institutions choose NetBank over another provider? Because we offer them a better combination of value and service. Unlike other providers, we relate firsthand to the challenges these institutions face in the marketplace against national conglomerate banks. We offer them the product depth and versatility they need to compete and grow their market share.

        Although we have solutions for institutions of any size, our focus is on those with $50 million to $200 million in assets—a market segment that is typically underserved by our competitors. These institutions don't have the internal resources to run their own mortgage program. Instead of building or acquiring the ability to do it themselves, they're finding that it's easier and more cost effective to rely on our solution.

        In the future, we believe we can package insurance along with other capabilities and deliver them to community banks, credit unions and other partners. By leveraging our core competencies, we will generate revenue for NetBank and strengthen its future growth.

2002 RMS CUSTOMER GROWHT

2002 RMS MORTGAGE PRODUCTION (in millions)

TRANSACTION PROCESSING

CASE STUDY: BANK 10 ENJOYS NEW OPPORTUNITIES

        Bank 10, a five-branch community bank serving the suburbs and rural areas near Kansas City, Missouri, is one of our successful transaction processing partners. Founded in 1910, Bank 10 has $130 million in total assets. The bank previously had an in-house mortgage program, but discontinued it due to lack of profitability.

        During 2002, Bank 10 began reviewing the pricing models and attributes of several potential lending partners. "We felt Resource Mortgage Solutions was the best fit for us," said Eric Eisenmenger, lead loan officer. "They provide more levels of service, which gives us growth flexibility. They're also a technology leader. We liked the fact that they could offer us online products that we could use to our advantage in the future. And, we appreciate the guarantee that RMS will not solicit our customers for things like credit cards, even though they retain servicing for the life of the loans."

        From September to the end of 2002, Bank 10 closed 14 loans for more than $1.5 million. The majority of these were refinanced home loans, but there were also several construction loans. The bank anticipates growth in the number of construction loans that will turn into permanent loans.

        Eisenmenger said that December 2002 was Bank 10's best month for closings, indicating a positive trend. "We're thrilled with the results," he said. "Plus, RMS has given us such positive feedback. They are willing to discuss our needs and offer solutions that help us better serve our community."

Douglas K. Freeman

T. Stephen Johnson

Stuart M. Cable

Ward H. Clegg

J. Stephen Heard

David W. Johnson, Jr.

Robin C. Kelton

Thomas H. Muller, Jr.

Donald S. Shapleigh, Jr.

Joel A. Smith, III

W. James Stokes

BOARD OF DIRECTORS

Douglas K. Freeman, Chairman
Chief Executive Officer
NetBank, Inc.
Alpharetta, Georgia

 T. Stephen Johnson,
Chairman Emeritus
Chairman
T. Stephen Johnson & Associates
Alpharetta, Georgia

 Stuart M. Cable
Attorney
Goodwin Procter LLP
Boston, Massachusetts	Ward H. Clegg
Consultant
Tryon, North Carolina

 J. Stephen Heard
President
Heard Systems, Inc.
Roswell, Georgia

 David W. Johnson, Jr.
President (Retired)
Resource Bancshares
Mortgage Group, Inc.
Columbia, South Carolina	Robin C. Kelton
Chairman
Kelton International Limited
London, England

 Thomas H. Muller, Jr.
Executive Vice President
& Chief Financial Officer
SpectRx, Inc.
Norcross, Georgia

 Donald S. Shapleigh, Jr.
Executive Vice President
Futurus Bank
Alpharetta, Georgia	Joel A. Smith, III Dean The Moore School of Business, University of South Carolina Columbia, South Carolina W. James Stokes Senior Vice President T. Stephen Johnson & Associates Alpharetta, Georgia

CORPORATE OFFICERS

Douglas K. Freeman Chief Executive Officer R. Theodore Brauch Chief Risk Executive Russell L. Burdsall Chief Wholesale, Correspondent Sales & Fulfillment Executive	Dwight Galloway CEO, Republic Leasing Company Steven F. Herbert Chief Finance Executive Treasurer Randall C. Johnson CEO, Market Street Mortgage Corporation	Thomas J. Little, Jr. Chief Human Resources Executive Charles E. Mapson Chief Legal Executive Jerald W. McCoy Chief Capital Markets Executive Eve P. McDowell Chief Marketing Executive	Brenda I. Mechling Director of Performance Support William M. Ross Chief Strategic Initiatives Executive William B. Williams Chief Operations Executive

SELECTED FINANCIAL DATA

Income Statement Data	2002	2001	2000	1999	1998
	(in 000s except per share and account data)
Interest income	$166,755	$151,516	$116,320	$54,773	$18,088
Interest expense	103,519	100,617	78,564	31,401	11,425

Net interest income	63,236	50,899	37,756	23,372	6,663
Provision for loan and lease losses	22,417	585	393	107	20

Net interest income after provision for loan and lease losses	40,819	50,314	37,363	23,265	6,643
Non-interest income	177,161	27,599	18,872	1,659	683
Non-interest expense	244,017	67,438	43,181	20,560	5,187

Net (loss) income before income taxes	(26,037)	10,475	13,054	4,364	2,139
Income tax benefit (expense)	10,180	(3,874)	(4,461)	(1,316)	2,325

Net (loss) income	$(15,857)	$6,601	$8,593	$3,048	$4,464

Net (loss) income per common share—basic	$(0.36)	$0.23	$0.29	$0.11	$0.24
Net (loss) income per common share—diluted	$(0.36)	$0.22	$0.28	$0.11	$0.23
Weighted average shares outstanding—basic	44,407	29,210	29,667	27,052	18,447
Weighted average shares outstanding—diluted	44,407	29,770	30,340	28,045	19,151
Balance Sheet Data—at Period End:
Total assets	$3,527,552	$2,879,533	$1,842,690	$1,257,885	$388,437
Total deposits	$2,044,922	$1,493,819	$980,752	$653,901	$283,589
Total debt	$912,996	$1,038,908	$590,926	$355,935	$60,000
Shareholders' equity	$401,590	$255,454	$250,607	$238,421	$38,755
Book value per share outstanding	$8.25	8.80	$8.62	$8.11	$2.10
Percentage of net (loss) income to:
Average total assets (ROA)	(0.45)%	0.28%	0.55%	0.37%	1.85%
Average sharesholders' equity (ROE)	(4.30)%	2.48%	3.51%	2.20%	12.25%
Percentage of average shareholders' equity to average total assets	10.56%	11.45%	15.77%	16.84%	15.13%
Number of accounts	235,000	245,000	162,000	66,000	17,000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Some of the statements in this report are forward-looking statements. Forward-looking statements include statements regarding the intent, belief or current expectations of NetBank or its officers and directors and can be identified by the use of forward-looking terms such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," or comparable terminology. The Company's actual results could differ materially from those anticipated from the forward-looking statements, depending on various important factors. These factors include a possible decline in asset quality, potential difficulties in integrating the Company's operations with those of companies acquired, the cyclical nature of the mortgage banking industry generally, the evolving nature of the market for Internet banking and financial services generally, the possible adverse effects of unexpected changes in the interest rate environment, results of litigation related to Commercial Money Centers, Inc. (CMC) leases, and increasing competition and regulatory changes. The section headed "Risk Factors" in the Company's prospectus dated January 14, 2002 contains additional details on these and other risks that are material to operations. All forward-looking statements in this report are based on information available as of the date this report was filed with the SEC. The Company does not undertake to update any forward-looking statements that may be made.

FINANCIAL CONDITION

        NetBank, Inc. is a savings and loan holding company that wholly owns the outstanding stock of NetBank, ("NetBank, FSB"), a federal savings bank; Meritage Mortgage Corporation ("Meritage"), a wholesale nonconforming mortgage provider; MG Reinsurance Company ("MG Reinsurance"), a captive reinsurance company; NetInsurance, Inc., ("NetInsurance"), a licensed insurance agency; and NB Partners, Inc., a corporation formed to be involved in strategic partnering opportunities. NetBank, FSB also owns all of the outstanding stock of Market Street Mortgage Corporation ("Market Street"), a retail mortgage company, and Resource Bancshares Mortgage Group, Inc. ("Resource"). Resource wholly owns RBMG, Inc. ("RBMG"), a wholesale mortgage banking company, and Republic Leasing Company, Inc. ("Republic Leasing"), a small ticket equipment financing company. NetBank, Inc. acquired Resource on March 31, 2002, and subsequently reorganized the holding company structure as described above based on operational, licensing and funding needs. NetBank, Inc. acquired Market Street on June 29, 2001, and subsequently contributed Market Street to NetBank, FSB. Accordingly, the financial impact of Resource and Market Street are included from the dates of acquisition. The entire consolidated company is referred to herein as "NetBank" or "the Company." On May 14, 1999, the Company effected a three-for-one split of its common stock in the form of a stock dividend paid to shareholders of record as of the close of business on April 23, 1999. All references to share and per share amounts reflect the split.

GENERAL

        General.    During 2002, NetBank began a process of repositioning its balance sheet to reflect a change in corporate strategy as a result of the acquisition of Resource, which was consummated on March 31, 2002. The repositioning primarily consisted of liquidating a portion of the available for sale investment securities portfolio, liquidating the commercial loans portfolio and shedding certain higher-risk second mortgage loans in order to use the resulting proceeds to pay down pre-existing Resource lines of credit, fund Resource's mortgage operations and reduce the overall risk exposure of NetBank, FSB. As of December 31, 2002, the Company had $3.5 billion in assets, $3.1 billion in liabilities and $402 million of shareholders' equity compared to $2.9 billion in assets, $2.6 billion in liabilities and $256 million in shareholders' equity as of December 31, 2001, an increase of $146 million in shareholders' equity.

        Assets.    The Company's assets were $3.5 billion at December 31, 2002, compared to $2.9 billion at December 31, 2001. The increase of $648 million was primarily due to the acquisition of Resource on March 31, 2002, which as of March 31, 2002, added $1.1 billion in total assets, including $756 million in mortgage loans held for sale, $20 million in lease receivables, $129 million in mortgage servicing rights, $30 million in cash, and $149 million in furniture and equipment, miscellaneous receivables and other assets. The $648 million net increase in the Company's assets during 2002 are detailed by balance sheet line item as follows: 1) cash and cash equivalents increased $89 million primarily due to the proceeds from the sales of mortgage loans held for sale arriving at the end of the period; 2) investment securities available for sale declined by $195 million as the result of the aforementioned repositioning of the Company's balance sheet; 3) Federal Home Loan Bank stock declined by $19 million as the Company repaid outstanding advances; 4) mortgage loans held for sale increased $1.2 billion as a result of the acquisition of Resource coupled with an increase of $10.5 billion in the production of mortgage loans held for sale during 2002; 5) commercial loans held for sale declined by $171 million compared to $228 million of commercial loans as of December 31, 2001, which were classified as held for investment at that time; 6) adjusted for the transfer of commercial loans, the loan and lease receivables portfolio declined by $369 million during 2002 net of $523 million of scheduled and unscheduled principal payments and $154 million of new loan and lease production; 7) an increase of $84 million in mortgage servicing rights primarily related to the acquisition of Resource; 8) a $34 million increase in furniture, equipment and capitalized software primarily due to the acquisition of Resource; 9) a $15 million increase in goodwill and intangible assets primarily due to the acquisition of Resource and; 10) an $18 million increase in accrued interest receivable, due from servicers and investors, and other assets primarily related to the acquisition of Resource.

        Investment Securities.    NetBank's investment policy, as established by the Board of Directors, is designed primarily to provide and maintain liquidity and to generate a favorable return on investments without incurring undue interest rate risk, credit risk and investment portfolio asset concentrations. The asset liability committee within the parameters set by the Board of Directors currently implements NetBank's investment policy. The asset liability committee is authorized to invest in obligations issued or fully guaranteed by the United States government, certain federal agency obligations, certain time deposits, negotiable certificates of deposit issued by commercial banks and other insured financial institutions, investment grade corporate debt securities and other specified investments.

        Securities classified as available for sale are reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported in other comprehensive income. At December 31, 2002, 2001 and 2000, all investment securities were classified as available for sale. At December 31, 2002, 2001 and 2000, investments in the debt and/or equity securities of any one issuer did not exceed more than 10% of shareholders' equity.

        The following tables set forth certain information relating to the available securities at 31, 2002, 2001 and 2000 ($ in 000s):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Values
As of December 31, 2002
Mortgage pool securities	$121,868	$3,222	$—	$125,090
Collateralized mortgage obligations	8,774	159	9	8,924
United States government agencies	493,159	15,079	—	508,238
Corporate bonds	9,679	—	971	8,708
Habitat bonds and other	3,511	248	—	3,759

Total	$636,991	$18,708	$980	$654,719

As of December 31, 2001
Mortgage pool securities	$596,675	$345	$5,374	$591,646
Collateralized mortgage obligations	185,768	513	1,261	185,020
United States government agencies	60,000	834	—	60,834
Corporate bonds	9,666	—	1,006	8,660
Habitat bonds and other	3,858	61	—	3,919

Total	$855,967	$1,753	$7,641	$850,079

As of December 31, 2000
Mortgage pool securities	$1,221	$12	$—	$1,233
Collateralized mortgage obligations	212,487	1,298	1,579	212,206
United States government agencies	162,370	—	284	162,086
Corporate bonds	9,652	26	6	9,672
Habitat bonds and other	3,713	—	—	3,713

Total	$389,443	$1,336	$1,869	$388,910

        The following table sets forth the amount of investment securities, which mature during each of the periods indicated, and the weighted average yields for each range of maturities at December 31, 2002. The actual maturity of the investment securities may differ from contractual maturity as certain of the investment securities are subject to call provisions, which allow the issuer to accelerate the maturity date of the security:

	Contractually Maturing
	Less than 1 year	Weighted Average Yield	1-5 Years	Weighted Average Yield	5-10 Years	Weighted Average Yield	Greater than 10 Years	Weighted Average Yield
	($ in 000s)
As of December 31, 2002
Mortgage pool securities	$—	0.00%	$—	0.00%	$39,842	5.50%	$85,248	6.11%
Collateralized mortgage obligations	—	0.00%	—	0.00%	40	8.00%	8,884	6.26%
United States government agencies	—	0.00%	233,145	4.66%	275,093	6.49%	—	0.00%
Corporate bonds	—	0.00%	—	0.00%	—	0.00%	8,708	2.45%
Habitat bonds and other	—	0.00%	—	0.00%	—	0.00%	3,759	5.50%

	$-	0.00%	$233,145	4.66%	$314,975	6.36%	$106,599	5.80%

        Loan and Lease Portfolio Composition.    The following table sets forth the composition of the loan and lease portfolio, including loans held for sale, by type of loan as of December 31, 2002, 2001, 2000, 1999 and 1998:

	2002		2001		2000		1999		1998
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	($ in 000s)
Commercial mortgages*	$—	—	$231,739	15.3%	$160,510	11.7%	$48,783	6.2%	$8,556	3.0%
Residential mortgages	545,120	58.3%	977,768	64.7%	863,340	62.7%	480,470	61.0%	144,361	51.4%
Leases	305,276	32.7%	150,918	10.0%	104,743	7.6%	62,295	7.9%	1,231	0.4%
Home equity lines	82,051	8.8%	140,806	9.3%	243,657	17.7%	177,670	22.6%	89,054	31.7%
Consumer	2,025	0.2%	10,747	0.7%	2,404	0.1%	4,183	0.5%	1,710	0.7%
Construction	188	0.0%	197	0.0%	1,533	0.1%	10,723	1.4%	27,997	10.0%
Auto	9	0.0%	211	0.0%	1,018	0.1%	3,211	0.4%	7,804	2.8%
Total	934,669	100.0%	1,512,386	100.0%	1,377,205	100.0%	787,335	100.0%	280,713	100.0%
Less allowance for loan and lease losses	(42,576)		(22,865)		(13,421)		(7,597)		(3,472)

Total	$892,093		$1,489,521		$1,363,784		$779,738		$277,241

*
The commercial mortgage portfolio was redesignated as held for sale during 2002.

        The following table sets forth certain information at December 31, 2002, regarding the dollar amount of loans maturing by loan portfolio, based on contractual terms to maturity. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less:

	Due 1 Year or Less	Due 1-5 Years	Due After 5 Years	Total
	($ in 000s)
Residential mortgages	$43	$3,683	$541,394	$545,120
Leases	164,604	139,700	972	305,276
Home equity lines	640	4,663	76,748	82,051
Consumer	1,563	462	—	2,025
Construction	188	—	—	188
Auto	9	—	—	9

Total	$167,047	$148,508	$619,114	$934,669

        The following table segregates the Company's loan and lease portfolio by fixed and floating interest rates as of December 31, 2002:

	Fixed Rate	Floating Rate	Total
	($ in 000s)
Residential mortgages	$265,122	$279,998	$545,120
Leases	305,276	—	305,276
Home equity lines	—	82,051	82,051
Consumer	2,025	—	2,025
Construction	—	188	188
Auto	9	—	9

Total	$572,432	$362,237	$934,669

        The Company strives to maintain a portfolio that maximizes interest income while hedging against changes in interest rates by balancing the ratio of fixed interest rates to floating interest rates. Excluding loans classified as held for sale, which are typically sold within 90 days, 39% of the Company's loans and leases carry floating interest rates.

        A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower and its related entities if the loans are fully secured by readily marketable securities. At December 31, 2002, the limit on loans to one borrower was approximately $44 million (15% unimpaired capital and surplus). At December 31, 2002, we had not made any loans to any one borrower, including persons or entities related to the borrower, exceeding the limitation.

        Asset Quality and Non-Performing Assets.    As of December 31, 2002, 2001, 2000, 1999 and 1998, NetBank, FSB had $116 million, $3 million, $1.0 million, $0.5 million and $0.2 million, respectively, of loans and leases on non-accrual status, which includes all loans and leases past due 90 days or more. Of the $116 million at December 31, 2002, $85 million related to one portfolio of commercial leases which are guaranteed by three insurance companies acting as sureties under the terms of certain surety bonds and insurance policies and as servicer under the related sales and servicing agreements. NetBank, FSB is currently involved in litigation with each of those three insurance companies and is optimistic about the ultimate recovery of amounts due under the terms of the sales and servicing agreements; however, until the matter is resolved, management has placed the entire balance of the portfolio on a non-accrual status. See Part I, Item 3 of the Company's report filed on Form 10-K for the year ended December 31, 2002, for additional details. Additionally, the $116 million of non-accrual loans as of December 31, 2002, included $29 million of mortgage loans held for sale which are carried at the lower of cost of market as opposed to the loan and lease receivables, which are carried at amortized cost net of any allowance for loan or lease losses. As of December 31, 2002 and 2001, NetBank, FSB had $3 million and $74 thousand in other real estate owned, respectively. For the years ended December 31, 2002, 2001 and 2000, NetBank, FSB charged-off $9 million, $3 million and $2 million of loan and lease receivables, respectively. Meritage, NetBank's non-conforming mortgage subsidiary, which is not a subsidiary of the thrift, had $1 million of non-performing mortgage loans held for sale and $1 million of other real estate owned at December 31, 2002. At December 31, 2002 and 2001, the percentage of impaired loans to total loans and leases was 4.7% and 0.1% respectively.

        Allocation of the allowance for loan and lease losses as of December 31, 2002, 2001, 2000, 1999 and 1998, is as follows:

	2002		2001		2000		1999		1998
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	($ in 000s)
Commercial mortgages*	$—	0.0%	$3,291	14.4%	$1,754	13.1%	$343	4.5%	$—	0.0%
Residential mortgages	10,464	24.6%	14,463	63.3%	7,466	55.6%	3,449	45.4%	1,882	54.2%
Leases	30,237	71.0%	3,331	14.6%	1,359	10.1%	814	10.7%	81	2.3%
Home equity lines	1,659	3.9%	1,714	7.5%	2,703	20.1%	2,982	39.3%	1,484	42.7%
Consumer	216	0.5%	50	0.1%	118	0.9%	6	0.1%	16	0.5%
Construction	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Auto	—	0.0%	16	0.1%	21	0.2%	3	0.0%	9	0.3%

Total	$42,576	100.0%	$22,865	100.0%	$13,421	100.0%	$7,597	100.0%	$3,472	100.0%

*
The December 31, 2002, balance reflects the redesignation of the commercial loan portfolio as held for sale.

        Goodwill and Intangibles.    During 2002, NetBank's goodwill and intangible assets increased $14.8 million related primarily to the acquistion of Resource ($17.7 million) offset in part by the impairment of core-deposit intangibles associated with acquired accounts from CompuBank during 2001 closing more rapidly than originally projected ($2.5 million). NetBank does not foresee further material impairments associated with its goodwill or core deposit intangibles. See Note 10 of the Company's Consolidated Financial statements for additional information regarding the Company's goodwill and intangible assets, including the annual testing for impairment under SFAS No. 142.

        The following table sets forth an analysis of our allowance for loan and lease losses during the years ended December 31, 2002, 2001, 2000, 1999 and 1998:

	2002	2001	2000	1999	1998
	($ in 000s)
Beginning balance	$22,865	$13,421	$7,597	$3,472	$453
Allowance recorded in connection with the purchase of loan pools	7,257	11,456	7,270	5,808	3,586
Provision for loan losses	22,417	585	393	107	20
Allowance acquired in connection with acquisition of Resource	1,828	—	—	—	—
Allowance transferred to held for sale	(3,270)	—	—	—	—
Loans charged-off, net:
Residential mortgages	(3,123)	(1,236)	(1,146)	(1,376)	(327)
Leases	(2,681)	(15)	(3)	(3)	(31)
Auto	(52)	(60)	(82)	(102)	(171)
Home equity lines	(495)	(1,217)	(502)	(307)	(44)
Other	(2,170)	(69)	(106)	(2)	(14)

Total loans charged-off	(8,521)	(2,597)	(1,839)	(1,790)	(587)

Ending balance	$42,576	$22,865	$13,421	$7,597	$3,472

Allowance for loan and lease losses as a percent of total loans and leases outstanding	4.8%	1.5%	1.0%	1.0%	1.2%

        Liabilities.    Total liabilities for the year ended December 31, 2002, increased $502 million compared to December 31, 2001. This increase was primarily due to an increase in deposits of $551 million (37%) and a $65 million increase in accounts payable, accrued liabilities, and accrued interest partially offset by a decline of $129 million in other borrowed funds. The decrease in other borrowed funds was primarily due to the Company's re-engineering of its asset liability mix to shorten the duration of assets and liabilities. The $65 million increase in accounts payable and accrued liabilities during the twelve months ended December 31, 2002, was primarily related to liabilities assumed as a result of the acquisition of Resource. Additionally, the Company issued $4 million of trust preferred securities in the fourth quarter of 2002, see Note 12 of the Company's Consolidated Financial Statements for additional details. The $12 million increase in loans in process was due to higher mortgage production activities during 2002.

        Deposits.    The following table sets forth the dollar amount of deposits and weighted average interest rates in the various types of deposit programs offered by the Company at December 31, 2002, 2001 and 2000:

	As of December 31, 2002			As of December 31, 2001			As of December 31, 2000
	Amount	Percentage	Weighted Average Interest Rate	Amount	Percentage	Weighted Average Interest Rate	Amount	Percentage	Weighted Average Interest Rate
	($ in 000s)
Non-interest bearing checking accounts	$227,490	11.1%	N/A	$26,858	1.8%	N/A	$15,123	1.5%	N/A
Interest bearing:
Checking accounts	163,938	8.0%	1.6%	131,887	8.8%	1.8%	69,013	7.0%	3.1%
Money market	811,873	39.7%	2.3%	492,424	33.0%	3.7%	268,005	27.3%	6.0%
Certificate of deposit under $100	720,399	35.2%	3.4%	724,328	48.5%	5.8%	528,618	53.9%	6.8%
Certificate of deposit over $100	121,222	6.0%	3.4%	118,322	7.9%	5.8%	99,993	10.3%	6.8%

Total deposits	$2,044,922	100.0%		$1,493,819	100.0%		$980,752	100.0%

        Other Borrowed Funds.    A summary of borrowings and available borrowings, grouped by year of maturity, as of December 31, 2002, follows (in 000s):

Type of borrowing	Year of Maturity	Range of Stated Interest Rates at December 31, 2002	Principal Amount Outstanding at December 31, 2002
	($ in 000s)
$100 million warehouse line of credit	2003	2.81%*	$5,786
$250 million master repurchase facility	2003	2.80%*	129,064
$200 million master repurchase facility	2003	2.81%*	14,794
$625 million FHLB warehouse line	2003	DRC + 0.50%	—
FHLB advances	2003	2.50-3.61%	55,000
FHLB advances	2004	2.31-6.03%	330,000
Convertible subordinated notes	2004	4.75%	26,358
FHLB advances	2005	5.63-7.41%	170,000
FHLB advances	2006	5.63%	20,000
FHLB advances	2007	7.50%	25,000
FHLB advances	2009	4.64%	25,000
NBI Trust I preferred securities	2032	LIBOR + 3.35%*	4,382
$175 million master repurchase facility	N/A	1.56%*	107,844

	Total		$913,228
	Less unamortized discount		(232)

	Total Debt		$912,996

*
Indicates a variable rate

        Shareholders' Equity.    Total shareholders' equity increased $146 million for the year ended December 31, 2002, compared to the year ended December 31, 2001. This increase is primarily a result of the issuance of $156 million in new equity to effect the purchase of Resource, offset by a $16 million decrease in retained earnings as a result of the net loss for the year ended December 31, 2002. Shareholders' equity also reflected a $15 million increase in other comprehensive income due to the increase in fair market value of investment securities available for sale. Option exercises and shares purchased under the Company's Employee Stock Purchase Plan increased equity balances by $4 million and $424 thousand, respectively. As of December 31, 2002, the Company had authorization to repurchase up to 2 million shares of its outstanding common stock, of which 1,334,100 have been purchased at an average price of $9.58 per share. The authorization to repurchase shares was subsequently increased to 4 million shares in January 2003.

RESULTS OF OPERATIONS

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001.

        On March 31, 2002, and June 29, 2001, NetBank acquired Resource and Market Street, respectively; both transactions were accounted for as purchases. Accordingly, Resource and Market Street's results of operations are included from the dates of acquisition.

        General.    Net loss for the year ended December 31, 2002, was $15.9 million, or $(0.36) per share, compared with net income of $6.6 million, or $0.22 per share, for the year ended December 31, 2001. The net loss for the year ended December 31, 2002, was primarily related to the numerous one-time charges associated with the acquisition of Resource on March 31, 2002, and the subsequent repositioning of the Company's balance sheet and operational units to reflect NetBank's financial intermediary strategy. The charges, on a pre-tax basis, include: 1) $27.6 million of additional provision for loan and lease losses, of which $20.1 million relates to one portfolio of delinquent surety-wrapped business equipment leases, see Note 21 of the Consolidated Financial Statements for additional details; 2) write-down of premiums associated with higher prepayment experience due to the decline in interest rates; 3) non-recurring acquisition and severance costs of $10.1 million; 4) $9.9 million of prepayment fees associated with the early extinguishment of FHLB advances; 5) $2.5 million from the write-down of core-deposit intangibles related to purchased deposits from CompuBank; and; 6) $2.3 million associated with the reorganization of non-conforming branches, the consolidation of the retail bank's headquarters and the sale of Resource's former corporate headquarters. The year ended December 31, 2002, was also negatively impacted by $7.6 million of lost interest on the delinquent surety-wrapped business equipment leases, as discussed above. Until the litigation for the delinquent leases is resolved, the Company will continue to be negatively impacted by approximately this amount on an annual basis. For the year ended December 31, 2002, interest rates remained relatively low having a positive impact on the company's mortgage operations. Should interest rates dramatically rise during 2003, the company's mortgage banking segment would be negatively impacted. NetBank is aggressively expanding its mortgage operations into products that are less sensitive to changes in interest rates and developing other segments such as insurance and processing, to further diversify its revenue sources.

        Interest Income.    Interest income related to the Company's loans, leases, and investment portfolio for the year ended December 31, 2002 was $166.8 million compared to $151.5 million for the year ended December 31, 2001, a $15.3 million increase. The increase was primarily the result of a $959.5 million increase in the average balance of interest-earning assets, $811.9 million of which relates to mortgage loans held for sale due to the addition of Resource's mortgage operations, offset by a decrease in the average yield of 1.67%. Investment yields declined from 6.14% for the year ended December 31, 2001, to 4.16% for the year ended December 31, 2002, as management shortened the duration to reduce the convexity risk and improve the interest rate characteristics of the portfolio with the reinvestment of the funds in discount agency notes, Fed Funds and mortgage loans held for sale. The yield was further negatively impacted by the overall decline in interest rates from period to period. Yields on loan and lease receivables declined from 7.47% for the year ended December 31, 2001, to 5.06% for the year ended December 31, 2002, as a result of the write-down of loan premiums due to accelerated prepayments from a declining rate environment, non-accrual status of delinquent surety-

wrapped business equipment leases resulting in lost interest of $7.6 million and the adjustable interest rate portfolio re-pricing downward. Loan yields on mortgage loans held for sale for the year ended December 31, 2002, were 7.04% as compared to 7.40% for the year ended December 31, 2001. Average yields on mortgage loans held for sale declined in relation to the decline in interest rates from period to period.

        Interest Expense.    Interest expense increased by $2.9 million to $103.5 million for the year ended December 31, 2002, compared to $100.6 million for the year ended December 31, 2001. This is primarily due to the increase in the average balance of interest-bearing liabilities to support the mortgage operations of Resource and the increased production at Market Street. Interest expense on deposits (checking, money market and certificates of deposit) was $55.2 million for the year ending December 31, 2002, compared to $60.7 million for the year ended December 31, 2001. The net decrease in interest expense on deposits was the result of a decrease in the average interest rate paid on deposits from 4.72% for the year ended December 31, 2001, to 3.02% for the year ended December 31, 2002, offset in-part by an increase in average customer deposit balances from $1.3 billion to $1.8 billion for the year ended December 31, 2002. Interest expense associated with short- and long-term debt and convertible subordinated debt increased $8.5 million to $48.4 million for the year ended December 31, 2002, from $39.9 million for the year ended December 31, 2001, due to the $322.8 million increase in the average balance of short-term debt, which included several new revolving lines of credit, warehouse lines of credit, master repurchase facilities and a commercial paper conduit facility all secured by mortgage loans held for sale related to the acquisition of Resource. The combined average rates on short- and long-term debt and convertible subordinated debt decreased from 5.87% for the year ended December 31, 2001, to 4.78% for the year ended December 31, 2002. The decrease in the cost of funds was associated with the more efficient use of short-term borrowings coupled with the overall decline in interest rates.

        Net Interest Income.    Net interest income is determined by interest rate spread, which is the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income was $63.2 million, or 2.03% of average interest-earning assets for the year ended December 31, 2002, compared to $50.9 million, or 2.36% of average interest-earning assets for the year ended December 31, 2001. The increase in net interest income resulted primarily from the increase in average interest-earning assets from the acquisition of Resource coupled with the lower cost of funds. Net interest income was negatively impacted by repositioning charges of $19.2 million that were previously discussed in the interest income section above.

        The following table sets forth the average balances, interest income or expense, average yield or cost of funds and the associated changes based on average rate and volume changes for the years ended December 31, 2002 and 2001:

Average Balance		Average Yield/Rate						Variance Attributable to
					Interest
				($ in 000s)
2002	2001	2002	2001		2002	2001	Variance	Rate	Volume(3)
				Interest-earning assets:
$108,833	$57,388	2.18%	4.04%	Short-term investments	$2,374	$2,320	$54	$(1,068)	$1,122
753,976	581,841	4.16%	6.14%	Investment securities(1)	31,393	35,703	(4,310)	(11,477)	7,167
949,717	137,803	7.04%	7.40%	Mortgage loans HFS(2)	66,876	10,199	56,677	(495)	57,172
1,306,433	1,382,441	5.06%	7.47%	Loan and lease receivable(2)	66,112	103,294	(37,182)	(33,336)	(3,846)

3,118,959	2,159,473	5.35%	7.02%	Total interest-earning assets	166,755	151,516	15,239	(46,376)	61,615

				Interest-bearing assets:
144,472	123,416	1.64%	1.84%	Checking accounts	2,370	2,268	102	(243)	345
656,916	421,474	2.66%	3.66%	Money market	17,480	15,442	2,038	(4,227)	6,265
1,027,097	742,098	3.44%	5.79%	Certificates of deposit	35,312	42,977	(7,665)	(17,463)	9,798
30,476	71,636	1.82%	3.28%	Short-term FHLB borrowings	555	2,353	(1,798)	(1,048)	(750)
322,798	—	3.03%	—	Short-term other borrowed funds	9,786	—	9,786	—	9,786
631,594	581,050	5.81%	6.21%	Long-term debt	36,705	36,093	612	(2,325)	2,937
27,307	27,316	4.80%	5.43%	Convertible subordinated debt	1,311	1,484	(173)	(173)	(0)

2,840,660	1,966,990	3.64%	5.12%	Total interest-bearing liabilities	103,519	100,617	2,902	(25,479)	28,381

—	—	1.71%	1.90%	Net interest margin	63,236	50,899	12,337	(20,897)	33,234
278,299	192,483	0.32%	0.46%	Interest free sources	—	—	—	—	—
$3,118,959	$2,159,473	2.03%	2.36%	Net interest income to	$63,236	$50,899	$12,337	$(20,897)	$33,234
				interest-earning assets

(1)
Based on amortized cost; changes in fair value are not considered.

(2)
No separate treatment has been made for non-accrual loans.

(3)
Variances attributable to the rate and volume mix are included in the volume variances.

        Provision for Loan and Lease Losses.    Management determines the adequacy of the allowance based upon reviews of individual and pools of loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, the seller's reserve, and other pertinent factors. Any deterioration in a loan or lease pool occurring after the date of purchase is charged to the provision for loan loss. Loans and leases deemed uncollectible are charged to the allowance. Provisions for loan losses, net of recoveries on loans previously charged off, are added to the allowance. The provision for loan and lease losses increased by $21.8 million to $22.4 million for the year ended December 31, 2002, compared the year ended December 31, 2001. The allowance for loan and lease losses increased from $22.9 million at December 31, 2001, to $42.6 million at December 31, 2002, an increase of $19.7 million. This increase was the result of $22.4 million of provision expense, $1.8 million of allowance acquired through the purchase of Resource, $7.3 million established as part of the purchase price of loan and lease pools, less $3.3 million of allowance associated with commercial loans that were redesignated as held for sale and less $8.5 million of net charge-offs. $20.1 million of the $22.4 million of provision expense was due to the establishment of an additional allowance for the delinquent surety-wrapped commercial CMC leases that are currently in litigation, as discussed in more detail in Note 21 of the Company's Consolidated Financial Statements.

        Non-Interest Income.    Non-interest income increased by $149.6 million to $177.2 million for the year ended December 31, 2002, compared to $27.6 million for the same period of 2001. This increase is primarily due to gain on sales of mortgage loans and mortgage servicing rights of $125.0 million generated by the Company's mortgage subsidiaries, RBMG, Meritage and Market Street as compared to $11.8 million generated during 2001. RBMG and Meritage had not been acquired and, therefore, were not included in the Company's 2001 results. Additionally, Market Street is only included for the six months ended December 31, 2001, as it was not acquired until June 29, 2001. Service charges and fees increased by $25.2 million to $37.5 million from $12.3 million for the years ended December 31, 2002, and 2001, respectively, also due to the acquisitions of the mortgage subsidiaries. Gain on sale of securities increased $2.3 million to $5.8 million for the year ended December 31, 2002, compared to $3.5 million for the year ended December 31, 2001. During 2002, the Company sold selected investment securities to pay off fixed-rate FHLB advances, for which the Company recorded a loss on the early extinguishments of $9.9 million in the non-interest expense section of the statement of operations. Other income was $9.0 million for the year ended December 31, 2002. Other income consisted primarily of 1) $2.0 million of hedge gains; 2) a $2.8 million gain on the sale of an unoccupied office building formerly owned by Resource; 3) $1.8 million from MG Reinsurance, a captive reinsurance company acquired as part of the acquisition of Resource; 4) $0.9 million from the bank's leasing operations; and 5) $1.5 million of other ancillary income.

        Non-Interest Expense.    Non-interest expense includes all operating expenses such as salaries and benefits, marketing, and general and administrative expenses. Non-interest expense increased by $176.6 million to $244.0 million for the year ended December 31, 2002, compared to $67.4 million for the year ended December 31, 2001. Of this increase, $124.4 million relates to the addition of Resource and $15.9 million to the addition of Market Street's non-interest expense, as Resource and Market Street were not acquired until March 31, 2002, and June 29, 2001, respectively. The year ended December 31, 2002, also included $10.1 million of non-recurring acquisition and severance costs related to the acquisition of Resource and $9.9 million of prepayment penalties associated with the early extinguishment of FHLB advances. There were also $5.0 million of repositioning charges incurred during the year ended December 31, 2002, as the Company implemented its new financial intermediary strategy including $2.1 million of severance, and a $2.0 million charge for the consolidation of leased office space and $0.9 million of other repositioning charges. Additionally, the company recorded $2.5 million related to the write-down of core-deposit intangibles associated with the acquisition of deposits from CompuBank.

        Retail Bank Operations.    The table below provides an overview of the results of operations for the retail bank segment for the years ended December 31, 2002 and 2001:

	2002	2001	Change
	($ in 000s)
Net interest income	$24,169	$45,240	$(21,071)
Provision for loan and lease losses	(22,394)	(585)	(21,809)
Gains on sales of loans	880	—	880
Service charges and fees	13,450	10,743	2,707

Total revenues	16,105	55,398	(39,293)
Total expenses	75,902	52,863	23,039

Pre-tax (loss) income before gains on securities	(59,797)	2,535	(62,332)
Gain on sale of securities	5,781	3,531	2,250

Pre-tax (loss) income	$(54,016)	$6,066	$(60,082)

        The reduced net interest income for the year ended December 31, 2002, compared with the same period in 2001 is the result of: 1) a write-down of loan premiums during 2002 due to the acceleration of prepayments in a declining rate environment; 2) the non-accrual status of the CMC leases, which reduced 2002 interest income by $7.6 million (see Note 21 of the Company's Consolidated Financial Statements); and 3) shortening the duration of assets in the first and second quarters of 2002 in anticipation of the Resource merger and resulting warehouse funding for its conforming mortgage operations. The provision for loan and lease losses increased by $21.8 million related primarily to the establishment of additional allowance for the CMC lease portfolio of $20.1 million, as discussed in Note 21 of the Company's Consolidated Financial Statements. Gain on sale of loans increased as the result of the sale of loans deemed to be non-core assets under NetBank's financial intermediary strategy, whereby assets are held temporarily and mined for cross-sell opportunities. Assets where cross-sell efforts are unsuccessful are subsequently sold on an opportunistic basis. Service charges and fees increased by $2.7 million for the year ended December 31, 2002, compared to the same period in 2001 related to increased revenue in the retail bank's leasing operation. Operating expenses increased by $23.0 million related to 1) $7.5 million of charges associated with the retail bank's strategic repositioning as a financial intermediary; 2) $3.6 million of expenses relating to the leasing operations acquired in the Resource acquisition; and 3) the increase in variable expenses related to deposit growth.

        Mortgage Banking.    The following table highlights the mortgage production and sales activities for the years ended December 31, 2002 and 2001:

	2002	2001
	($ in 000s)
Production Activity
Retail	$2,449,319	$1,266,170
Correspondent	5,066,168	—
Wholesale/broker	2,809,386	—

Total agency-eligible	10,324,873	1,266,170
Non-conforming	1,406,566	—

Total	$11,731,439	$1,266,170

Sales activity	$11,411,954	$1,158,968

Production revenues	$194,073	$18,226
Production expenses	152,251	14,357

Pre-tax profit	$41,822	$3,869

Production revenues in basis points to sales	170	157
Production expenses in basis points to production	130	113

Net production margin in basis points	40	44

        Since Market Street was not acquired until June 29, 2001, its results were only included in six months of 2001. The increases in the correspondent, wholesale broker and non-conforming production and sales activities in 2002 compared with 2001 relates to the acquisition of Resource on March 31, 2002, which was not included in the 2001 results. The increase in the production revenues and expenses in 2002 compared with 2001 primarily relates to the acquisitions of Resource and Market Street.

YEAR ENDED DECEMBER 31, 2001

Compared to the Year Ended December 31, 2000

        On June 29, 2001, NetBank acquired Market Street in a transaction accounted for as a purchase. Accordingly, Market Street's results of operation are included from the date of acquisition.

        General.    Net income for the year ended December 31, 2001, was $6.6 million, a $2.0 million decline from net income of $8.6 million for the year ended December 31, 2000. Net of the $9.7 million after-tax gain on the early extinguishment of debt that occurred in 2000, net income increased by $7.7 million. The increase in income excluding the gain was driven by a company-wide focus on serving the existing customer base more efficiently, providing enhancements to products where the initial investment had already been made and cross-selling products to turn less profitable customers into more profitable ones. During the year ended December 31, 2001, NetBank substantially reduced marketing and infrastructure expenditures by continuing to focus on pay-for-performance type arrangements, introducing certain fees intended to encourage existing customers to take advantage of online, less costly services and customer self-service tools on the Web site. In addition, the Company examined its relationship with each of the major vendors and asked those vendors to work with the Company to identify ways to cut costs. The Company also diversified and enhanced its income stream through the acquisition of Market Street. This acquisition allowed the Company to participate in the fee income stream related to mortgage originations.

        Interest Income.    Interest income related to NetBank's loan and investment portfolios for the year ended December 31, 2001 increased $35.2 million, to $151.5 million from $116.3 million for the year ended December 31, 2000. The increase in interest income was primarily the result of higher average balances in both the securities and the loan portfolios during the year ended December 31, 2001, as compared with the year ended December 31, 2000, offset by lower yields on both portfolios as interest rates declined and both loans and securities repriced during the year. The average balance in the loan and securities portfolio was $1.5 billion and $581.8 million, respectively during the year ended December 31, 2001, as compared with $1.1 billion and $432.9 million during the year ended December 31, 2000. Loan yields were 7.5% for both the years ended December 31, 2001 and 2000. The yield on the investment portfolio was 6.1% for the year ended December 31, 2001, as compared with 7.1% for the year ended December 31, 2000. The mix of the loan portfolio remained relatively stable, with 36% of the loan portfolio invested in first mortgages at both December 31, 2001 and 2000.

        Interest Expense.    Interest expense for the year ended December 31, 2001, increased $22.0 million, or 28.1%, to $100.6 million from $78.6 million for the year ended December 31, 2000. The primary reason for the increase was the $513.1 million, or 52.3%, increase in the deposit portfolio and a $447.8 million, or 79.4%, increase in other borrowed funds, primarily FHLB advances and the Market Street warehouse line. This increase in volume was offset by constant decreases in interest rates throughout the year ended December 31, 2001, with the average rate paid on deposits decreasing from 6.0% for the year ended December 31, 2000, to 4.7% for the year ended December 31, 2001, and the average rate paid on other borrowed funds decreasing from 6.7% for the year ended December 31, 2000, to 5.9% for the year ended December 31, 2001.

        Net Interest Income.    Net interest income is determined by interest rate spread, which is the difference between the yield earned on interest-earning assets and the rates paid on interest-bearing liabilities, and is effected by the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income was $50.9 million, or 2.4% of average interest-earning assets for the year ended December 31, 2001, compared to $37.8 million, or 2.4% of interest-earning assets for the year ended December 31, 2000. Net interest margin remained constant due to loan and securities yields decreasing due to the declining rate environment and deposits re-pricing at approximately the same rate, thereby keeping the net interest spread constant.

        The following table sets forth the average balances, interest income or expense, average yield or cost of funds and the associated changes based on average rate and volume changes for the years ended December 31, 2001 and 2000:

Average Balance		Average Yield/Rate						Variance Attributable to
					Interest
				($ in 000s)
2001	2000	2001	2000		2001	2000	Variance	Rate	Volume(3)
				Interest-earning assets:
$57,388	$11,533	4.04%	6.00%	Short-term investments	$2,320	$692	$1,628	$(226)	$1,854
581,841	432,928	6.14%	7.14%	Investment securities(1)	35,703	30,921	4,782	(4,356)	9,138
137,803	—	7.40%	0.00%	Mortgage loans HFS(2)	10,199	—	10,199	—	10,199
1,382,441	1,135,100	7.47%	7.46%	Loan and lease receivables(2)	103,294	84,707	18,587	106	18,481

2,159,473	1,579,561	7.02%	7.36%	Total interest-earning assets	151,516	116,320	35,196	(4,476)	39,672

				Interest-bearing assets:
123,416	56,886	1.84%	2.87%	Checking accounts	2,268	1,635	633	(590)	1,223
421,474	237,375	3.66%	5.58%	Money market	15,442	13,234	2,208	(4,537)	6,745
742,098	523,091	5.79%	6.48%	Certificates of deposit	42,977	33,878	9,099	(3,584)	12,683
652,686	387,333	5.89%	6.69%	Other borrowed funds	38,446	25,924	12,522	(3,108)	15,630
27,316	70,782	5.43%	5.50%	Convertible subordinated debt	1,484	3,893	(2,409)	(48)	(2,361)

1,966,990	1,275,467	5.12%	6.16%	Total interest-bearing liabilities	100,617	78,564	22,053	(11,867)	33,920

—	—	1.90%	1.20%	Net interest margin	50,899	37,756	13,143	7,391	5,752
192,483	304,094	0.46%	1.19%	Interest free sources	—	—	—	—	—
$2,159,473	$1,579,561	2.36%	2.39%	Net interest income to	$50,899	$37,756	$13,143	$7,391	$5,752
				interest-earning assets

(1)
Based on amortized cost; changes in fair value are not considered.

(2)
No separate treatment has been made for non-accrual loans.

(3)
Variances attributable to the rate and volume mix are included in the volume variances.

        Provision for Loan and Lease Losses.    During the year ended December 31, 2001, the Company recorded $11.5 million as an addition to premiums related to the allowance for loan and lease losses for loans and leases purchased during the year. In addition, NetBank also recorded a provision for loan and lease losses of $0.6 million primarily related to two portfolios of fixed second mortgages with high loan to value ratios and one pool of auto loans. This compares to a provision of $0.4 million recorded during the year ended December 31, 2000, primarily related to these same pools. The Company periodically reviews the performance of its loan and lease portfolio, by reviewing charge-offs, delinquency statistics, and industry statistics on a pool-by-pool basis for its purchased portfolios and a loan-by-loan basis for its originated loans. If a decline in credit quality for a specific pool or a loan is noted, additional allowance is recorded through a charge to the provision for loan and lease losses. The allowance for loan and lease losses is maintained at a level estimated to be adequate to provide for probable losses in the loan and lease portfolio. NetBank determines the adequacy of the allowance based upon reviews of individual and pools of loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors.

        Non-Interest Income.    For the year ended December 31, 2001, non-interest income increased 709% from $3.4 million for the year ended December 31, 2000, to $27.6 million for the year ended December 31, 2001, excluding the $15.5 million, pre-tax gain on the extinguishment of debt. The increase was the result of $11.8 million in gains on sales of mortgage loans and mortgage loan servicing rights recorded during the year ended December 31, 2001, related to Market Street, a $3.2 million increase in gains on sales of securities, and a $9.2 million increase in fee income due to an increase in service charges resulting from the $513.1 million increase in the deposit portfolio as well as new fee initiatives introduced during the fourth quarter of 2000 and the first six months of 2001. The initiatives included introduction of new fees that encouraged existing customers to take advantage of online services such as online bill payment, rather than more costly, labor-intensive services such as writing checks.

        Non-Interest Expense.    Non-interest expense includes all operating expenses including salaries and benefits, marketing, general and administrative expenses (excluding interest expense, provision for loan losses and income taxes). Non-interest expense increased $24.3 million, or 56%, for the year ended December 31, 2001, as compared with the year ended December 31, 2000. Approximately 60% of this increase resulted from the recording of $14.4 million in non-interest expense related to Market Street subsequent to acquisition on June 29, 2001. The remaining $9.9 million of the increase in non-interest expense resulted from increases in salaries and benefits of $3.2 million, customer service of $5.4 million, data processing of $3.6 million, depreciation and amortization of $2.9 million, and loan servicing of $1.7 million, offset in part by a reduction in marketing expense of $7.2 million. Salaries and benefits increased as NetBank's employee base grew from 101 full-time equivalents at December 31, 2000, to 140 full-time equivalents at December 31, 2001—an expansion necessary to support the 51.2% increase in customer accounts from 162,000 accounts at December 31, 2000, to 245,000 accounts at December 31, 2001. Customer service expense increased due to a $2.1 million increase in cash item losses as compared with the year ended December 31, 2000, due to the increased number of accounts and depositors as well as uncollectible or fraudulent deposits associated with the CompuBank conversion. Variable customer service expenses such as call center support also increased as the number of accounts increased 51.2% during the year ended December 31, 2001. Data processing primarily increased due to variable charges tied to the number of deposit accounts. Depreciation and amortization increased primarily due to additional amortization expense associated with the core-deposit intangible recorded as part of the acquisition of CompuBank accounts during the first quarter of 2001, as well as increased amortization due to higher capitalized software balances recorded during the year ended December 31, 2001, as compared with the year ended December 31, 2000. Loan servicing increased due to the 33.9% increase in the average balance of the loan portfolio for the year ended December 31, 2001, as compared to the year ended December 31, 2000. Marketing expenses returned to a more normalized level as compared with December 31, 2000, when marketing expenditures were targeted at a higher level due to gains realized on the repurchase of convertible subordinated notes.

CRITICAL ACCOUNTING POLICIES

        General.    In response to the Securities and Exchange Commission's proposed rule "Disclosure in Management's Discussion and Analysis about the Application of Critical Accounting Policies," the Company's senior management, in conjunction with the Audit Committee of the Board of Directors, has identified valuation of mortgage servicing rights and allowance for loan and lease losses as being its most critical accounting policies. These policies were identified as being the most critical based on the SEC's guidance in identifying them based on: 1) did the accounting estimate require management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made; and 2) would different estimates that reasonably could have been used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, have a material impact on the presentation of the financial condition or results of operations.

        Mortgage Servicing Rights.    The most important variables that require management to make estimates in the valuation of NetBank's mortgage servicing rights portfolio are the prepayment rate and discount rate. In determining the appropriate prepayment rate and discount rate to be used in its internal valuation models, NetBank reviews current prepayment activities, historical prepayment activities, prevailing interest rates, general economic indicators and the secondary market for mortgage servicing rights. The following table sets forth the change in value of the available for sale portfolio and the pipeline of mortgage servicing rights that would theoretically be recorded were management to choose to use a prepayment or discount rate that is 10% or 20% more adverse.

	Available for Sale Portfolio	Pipeline of Mortgage Servicing Rights
	($ in 000s)
Fair value as of December 31, 2002	$75,273	$24,582
Weighted average life in years	3.6	5.4
Prepayment speed assumption (annual rate)	24.5%	13.6%
Impact on fair value of 10% adverse change	$(4,972)	$(1,265)
Impact on fair value of 20% adverse change	$(9,377)	$(2,454)
Discount rate	9.4%	10.4%
Impact on fair value of 10% adverse change	$(2,373)	$(943)
Impact on fair value of 20% adverse change	$(4,530)	$(1,808)

        The impacts displayed above for the available for sale portfolio would be a direct reduction to the value of mortgage servicing rights available for sale and a reduction of income by a corresponding amount via an impairment charge or a charge to other income since the book value had already been written down to market value at December 31, 2002.

        The pipeline of mortgage servicing rights represents the servicing value included in the mortgage loan purchase/funding commitments and the servicing value embedded in its inventory of mortgage loans held for sale. The former is considered to be a derivative under SFAS No. 133, and, therefore, additional changes in the value would be recorded as a reduction in income, since derivatives are carried at fair value in the Company's balance sheet. The change in the servicing value embedded in the inventory of mortgage loans held for sale would be included as part of the Company's lower of cost or market ("LOCOM") valuation at year end. Therefore, the change in servicing value may or may not impact earnings. Assuming the full impact of the servicing value change for mortgage loans held for sale would have to be reported under LOCOM, a combined 10% change in assumptions would have increased the net loss for 2002 by approximately $5.9 million net of tax, which would be a 37.4% change to the net loss. A combined 20% change in assumptions would have increased the net loss for 2002 by approximately $11.3 million net of tax, which would be a 71.0% change to the net loss.

        The sensitivities above are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in an assumption generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the table above, the effect of a variation in a particular assumption on the fair value of the available for sale servicing rights and the pipeline of mortgage servicing rights is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. NetBank holds an additional $13.2 million of servicing rights classified as held for sale, which are not included in the preceding table. The held for sale portfolio's value is based on its forward committed price and would therefore not be subject to the estimates referred to in the discussion above. As of December 31, 2001, NetBank did not hold material amounts of mortgage servicing rights.

        Allowance for Loan and Lease Losses.    In determining the appropriate amount of allowance for loan and lease losses (ALLL) management is required to make estimates regarding the credit quality of borrowers, general economic conditions and various other factors that would impact the probability of loans or leases being repaid in full. Accordingly, management uses both internally developed metrics and external economic indicators to determine the appropriate range at which the ALLL should be maintained. For the year ended December 31, 2002, the Company had $934.7 million of loan and lease receivables and $42.6 million of ALLL, a coverage ratio of 4.56%, and incurred $22.4 million of provision expense related to maintaining the ALLL within the appropriate range.

LIQUIDITY AND CAPITAL RESOURCES

        Liquidity.    NetBank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing, and financing activities. NetBank's primary sources of funds are deposits, borrowings, prepayments and maturities of outstanding loans, sales of loans, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan payments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. NetBank invests excess funds in overnight deposits and other short-term interest-earning assets. NetBank can use cash generated through the retail deposit market, its traditional funding source, to offset the cash utilized in investing activities. NetBank's available for sale securities and short-term interest-earning assets can also be used to provide liquidity for lending and other operational requirements. For the year ended December 31, 2002, NetBank had positive cash flow of $89.2 million compared to positive cash flow of $10.4 million for the year ended December 31, 2001. As an additional source of funds, NetBank had available under existing lines of credit agreements $1.1 billion at December 31, 2002, see Note 12 of the Consolidated Financial Statements for additional detail of the available lines of credit.

        The following table identifies the Company's aggregated information about contractual obligations and commercial commitments at December 31, 2002:

Contractual Obligations	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years	Total
	($ in 000s)
Warehouse lines of credit	$5,786	$—	$—	$—	$5,786
Repurchase facilities	251,702	—	—	—	251,702
FHLB advance	55,000	500,000	45,000	25,000	625,000
Convertible subordinated notes	—	26,358	—	—	26,358
Trust preferred securities	—	—	—	4,382	4,382
Operating leases	9,576	12,742	4,424	1,215	27,957

Total	$322,064	$539,100	$49,424	$30,597	$941,185

At December 31, 2002, the Company had commitments to fund mortgage loans and unused outstanding home equity lines of credit of $1.0 billion and $85 million, respectively.

        Deposits.    The Company uses deposits as its principal source of funds. For the year ended December 31, 2002, deposits increased by $551.0 million to $2.0 billion from $1.5 billion as of December 31, 2001. NetBank's deposit products include checking, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

        NetBank is competitive in the types of accounts and services and ranges of interest rates offered on deposit products. NetBank's deposit levels have increased each year since it began bank operations in 1996 primarily as a result of competitive rates and Internet advertising. The weighted average interest rate paid during the years ended December 31, 2002, 2001, and 2000, was 3.02%, 4.72% and 5.96%, respectively. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, we intend to continue to promote checking, money market and certificates of deposit to the extent possible consistent with asset and liability management goals.

        Capital Resources.    NetBank and NetBank, FSB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure of either company to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on NetBank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, NetBank, FSB must meet specific capital guidelines that involve quantitative measures of NetBank, FSB's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. NetBank, FSB's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. In addition, under regulatory guidelines, NetBank, FSB may not pay a dividend to NetBank, Inc. if doing so would cause NetBank, FSB to be less than adequately capitalized, as defined below. Under current OTS regulations, NetBank, FSB may pay dividends and make other capital distributions after giving notice to the OTS. On January 29, 2003, NetBank's board of directors declared a dividend in the amount of $.02 to shareholders of record on January 31, 2003. The dividend will be paid on March 15, 2003. As of December 31, 2002, the Company had authorization to repurchase up to 2 million shares of its outstanding common stock, of which 1,334,100 have been purchased at an average price of $9.58 per share. The authorization to repurchase shares was subsequently increased to 4 million shares in January 2003.

        Quantitative measures established by regulation to ensure capital adequacy require NetBank, FSB to maintain minimum amounts and ratios set forth in the table below. NetBank, FSB's regulatory agency, the OTS, requires NetBank, FSB to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 4.0%, and total capital to risk-weighted assets of 8.0%. As of December 31, 2002, NetBank, FSB met all the capital adequacy requirements to which it is subject.

        As of December 31, 2002, the most recent notification from the OTS categorized NetBank, FSB as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized NetBank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would have changed the institution's category.

	Actual		For Capital Adequacy Purposes		To Be Categorized as Well Capitalized Under Prompt Corrective Action Plan
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	($ in 000s)
December 31, 2002
Total capital (to risk-weighted assets)	$270,732	15.42%	$140,447	8.00%	$175,572	10.00%
Core capital (to tangible assets)	$240,725	7.47%	$129,104	4.00%	$161,128	5.00%
Tangible capital (to tangible assets)	$240,725	7.47%	$48,338	1.50%	N/A	N/A
Tier I capital (to risk-weighted assets)	$240,725	13.71%	N/A	N/A	$105,350	6.00%
December 31, 2001
Total capital (to risk-weighted assets)	$220,982	14.64%	$120,775	8.00%	$150,969	10.00%
Core capital (to tangible assets)	$202,061	7.10%	$113,847	4.00%	$142,309	5.00%
Tangible capital (to tangible assets)	$202,061	7.10%	$42,693	1.50%	N/A	N/A
Tier I capital (to risk-weighted assets)	$202,061	13.38%	N/A	N/A	$90,581	6.00%

        In addition, Market Street, RBMG, Republic and Meritage are required to maintain minimum amounts of net worth to maintain their approved status with certain government agencies, investors and lenders. Failure to meet these requirements could have a material impact on the consolidated results of NetBank. As of December 31, 2002 all of the capital requirements placed upon NetBank and its subsidiaries were met and there have been no subsequent events that would lead management to believe that continued compliance will not be met in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Interest Rate Sensitivity.    The Company measures interest rate sensitivity as the difference between amounts of interest-earning assets and interest-bearing liabilities that mature, reprice, or repay within a given period of time. The difference, or the interest rate sensitivity "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. In a rising rate environment, an institution with a positive gap would see an increase in net interest income, where an institution with a negative gap would see a decrease. During a period of falling interest rates the reverse is true.

        The following table sets forth the interest rate sensitivity of the Company's assets and liabilities as of December 31, 2002:

	Term to Repricing, Repayment or Maturity
	Less than Three Months	Over Three Months Through One Year	Over One Year Through Five Years	Over Five Years and Insensitive	Total
	($ in 000s)
Interest-Earning Assets:
Cash and cash equivalents	$34,687	$—	$—	$—	$34,687
Federal funds sold	76,878	—	—	—	76,878
Investment securities	25,449	49,621	331,443	248,206	654,719
Stock of Federal Home Loan Bank of Atlanta	36,600	—	—	—	36,600
Loans held for sale	1,514,625	—	—	—	1,514,625
Loans receivable	162,517	211,540	479,807	38,229	892,093

Total interest-earning assets:	1,850,756	261,161	811,250	286,435	3,209,602
Non interest-earning assets	—	—	—	317,950	317,950

Total assets	$1,850,756	$261,161	$811,250	$604,385	$3,527,552

Interest-Bearing Liabilities:
Interest-bearing deposits	$228,474	$830,998	$593,911	$164,049	$1,817,432
Convertible subordinated debt	—	—	26,126	—	26,126
Trust preferred securities	4,382	—	—	—	4,382
Other borrowed funds	257,488	55,000	545,000	25,000	882,488

Total interest-bearing liabilities:	490,344	885,998	1,165,037	189,049	2,730,428
Interest-free deposits	—	—	—	227,490	227,490
Other interest-free liabilities and equity	—	—	—	569,634	569,634

Total liabilities and equity	$490,344	$885,998	$1,165,037	$986,173	$3,527,552

Net interest rate sensitivity gap	$1,360,412	$(624,837)	$(353,787)	$97,386	$479,174
Cumulative gap	$1,360,412	$735,575	$381,788	$479,174	N/A
Net interest rate sensitivity gap as a percent of interest-earning assets	73.51%	(239.25)%	(43.61)%	34.00%	14.93%
Cumulative gap as a percent of cumulative interest-earning assets	73.51%	34.83%	13.06%	14.93%	N/A

        As the table above displays, over the next 12 months $736 million more interest-earning assets than interest-bearing liabilities are projected to reprice at least once, indicating an asset sensitive position. GAP analysis, however, is only one tool that management uses to measure rate sensitivity.

        Market Risk    The Company's principal business is the origination and purchase of mortgage loans funded by customer deposits and, to the extent necessary, other borrowed funds. Consequently, a significant portion of the Company's assets and liabilities are monetary in nature and fluctuations in interest rates will affect the Company's future net interest income and cash flows. This interest rate risk is the Company's primary market risk exposure. For the year ended December 31, 2002, the only derivative financial instruments that the Company entered into were related to hedging activities related to 1) the portfolio of mortgage loans held for sale; 2) the pipeline of mortgage loans for which the interest rate has been locked; 3) the owned servicing rights asset; and 4) the servicing rights which the Company intends to retain associated with the pipeline of mortgage loans for which the interest rate has already been locked. The Company has no market risk-sensitive instruments held for trading purposes. The Company's exposure to market risk is reviewed on a regular basis by the Company's management.

        NetBank, FSB, like other banks, measures interest rate risk based on Net Portfolio Value ("NPV") analysis. NPV equals the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities. An NPV ratio is determined by dividing NPV by the present value of assets. The following table sets forth the estimated percentage change in NetBank, FSB's NPV ratios as of December 31, 2002 and 2001, assuming rate shocks of +300 to -200 basis points:

Rate Shock (in basis points)	NetBank, FSB as of 12/31/2002	NetBank, FSB Minimum as of 12/31/2002	NetBank, FSB as of 12/31/2001
+300	9.60%	4.00%	3.99%
+200	9.74%	6.00%	5.16%
+100	9.81%	6.00%	6.66%
Flat	9.31%	6.00%	7.98%
-100	9.47%	6.00%	8.47%
-200	10.19%	6.00%	8.32%

        The following table sets forth the carrying amounts, estimated fair values and the theoretical changes in estimated fair values that would occur should interest rates instantaneously increase or decrease 50 and 100 basis points for NetBank and its' subsidiaries:

			If Interest Rates Were to
	2002		Increase	Decrease	Increase	Decrease
	Carrying Amount	Estimated Fair Value	50 Basis Points Estimated Fair Value		100 Basis Points Estimated Fair Value
	($ in 000s)
Assets:
Cash and cash equivalents	$111,565	$111,565	$111,565	$111,565	$111,565	$111,565
Investment securities available for sale—at fair value	654,719	654,719	643,828	664,734	632,937	674,750
Mortgage loans held for sale	1,457,644	1,478,435	1,454,983	1,500,801	1,437,327	1,516,388
Commercial loans receivable held for sale	56,981	57,214	57,105	57,335	56,996	57,456
Loan and lease receivables—net of allowance for loan and lease losses	892,093	895,122	891,284	897,780	887,446	900,438
Mortgage servicing rights	88,502	88,502	103,200	74,180	114,364	59,684
Other assets:
Mandatory delivery commitments	(26,679)	(26,679)	18,088	(70,139)	46,489	(102,428)
Mortgage loan purchase/funding commitments	12,156	12,156	(3,936)	25,756	(14,781)	35,624
Purchased option contracts	536	536	(48)	1,795	(188)	2,986
Swaps, caps and floors hedging mortgage servicing rights available for sale and the pipeline of mortgage servicing rights	24,084	24,084	8,966	43,268	(2,819)	66,587

Total interest rate sensitive assets	3,271,601	3,295,654	3,285,035	3,307,075	3,269,336	3,323,050
Non-interest rate sensitive assets	255,951	255,951	255,951	255,951	255,951	255,951

Total assets	$3,527,552	$3,551,605	$3,540,986	$3,563,026	$3,525,287	$3,579,001

Liabilities:
Non-interest bearing deposits $227,490	$227,490	$227,490	$227,490	$227,490	$227,490
Interest bearing deposits	975,811	922,340	914,756	930,657	907,171	938,973
Interest bearing deposits—certificates of deposit	841,621	854,160	850,469	857,939	846,778	861,717
FHLB advances	625,000	659,890	653,064	666,906	646,239	673,921
Short-term borrowings	257,488	257,488	257,488	257,488	257,488	257,488
Convertible subordinated debt	26,126	27,409	27,216	27,605	27,023	27,801
Trust preferred securities	4,382	4,382	4,382	4,382	4,382	4,382

Total interest rate sensitive liabilities	2,957,918	2,953,159	2,934,865	2,972,467	2,916,571	2,991,772
Non-interest rate sensitive liabilities	168,044	168,044	168,044	168,044	168,044	168,044

Total liabilities	3,125,962	3,121,203	3,102,909	3,140,511	3,084,615	3,159,816

Shareholders' equity	401,590	430,402	438,077	422,515	440,672	419,185

Total liabilities and shareholders' equity	$3,527,552	$3,551,605	$3,540,986	$3,563,026	$3,525,287	$3,579,001

        Computation of prospective effects of hypothetical rate changes is based on many assumptions, including relative levels of market interest rates, loan prepayments and deposit decay. They should not be relied upon as indicative of actual results. Further, the computations do not contemplate certain actions management could undertake in response to changes in interest rates. The maturity of the Company's mandatory delivery and purchase commitments are typically less than 90 days. The Company sells its mortgage loans held for sale within 60 days and intends to sell the commercial loans held for sale within one year. The remaining assets are either non-interest rate sensitive or the company intends to hold them until maturity. For additional details of the maturity of these assets, see the loan and lease portfolio and investment securities portfolio sections previously discussed.

FUTURE OUTLOOK

        The Company is excited about the progress that it has made in becoming a premier provider of financial products and services to its targeted market segments. NetBank's strategy is multi-faceted involving:

        Internet-Only Bank    NetBank, FSB operates as an FDIC-insured, federally chartered thrift institution that currently serves more than 150,000 customers throughout the United States and in 20 foreign countries. NetBank, FSB operates a totally branchless model and passes on a portion of the cost savings to its customers in the form of attractive yields on deposits. NetBank, FSB's array of products and services are available to its customers 24 hours per day, seven days a week, and all 365 days during the year.

        Financial Intermediary    Through its mortgage banking operations, the Company serves as an intermediary between consumers and institutional investors. The Company obtains mortgage loans by originating loans directly with consumers or through brokers or by buying closed loans from a network of correspondent banks, thrifts and independent mortgage companies. The majority of these loans are held for sale on the Company's balance sheet prior to delivery into the secondary market. The Company thus earns a long-term yield, on an asset held short-term, and also earns origination and servicing revenues and gains on the sale of the mortgages or resulting mortgage-backed securities.

        Transaction Processor    The Company, through its Resource Mortgage Solutions initiative, sells its core mortgage lending competencies on a "private label" basis to community banks, credit unions and other financial businesses who don't have the technical expertise, technology or critical mass to open up their own mortgage lending operations.

        NetBank believes that this branchless, Internet-only retail banking model represents the future of retail banking. NetBank believes that its deposit base will continue to grow as Internet usage and Internet-based commerce grow. NetBank believes that it can continue to invest those deposits profitably in mortgage loans held temporarily for sale. NetBank also believes that its non-interest earnings in the form of fees and gain on sale resulting from its financial intermediary and transaction processing activities will provide a better diversity of earnings than the traditional banking model.

        While NetBank is optimistic about its short and long-term prospects, the following should be considered in evaluating NetBank's earnings and growth outlook.

        Mortgage interest rates during 2002 were at historically low levels. This prompted refinance and home purchase mortgage volumes to grow to the highest levels in history. Total mortgage industry production volumes were just under $2.5 trillion for 2002. Many economic forecasts predict that interest rates will start to increase by mid-year 2003. The Mortgage Bankers Association of America's forecast calls for total mortgage production of just under $2.0 trillion, representing a 20% drop in volume from 2002. Although the Company believes that its offerings of adjustable rate products and non-conforming loan products will soften some of the impact of declines in available volume, there can be no assurance that the Company will be able to sustain current levels of production volumes. The following summarizes some of the major potential threats and opportunities of a rising rate scenario:

  •
  Total production volume could decline resulting in less net interest margin on loans held for sale, less gain on sale, and less production-related fee revenue.

  •
  Gain on sale margins could be reduced due to increased competition for available mortgage application volume.

  •
  Production costs per unit could rise as the result of a reduction in leverage gained on fixed costs (fixed costs are spread over a smaller number of units).

        This impact may be offset, in part, by the following additional potential effects of the rising rate environmnent:

  •
  The value of servicing rights available for sale could increase as actual and forecasted prepayments go down. Although these assets are carried at the lower of cost or market, accounting rules allow for the reversal of previously provided reserves for impairment. At December 31, 2002, such reserves aggregated $14.4 million. Servicing hedge values would go down, offsetting a portion of the reserve recovery.

  •
  With reduced prepayments, servicing revenues would improve.

  •
  The Company could elect to take a portion of existing excess liquidity and liquidity freed up by the reduced loan production volume and invest in additional interest-earning assets at the then higher interest rates.

        As discussed in Note 21 to the financial statements, the Company is involved in litigation with three insurance companies who are sureties on some of NetBank, FSB's commercial lease portfolios. NetBank, FSB has filed a claim for $32.2 million in principal and interest payments that are currently past due. The unpaid principal balance and unpaid interest balance total $85 million, and the Company maintains an allowance for losses against this portfolio of $21.2 million. The entire portfolio is on non-accrual status. The litigation is in the preliminary discovery stage, and NetBank, FSB has moved for judgment on the pleadings against the insurance companies. The judge in the case is expected to rule on the motion during the first half of 2003. If the judge does not rule in favor of NetBank, FSB, the discovery phase will continue, and NetBank, FSB would consider a subsequent motion for summary judgment following completion of discovery. Although the Company believes that its case against the insurance companies is strong, there is no assurance that the suit will ultimately be settled in NetBank, FSB's favor nor is there any assurance as to the length of time it may take the Company to prevail. The following summarizes the potential impact of some of the possible scenarios that could materially impact the results of the Company's operations for 2003 and beyond:

  •
  A victory in the action or favorable settlement could result in the Company being able to restore these assets back to accrual status. The annual impact of non-accrual status in 2002 was $7.6 million. Likewise, the Company may be able to reverse a portion of its existing allowance for losses on these assets.

  •
  A loss in the litigation or adverse settlement could result in the Company recording additional provisions for loss on these assets and the continuation of non-accrual status.

  •
  Prolonged litigation could result in the continuation of non-accrual status and the potential for recording additional provisions for losses on these assets in the future.

CONSOLIDATED BALANCE SHEETS
(IN 000s EXCEPT SHARE AMOUNTS)

	December 31,
	2002	2001
Assets
Cash and cash equivalents:
Cash and due from banks	$34,687	$17,562
Federal funds sold	76,878	4,785

Total cash and cash equivalents	111,565	22,347
Investment securities available for sale-at fair value (amortized cost of $636,991 and $855,967, respectively)	654,719	850,079
Stock of Federal Home Loan Bank of Atlanta—at cost	36,600	55,539
Loans held for sale	1,514,625	295,529
Loans and leases receivable—net of allowance for loan and lease losses of $42,576 and $22,865, respectively	892,093	1,489,521
Mortgage servicing rights—net	88,502	4,465
Accrued interest receivable	12,839	10,804
Furniture, equipment and capitalized software—net	46,610	12,210
Goodwill and other intangibles—net	41,696	26,932
Due from servicers and investors	70,526	82,386
Other assets	57,777	29,721

Total assets	$3,527,552	$2,879,533

Liabilities and Shareholders' Equity
Liabilities:
Deposits	$2,044,922	$1,493,819
Other borrowed funds	882,488	1,011,985
Convertible subordinated debt	26,126	26,923
Trust preferred securities	4,382	—
Accrued interest payable	13,266	16,632
Loans in process	45,734	33,632
Accounts payable and accrued liabilities	109,044	41,088

Total liabilities	3,125,962	2,624,079
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock, no par (10,000,000 shares authorized, none outstanding)	—	—
Common stock, $.01 par (100,000,000 shares authorized, 52,674,751 and 31,751,369 shares issued, respectively)	527	318
Additional paid-in capital	426,485	267,004
Retained (deficit) earnings	(2,568)	13,289
Accumulated other comprehensive income (loss), net of tax of $6,702 and $2,240, respectively	11,026	(3,648)
Treasury stock, at cost (4,024,193 and 2,736,870 shares, respectively)	(33,880)	(21,509)

Total shareholders' equity	401,590	255,454

Total liabilities and shareholders' equity	$3,527,552	$2,879,533

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN 000s EXCEPT SHARE AMOUNTS)

	For the Years Ended December 31,
	2002	2001	2000
Interest income:
Loans and leases	$132,988	$113,493	$84,707
Investment securities	31,393	35,703	30,921
Short-term investments	2,374	2,320	692

Total interest income	166,755	151,516	116,320
Interest expense:
Deposits	55,162	60,687	48,747
Other borrowed funds	48,357	39,930	29,817

Total interest expense	103,519	100,617	78,564

Net interest income	63,236	50,899	37,756
Provision for loan and lease losses	22,417	585	393

Net interest income after provision for losses	40,819	50,314	37,363
Non-interest income:
Service charges and fees	37,521	12,272	3,045
Gains on sales of mortgage loans and mortgage servicing rights	124,895	11,796	—
Gains on the early extinguishment of debt	67	—	15,461
Gains on sales of securities	5,781	3,531	366
Other income	8,897	—	—

Total non-interest income	177,161	27,599	18,872
Non-interest expense:
Salaries and benefits	93,925	17,996	6,408
Customer service	13,501	14,553	9,186
Loan servicing	5,649	5,582	3,912
Marketing	6,636	6,178	13,091
Data processing	12,722	7,473	3,039
Depreciation and amortization	15,312	6,353	2,612
Impairment and amortization of mortgage servicing rights	26,945	—	—
Office expenses	9,020	2,501	940
Occupancy	15,474	2,345	702
Travel and entertainment	3,096	505	761
Professional services	9,719	1,849	1,581
Other expenses	11,989	2,103	949
Prepayment penalties on the early extinguishment of debt	9,944	—	—
Non-recurring acquisition & severance	10,085	—	—

Total non-interest expense	244,017	67,438	43,181

(Loss) income before income taxes	(26,037)	10,475	13,054
Income tax benefit (expense)	10,180	(3,874)	(4,461)

Net (loss) income	$(15,857)	$6,601	$8,593

Net (loss) income per share outstanding:
Basic	$(0.36)	$0.23	$0.29
Diluted	$(0.36)	$0.22	$0.28
Weighted average outstanding:
Basic	44,407	29,210	29,667
Diluted	44,407	29,770	30,340

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(IN 000s EXCEPT SHARE AMOUNTS)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained (Deficit) Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total
Balance—January 1, 2000	29,413	$294	$243,236	$(1,905)	$(3,204)	$—	$238,421
Comprehensive income:
Net income	—	—	—	8,593	—	—	8,593
Unrealized gain on securities, net of taxes and reclassification adjustment	—	—	—	—	2,852	—	2,852

Comprehensive income							11,445
Purchase of shares of common stock for treasury	—	—	—	—	—	(7,608)	(7,608)
Issuance of stock in conjunction with repurchase of convertible subordinated notes	595	6	8,336	—	—	—	8,342
Exercise of stock options	5	—	7	—	—	—	7

Balance—January 1, 2001	30,013	$300	$251,579	$6,688	$(352)	$(7,608)	$250,607
Comprehensive income:
Net income	—	—	—	6,601	—	—	6,601
Unrealized loss on securities, net of taxes and reclassification adjustment	—	—	—	—	(3,296)	—	(3,296)

Comprehensive income							3,305
Purchase of shares of common stock for treasury	—	—	—	—	—	(13,901)	(13,901)
Issuance of stock in conjunction with acquisition	1,689	17	15,115	—	—	—	15,132
Exercise of stock options	49	1	310	—	—	—	311

Balance—January 1, 2002	31,751	$318	$267,004	$13,289	$(3,648)	$(21,509)	$255,454
Comprehensive loss:
Net loss	—	—	—	(15,857)	—	—	(15,857)
Unrealized gain on securities, net of taxes and reclassification adjustment	—	—	—	—	14,674	—	14,674

Comprehensive loss							(1,183)
Purchase of shares of common stock for treasury, net of issuances	—	—	18	—	—	(12,371)	(12,353)
Issuance of stock in conjunction with acquisition	19,717	197	155,365	—	—	—	155,562
Exercise of stock options	1,207	12	4,098	—	—	—	4,110

Balance—December 31, 2002	52,675	$527	$426,485	$(2,568)	$11,026	$(33,880)	$401,590

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN 000s EXCEPT SHARE AMOUNTS)

	For the Years Ended December 31,
	2002	2001	2000
Operating activities:
Net (loss) income	$(15,857)	$6,601	$8,593
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	15,312	6,353	2,612
Amortization of premiums on loan and lease receivables	36,385	16,807	8,123
Net amortization (accretion) of premiums (discounts) on investment securities	2,401	229	(317)
Gain on sales of furniture, fixtures and equipment	(2,800)	—	—
Origination of mortgage loans held for sale	(11,731,320)	(1,240,254)	—
Proceeds from sales of mortgage loans held for sale	11,443,703	1,173,381	—
Net gain on sales of mortgage loans and servicing rights	(119,837)	(11,796)	—
Capitalization of mortgage servicing rights	(141,222)	(25,708)	—
Proceeds from sale of mortgage servicing rights	163,298	28,593	—
Impairment and amortization of mortgage servicing rights	26,945	—	—
Gains on the early extinguishment of debt	(67)	—	(15,461)
Provision for loan and lease losses	22,417	585	393
Changes in assets and liabilities which provide (use) cash:
Decrease (increase) in accrued interest receivable	157	(2,965)	397
Decrease (increase) in other assets, due from servicers, and intangibles	71,128	(68,669)	(14,801)
(Decrease) increase in accrued interest payable	(4,637)	(522)	9,335
(Decrease) increase in accounts payable and accrued liabilities	(32,735)	26,874	2,140
Increase in loans in process	12,102	33,632	—

Net cash (used in) provided by operating activities	(254,627)	(56,859)	1,014
Investing activities:
Purchases of available for sale securities	(1,758,939)	(961,750)	(180,277)
Principal repayments on available for sale investment securities	230,683	115,239	82,757
Sales and maturities of available for sale securities	1,741,670	383,289	130,796
Gain on sales of available for sale securities	(5,781)	(3,531)	(366)
Sale (purchase) of Federal Home Loan Bank stock	18,939	(29,089)	(14,250)
Origination and purchases of loans and leases	(422,420)	(992,150)	(829,559)
Principal repayments on loans and leases	698,885	612,008	237,059
Proceeds from sales of loans	226,056	—	—
Purchases of furniture, fixtures, and equipment	(37,344)	(6,302)	(5,780)
Proceeds from disposal of furniture, fixtures, and equipment	23,413	—	—
Net cash acquired in business combination	29,762	8,370	—
Net cash acquired in acquisition of deposits	—	69,573	—

Net cash provided by (used in) investing activities	744,924	(804,343)	(579,620)
Financing activities:
Increase in deposits	551,103	437,367	326,851
Proceeds from other borrowed funds	7,485,802	956,776	1,398,058
Repayments of other borrowed funds	(8,433,199)	(509,176)	(1,078,124)
Net change in certificates of deposits	(1)	214	237
Net proceeds from issuance of trust preferred securities	4,382	—	—
Repurchase of convertible subordinated notes	(923)	—	(62,500)
Exercise of stock options	4,110	311	7
Net purchase of treasury stock	(12,353)	(13,901)	(7,608)

Net cash (used in) provided by financing activities	(401,079)	871,591	576,921

Net increase (decrease) in cash and cash equivalents	89,218	10,389	(1,685)
Cash and cash equivalents:
Cash, beginning of period	22,347	11,958	13,643

Cash, end of period	$111,565	$22,347	$11,958

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$109,378	$101,139	$69,927
Cash paid during the period for income taxes	$928	$2,730	$2,438
Non-cash investing and financing activities:
Issuance of common stock to repurchase convertible subordinated notes	—	—	$8,342
Fair value of assets acquired	$1,057,830	$248,740	—
Goodwill	$17,662	$19,736	—
Liabilities assumed	(919,930)	(247,284)	—
Stock issued in transaction	(155,562)	(15,132)	—

Cash paid for business	$—	$6,060	$—

See notes to consolidated financial statements.

NETBANK, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002

1      ORGANIZATION AND BASIS OF PRESENTATION

        NetBank, Inc. is a savings and loan holding company that wholly owns the outstanding stock of NetBank, ("NetBank, FSB"), a federal savings bank; Meritage Mortgage Corporation ("Meritage"), a wholesale non-conforming mortgage provider; MG Reinsurance Company ("MG Reinsurance"), a captive reinsurance company; NetInsurance, Inc., ("NetInsurance"), a licensed insurance agency; and NB Partners, Inc., a corporation formed to be involved in strategic partnering opportunities. NetBank, FSB also owns all of the outstanding stock of Market Street Mortgage Corporation ("Market Street"), a retail mortgage company, and Resource Bancshares Mortgage Group, Inc. ("Resource"). Resource wholly owns RBMG, Inc. ("RBMG"), a wholesale mortgage banking company, and Republic Leasing Company, Inc. ("Republic Leasing"), a small ticket equipment financing company.

        NetBank, Inc. acquired Resource on March 31, 2002, and subsequently reorganized the holding company structure as described above based on operational, licensing and funding needs. NetBank, Inc. acquired Market Street on June 29, 2001, and subsequently donated Market Street to NetBank, FSB. Accordingly, the financial impact of Resource and Market Street are included from the dates of the acquisition. The entire consolidated company is referred to herein as "NetBank" or "the Company".

        All dollar figures are presented in thousands (000's) except per share data unless otherwise noted.

2      ACQUISITIONS

        On March 31, 2002, NetBank consummated its acquisition of Resource pursuant to an Agreement and Plan of Merger dated November 18, 2001. In the merger, NetBank issued 1.1382 shares of NetBank common stock in exchange for each outstanding share of Resource common stock, equivalent to 19.7 million shares of common stock plus cash in lieu of fractional shares. The transaction was accounted for as a purchase, and a total of $17.7 million of goodwill was recorded. At March 31, 2002, the Company had recorded $14.8 million of goodwill, which was subsequently increased during the nine months ended December 31, 2002, by an additional $2.9 million. This increase was due to the resolution of pre-acquisition contingencies.

        On June 29, 2001, NetBank, Inc. acquired all of the outstanding stock of Market Street pursuant to an agreement dated April 15, 2001, and amended as of June 29, 2001, among NetBank, Net Interim, Inc., Republic Bank, Republic Bancorp, Inc. and certain shareholders of Market Street. The consideration paid consisted of 1,689,000 shares of NetBank common stock valued at $8.96 per share and cash of $6.1 million. The acquisition was accounted for as a purchase, and approximately $20.1 million in goodwill, including transaction costs, was recorded.

        Pro-forma financial information assuming both Market Street and Resource were included in the entire twelve months results for the years ended December 31, 2002 and 2001, follows:

	2002	2001
	(unaudited)
Net interest income	$76,340	$82,034
Net (loss) income	$(16,625)	$31,274
Basic (loss) earnings per share	$(0.34)	$0.64
Diluted (loss) earning per share	$(0.34)	$0.63

        On March 28, 2001, NetBank in a purchase business combination acquired approximately 50,000 customer deposit accounts and related liabilities of approximately $75,700 from CompuBank for $4,000 in cash, plus related expenses and assumed liabilities. In conjunction with the transaction, NetBank had recorded the purchase price as a core deposit intangible to be amortized on a straight-line basis over a period of seven years.

3      ACCOUNTING POLICIES

        The accounting and reporting policies of NetBank conform with accounting principles generally accepted in the United States of America and general practices within the banking and mortgage banking industries. Certain amounts from prior years have been reclassified to conform to current period presentation. The following is a summary of the more significant policies:

        Consolidation.    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

        Significant Estimates.    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates relate to the Company's allowance for loan and lease losses, the fair values of mortgage loans held for sale, lease receivables, servicing rights, servicing hedges and the Company's other hedging instruments. Because of the inherent uncertainties associated with any estimation process and due to possible future changes in market and economic conditions that will affect fair values, it is possible that actual future results in realization of the underlying assets and liabilities could differ significantly from the amounts reflected as of the balance sheet date.

        Cash and Cash Equivalents.    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits due from banks, and federal funds sold to banks. In addition, NetBank is required to maintain a cash reserve with the Federal Reserve based on a graduated percentage of transaction accounts, which is also included in cash and cash equivalents.

        Investment Securities Available for Sale.    Investment securities classified as available for sale are carried at fair value. Unrealized holding gains or losses, net of tax, on available for sale securities are reported as a net amount in other comprehensive income in the statement of shareholders' equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold using the specific identification method. Any decreases in investment value determined to be other than temporary declines are recognized in current period results. Premiums and discounts are recognized in interest income over the period to maturity.

        Loans Held for Sale.    Commercial and mortgage loans held for sale are stated at the lower of aggregate cost or market (LOCOM). Derivatives used to hedge the fair value of mortgage loans held for sale are carried in the Company's balance sheet as assets or liabilities at fair market value. The Company has elected and its current instruments qualify for special hedge accounting for these derivatives under SFAS No. 133. Accordingly, changes in the value of derivatives used to hedge changes in the fair value of loans held for sale are recorded as cost basis adjustments to loans held for sale.

        Loan origination fees and costs related to loans originated for sale are capitalized and are recognized as a component of the gain or loss upon sale of the related principal balance.

        On occasion the Company has to repurchase certain non-performing loans. Upon repurchase of a loan, the Company initially capitalizes the current unpaid principal balance and related advances and any other related costs are charged against the allowance, which is a reduction of current period gain on sale. The Company subsequently estimates the net realizable value of the repurchased loan portfolio and records an estimate of the allowance for losses on repurchases.

        Loans and Leases Receivable.    Loans and leases receivable are stated at amortized cost, net of allowances for loan and lease losses. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loans for loans originated for investment by NetBank. Premiums on loans purchased from third parties are capitalized and amortized over the estimated life of the loan as an adjustment to yield. Such premiums are classified with the loan balance to which they relate for financial reporting purposes.

        Lease receivables consist of direct finance equipment leases, which are carried at amortized cost. Interest income is recognized monthly based on the net lease outstanding balance. Residuals are recognized monthly based on the estimated end-of-lease value and are included as an adjustment to interest income. Certain direct costs to originate lease receivables are deferred and recognized as an adjustment to interest income over the estimated life of the lease.

        Allowance for Loan and Lease Losses.    The allowance for loan and lease losses is maintained at a level estimated to be adequate to provide for probable losses in the loan and lease portfolio. Historically, the majority of NetBank's portfolio was purchased, with an estimate of the loss inherent in the purchased portfolio made and an allowance for loan and lease losses recorded by adjusting the premium associated with the purchased loans at the time of purchase. Such premium is amortized over the life of the loan through the income statement. For loans and leases originated by NetBank for investment, allowances are established through a charge to earnings. Management determines the adequacy of the allowance based upon reviews of individual and pools of loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, the seller's reserve, and other pertinent factors. Any deterioration in a loan or lease pool occurring after the date of purchase is charged to the provision for loan loss. Loans and leases deemed uncollectible are charged to the allowance. Provisions for loan and lease losses, net of recoveries on loans previously charged off, are added to the allowance.

        Mortgage Servicing Rights.    The Company allocates the total cost of a whole mortgage loan originated or purchased to the mortgage servicing rights and the loan (without servicing rights) based on relative fair values. The market value of servicing rights acquired in bulk transactions, rather than as by-products of the Company's loan production activities, is initially capitalized at the lower of cost or the estimated present value of future expected net servicing income. Amounts capitalized as mortgage servicing rights are amortized over the period of, and in proportion to, estimated future net servicing income. The Company assesses its capitalized mortgage servicing rights for impairment (on a stratified basis) based on the estimated market values of those rights. Impairments are recognized as a valuation allowance for each impaired stratum. The Company's analysis values such rights in consideration of current forward committed delivery prices, prevailing interest, prepayment and default rates, and other relevant factors as appropriate or allocable to each valuation stratum.

        Fees for servicing loans and leases are recognized monthly on an accrual basis based upon the terms of the underlying agreement. Generally, such agreements provide for fees based upon a percentage of the outstanding balance.

        The Company uses various derivatives to manage its interest rate and prepayment risk on its servicing portfolio. Under SFAS No. 133, the Company may elect, at its option, hedge accounting treatment for its servicing rights. If changes in the value of the servicing rights and the hedges meet certain correlation criteria, changes in the fair value of the servicing rights may be offset in the income statement by changes in the fair value of the hedging instrument. Under SFAS No. 133, the hedges are marked-to-market through the income statement. Servicing rights not subject to special hedge accounting are LOCOM assets under GAAP. When values go down, the impact is recorded through the income statement. When values go up, the increase may be recorded in earnings only to the extent of impairment reserves established by previous write downs of servicing under SFAS No. 125. The election for special hedge accounting treatment must be made at the beginning of the accounting period, in accordance with SFAS No. 133.

        As a servicer of mortgage loans, the Company will incur certain losses in the event it becomes necessary to carry out foreclosure actions on loans serviced. Substantially all serviced agency-eligible loans are fully guaranteed against such losses by the securitizing government sponsored enterprise. The allowance for estimated losses on foreclosure, which is part of mortgage loans held for sale, is determined based on delinquency trends and management's evaluation of the probability that foreclosure actions will be necessary. The allowance for estimated losses on foreclosure was $268 at December 31, 2002.

        Gains and losses on sales of mortgage servicing rights are recognized at the sale date, which is the date the sales contract is closed and substantially all risks and rewards of ownership pass to the buyer.

        Furniture, Equipment and Capitalized Software.    Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of each asset. NetBank evaluates the estimated useful lives of assets on a periodic basis to determine whether events or circumstances warrant revised estimated useful lives or whether any impairment exists. Management believes no impairment existed at December 31, 2002.

        Certain costs incurred to develop internal use computer software are capitalized in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Such costs include external direct costs of materials and services consumed in developing internal use software and direct payroll and payroll-related costs for employees who devote time to the internal use software project. Once the capitalization criteria of the SOP have been met, such costs are classified as capitalized software and are amortized on a straight-line basis over three years once the software has been put into use.

        Goodwill and Other Intangible Assets.    Goodwill and other intangibles consists primarily of $19.7 million in goodwill related to the acquisition of Market Street in 2001, $17.7 million of goodwill related to the acquisition of Resource in 2002, $1.1 million of trademark intangible and $3.1 million of core deposit intangibles related to the acquisition of certain deposit accounts from CompuBank in 2001. The core deposit intangibles are being amortized straight-line over a seven-year life. During the year ended 2001, goodwill was being amortized over a 25-year life; however, amortization of goodwill was discontinued as of January 1, 2002, upon the adoption of SFAS No. 142. The Company tests goodwill and other intangibles for impairment on an annual basis as prescribed in SFAS No. 142, see Note 4 regarding the implementation of SFAS No. 142.

        Other Real Estate Owned.    Other real estate owned (REO) is carried at the lower of the original carrying amount or fair value less costs to sell.

        Interest Income on Loans.    Interest on loans is generally recorded over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due or when, in management's opinion, collectibility of such interest is doubtful. In addition, any previously accrued interest is reversed when the loan becomes 90 days contractually past due.

        Sales of Mortgage Loans.    Gains or losses on sales of agency-eligible loans and on whole loan sales of conforming and non-conforming mortgage loans are determined at settlement date and are measured by the difference between the net proceeds and the net carrying amount of the underlying mortgage loans.

        Mortgage Loan Purchase/Funding Commitments.    The Company records the value of its rate lock commitments (rate locks) given to borrowers, correspondents or brokers in other assets or in other liabilities on its balance sheets. These assets or liabilities are measured by the change in value from the date of rate lock to the balance sheet dates.

        Advertising.    NetBank expenses the cost of advertising over the period that the campaign runs. As of December 31, 2002, and December 31, 2001, the Company had capitalized advertising costs of $754 and $616, respectively.

        Income Taxes.    Provisions for income taxes are based upon amounts reported in the statements of operations and include deferred taxes for net operating loss carryforwards generated prior to the year ended December 31, 2002, and temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the temporary differences are expected to reverse. NetBank records a valuation allowance when management believes it is more likely than not that deferred tax assets will not be realized.

        Net (Loss) Income Per Share.    NetBank computes basic net (loss) income per common and common equivalent share based on the weighted average number of common shares outstanding during the year. Diluted net income per common share is computed based on the weighted average number of common and potential dilutive common shares outstanding during the year.

        Derivatives Designated as Hedges.    The Company tests the fair value hedges related to its mortgage loans held for sale and mortgage servicing rights at inception and on an ongoing basis to determine that the derivatives are highly effective in offsetting changes in fair values or cash flows of the respective hedged items.

        If a derivative fails to meet hedge effectiveness tests, if hedge designation for a derivative is discontinued, or if the asset or liability being hedged is disposed of, the derivative is marked-to-market through the statement of operations.

        Gains/losses on derivatives hedging servicing assets are included in other income. Gains/losses on derivatives hedging mortgage loan purchase/funding commitments and mortgage loans held for sale are included in gains on sale of mortgage loans and mortgage servicing rights.

        Stock Options.    At December 31, 2002, the Company established the 1996 Stock Incentive Plan (the "Plan"), which is described more fully in Note 16. The Company accounts for the Plan under the recognition and measurement principles of Accounting Principles Board 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2002	2001	2000
Net (loss) income, as reported	$(15,857)	$6,601	$8,593
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,549)	(711)	(3,018)

Pro forma net income	$(18,406)	$5,890	$5,575

Earnings per share:
Basic—as reported	$(0.36)	$0.23	$0.29
Basic—pro forma	$(0.41)	$0.20	$0.19
Diluted—as reported	$(0.36)	$0.22	$0.28
Diluted—pro forma	$(0.41)	$0.20	$0.18

4      NEW ACCOUNTING PRONOUNCEMENTS

        Effective January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting. SFAS 142 changes the accounting for goodwill and other intangible assets. Based on the adoption, goodwill is no longer being amortized but will be subject to an annual impairment test. The effect of the adoption on NetBank's financial statements for the year ended December 31, 2002, was a reduction of amortization expense of $789 related to goodwill. For the year ended December 31, 2002, the Company completed an impairment analysis and found that goodwill was not impaired. The Company will complete an impairment test at least annually and will record an impairment charge if any impairment is indicated. See Note 10 for further discussion of goodwill and intangible assets.

        Effective January 1, 2002, NetBank adopted SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, which addresses accounting for and reporting of the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have an impact on the Company's results of operations, financial position, or cash flows.

        In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, that, among various topics, eliminated the requirement that all forms of gains or losses on debt extinguishments, such as the prepayment of FHLB advances, be reported as extraordinary items. The prepayment of FHLB advances is a normal part of the Company's asset and liability management strategy. As required by this pronouncement, the Company applied the provisions of SFAS No. 145 related to the treatment of debt extinguishments commencing January 1, 2002. Accordingly, the loss from the prepayment of FHLB advances for the year ended December 31, 2002, of $9,944 is no longer recognized as an extraordinary item but is recorded instead as a component of non-interest expense. In addition, the Company recognized a gain related to early extinguishment of convertible subordinated debt of $15,461 in 2000. This gain is no longer recognized as an extraordinary item but is recorded instead as a component of non-interest income.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires that a liability for costs associated with exit or disposition activities be recognized when the liability is incurred and be measured at fair value and adjusted for changes in estimated cash flows. Existing generally accepted accounting principles provide for the recognition of such costs at the date of management's commitment to an exit plan. Under SFAS No. 146, management's commitment to an exit plan would not be sufficient, by itself, to recognize a liability. The Statement is effective for exit or disposal activities initiated after December 31, 2002, and is not expected to have a material impact on the results of operations, financial position, or cash flows of the Company.

        In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. This Statement provides guidance on the accounting for the acquisition of a financial institution, which had previously been addressed in SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. The provisions of Statement No. 147 are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The adoption of this Statement did not have a material impact on the results of operations, financial position, or cash flow of the Company.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends the disclosure provisions of SFAS 123 to require expanded disclosure of the effects of the Company's accounting policy for stock-based employee compensation in the "Summary of Significant Accounting Policies" or its equivalent in annual financial statements. This statement also requires disclosure in consolidated interim financial information for any period in which stock-based employee awards are outstanding and accounted for using the intrinsic value method of APB Opinion 25. This statement is effective for fiscal years ending after December 15, 2002. See Note 3—Accounting Policies.

        In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to clarify accounting and disclosure requirements relating to a guarantor's issuance of certain types of guarantees. FIN 45 requires entities to disclose additional information about certain guarantees, or groups of similar guarantees, even if the likelihood of the guarantor's having to make any payments under the guarantee is remote. The disclosure provisions are effective for financial statements for fiscal years ended after December 15, 2002. For certain guarantees, the interpretation also requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. This initial recognition and measurement provision is to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. The Company is in the processing of assessing the potential impact of the recognition and measurement provisions of FIN 45 on its future financial statements. The Company has provided the additional disclosures required by FIN 45 in the financial statements, see Note 23.

5      INVESTMENT SECURITIES

        The following tables set forth the amortized cost, estimated fair value and gross unrealized gains and losses of the Company's investment securities available for sale:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
As of December 31, 2002
Mortgage pool securities	$121,868	$3,222	$—	$125,090
Collateralized mortgage obligations	8,774	159	9	8,924
U.S. government agencies	493,159	15,079	—	508,238
Corporate bonds	9,679	—	971	8,708
Habitat bonds and other	3,511	248	—	3,759

Total	$636,991	$18,708	$980	$654,719

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
As of December 31, 2001
Mortgage pool securities	$596,675	$345	$5,374	$591,646
Collateralized mortgage obligations	185,768	513	1,261	185,020
U.S. government agencies	60,000	834	—	60,834
Corporate bonds	9,666	—	1,006	8,660
Habitat bonds and other	3,858	61	—	3,919

Total	$855,967	$1,753	$7,641	$850,079

        The following table sets forth the amount of investment securities, which mature during each of the periods indicated, and the weighted average yields for each range of maturities at December 31, 2002. The actual maturity of the investment securities may differ from contractual maturity as certain of the investment securities are subject to call provisions, which allow the issuer to accelerate the maturity date of the security:

	Less than 1 Year	Weighted Average Yield	1-5 Years	Weighted Average Yield	5-10 Years	Weighted Average Yield	Greater than 10 Years	Weighted Average Yield
As of December 31, 2002
Mortgage pool securities	$—	0.00%	$—	0.00%	$39,842	5.50%	$85,248	6.11%
Collateralized mortgage obligations	—	0.00%	—	0.00%	40	8.00%	8,884	6.26%
U.S. government agencies	—	0.00%	233,145	4.66%	275,093	6.49%	—	0.00%
Corporate bonds	—	0.00%	—	0.00%	—	0.00%	8,708	2.45%
Habitat bonds and other	—	0.00%	—	0.00%	—	0.00%	3,759	5.50%

Total	$-	0.00%	$233,145	4.66%	$314,975	6.36%	$106,599	5.80%

        The amortized cost and estimated fair value of these securities at December 31, 2002, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Estimated Fair Value
At December 31, 2002
Due in less than one year	$—	$—
Due in more than one year but less than five years	223,326	233,145
Due in more than five years but less than ten years	308,687	314,975
Due after ten years	104,978	106,599

Total	$636,991	$654,719

        Gains on sales or calls of securities included in non-interest income were $5,781, $3,531 and $366 for the years ended December 31, 2002, 2001 and 2000, respectively. Taxes on these gains were approximately $2,197, $1,342 and $139, respectively.

6      LOANS AND LEASES RECEIVABLE

        Prior to its acquisition of Resource, NetBank's primary loan strategy was to purchase packages of loans from other financial institutions. The servicing for such loan purchases was retained by the selling institutions. Since its acquisitions of Market Street and Resource, NetBank originates residential mortgage loans, primarily for sale into the secondary markets, and NetBank's acquisition of loans from other financial institutions has been limited to fulfilling commitments to purchases that were entered into prior to the Resource acquisition. At December 31, 2002, NetBank was committed to fund $85 million of commitments to purchase loans from third party lenders, representing primarily the unused portion of home equity lines of credit. At December 31, 2002 and 2001, the Company had net premiums on its loan and lease receivables of $18,164 and $43,955, respectively. At December 31, 2002, 16%, 13%, 10%, 7% and 5% of NetBank's loan receivables were with customers residing in Texas, California, Georgia, Florida and New York, respectively. Previously acquired commercial loans receivable were re-classified as held for sale to reflect NetBank's current intent. The following is a summary of loans purchased during the years ended December 31, 2002 and 2001:

	Types of Loans Purchased	Principal Amount	Premium Amount	Range of Stated Interest Rates
2002	First mortgages	$18,770	$(64)	6.24%
	Second mortgages	18,110	(198)	8.34% - 8.54%
	Commercial	25,000	—	6.25%
	Leases	152,582	—	7.00%

	Total	$214,462	$(262)

2001	First mortgages	$570,092	$15,308	6.6% - 9.9%
	Commercial	101,550	—	7.8% - 8.9%
	Leases	67,767	—	7.50%

	Total	$739,409	$15,308

        The following is a summary of loan and lease receivables as of December 31, 2002 and 2001:

	2002		2001
	Amount	%	Amount	%
Commercial mortgages	$—	—	$231,739	15.3%
Residential mortgages	545,120	58.3%	977,768	64.7%
Leases	305,276	32.7%	150,918	10.0%
Home equity lines	82,051	8.8%	140,806	9.3%
Consumer	2,025	0.1%	10,747	0.7%
Construction	188	0.0%	197	0.0%
Auto	9	0.0%	211	0.0%

Total	934,669	100.0%	1,512,386	100.0%
Less allowance for loan and lease losses	(42,576)		(22,865)

Total	$892,093		$1,489,521

        The following table sets forth certain information at December 31, 2002, regarding the dollar amount of loans maturing in the loan portfolio, based on contractual terms to maturity. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less:

	Due 1 Year or Less	Due 1-5 Years	Due After 5 Years	Total
Residential mortgages	$43	$3,683	$541,394	$545,120
Leases	164,604	139,700	972	305,276
Home equity lines	640	4,663	76,748	82,051
Consumer	1,563	462	—	2,025
Construction	188	—	—	188
Auto	9	—	—	9

Total	$167,047	$148,508	$619,114	$934,669

        The following table segregates the Company's loan and lease portfolio by fixed and floating interest rates as of December 31, 2002:

	Fixed Rate	Floating Rate	Total
Residential mortgages	$265,122	$279,998	$545,120
Leases	305,276	—	305,276
Home equity lines	—	82,051	82,051
Consumer	2,025	—	2,025
Construction	—	188	188
Auto	9	—	9

Total	$572,432	$362,237	$934,669

        NetBank is involved in litigation with three insurance companies who are sureties on some of NetBank's lease portfolios, originated by CMC. NetBank has placed the entire portfolio of such leases on non-accrual status pending outcome of the litigation. (See Note 21 for additional details). In addition to the CMC lease portfolio, NetBank owns lease receivables originated and serviced by its subsidiary, Republic Leasing. The following disclosures relate only to that portion of NetBank's lease portfolio not subject to the aforementioned litigation.

        These lease receivables are summarized as follows as of December 31, 2002:

Lease receivables	$265,841
Less unearned discount	(39,157)
Less allowance for lease losses	(8,979)

Net book value	$217,705

        The components of NetBank's investment as of December 31, 2002, in such leases are summarized as follows:

Minimum lease payments due from lessees	$253,231
Estimated residuals	2,810
Initial direct costs, net	9,800

Total	$265,841

        As of December 31, 2002, the maturities of minimum lease receivables, including lease residuals, are as follows:

2003	$97,151
2004	72,210
2005	47,739
2006	26,914
2007	10,929
2008 and thereafter	1,098

Total	$256,041

        At December 31, 2002, the average lease size was approximately $25. At December 31, 2002, 19%, 9%, 7%, 7%, and 4% were located in the states of California, Texas, Florida, New York, and New Jersey, respectively. At December 31, 2002, 11% of lease receivables were collateralized by computers, 8% by manufacturing equipment, and 7% by restaurant equipment. In most instances, the Company requires a security deposit equal to one monthly payment and personal guarantees. At December 31,

2002, NetBank held security deposits and sales and property taxes for the benefit of lessees of $8 million.

7      ALLOWANCE FOR LOAN AND LEASE LOSSES

        The following is a summary of the allowance of loan and lease losses for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Balance—beginning of period	$22,865	$13,421	$7,597
Allowance recorded in connection with purchase of loan pools	7,257	11,456	7,270
Transferred to held for sale	(3,270)	—	—
Provision for loan losses	22,417	585	393
Loans charged off, net of recoveries	(8,521)	(2,597)	(1,839)
Allowance acquired through acquisitions	1,828	—	—

Balance—end of period	$42,576	$22,865	$13,421

        NetBank considers a loan or lease to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan or lease agreement. NetBank measures impairment of a loan or lease on a loan-by-loan or lease-by-lease basis. Amounts of impaired loans that are not probable of collection are charged off immediately. As of December 31, 2002, 2001 and 2000, NetBank had $117,469, $3,195 and $979, respectively, of impaired, non-accrual loans. On average NetBank held approximately $108,110 and $2,087 of impaired or non-accrual loans during 2002 and 2001, respectively. NetBank had $3,485 and $74 in real estate owned resulting from foreclosures at December 31, 2002 and 2001, respectively. NetBank had $4,988 and $0 loans that were restructured as of December 31, 2002 and 2001. The Company's real estate owned consist almost entirely of residential properties as a result of foreclosures. The foregone interest for the year ended December 31, 2002, was approximately $8.9 million.

8      FAIR VALUE AND IMPAIRMENT OF MORTGAGE SERVICING RIGHTS

        For purposes of evaluating its mortgage servicing rights portfolio for impairment, the Company disaggregates its servicing portfolio into two primary segments: available for sale and held for sale.

        The segment of the portfolio designated as available for sale is composed of servicing rights that were purchased in bulk transactions or that were retained out of production pursuant to individual portfolio retention decisions. As of December 31, 2002, the Company is retaining the majority of its conventional mortgage loan servicing rights. The available for sale portfolio is disaggregated for purposes of measuring potential impairments according to defined risk tranches. The Company has defined its risk tranches based upon interest rate band and product type. With respect to each such risk tranche, the fair value thereof, which is based upon an internal analysis that considers current market conditions, prevailing interest rates, prepayment speed and default rates and other relevant factors, is compared to amortized carrying values of the mortgage servicing rights for purposes of measuring potential impairment. The Company uses Constant Maturity Swap rate (CMS) floors, Constant Maturity Treasury rate (CMT) floors and corridors, interest rate swap contracts, interest rate caps and forward purchase contracts on FNMA mortgage backed securities (FNMA TBA) to protect itself against interest rate and prepayment risk on its available for sale portfolio.

        The segment of the portfolio designated as held for sale is composed of recently produced servicing rights that are scheduled for sale and have been allocated to specific forward servicing sales contracts. The held for sale portfolio is disaggregated for purposes of measuring possible impairments according to the specific forward sales contracts to which allocated, which the Company has determined to be the appropriate approach to disaggregation by predominant risk characteristic for this portfolio segment. For each such risk tranche, the fair value is based upon the allocated forward committed delivery price, which is compared to amortized carrying value for purposes of measuring potential impairment.

        At December 31, 2002, the following amounts related to the Company's servicing rights portfolio:

	UPB	Fair Value	Fair Value/ UPB	Net Carrying Value	Net Carrying Value/UPB	Weighted Average Note Rate	Weighted Average Service Fee	Net Basis as Multiple
Held for sale	$875,975	$13,229	1.51%	$13,229	1.51%	6.31%	0.40%	3.79
Available for sale	$6,093,438	$75,273	1.24%	$75,273	1.24%	6.81%	0.40%	3.10

        At December 31, 2002, key economic assumptions and the sensitivity of the current fair value of available for sale servicing cash flows to immediate 10% and 20% adverse changes in those assumptions are as follows:

Available for sale portfolio:
Fair value	$75,273
Weighted average life in years	3.6
Prepayment speed assumption (annual rate)	24.5%
Impact on fair value of 10% adverse change	$(4,972)
Impact on fair value of 20% adverse change	$(9,377)
Discount rate	9.4%
Impact on fair value of 10% adverse change	$(2,373)
Impact on fair value of 20% adverse change	$(4,530)

        The sensitivities above are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the table above, the effect of a variation in a particular assumption on the fair value of the available for sale servicing rights is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. The analysis above excludes the impact of the Company's hedge of the available for sale servicing rights.

        For the year ended December 31, 2002, the Company capitalized $141,222 in mortgage servicing rights. In addition, the Company incurred amortization expense of $12,516 related to mortgage servicing rights.

        The following summarizes changes in the impairment reserve for the year ended December 31, 2002:

Impairment reserve for available for sale servicing
Balance as of January 1, 2002	$—
Impairment expense	14,429

Balance as of December 31, 2002	$14,429

9      FURNITURE AND EQUIPMENT

        Furniture, equipment and software as of December 31, 2002 and 2001, are summarized as follows:

	Estimated Useful Lives	2002	2001
Furniture and fixtures	7 years	$25,420	$4,072
Equipment	5 - 7 years	10,205	4,624
Software	3 - 5 years	37,561	12,164

Total		73,186	20,860
Less accumulated depreciation and amortization		26,576	8,650

Furniture and equipment, net		$46,610	$12,210

        During the year ended December 31, 2002, the Company recognized $10,014 and $5,298 of amortization and depreciation expense, respectively. During the year ended December 31, 2001, the Company recognized $4,531 and $1,822 in amortization and depreciation expense, respectively.

10    GOODWILL AND INTANGIBLES

        Goodwill and other intangibles consists primarily of $19,736 in goodwill related to the acquisition of Market Street in 2001, $17,720 of goodwill related to the acquisition of Resource in 2002, and $3,126 of core-deposit intangibles related to the acquisition of certain deposit accounts from CompuBank in 2001. The core-deposit intangibles are being amortized straight-line over a seven-year life. Upon the adoption of SFAS No.142, "Goodwill and Other Intangible Assets" on January 1, 2002, NetBank ceased amortization of goodwill. The Company performed an impairment analysis as required by SFAS No. 142 and determined that goodwill was not impaired and the core-deposit intangible was impaired by $2,469. The Company will perform an impairment analysis at least annually and will record an impairment charge if goodwill is found to be impaired. In the table below, for the years ended December 31, 2002, 2001 and 2000, reported net income is reconciled to adjusted net income exclusive of amortization expense:

	2002	2001	2000
Reported net (loss) income	$(15,857)	$6,601	$8,593
Goodwill amortization	—	251	—

Adjusted net (loss) income	$(15,857)	$6,852	$8,593

Basic earnings per share:
Reported net (loss) income	$(0.36)	$0.23	$0.29
Goodwill amortization	—	0.01	—

Adjusted net (loss) income	$(0.36)	$0.24	$0.29

Diluted earnings per share:
Reported net (loss) income	$(0.36)	$0.22	$0.28
Goodwill amortization	—	0.01	—

Adjusted net (loss) income	$(0.36)	$0.23	$0.28

        Core-deposit intangibles arose from the acquisition of 50,000 customer deposit accounts purchased from CompuBank on March 28, 2001. An impairment analysis was performed, and the Company noted that the underlying deposit accounts were closing more quickly than originally estimated. Therefore, NetBank recorded an impairment charge of $2,469 during the second quarter of 2002. The impairment charge was recorded in the depreciation and amortization line item of the Consolidated Statement of Operations herein and included in the Retail Bank Segment.

        The changes in carrying amount of goodwill and acquired intangible assets by segment for the year ended December 31, 2002, are as follows:

	Retail Banking Segment	Mortgage Banking	Other	Total
Goodwill and Acquired Intangible Assets:
Balance as of January 1, 2002	$6,362	$19,736	$—	$26,098
Goodwill acquired during the year	—	17,720	—	17,720
Acquired intangible asset impairment	(2,469)	—	—	(2,469)
Amortization	(767)	—	—	(767)

Balance as of December 31, 2002	$3,126	$37,456	$—	$40,582

        As of December 31, 2002, the Company had additional intangible assets of $1,114. These assets primarily consist of the Company's trademark, which was internally developed. The tax deductibility of goodwill in future periods as of December 31, 2002 was $17,948. Amortization expense is estimated to be $605 for each of the next five years ending December 31, 2007.

11    DEPOSITS

        The following table sets forth the dollar amount of deposits and weighted average interest rates in the various types of deposit programs offered by the Company:

	As of December 31, 2002			As of December 31, 2001
	Amount	%	Weighted Average Interest Rate	Amount	%	Weighted Average Interest Rate
Weighted average interest rate
Non-interest bearing checking accounts	$227,490	11.1%	N/A	$26,858	1.8%	N/A
Interest bearing:
Checking accounts	163,938	8.0%	1.6%	131,887	8.8%	1.8%
Money market	811,873	39.7%	2.3%	492,424	33.0%	3.7%
Certificate of deposit under $100	720,399	35.2%	3.4%	724,328	48.5%	5.8%
Certificate of deposit over $100	121,222	6.0%	3.4%	118,322	7.9%	5.8%

Total deposits	$2,044,922	100.0%		$1,493,819	100.0%

        Accrued interest as of December 31, 2002, related to checking, money market, and certificates of deposit accounts was $71, $512 and $9,318, respectively. As of December 31, 2001, accrued interest related to checking, money market and certificates of deposit accounts was $65, $353 and $12,874, respectively. At December 31, 2002 and 2001, $641 and $9,854 of overdrawn deposits were classified as loans.

        At December 31, 2002, the scheduled maturities of certificates of deposit were as follows:

	Certificate Amounts	Average Rate Paid on Certificates
3 months or less	$228,475	2.40 - 6.15%
3-6 months	222,534	2.35 - 4.74%
6-12 months	202,534	2.91 - 4.74%
12 or more months	188,078	3.20 - 4.78%

Total	$841,621

        At December 31, 2002, certificates of deposits with maturities occurring after December 31, 2003, were as follows:

Certificate Amounts
2004	$106,435
2005	27,300
2006	252
2007	54,091

$188,078

        At December 31, 2002, the scheduled maturities of certificates of deposit over $100 were as follows:

Certificate Amounts
3 months or less	$33,579
3-6 months	24,020
6-12 months	38,245
12 or more months	25,378

Total	$121,222

12    BORROWINGS

        A summary of borrowings and available borrowings, grouped by year of maturity, as of December 31, 2002, follows:

Type of Borrowing	Year of Maturity	Range of Stated Interest Rates at December 31, 2002	Principal Amount Outstanding at December 31, 2002
$100 million warehouse line of credit	2003	2.81%*	$5,786
$250 million master repurchase facility	2003	2.80%*	129,064
$200 million master repurchase facility	2003	2.81%*	14,794
$625 million FHLB warehouse line	2003	DRC + 0.50%	—
FHLB advances	2003	2.50 - 3.61%	55,000
FHLB advances	2004	2.31 - 6.03%	330,000
Convertible subordinated notes	2004	4.75%	26,358
FHLB advances	2005	5.63 - 7.41%	170,000
FHLB advances	2006	5.63%	20,000
FHLB advances	2007	7.50%	25,000
FHLB advances	2009	4.64%	25,000
NBI Trust I preferred securities	2032	LIBOR + 3.35%*	4,382
$175 million master repurchase facility	N/A	1.56%*	107,844

	Total		913,228
	Less unamortized discount		(232)

	Total debt		$912,996

*
Indicates a variable rate

Average rates on other borrowed funds and convertible subordinated debt decreased from 5.87% for the year ended December 31, 2001, to 4.78% for the year ended December 31, 2002.

        All of the Federal Home Loan Bank ("FHLB") advances are fixed rate; however, seven advances totaling $230,000 may be converted at the FHLB's option to adjustable rate based on the three month floating LIBOR. The FHLB warehouse line is a $625,000 adjustable line of credit with a floating rate based on the daily rate credit ("DRC") plus 50 basis points used to fund mortgages originated by Market Street and RBMG. All of the FHLB advances and the FHLB warehouse line are secured by investment securities or mortgage loans. At December 31, 2002, NetBank had pledged $620,207 of investment securities to the FHLB as collateral for various FHLB advances.

        Convertible Subordinated Notes ("Notes") were originally issued for $115,000, in a public offering during the year ended December 31, 1999. The Notes mature on June 1, 2004, unless previously redeemed and bear interest at 4.75% payable semi-annually on June 1 and December 1 of each year beginning December 1, 2000. Holders of the Notes may convert any Notes or portions of the Notes into shares of NetBank's common stock at a conversion price of $35.67 per share, subject to adjustment. This is equivalent to 28.0348 shares of common stock per one thousand dollars of principal amount of the Notes. NetBank could redeem the Notes, in whole or in part, before June 4, 2002, at a redemption price equal to one thousand dollars per one thousand dollars of principal amount of the Notes, plus accrued interest, if any, to the redemption date, if the closing price of NetBank's common stock exceeded 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of the mailing of the notice of redemption. NetBank will make an additional cash payment with respect to the Notes called for redemption of $187.00 per one thousand dollars of principal amount of the Notes, less the amount of interest actually paid on the Notes before the call for redemption. NetBank may redeem the Notes, in whole or in part, at any time on or after June 4, 2002, at the declining redemption prices listed in the indenture plus accrued interest. In the event of a change of control, under certain circumstances holders of the Notes may require NetBank to repurchase their Notes in whole or in part at a repurchase price of 100% of the principal amount plus accrued interest. The Notes are unsecured and are subordinated to all of NetBank's existing and future "senior indebtedness," as defined in the indenture governing the Notes. During the year ended December 31, 2002, NetBank repurchased $958 of its convertible subordinated notes outstanding and recorded a gain on early extinguishment of debt of $67. During the year ended December 31, 2000, NetBank repurchased $87,684 of its convertible subordinated notes outstanding for $62,500 in cash and 595 shares of NetBank common stock and recorded a gain on early extinguishment of debt of $15,461.

        During fourth quarter 2002, NetBank issued $4,382 of trust preferred securities in a private pooled transaction through a newly formed trust, NBI Trust I. The securities carry a variable rate and were initially priced at LIBOR plus 3.35% with a cap of 12.5% through January 2008. Interest payments and the resetting of the rate both occur on a quarterly basis. The securities are scheduled to mature in December 2032 and cannot be redeemed by NBI Trust for a minimum of five years.

        Most of the revolving lines of credit, warehouse line of credit (other than the FHLB warehouse line), the master repurchase facilities and commercial paper conduit facility are secured by mortgage loans and are subject to restrictive covenants, such as minimum net worth requirements; minimum tangible net worth requirements; certain minimum financial ratios, all as defined in the terms of the related debt agreements; maintenance of servicer eligibility for various government agencies; a minimum balance in the mortgage servicing rights portfolio, and certain minimum liquidity requirements. In addition, the covenants restrict business activities to those related to the mortgage banking and lending business and the servicing of mortgage loans. NetBank was in compliance with all debt covenants in place as of December 31, 2002. Although management anticipates complying with all current debt covenants, there can be no assurance that NetBank or its individual subsidiaries will be able to comply with all debt covenants in the future. Failure to comply could result in the loss of the related financing. Short-term debt outstanding to third parties reached the highest level for the year in June with an average monthly balance of $766 million.

        The borrowings obligations by year of maturity are summarized below.

Contractual Obligations	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years	Total
Warehouse lines of credit	$5,786	$—	$—	$—	$5,786
Repurchase facilities	251,702	—	—	—	251,702
FHLB advances	55,000	500,000	45,000	25,000	625,000
Convertible subordinated notes	—	26,358	—	—	26,358
Trust preferred securities	—	—	—	4,382	4,382

Total	$312,488	$526,358	$45,000	$29,382	$913,228

13    LEASES

        NetBank leases its facilities and certain other equipment under operating lease agreements. Major leases of office space relate to locations in Georgia, South Carolina, Florida and Oregon. Leases related to the Company's Georgia and Oregon office space are renewable for five years provided the lessor is given written notice within a specified period of time. The leases related to office space in

South Carolina and Florida are nonrenewable. All leases referred to above have escalation clauses based on stated agreed upon terms. Future minimum non-cancelable payments as of December 31, 2002, under operating lease agreements, are as follows:

2003	$9,576
2004	$7,434
2005	$5,308
2006	$3,521
2007 and beyond	$2,118

        Rent expense for the years ended December 31, 2002, 2001 and 2000, was $4,822, $1,955 and $632 respectively.

14    EMPLOYEE BENEFITS

        During 2002, NetBank, Inc. maintained two 401(k) plans, the NetBank, Inc. Employees Retirement Plan and the Resource Bancshares Mortgage Group, Inc. Retirement Savings Plan. The NetBank Inc. Employees Retirement Plan was available to eligible employees of the entities that were part of NetBank, Inc. prior to the acquisition of Resource Bancshares Mortgage Group, Inc. The Resource Retirement Savings Plan was available to eligible employees of the former Resource Bancshares Mortgage Group, Inc. On January 1, 2003, both of these plans terminated and the participants' balances rolled into the newly established NetBank, Inc. 401(k) Plan, "the Plan", which covers all eligible employees of the Company.

        Employees are eligible to participate in the Plan if they are 21 years of age or older and have completed six months of service with the Company. Plan participants may elect to have from 1% to 15% of their pretax earnings contributed to the Plan. Such contributions are generally tax-deferred, except that no employee may make annual contributions in excess of $11 for the year ended 2002, as provided by the Internal Revenue Service ("IRS"). Each year, in addition to the salary deferral, the Company may also make contributions on the participants' behalf through matching contributions, profit sharing contributions, and qualified non-elective contributions. Each of these contributions is made annually at the discretion of the Board of Directors. All participants vest in the discretionary balances in their accounts at a rate of 25% per year for each year of service, except those participants who were hired before April 30, 2002, and who were participating in the NetBank, Inc. Employees Retirement Plan. These employees will become 34% vested after one year of service, 67% after two years, and 100% after three years.

        Prior to the formation of the Plan, the Company maintained the two predecessor plans in a manner consistent with the way they had been maintained before the merger. For the Resource Bancshares Mortgage Group, Inc. Retirement Savings Plan in 2002, Resource matched 100% of the participants' first 3% of gross earnings and 50% of the second 3%. For the NetBank, Inc. Employees Retirement Plan in 2000 and the first half of 2001, the Company matched 25% of the first 4% of participants' contributions, limited to 1% of each participant's compensation. During the second half of 2001 and through April 30, 2002, the Company matched 50% of the first 4% of the participants' elected contributions, limited to 2% of the participants' compensation. From May 1, 2002, through December 31, 2002, the Company contributed 100% of the participants' first 3% of gross earnings, and 50% of the second 3%. In 2002, the matching contribution was limited to $5 per year per employee for both plans. In 2002, the Company also contributed an additional 2% of participants' earnings to both plans, limited to $2 per employee, in which participants immediately vested. The Company expensed $3,032, $217, and $18 in 2002, 2001, and 2000, respectively, related to these two 401(k) plans.

        On July 1, 2002, the Company established the NetBank, Inc. Employee Stock Purchase Plan, "the Stock Plan", to allow participants to purchase stock in the Company through payroll deduction. The

Stock Plan purchases treasury shares from the Company once every quarter at 85% of the market value of the stock on the purchase date. Employees are eligible to enroll in the Stock Plan on January 1, April 1, July 1, and October 1. There was no expense recognized during 2002.

15    NEW EXECUTIVE AND DIRECTOR BENEFIT PLANS

        The Company has adopted an "Executive Supplemental Retirement Plan" and a "Director Supplemental Retirement Plan" for key members of senior management and the Board of Directors. Each Plan provides for an annual benefit payable at normal retirement (age 65) targeted at 40% of final compensation projected at an assumed 4% salary progression rate. Actual total benefits payable under the Plan are dependent on an indexed retirement benefit formula, which accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Company's tax-effected cost of funds for that plan year. While benefits are guaranteed until the respective participant's projected mortality, the total lifetime benefit is indexed to the performance of the insurance contract. Therefore, benefits under the Plan are ultimately dependent on the performance of the insurance contracts and are not guaranteed by the Company.

        The Company has financed the contracts through the purchase of bank-owned life insurance, (BOLI), which is anticipated to fully finance the projected benefit payout after retirement. The total amount invested in BOLI for the Plan to date and the corresponding cash surrender value at December 31, 2002, was $13.9 million and $12.9 million, respectively. The associated expense incurred in connection with the Plan was $955 for the year ended 2002. The expense was higher than normal for the year ended 2002 due to the accelerated vesting under the plan for four participants who terminated early as a result of the recent merger. The income derived from policy appreciation was $723 for the year ended 2002.

        In connection with the Plan, the Company has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the "Agreements") with the individuals covered under the Plan. Under the Agreements, the Company shares 80% of death benefits over and above the cash surrender value (the net at risk death benefit) with the designated beneficiaries of the plan participants under life insurance contracts referenced in the Plan. The Company, as owner of the policies, retains a 20% interest in the net at risk life proceeds and a 100% interest in the cash surrender value of the policies. The Plan also contains provisions for change of control, as defined, which allow the participants to retain benefits, subject to certain conditions, under the Plan in the event of a change in control. Because the Plan was designed to retain the future services of key executives, no benefits are payable under the Plan until age 65, and the amount of those benefits will be determined based upon the individual participants vesting schedule.

16    STOCK OPTIONS

        NetBank has a 1996 Stock Incentive Plan (the "Plan"), which provides that key employees, officers, directors, and consultants of NetBank may be granted nonqualified and incentive stock options to purchase shares of common stock of NetBank, derivative securities related to the value of the common stock, or cash awards. On February 28, 2002, the shareholders of NetBank voted to increase the number of shares reserved for the Plan to 7,500,000. Generally, the options expire ten years from the date of the grant.

        A summary of the status of the Plan and activity follows:

	Year Ended December 31, 2002	Weighted Average Exercise Price	Year Ended December 31, 2001	Weighted Average Exercise Price	Year Ended December 31, 2000	Weighted Average Exercise Price
	(Shares in 000s)
Outstanding at beginning of year	3,030	$10.73	2,563	$10.74	2,147	$17.24
Granted	2,938	$10.70	660	$10.06	1,042	$14.49
Exercised	(1,207)	$3.51	(54)	$6.63	(5)	$1.62
Forfeited	(512)	$18.43	(139)	$9.11	(71)	$27.58
Cancelled	(571)	$19.51	—	—	(550)	$40.32

Outstanding at end of year	3,678	$10.65	3,030	$10.73	2,563	$10.74

        The following table summarizes information about stock options outstanding at December 31, 2002:

Exercise Price	Options Outstanding at December 31, 2002	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price of Options Outstanding	Options Exercisable at December 31, 2002	Weighted Average Exercise Price of Options Exercisable
	(Shares in 000s)
$3.51 - 4.99	425	7.07	$4.07	418	$4.07
$5.16 - 6.94	500	7.25	$6.34	455	$6.43
$7.51 - 8.94	392	7.99	$8.40	267	$8.17
$9.27 - 10.88	1,207	9.02	$10.15	285	$10.24
$11.05 - 12.84	118	6.83	$11.80	102	$11.82
$13.00 - 14.44	111	5.83	$13.77	89	$13.87
$15.13 - 16.90	918	9.23	$16.84	180	$16.83
$17.19 - 53.33	7	6.40	$48.56	4	$49.16

	3,678	8.32	$10.65	1,800	$8.56

        NetBank accounts for its stock-based compensation plan under Accounting Principles Board 25, Accounting for Stock Issued to Employees, and has adopted SFAS 123, Accounting for Stock-Based Compensation, for disclosure purposes. For SFAS 123 purposes, the fair value of each option granted under NetBank's stock option plan during the years ended December 31, 2002, 2001, and 2000, was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:

	2002	2001	2000
Fair value	$6.63	$3.68
Expected life (years)	5	5	5
Risk-free interest rate	4.03%	4.38%	5.06%
Dividend rate	0.00%	0.00%	0.00%
Expected volatility	47.60%	43.70%	54.90%

        Had compensation cost for NetBank's stock options granted been determined based on the fair value at the grant dates for awards under the Plan consistent with a method prescribed in SFAS 123 utilizing the assumptions described above, NetBank's net income (loss) and net income (loss) per common share and potential dilutive common shares for the years ended December 31, 2002, 2001, and 2000, would have changed to the proforma amounts disclosed in Note 3, Accounting Policies.

        On March 6, 2002, prior to the acquisition of Resource, a tender offer was made to certain NetBank employees to exchange any outstanding options with an exercise price greater than $14.00 per share for cash equal to the greater of the fair value of the underlying option determined by the Black-

Scholes option pricing model or $2.00 per share. The offer expired at midnight on Tuesday, April 2, 2002. NetBank accepted the tender of 1,044,550 options at a cost of $3.6 million.

17    SHAREHOLDERS' EQUITY

        NetBank has authorized 100,000 shares of Series A Junior Participating Preferred Stock, without par value ("Series A Stock"). Each share of Series A Stock will be entitled to 1,000 votes on all matters submitted to a shareholder vote. The Series A Stock is not redeemable or convertible into any other security. Each share of Series A Stock will have a minimum cumulative preferred quarterly dividend rate equal to the greater of $1 per share or 1,000 times the aggregate per share amount of dividends declared on common stock in the related quarter. In the event of liquidation, shares of Series A Stock will be entitled to a preferential liquidation payment equal to the greater of $1,000 per share plus any accrued and unpaid dividends or 1,000 times the payment to be made per share of common stock. No shares of Series A Stock are presently outstanding, and no shares are expected to be issued except in connection with the shareholder rights plan referred to below.

        Effective January 20, 2000, NetBank's Board of Directors adopted a Shareholder Rights Plan pursuant to which all shareholders of record on February 4, 2000, received one right to purchase a fractional (1/1000th) share of a new series of preferred stock for each share of NetBank's common stock owned on that date. These rights will only trade with NetBank's common stock if certain events occur. In the event of merger of NetBank into another entity or an acquisition of 20% of NetBank's common stock by any person or entity, these rights, unless previously redeemed by NetBank, will convert into a right to acquire at a discount price, either the stock of the acquiring entity or additional share of NetBank's common stock. These rights will be exercisable at $150 for each 1/1000th of a share of preferred stock and will expire on February 4, 2010. These rights are redeemable at $.01 per right at the option of NetBank.

        Treasury Stock    At December 31, 2002, the Company had 4,024,193 shares of treasury stock compared to 2,736,870 at December 31, 2001. The 1,287,323 increase in shares is primarily due to the purchase of 1,334,100 treasury shares of the Company's common stock during the year ended December 31, 2002. The total number of shares available for repurchase was 2,665,900. The remaining change is due to the reissuance of 46,777 treasury shares relating to the Company's employee stock purchase plan.

        Dividends    On January 29, 2003, NetBank's board of directors declared a dividend in the amount of $.02 to shareholders of record on January 31, 2003. The dividend will be paid on March 15, 2003.

18    NET (LOSS) INCOME PER COMMON AND COMMON EQUIVALENT SHARE

        Basic and diluted net (loss) income per common and potential common share has been calculated based on the weighted average number of shares outstanding. The following schedule reconciles the numerator and denominator of the basic and diluted net (loss) income per common and potential common share for the years ended December 31, 2002, 2001, and 2000. For the year ended December 31, 2002, there is no difference in basic and diluted shares as the effect of options outstanding to purchase common shares would be anti-dilutive to the net loss for that period. The effect of convertible debt securities outstanding has not been included in any of the periods presented because the assumed conversion of such securities would be anti-dilutive to earnings per share for that period.

	Net (Loss) Income (Numerator)	Shares (Denominator)	Per Share Amount
Year Ended December 31, 2002
Basic EPS	$(15,857)	44,407	$(0.36)
Effect of dilutive securities—options to purchase common shares	—	—	—

Diluted EPS	$(15,857)	44,407	$(0.36)

Year Ended December 31, 2001
Basic EPS	$6,601	29,210	$0.23
Effect of dilutive securities—options to purchase common shares	—	560	—

Diluted EPS	$6,601	29,770	$0.22

Year Ended December 31, 2000
Basic EPS	$8,593	29,667	$0.29
Effect of dilutive securities—options to purchase common shares	—	673	—

Diluted EPS	$8,593	30,340	$0.28

19    INCOME TAXES

        NetBank's income tax (benefit) expense consists of current and deferred income tax (benefit) expense for the years ended December 31, 2002, 2001 and 2000 as follows:

	2002	2001	2000
Current	$3,806	$4,892	2,433
Deferred	$(13,986)	$(1,018)	$2,028

Income tax (benefit) expense	$(10,180)	$3,874	$4,461

        The effective tax rate varied from the statutory federal tax rate of 35% for the year ended December 31, 2002 and 34% for the years ended December 31, 2001 and 2000, due to the following:

	2002		2001		2000
Income tax at statutory rate	$(9,113)	35.0%	$3,562	34.0%	$4,438	34.0%
State tax, net of federal benefit	(952)	3.7%	415	3.9%	517	4.0%
Change in valuation allowance	—	0.0%	—	0.0%	(349)	-2.7%
Other, net	(115)	0.4%	(103)	-1.0%	(145)	-1.1%

Income tax (benefit) expense	$(10,180)	39.1%	$3,874	36.9%	$4,461	34.2%

        During 2002, the Company qualified for state tax credits of $414 reducing current state tax expense that otherwise would have been payable for that year. Because of the anticipated increase in taxable income resulting from the acquisition of Resource Bancshares Mortgage Group, Inc., management determined that it would be appropriate for the Company to increase its estimated federal income tax rate to 35% commencing in 2002. The impact of the change in tax rates on the net deferred tax balances was insignificant and is included in the Other, net balance.

        As of December 31, 2002 and 2001, NetBank had deferred tax assets and deferred tax liabilities as follows:

	2002	2001
Net operating loss carryforwards	$784	$—
Unrealized (gain) loss on available for sale securities	(6,706)	2,235
Allowance for loan and lease losses	12,737	3,737
Mortgage servicing rights	(29,432)	(862)
Deferred loan costs	(855)	(317)
Prepaid expenses	(417)	(354)
Depreciation and amortization	(5,663)	(1,850)
Mark-to-market	824	—
Deferred compensation	453	—
Other, net	1,492	(135)

Net deferred tax (liability) asset	$(26,783)	$2,454

        There are no valuation allowances provided for in any of the Company's deferred tax assets based on management's belief that it is more likely than not that deferred tax assets will be realized. During 2002 and 2001, non-qualified stock options were exercised generating a tax benefit of $4,431 and $0, respectively. This benefit is reflected in additional paid-in capital. At December 31, 2002, the company had state NOL carryforwards of $784 that expire at various times from 2007 to 2022.

20    BUSINESS SEGMENTS

        NetBank's principal activities include retail banking and mortgage banking. The retail banking segment primarily consists of offering consumer banking products such as checking, money market, and certificates of deposit and the purchase of bulk loan portfolios and securities for investment. The mortgage banking segment originates mortgage loans directly with borrowers and purchases mortgage loans from correspondents and/or brokers. The mortgage banking segment packages or pools such loans either inclusive or exclusive of servicing rights for sale into the secondary market.

        The accompanying segment data includes the results of Resource commencing April 1, 2002, and the results of Market Street commencing June 30, 2001, reflecting the respective dates of acquisition. The 2002 and 2001 tables include the effects of certain transactions related to the acquisition of Resource and Market Street, respectively, including the effects of purchase accounting, restructuring of the investment portfolio in anticipation of the Resource transaction and certain compensation charges related to changes in management as a result of the transactions.

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

For the Year Ended December 31, 2002

	Retail Banking	Mortgage Banking	Other	Eliminations	Consolidated
Interest income	$99,063	$68,760	$2,343	$(20,218)	$149,948
Intersegment interest income	16,807	—	—	—	16,807

Total interest income	115,870	68,760	2,343	(20,218)	166,755
Interest expense	91,701	12,234	2,995	(20,218)	86,712
Intersegment interest expense	—	16,807	—	—	16,807

Total interest expense	91,701	29,041	2,995	(20,218)	103,519

Net interest income	24,169	39,719	(652)	—	63,236

Provision expense	22,394	23	—	—	22,417
Non-interest income	20,111	154,377	3,863	(1,190)	177,161
Non-interest expense	75,902	152,251	16,300	(436)	244,017

(Loss) income before income taxes	$(54,016)	$41,822	$(13,089)	$(754)	$(26,037)

Total assets	$3,259,946	$1,734,485	$549,186	$(2,016,065)	$3,527,552

For the Year Ended December 31, 2001

	Retail Banking	Mortgage Banking	Other	Eliminations	Consolidated
Interest income	$140,559	$10,199	$758	$—	$151,516
Intersegment interest income	3,114	—	—	(3,114)	—

Total interest income	143,673	10,199	758	(3,114)	151,516
Interest expense	98,433	2,184	—	—	100,617
Intersegment interest expense	—	3,114	—	(3,114)

Total interest expense	98,433	5,298	—	(3,114)	100,617

Net interest income	45,240	4,901	758	—	50,899

Provision expense	585	—	—	—	585
Non-interest income	14,274	13,325	—	—	27,599
Non-interest expense	52,863	14,357	218	—	67,438

Income before income taxes	$6,066	$3,869	$540	$—	$10,475

Total assets	$2,672,382	$336,003	$282,509	$(411,361)	$2,879,533

For the Year Ended December 31, 2000

	Retail Banking	Mortgage Banking	Other	Eliminations	Consolidated
Net interest income	37,756	—	—	—	37,756
Provision expense	393	—	—	—	393
Non-interest income	18,872	—	—	—	18,872
Non-interest expense	43,181	—	—	—	43,181

Income before income taxes	13,054	—	—	—	13,054

Total assets	$1,842,690	$—	$—	$—	$1,842,690

21    LOSS CONTINGENCY

        NetBank, FSB is involved in litigation with three insurance companies who are sureties on some of NetBank, FSB's commercial lease portfolios. NetBank, FSB has filed a claim for all principal and interest payments that are currently past due. The unpaid principal balance and unpaid interest balance total $85.0 million. In accordance with Office of Thrift Supervision requirements, the Company maintains an allowance for losses against this portfolio of $21.2 million. The entire portfolio has been placed on non-accrual status pending outcome of the litigation. For the year ended December 31, 2002, the Company did not receive and did not accrue interest of $7.6 million and incurred $1.3 million of legal expenses related to this litigation.

22    CAPITAL ADEQUACY

        NetBank, FSB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure of NetBank, FSB to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on NetBank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, NetBank, FSB must meet specific capital guidelines that involve quantitative measures of NetBank, FSB's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. NetBank, FSB's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, under regulatory guidelines, NetBank, FSB may not pay a dividend to NetBank, Inc. if doing so would cause NetBank, FSB to be less than adequately capitalized, as defined below.

        Quantitative measures established by regulation to ensure capital adequacy require NetBank, FSB to maintain minimum amounts and ratios set forth in the table below. NetBank, FSB's regulatory agency, the OTS, requires NetBank, FSB to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 4.0%, and total capital to risk-weighted assets of 8.0%. As of December 31, 2002, NetBank, FSB met all the capital adequacy requirements to which it is subject.

        As of December 31, 2002, the most recent notification from the OTS categorized NetBank, FSB as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, NetBank, FSB must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would have changed the institution's category.

        NetBank's actual capital amounts and ratios as of December 31, 2002 and 2001 are as follows:

	Actual		For Capital Adequacy Purposes		To Be Categorized as Well Capitalized Under Prompt Corrective Action Plan
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2002
Total capital (to risk-weighted assets)	$270,732	15.42%	$140,447	8.00%	$175,572	10.00%
Core capital (to tangible assets)	$240,725	7.47%	$129,104	4.00%	$161,128	5.00%
Tangible capital (to tangible assets)	$240,725	7.47%	$48,338	1.50%	N/A	N/A
Tier I capital (to risk-weighted assets)	$240,725	13.71%	N/A	N/A	$105,350	6.00%
December 31, 2001
Total capital (to risk-weighted assets)	$220,982	14.64%	$120,775	8.00%	$150,969	10.00%
Core capital (to tangible assets)	$202,061	7.10%	$113,847	4.00%	$142,309	5.00%
Tangible capital (to tangible assets)	$202,061	7.10%	$42,693	1.50%	N/A	N/A
Tier I capital (to risk-weighted assets)	$202,061	13.38%	N/A	N/A	$90,581	6.00%

        In addition, NetBank's subsidiaries engaged in mortgage banking must adhere to various HUD regulatory guidelines including required minimum net worth to maintain their FHA approved lending status. Failure to comply with the HUD guidelines could result in withdrawal of this certification. As of December 31, 2002, Market Street, RBMG and Meritage were in compliance with HUD guidelines. NetBank is subject to various other capital requirements by secondary market investors and states. None of these capital requirements are more stringent than the OTS capital requirements. Failure to comply with these restrictions would have a material adverse impact on the Company's results of operations.

23    COMMITMENTS AND CONTINGENCIES

        The Company was servicing or subservicing 85,864 and 8,666 residential loans, with unpaid balances aggregating approximately $10.5 billion and $1.1 billion at December 31, 2002 and 2001, respectively. Related escrow funds totaled approximately $52.8 million and $4.9 million as of December 31, 2002 and 2001, respectively. Loans serviced for others and the related escrow funds are not included in the accompanying consolidated balance sheets.

        The Company has issued mortgage-backed securities under programs sponsored by Ginnie Mae, Freddie Mac and Fannie Mae. In connection with servicing mortgage-backed securities guaranteed by Ginnie Mae, Freddie Mac or Fannie Mae, the Company advances certain principal and interest payments to security holders prior to their collection from specific mortgagors. Additionally, the Company must remit certain payments of property taxes and insurance premiums in advance of collecting them from specific mortgagors and make certain payments of attorney's fees and other costs related to loans in foreclosure. These amounts are included in servicing advances under the caption receivables in the accompanying consolidated balance sheets. Likewise, during the month that a mortgagor pays off his/her mortgage, the Company must accept an interest payment from the borrower that is pro-rated to the date of payoff and pass through a full month's interest to the security holder. The Company includes its projection of the cost of such advances, lost interest on mortgages that prepay, and the expense of unreimbursed attorney and other costs associated with foreclosure in its valuation of the servicing assets.

        In the ordinary course of business, the Company is exposed to liability under representations and warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights.

Under certain circumstances, the Company may be required to repurchase mortgage loans or indemnify the purchasers of loans or servicing rights for losses if there has been a breach of representations or warranties. Repurchased loans are carried at the lower of cost or net realizable value. There were $23.0 million and $0.5 million of repurchased loans included in mortgage loans held for sale at December 31, 2002 and 2001, respectively. At December 31, 2002, NetBank had $4,940 of reserves resulting from the estimation of the net realizable value associated with repurchased loans. During 2002 and 2001, the Company repurchased approximately $43.0 million and $0.6 million of unpaid principal balances, respectively. The increase in repurchases relates to the increase in production and sales of mortgage loans due to the acquisition of Resource.

        In certain sales of whole loans and sales of servicing, the Company is contractually obligated to refund to the purchaser, certain premiums paid to the Company on the sale of loans or servicing rights if the mortgagor prepays the mortgage during a specified period of time (generally from 60 to 120 days after sale). The Company sets up a reserve for its estimated obligation at the time of sale.

        At December 31, 2002, the Company had commitments to fund mortgage loans and unused outstanding home equity lines of credit of $1.0 billion and $85 million, respectively. At December 31, 2001, the Company had commitments to fund mortgage loans of $179,823, outstanding lines of credit of $147,983 and unused commitments of $133,863.

        NetBank is involved in certain legal proceedings incidental to its business. NetBank does not believe that the outcome of these proceedings will have a material effect upon its' financial condition, results of operations or cash flows.

24    FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

        The Company is a party to various derivative financial instruments and financial instruments that the Company enters into in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to risks related to fluctuating interest rates. These financial instruments include mortgage loan funding/purchase commitments, mandatory delivery commitments, put and call option contracts, swaps, futures contracts and interest rate floor contracts. The Company uses these financial instruments exclusively for purposes of managing its resale pricing and interest rate risks.

        The Company's mortgage loans held for sale are originated directly with borrowers or acquired through a network of correspondents and wholesale brokers. In connection therewith, the Company routinely enters into optional mortgage purchase commitments to acquire or originate specific in-process mortgage loans when and if closed by the counterparty, at the option of the mortgagor. Mortgage purchase commitments obligate the Company to fund or acquire mortgage loans on a delayed delivery basis, which may extend for a period of 60 days, at a price which is fixed as of the date of the contract.

        Accordingly, the Company is subject to the risk that the market value of its on-balance sheet mortgage loans held for sale and the mortgage loans it is obligated to fund or purchase under its mortgage purchase commitments may change significantly prior to resale ("secondary market value"). In order to limit its resale price exposure for agency-eligible mortgage loans, the Company enters into mandatory delivery commitments, which are contracts for delayed delivery of mortgage loans to third parties. Mandatory delivery commitments obligate the Company to sell agency-eligible mortgage loans on a delayed delivery basis at a price, which is fixed as of the date of the contract. Since mandatory delivery commitments enable the Company to fix its resale prices for both mortgage loans held for sale (for which a fixed price has already been paid) and for anticipated loan closures subject to mortgage purchase/funding commitments (which fix the delayed purchase or funding price for the resultant mortgage loans), these instruments can effectively limit the Company's resale price exposures.

        The percentages of anticipated agency-eligible loan closures under mortgage purchase or funding commitments that are covered by mandatory delivery commitments not allocated to mortgages held for sale are monitored continuously. The Company's resultant expected exposure to resale pricing risk is continuously adjusted to consider changing expectations regarding anticipated loan closure percentages and other market conditions. Generally, the Company buys put and call option contracts on U.S. government securities to effect modest adjustments of its overall exposure to resale pricing changes.

        Purchased call option contracts enable the Company, at its option, to acquire an underlying financial security from a third party at a specified price for a fixed period of time. Purchased put option contracts enable the Company, at its option, to sell an underlying financial security to a third-party at a specified price and for a fixed period of time. Since these financial instruments essentially enable the Company to fix the purchase or sale price on financial instruments whose changes in value have historically correlated closely with changes in value of mortgage loans, these instruments can be used effectively to adjust the Company's overall exposure to resale pricing risks. In addition, these instruments have the advantages of being available in smaller denominations than are typical of the Company's mandatory delivery commitments and of being traded in a highly liquid and efficient secondary market.

        Periodically, the Company, in addition to mandatory delivery commitments, also buys or sells futures contracts as part of its hedging activities for rate-locked and closed conforming and non-conforming mortgage loans. Generally, futures positions are outstanding for short periods of time and are used to hedge against price movements of another financial instrument while execution of that instrument is bid among brokers. Futures contracts also may be similarly used to hedge against price movements when another financial instrument is illiquid due to temporary market conditions. Because the changes in value of futures contracts and the hedged items can be based on different indices, there is a risk that the changes in value may not correlate. There were no open futures positions as of December 31, 2002 or 2001.

        As discussed in Note 8, the Company typically sells a portion of its produced residential mortgage servicing rights between 90 and 180 days of origination or purchase of the related loan pursuant to committed prices under forward sales contracts. These forward sales contracts commit the Company to deliver mortgage servicing rights backed by contractual levels of unpaid principal balances. Outstanding commitments to deliver mortgage servicing rights totaled $702 million at December 31, 2002.

        The Company's pipeline of commitments to fund or purchase agency-eligible mortgage loans and its inventory of agency-eligible loans held for sale, in addition to secondary marketing value, also have values and risks associated with the embedded servicing right ("servicing pipeline value"). The Company also maintains a portfolio of residential mortgage servicing rights which, though available for sale, are not currently scheduled for sale pursuant to the Company's forward sales contracts. In connection with the servicing pipeline value and the servicing rights available for sale, the Company is subject to the risk that the economic value of such mortgage servicing rights or potential servicing values may decline in the event of a significant decline in long-term interest rates. A significant decline in interest rates generally causes an increase in actual and expected mortgage loan prepayments (for example, increased refinancing), which in turn tends to reduce the future expected cash flows (and economic value) of associated mortgage servicing rights.

        The Company hedges the interest rate risk associated with its servicing available for sale and servicing value in inventory and pipeline with a variety of derivative instruments. Interest rate floor contracts provide for the Company to receive an interest rate differential on a notional amount of outstanding principal to the extent that interest rates decline below a specified rate which is fixed as of the date of the contract. Accordingly, the value of an interest rate floor contract increases while the value of a mortgage servicing right decreases in a declining interest rate environment. As such, interest rate floor contracts can potentially effectively mitigate the Company's exposure to declines in the economic value of its servicing rights in a declining interest rate environment. Interest rate swap contracts provide the Company with the ability to receive a fixed rate of interest on a notional principal amount and pay a floating rate of interest (generally, 3-month LIBOR) on the same notional amount. As such, interest rate swap contracts can potentially mitigate the Company's exposure to declines in the economic value of its servicing rights in a declining rate environment. Interest rate cap contracts provide for the Company to receive a floating-rate of interest on a notional principal amount, a one-time upfront premium on the same notional amount. The Company uses interest rate caps to adjust and fine-tune its hedge coverage position in response to changes in interest rates and the size of its pipeline position of future servicing rights. In addition to floors, swaps and caps, the Company uses forward purchase contracts on FNMA mortgage backed securities (MBS TBA) to protect itself against interest rate and prepayment risk on its available for sale portfolio from time to time.

        The financial instruments described above involve, to varying degrees, elements of credit and interest rate risk. The Company believes that these instruments do not represent a significant exposure to credit loss since the amounts subject to credit risks are controlled through collateral requirements, credit approvals, limits and monitoring procedures. The Company does not have a significant exposure to any individual customer, correspondent or counterparty in connection with these financial instruments. Except for mortgage purchase commitments, the Company does not require collateral or other security to support the financial instruments with credit risk whose contract or notional amounts are summarized as of December 31, 2002 and 2001, as follows:

	2002	2001
Financial instruments whose contract amounts represent credit risk:
Mortgage loan purchase/funding commitments	$1,027,451	$57,175
Financial instruments whose contract amounts exceed the amount of credit risk:
Mandatory delivery commitments used to hedge loans in process	1,013,391	57,375
Mandatory delivery commitments used to hedge loans in inventory	942,714	245,248
Forward servicing sales contracts	702,466	—
Interest rate swap contracts	238,500	—
Interest rate floor contracts	2,245,000	—
Interest rate corridor contracts	150,000	—
LIBORcap contracts	123,000	—
Purchased option contracts	80,000	—

Mortgage loan purchase funding commitments expose the Company to credit loss in the event the purchase commitments are funded as mortgage loans and the Company's counterparties default prior to resale. The maximum credit loss to which the Company is exposed is the notional amount of the commitments. However, the Company does not believe the commitments represent a significant exposure to credit loss because the related loans are secured by 1-4 family homes, most loans are insured or guaranteed through private mortgage insurance or government approval programs and subjected to underwriting standards specified by government agencies or private mortgage insurance companies. The estimated credit exposure on financial instruments whose contract amounts exceed the amount of credit risk is the increase in market value of the instrument.

        The Company generally does not charge a premium to its correspondents in connection with issuance of its mortgage purchase commitments nor is a premium charged to the Company in connection with its acquisition of mandatory delivery or forward servicing sales contracts. Fees are charged to retail customers in connection with processing and funding mortgage loans.

        All derivative instruments are reported in the Company's balance sheet at fair value (see Note 3 for further details). The following is a summary of derivative instruments reported in other assets at December 31, 2002 and 2001:

	2002	2001
Derivatives used to hedge servicing available for sale	$19,388	$—
Derivatives used to hedge servicing value of loans in inventory and loans in pipeline	4,696	—
Mortgage loan purchase/funding commitments	12,156	143
Mandatory delivery commitments used to hedge the secondary marketing value of loans in process	(10,261)	(164)
Mandatory delivery commitments used to hedge the secondary marketing value of loans in inventory	(16,418)	1,869
Purchased option contracts	536	—

Total	$10,097	$1,848

25    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair value amounts have been determined by NetBank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts NetBank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts presented in the following table:

	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$111,565	$111,565	$22,347	$22,347
Investment securities available for sale	654,719	654,719	850,079	850,079
Mortgage loans held for sale	1,457,644	1,478,435	295,529	300,192
Commercial loans held for sale	56,981	57,214	—	—
Loan and lease receivables—net of allowance for loan and lease losses	892,093	895,122	1,489,521	1,473,366
Mortgage servicing rights	88,502	88,502	4,465	4,465
Other assets:
Mandatory delivery commitments	(26,679)	(26,679)	1,704	1,704
Mortgage loan purchase/funding commitments	12,156	12,156	143	143
Purchased option contracts	536	536	—	—
Swaps, caps, floors and forward purchase commitments hedging mortgage servicing rights available for sale and the pipeline of mortgage servicing rights	24,084	24,084	—	—
Liabilities:
Non-interest bearing deposits	$227,490	$227,490	$26,858	$26,858
Interest bearing deposits	975,811	922,340	624,311	625,694
Interest bearing deposits—certificates of deposit	841,621	854,160	842,650	850,160
FHLB advances	625,000	659,890	1,011,985	1,087,509
Short-term borrowings	257,488	257,488	—	—
Convertible subordinated debt	26,126	27,409	26,923	27,632
Trust preferred securities	4,382	4,382	—	—

        Cash and cash equivalents are short-term in nature. Accordingly, they are valued at their carrying amounts, which are a reasonable estimation of fair value.

        Investment securities available for sale are carried at fair value based on quoted market prices.

        Loan and Lease receivables are valued by management for each homogenous category of loan and lease by discounting future expected cash flows and quoted market prices.

        Mortgage loans held for sale are valued by reference to quoted market prices for mortgage-backed securities, after appropriate adjustments thereto. For purposes of developing the estimated fair value, the portfolio has been segregated by product type, term and interest rate.

        Mortgage servicing rights are valued using a sophisticated valuation model supported by an industy-accepted software vendor. Mortgage servicing rights are carried at the lower of cost or market and are adjusted for changes in value of the mortgage servicing rights with offsetting changes in the value of the underlying hedges, designated as fair value hedges, in accordance with SFAS No. 133.

        Mortgage loan purchase/funding commitments are valued based upon the difference between quoted mandatory delivery commitment prices (which are used by the Company to price its mortgage purchase commitments) and the committed prices.

        Mandatory delivery commitments are valued based upon the difference between quoted prices for such commitments and the prices applicable to the underlying commitment.

        Purchased option contracts are valued based upon quoted prices for such option contracts.

        Interest rate floor contracts are valued based upon an internal option adjusted spread model that is calibrated to third party market pricing.

        Interest rate swaps are valued based upon the present value of future cash flows based on the interest rate spread between the fixed rate and floating rate.

        Non-interest bearing deposits are valued at carrying value. No additional value has been ascribed to core deposits, which generally bear a low rate or no rate of interest and do not fluctuate in response to changes in interest rates.

        Interest bearing deposits and certificates of deposit are valued based upon the present value of future cash flows using market discount rates together with estimates of deposit intangible values.

        Federal Home Loan Bank advances are valued based upon the present value of future cash flows using market discount rates.

        Short-term borrowings are tied to short-term variable rate indices. Accordingly, they are valued at their carrying amounts, which are a reasonable estimation of fair values.

        Convertible subordinated debt is carried at amortized cost and the fair value is based upon the present value of future cash flows using market discount rates.

        Trust preferred securities are tied to short-term variable rate indices. Accordingly, they are valued at their carrying amounts, which are a reasonable estimation of fair values.

26    RELATED-PARTY TRANSACTIONS

        The Company has purchased certain bank owned life insurance ("BOLI") policies for the following current directors effective January 1, 2002: Messrs. Clegg, Heard, T.S. Johnson, Muller, Shapleigh and Stokes. During 2002, the Company purchased certain BOLI policies for Messrs. Cable, D. Johnson and Smith, whose service as directors of the Company commenced on April 1, 2002. The proceeds from the BOLI policies, as well as a portion of the interest income earned on the cash surrender value of the BOLI policies, will be used to fund a supplemental retirement plan for each of the aforementioned directors. The total investment during 2002 was $13.9 million. The BOLI policies are issued by Benmark, Inc. ("Benmark"). Bank Assets, Inc. served as agent and, in 2002, received a commission of $69 from Benmark. Mr. T.S. Johnson is a principal shareholder of Bank Assets, Inc. BOLI policies had been purchased for certain former directors and executive officers of the Company effective January 1, 2002.

        Certain of the Company's directors received cash in exchange for certain of their stock options in the Company's option tender offer that closed on April 2, 2002. Their participation in the offer was on the same terms and conditions that were applicable to all holders of options that were subject to the offer, and they received no pay or benefits that varied from those received by other option holders on a pro rata basis.

        On December 19, 2002, the Company completed an issuance of $4.25 million in trust preferred securities. T. Stephen Johnson & Associates, Inc. ("TSJA") received from a co-placement agent in that transaction finder's fees of $32. Mr. T.S. Johnson is the sole shareholder of TSJA and Mr. Stokes is an executive officer.

        Certain of the Company's directors, officers, principal shareholders and their associates were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2002. Some of the Company's directors are directors, officers, trustees or principal securities holders of corporations or other organizations that also were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2002.

        All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features.

        On February 1, 2002, NetBank, FSB purchased a portfolio of leases, valued at $138.3 million, from Republic Leasing Company, Inc. Prior to the sale, NetBank, Inc. the parent of NetBank, FSB had entered into an agreement to purchase Resource Bancshares Mortgage Group, Inc., of which Republic Leasing Company, Inc. was a subsidiary.

27    CONDENSED FINANCIAL STATEMENTS OF NETBANK, INC. (PARENT ONLY)

        The condensed balance sheets of NetBank, Inc. (parent only) as of December 31, 2002 and 2000, follows:

CONDENSED BALANCE SHEET

	2002	2001
Assets:
Cash and due from banks	$—	$111
Fed funds sold	3,001	1,763

Total cash and cash equivalents	3,001	1,874
Investment in subsidiary	368,890	224,683
Due from subsidiaries	55,972	54,625
Intangible assets	1,114	833
Other assets	6,150	494

Total assets	$435,127	$282,509

Liabilities and shareholders' equity:
Convertible subordinated debt	$26,126	$26,923
Accrued interest payable	115	132
Trust preferred securities	4,382	—
Other liabilities	2,914	—

Total liabilities	33,537	27,055
Shareholders' equity:
Common stock, $.01 par (100,000,000 shares authorized; 52,674,751 and 31,751,369 shares issued, respectively)	527	318
Additional paid-in capital	426,485	267,004
Treasury stock, at cost (4,024,193 and 2,736,870 shares, respectively)	(33,880)	(21,509)
Accumulated other comprehensive income (loss), net of tax	11,026	(3,648)
Retained (deficit) earnings	(2,568)	13,289

Total shareholders' equity	401,590	255,454

Total liabilities and shareholders equity	$435,127	$282,509

        The condensed statements of operations and comprehensive income and cash flows for the years ended December 31, 2002, 2001 and 2000, follow:

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	2002	2001	2000
Net interest income	$268	$758	$293
Other income	3,009	—	15,461
Expenses	(9,686)	(210)	(5,825)

(Loss) income before equity in undistributed net (loss) income of subsidiaries	(6,409)	548	9,929
Equity in undistributed net (loss) income of subsidiaries	(9,448)	6,053	(1,336)

Net (loss) income	$(15,857)	$6,601	$8,593
Other comprehensive income (loss) of subsidiaries	14,674	(3,296)	2,852

Comprehensive (loss) income	$(1,183)	$3,305	$11,445

CONDENSED STATEMENTS OF CASH FLOWS

	2002	2001	2000
Operating activities:
Net (loss) income	$(15,857)	$6,601	$8,593
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in undistributed net loss (income) of subsidiaries	9,448	(6,053)	1,336
Amortization	403	163	50
Gains on sales of furniture, fixtures, and equipment	(2,848)	—	—
Accretion of debt discount	385	168	443
Changes in assets and liabilities:
Decrease in due from subsidiaries	7,485	14,202	74,862
(Increase) decrease in intangible assets	(281)	(647)	167
(Decrease) in other assets and liabilities	(2,742)	(34)	(136)
(Decrease) increase in accrued interest payable	(17)	34	483

Net cash (used in) provided by operating activities	(4,024)	14,434	85,798
Investing activities:
Dividend from subsidiary	989	—	(1,320)
Proceeds from disposal of furniture, fixtures, and equipment	9,013

Net cash provided by (used in) investing activities	10,002	—	(1,320)
Financing activities:
Net proceeds from exercise of stock options	4,110	311	7
Net proceeds from issuance of trust preferred securities	4,382	—	—
Gain on early extinguishment of debt	(67)	—	(15,461)
Repurchase of convertible subordinated notes	(923)	—	(62,500)
Net purchase of treasury stock	(12,353)	(13,901)	(7,608)

Net cash (used in) financing activities	(4,851)	(13,590)	(85,562)

Increase (decrease) in cash and cash equivalents	1,127	844	(1,084)
Cash:
Beginning of year	1,874	1,030	2,114
End of year	$3,001	$1,874	$1,030

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$1,445	$1,450	$4,253
Income taxes	—	$2,730	$2,438
Non-cash investing and financing activities:
Issuance of common stock to repurchase convertible subordinated notes			$8,342
Fair value of assets acquired	$1,075,492	$268,476	—
Liabilities assumed	(919,930)	(247,284)	—
Less stock issued in transaction	(155,562)	(15,132)	—

Cash paid for business	$—	$6,060	—

28    QUARTERLY FINANCIAL DATA (UNAUDITED)

        Quarterly financial data for the years ended December 31, 2002, 2001, and 2000 is summarized as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2002
Interest income	$36,778	$36,239	$47,967	$45,771
Interest expense	24,435	30,427	25,153	23,504

Net interest income	12,343	5,812	22,814	22,267

Provision for loan and lease losses	104	26,422	(95)	(4,014)

Net interest income (loss) after provision for loan and lease losses	12,239	(20,610)	22,909	26,281
Non-interest income	9,058	42,467	57,195	62,660
(Losses) gains on sales of securities	(85)	(1,772)	7,638	—
Non-interest expense	29,695	70,429	74,044	69,849

(Loss) income before income taxes	(8,483)	(50,344)	13,698	19,092
Income tax benefit (expense)	2,845	19,057	(5,181)	(6,541)

Net (loss) income	$(5,638)	$(31,287)	$8,517	$12,551

Basic (loss) income per share outstanding	$(0.19)	$(0.64)	$0.17	$0.26

Diluted (loss) income per share outstanding	$(0.19)	$(0.64)	$0.17	$0.25

2001
Interest income	$35,901	$34,618	$38,945	$42,052
Interest expense	25,127	23,819	26,164	25,507

Net interest income	10,774	10,799	12,781	16,545

Provision for loan and lease losses	43	126	83	333

Net interest income after provision for loan and lease losses	10,731	10,673	12,698	16,212
Non-interest income	1,700	2,808	8,521	11,039
Gains (losses) on sales of securities	1,008	481	1,034	1,008
Non-interest expense	12,151	12,707	18,788	23,792

Income before income taxes	1,288	1,255	3,465	4,467
Income tax expense	(491)	(476)	(1,316)	(1,591)

Net income	$797	$779	$2,149	$2,876

Basic income per share outstanding	$0.03	$0.03	$0.07	$0.10

Diluted income per share outstanding	$0.03	$0.03	$0.07	$0.10

2000
Interest income	$23,714	$26,946	$30,748	$34,912
Interest expense	14,766	18,118	21,639	24,041

Net interest income	8,948	8,828	9,109	10,871

Provision for loan and lease losses	182	96	(11)	126

Net interest income after provision for loan losses	8,766	8,732	9,120	10,745
Non-interest income	7,539	4,702	2,601	3,664
Gains (losses) on sales of securities	—	—	180	186
Non-interest expense	8,954	9,883	10,726	13,618

Income before income taxes	7,351	3,551	1,175	977
Income tax (expense) benefit	(2,729)	(1,341)	(454)	63

Net income	$4,622	$2,210	$721	$1,040

Basic income per share outstanding	$0.16	$0.07	$0.02	$0.04

Diluted income per share outstanding	$0.15	$0.07	$0.02	$0.03

INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS
NETBANK, INC.

        We have audited the consolidated balance sheet of NetBank, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of NetBank, Inc. for the year ended December 31, 2001, were audited by other auditors whose report dated January 25, 2002 (March 6, 2002, as to Note 16) expressed an unqualified opinion on those statements.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetBank, Inc. and subsidiaries at December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 10 of the Notes to the Consolidated Financial Statements, in 2002 NetBank, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

Atlanta, Georgia
January 26, 2003

SHAREHOLDERS' INFORMATION

        NetBank's common stock is quoted on the Nasdaq Stock Market under the symbol "NTBK." The following table shows the high and low closing prices per share of NetBank's common stock for the periods indicated as reported by the Nasdaq Stock Market.

	High	Low
2002
First quarter	$17.20	$10.70
Second quarter	$17.86	$10.14
Third quarter	$11.92	$8.37
Fourth quarter	$10.72	$8.44
2001
First quarter	$10.88	$6.69
Second quarter	$11.90	$8.44
Third quarter	$10.70	$7.10
Fourth quarter	$11.05	$6.95

        The Company has not traditionally paid cash dividends to its shareholders. On January 29, 2003, however, the Company announced the initiation of a quarterly dividend program based on the company's strong financial performance during 2002. The Company's board of directors declared an initial cash dividend of $.02 per share of common stock to shareholders of record on January 31, 2003. The dividend will be paid on March 15, 2003. The Company had approximately 381 shareholders of record as of March 15, 2003. Funds for the initial dividend came from sources other than earnings of the Bank. Under current OTS regulations, generally, the Bank may pay dividends and make other capital distributions to the Company after giving notice to the OTS.

        On June 29, 2001, the Company issued 1,689,189 shares of common stock to Republic Bancorp, Inc. in a private placement to a single accredited investor pursuant to Rule 506 under the Securities Act of 1933, as amended. The shares were issued as part of the consideration for the Company's acquisition of Market Street Mortgage Corporation and were valued at $8.88 per share, representing an aggregate value of approximately $15 million.

        On March 31, 2002, the Company issued 19,716,358 shares as part of its acquisition of Resource Bancshares Mortgage Group, Inc. Each share of NetBank, Inc. common stock was exchanged for 1.1382 shares of Resource Bancshares Mortgage Group, Inc. common stock.

CORPORATE INFORMATION

Corporate Headquarters

NetBank, Inc.
Royal Centre Three, Suite 100
11475 Great Oaks Way
Alpharetta, Georgia 30022
Telephone: (770) 343-6006

Major Operating Subsidiaries

NetBank
RBMG, Inc.
Market Street Mortgage Corporation
Meritage Mortgage Corporation
Republic Leasing Company, Inc.

Corporate and New Account Information

For more information about NetBank, Inc. or to open an account with NetBank, visit our Web site at www.netbank.com.

Stock Listing and Symbols

The company's common stock is traded on the Nasdaq National Market under the symbol "NTBK".

Transfer Agent and Registrar

For information relating to stock certificates, changes of address, or transfer of ownership, contact:

SunTrust Bank
Suite 225
58 Edgewood Avenue
Atlanta, Georgia 30303
Telephone: (404) 588-7815 or (800) 568-3476

Independent Accountants

Ernst & Young, LLP
Suite 2800
600 Peachtree Street
Atlanta, Georgia 30308

Annual Meeting

The Annual Meeting of NetBank, Inc. shareholders will be held at Embassy Suites Hotel, 5955 North Point Parkway, Alpharetta, Georgia, on Thursday, April 24, 2003, at 10 a.m.

Financial Information and Corporate Reports

Analysts and investors seeking information about NetBank, Inc. may contact the chief finance executive. Annual reports, quarterly shareholder reports, quarterly Form 10-Qs, and copies of NetBank's Annual Report on Form 10-K, excluding exhibits, as filed with the Securities Exchange Commission, are available on our Web site and upon written request without charge. Please direct your request to:

Steven F. Herbert, Chief Finance Executive
NetBank, Inc.
Royal Centre Three, Suite 100
11475 Great Oaks Way
Alpharetta, Georgia 30022
Telephone: (770) 343-6006
Fax: (770) 343-9344

Corporate Communications

Matthew Shepherd
Telephone: (678) 942-2683

Analysts Following NetBank, Inc.

Friedman Billings Ramsey & Company, Inc.
 Paul Miller

Hoefer & Arnett
 Richard X. Bové

JMP Securities
 Jim J. Fowler

Kelton International Limited
 Ken McCluskey

Midwest Research
 Peyton N. Green

Morgan Keegan & Company, Inc.
 Kevin B. Reynolds

Putman Lovell Securities, Inc.
 Richard H. Repetto

Raymond James & Associates
 Michael T. Vinciquerra

Sandler O'Neill & Partners, LLP
 Mike McMahon

SunTrust Robinson Humphrey

ROYAL CENTRE THREE, SUITE 100, 11475 GREAT OAKS WAY, ALPHARETTA, GEORGIA 30022

QuickLinks

  Exhibit 13.1
2002 ANNUAL REPORT